      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1995


                                                    REGISTRATION NO. 33-58317
                                                                 NO. 33-58317-01
                                                                 NO. 33-58317-02
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------


   AMERICAN GENERAL CORPORATION                  TEXAS                      74-0483432
 AMERICAN GENERAL DELAWARE, L.L.C.             DELAWARE                     51-0366269
 AMERICAN GENERAL CAPITAL, L.L.C.              DELAWARE                     51-0366270
 (EXACT NAME OF EACH REGISTRANT AS   (STATE OR OTHER JURISDICTION        (I.R.S. EMPLOYER
     SPECIFIED IN ITS CHARTER)            OF INCORPORATION OR           IDENTIFICATION NO.)
                                             ORGANIZATION)

          AMERICAN GENERAL CORPORATION                 AMERICAN GENERAL DELAWARE, L.L.C.
               2929 ALLEN PARKWAY                       AMERICAN GENERAL CAPITAL, L.L.C.
           HOUSTON, TEXAS 77019-2155                        2099 SOUTH DUPONT AVENUE
                 (713) 522-1111                              DOVER, DELAWARE 19901
                                                                 (302) 697-1912


(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF EACH
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ---------------------


              JON P. NEWTON, ESQ.                               DAVID C. HUGHES
          AMERICAN GENERAL CORPORATION                     AMERICAN GENERAL DELAWARE
               2929 ALLEN PARKWAY                            MANAGEMENT CORPORATION
           HOUSTON, TEXAS 77019-2155                        2099 SOUTH DUPONT AVENUE
                 (713) 522-1111                              DOVER, DELAWARE 19901
                                                                 (302) 697-1912


 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                   OF AGENT FOR SERVICE FOR EACH REGISTRANT)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

              SCOTT N. WULFE, ESQ.                            JOHN H. NEWMAN, ESQ.
             VINSON & ELKINS L.L.P.                               BROWN & WOOD
             2300 FIRST CITY TOWER                           ONE WORLD TRADE CENTER
                  1001 FANNIN                               NEW YORK, NEW YORK 10048
              HOUSTON, TEXAS 77002                               (212) 839-5336
                 (713) 758-2222

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this registration statement, as determined in light of market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                             ---------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains the following two separate prospectuses:


          1. A form to be used in connection with offerings by American General Corporation of, among other things, its Debt Securities, Common Stock, par value $.50 per share, Preferred Stock, par value $1.50 per share, or Warrants to purchase Debt Securities, Common Stock or Preferred Stock, the pages following the cover of which are numbered B-2 through B-22.



          2. A form to be used in connection with offerings by American General Delaware, L.L.C. or American General Capital, L.L.C. of, among other things, their respective Preferred Securities, the pages following the cover of which are numbered 2 through 28.



     This Registration Statement also contains (i) a form of a Prospectus Supplement to the Prospectus referred to in 2 above which may be used in connection with an offering by American General Delaware, L.L.C. of its Series A Preferred Securities, the pages following the cover of which are numbered S-2 through S-91 and (ii) a form of a Prospectus Supplement to the Prospectus referred to in 2 above which may be used in connection with an offering by American General Capital, L.L.C. of its Series A Preferred Securities, the pages following the cover of which are numbered CS-2 through CS-31.

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus supplement   *
*  shall not constitute an offer to sell or the solicitation of an offer  *
*  to buy nor shall there be any sale of these securities in any State    *
*  in which such offer, solicitation or sale would be unlawful prior to   *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************



                   SUBJECT TO COMPLETION, DATED MAY 10, 1995


             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY   , 1995


                                     (LOGO)


                         4,500,000 PREFERRED SECURITIES


                       AMERICAN GENERAL DELAWARE, L.L.C.


            % CONVERTIBLE MONTHLY INCOME PREFERRED SECURITIES, SERIES A


                             (CONVERTIBLE MIPSSM*)


                   (LIQUIDATION PREFERENCE $50 PER SECURITY)

GUARANTEED TO THE EXTENT SET FORTH HEREIN BY, AND CONVERTIBLE INTO COMMON STOCK
                                      OF,

                          AMERICAN GENERAL CORPORATION
                             ---------------------

    The   % Convertible Monthly Income Preferred Securities, Series A (the
"Series A Preferred Securities"), representing the preferred limited liability company interests offered hereby, are being issued by American General Delaware, L.L.C., a Delaware limited liability company ("American General Delaware"). All of the common limited liability company interests in American General Delaware (the "Common Securities") are owned directly or indirectly by American General Corporation, a Texas corporation ("American General" or the "Company"). American General Delaware exists for the purpose of issuing limited liability company interests and investing the proceeds thereof in debt securities of American General. The proceeds from the offering of the Series A Preferred Securities will be used by American General Delaware to purchase from American General its
    % Series A Convertible Junior Subordinated Debentures due 2025 (the "Series A Junior Subordinated Debentures") having the terms described herein and in the accompanying Prospectus.



                                                        (continued on next page)

                             ---------------------

    SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN MATERIAL RISKS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SERIES A PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS ON THE SERIES A PREFERRED SECURITIES AND THE SERIES A JUNIOR SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSIDERATIONS.

                            ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
                 RELATES. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                            ---------------------


                                                                                      PROCEEDS TO
                                          INITIAL PUBLIC        UNDERWRITING       AMERICAN GENERAL
                                          OFFERING PRICE        COMMISSION(1)       DELAWARE(2)(3)
                                       ---------------------------------------------------------------
Per Series A Preferred Security........        $50.00                (2)                $50.00
Total(4)...............................           $                  (2)                   $



(1) American General Delaware and American General have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".



(2) In view of the fact that the proceeds of the sale of the Series A Preferred Securities will be used by American General Delaware to purchase the Series A Junior Subordinated Debentures of American General, the Underwriting Agreement provides that American General will pay to the Underwriters, as
    compensation ("Underwriters' Compensation"), $        per Series A Preferred
    Security (or $        in the aggregate). See "Underwriting".


(3) Expenses of the offering, which are payable by American General, are
    estimated to be $        .


(4) American General Delaware and American General have granted the Underwriters an option for 30 days to purchase up to an additional 500,000 Series A Preferred Securities at the initial public offering price per Series A Preferred Security solely to cover over-allotments, if any. American General
    will pay to the Underwriters, as Underwriters' Compensation, $        per
    Series A Preferred Security purchased pursuant to this option. If such option is exercised in full, the total initial public offering price, Underwriters' Compensation and proceeds to American General Delaware will be
    $        , $        and $        , respectively. See "Underwriting".

                             ---------------------

    The Series A Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series A Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or
about May   , 1995.

- ---------------

* MIPS is a service mark of Goldman, Sachs & Co.

                             ---------------------


GOLDMAN, SACHS & CO.                                 J.P. MORGAN SECURITIES INC.



CS FIRST BOSTON


                              MERRILL LYNCH & CO.


                                                            SALOMON BROTHERS INC

                             ---------------------


            The date of this Prospectus Supplement is May   , 1995.

(continued from previous page)

     The Series A Junior Subordinated Debentures are subordinated in right of payment to all Senior Indebtedness (as defined under "Description of the Junior Subordinated Debentures -- Subordination" in the accompanying Prospectus) of American General. As of March 31, 1995, American General had approximately $2.8 billion of indebtedness constituting Senior Indebtedness.



     Holders of the Series A Preferred Securities will be entitled to receive cumulative cash distributions ("dividends") from American General Delaware at
the annual rate of      % of the liquidation preference of $50 per Series A
Preferred Security, accruing from the date of original issuance and payable monthly in arrears on the last day of each calendar month of each year, commencing June 30, 1995. See "Description of the Series A Preferred Securities -- Dividends".



     In the event of the liquidation, dissolution or winding-up of American General Delaware, holders of Series A Preferred Securities will be entitled to receive for each Series A Preferred Security a liquidation preference of $50 plus an amount equal to any accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends (as defined herein), to the date of payment, subject to certain limitations, unless such liquidation, dissolution or winding-up is in connection with or after the exchange of the Series A Preferred Securities for the Series A Junior Subordinated Debentures. See "Description of the Series A Preferred Securities -- Liquidation Rights".



     Each Series A Preferred Security is convertible in the manner described herein at the option of the holder, at any time prior to the Conversion Expiration Date (as defined herein), into shares of Common Stock, par value $.50 per share, of American General ("American General Common Stock"), at the rate of shares of American General Common Stock for each Series A Preferred
Security (equivalent to a conversion price of $          per share of American
General Common Stock), subject to adjustment in certain circumstances. Whenever American General issues shares of American General Common Stock upon conversion of Series A Preferred Securities, American General will, subject to certain conditions, issue, together with each share of American General Common Stock, one Right (as defined herein) entitling the holder thereof, under certain circumstances, to purchase shares of Series A Junior Participating Preferred Stock (or other securities in lieu thereof). See "Description of the Series A Preferred Securities -- Conversion Rights". The last reported sale price of American General Common Stock, which is reported under the symbol "AGC" on the New York Stock Exchange Composite Tape, on May 9, 1995, was $33 3/8 per share. See "Market Prices of American General Common Stock and Dividends". On and after
            ,      , American General Delaware may, at its option, cause the
conversion rights of holders of the Series A Preferred Securities to expire. American General Delaware may exercise this option only if (i) American General Delaware is then current in the payment of dividends on the Series A Preferred Securities and (ii) for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Current Market Price (as defined herein) of American General Common Stock has exceeded 120% of the conversion price of the Series A Preferred Securities, subject to adjustment in certain circumstances. In order to exercise its conversion expiration option, American General Delaware must issue a press release announcing the date (which date must be not less than 30 and not more than 60 calendar days following the issuance of such press release) upon which conversion rights will expire prior to the opening of business on the second trading day after a period in which the conditions in the preceding sentence have been met, but in no event prior to
          ,      . See "Description of the Series A Preferred
Securities -- Conversion Rights".


     The Series A Preferred Securities will be redeemable at the option of American General Delaware (subject to the prior consent of American General), in
whole or in part, from time to time, on or after             , 2003, at a cash
redemption price equal to the liquidation preference for such

                                                        (continued on next page)

(continued from previous page)



Series A Preferred Securities plus accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends, to the date fixed for redemption (the "Redemption Price"). In addition, if at any time after the Conversion Expiration Date, less than 10% of the Series A Preferred Securities issued in the Offering (as defined herein) remains outstanding, then such Series A Preferred Securities will be redeemable at the option of American General Delaware (subject to the prior consent of American General), in whole but not in part, at the Redemption Price. The Series A Preferred Securities will not have a stated maturity date, although they will be subject to mandatory redemption upon repayment of the principal of the Series A Junior Subordinated Debentures at
stated maturity (            , 2025), earlier redemption or otherwise, including
as a result of acceleration thereof. See "Description of the Series A Preferred Securities -- Redemption".



     In addition, the Series A Preferred Securities are subject to exchange in the manner described herein, in whole but not in part, for shares of Series A Cumulative Convertible Preferred Stock, par value $1.50 per share, of American General ("American General Series A Preferred Stock"), at the rate of one share of American General Series A Preferred Stock for each Series A Preferred Security, upon a vote of the holders of a majority of the aggregate liquidation preference of all outstanding Series A Preferred Securities following the failure of holders of Series A Preferred Securities to receive dividends in full (including arrearages) for 15 consecutive months. The American General Series A Preferred Stock will have dividend, liquidation, optional redemption and conversion provisions and certain other terms substantially similar to those of the Series A Preferred Securities, except that, among other things, the holders of American General Series A Preferred Stock will have the right (voting together with holders of certain other series of capital stock of American General) to elect two additional directors of American General whenever dividends on the American General Series A Preferred Stock are in arrears for 18 or more consecutive months, no interest will accumulate or be payable on any dividend arrearages on the American General Series A Preferred Stock and the American General Series A Preferred Stock will not be subject to mandatory redemption. See "Description of the Series A Preferred Securities -- Optional Exchange for American General Series A Preferred Stock".


     American General will irrevocably and unconditionally guarantee, on a subordinated basis and to the extent set forth herein and in the accompanying Prospectus, the payment of dividends by American General Delaware on the Series A Preferred Securities (but only if and to the extent declared from funds of American General Delaware legally available therefor), the Redemption Price payable with respect to Series A Preferred Securities (but only to the extent payable out of funds of American General Delaware legally available therefor) and payments on liquidation, dissolution or winding-up with respect to the Series A Preferred Securities (but only to the extent that assets of American General Delaware are available for distribution to holders of the Series A Preferred Securities) (the "Guarantee"). The Guarantee will be unsecured and will be subordinate to all other liabilities of American General (other than certain other guarantees) and will rank pari passu with the most senior preferred stock issued by American General. See "Description of the Guarantees" in the accompanying Prospectus.

     American General Delaware's ability to pay amounts due on the Series A Preferred Securities is solely dependent upon its receipt of payments from American General on the Series A Junior Subordinated Debentures as and when required. Interest on the Series A Junior Subordinated Debentures is payable monthly in arrears but such interest payment period may be extended from time to time by American General to a period not exceeding 60 consecutive months (an "Extension Period"), in which event monthly dividend payments on the Series A Preferred Securities by American General Delaware would be deferred but would continue to accumulate monthly and Additional Dividends, intended to provide monthly compounding on dividend arrearages, would also

                                                        (continued on next page)

(continued from previous page)



accumulate. Prior to the termination of any Extension Period of less than 60 consecutive months, American General may further extend the interest payment period as long as such Extension Period, as further extended, does not exceed 60 consecutive months and does not extend beyond the stated maturity date or date of redemption of the Series A Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all accrued and unpaid interest (including compounded interest), American General may select a new Extension Period, subject to the preceding sentence. No interest will be due during an extended interest payment period until the end of such period. At the end of any such Extension Period, American General will be required to pay all accrued and unpaid interest (including compounded interest) and upon such payment American General Delaware should be able to pay all accumulated and unpaid dividends on the Series A Preferred Securities (including Additional Dividends). If American General does not make interest payments on the Series A Junior Subordinated Debentures, American General Delaware will not have sufficient funds to pay the dividends on the Series A Preferred Securities. The Guarantee does not cover payment of dividends when American General Delaware does not have sufficient legally available funds to pay such dividends. The failure of holders of the Series A Preferred Securities to receive dividends in full (including arrearages) for 15 consecutive months would trigger the right of such holders to obtain American General Series A Preferred Stock in the manner described herein. See "Description of the Series A Preferred
Securities -- Dividends" and "Description of the Series A Junior Subordinated Debentures".



     At any time after the occurrence of a Special Event (as defined herein), American General Delaware (subject to the prior consent of American General) may exchange in the manner described herein, in whole but not in part, the Series A Preferred Securities for Series A Junior Subordinated Debentures having an aggregate principal amount and accrued and unpaid interest equal to the aggregate liquidation preference and accumulated and unpaid dividends (including Additional Dividends), respectively, of the Series A Preferred Securities. In connection with any such exchange, American General Delaware may be liquidated, dissolved or wound-up. Such Series A Junior Subordinated Debentures will have provisions with respect to interest, optional redemption and conversion into American General Common Stock (including Conversion Expiration Date provisions) and certain other terms substantially similar or analogous to those of the Series A Preferred Securities for which they are exchanged. See "Description of the Series A Preferred Securities -- Special Event Exchange for Series A Junior Subordinated Debentures".



     The Series A Preferred Securities have been approved for listing on the New York Stock Exchange ("NYSE"), subject to notice of issuance, under the symbol "AGC prC".


     The Series A Preferred Securities will be represented by a global certificate or certificates registered in the name of Cede & Co. (as nominee for The Depository Trust Company ("DTC")). Beneficial interests in the Series A Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by the participants in DTC. Except as described herein, Series A Preferred Securities in certificated form will not be issued in exchange for the global certificate or certificates. See "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus.

                            ------------------------


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES A PREFERRED SECURITIES OFFERED HEREBY AND AMERICAN GENERAL COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by, and should be read in connection with, the more detailed information and financial data appearing elsewhere in this Prospectus Supplement, including the information under "Investment Considerations," and in the accompanying Prospectus.

                          AMERICAN GENERAL CORPORATION


     American General, with assets of $56 billion and shareholders' equity of $4.4 billion as of March 31, 1995, is one of the nation's largest consumer financial services organizations. American General is headquartered in Houston, Texas and operates through its subsidiaries in all 50 states, the District of Columbia, Canada, Puerto Rico, and the U.S. Virgin Islands. American General was incorporated as a general business corporation in Texas in 1980 and is the successor to American General Insurance Company, incorporated in Texas in 1926.


     American General's operations are classified into three business segments:
Retirement Annuities, which specializes in providing tax-deferred retirement plans and annuities to employees of educational, health care and other not-for-profit organizations; Consumer Finance, which offers consumer and home equity loans, credit cards, and credit-related insurance to individuals through more than 1,300 branch offices; and Life Insurance, which provides traditional and interest-sensitive life insurance and both fixed and variable annuity products through 14,000 sales representatives and general agents.

                       AMERICAN GENERAL DELAWARE, L.L.C.

     American General Delaware is a special purpose limited liability company recently formed under the laws of the State of Delaware. All of its common limited liability company interests are owned directly or indirectly by American General. American General Delaware has no board of directors, and all of its business and affairs are managed by American General Delaware Management Corporation, a wholly-owned subsidiary of American General.

     American General Delaware exists for the purpose of issuing its limited liability company interests and lending substantially all of the proceeds thereof to American General, and may not engage in any other activities. The Series A Preferred Securities constitute a series of American General Delaware's Preferred Securities and the proceeds of the sale of the Series A Preferred Securities will be invested by American General Delaware in American General's Series A Junior Subordinated Debentures. The payment by American General Delaware of dividends due on the Series A Preferred Securities is solely dependent on its receipt of interest payments from American General on the Series A Junior Subordinated Debentures.

                                  THE OFFERING


Securities Offered.........  4,500,000 of American General Delaware's   %
                             Convertible Monthly Income Preferred Securities,
                             Series A. Additionally, American General Delaware and American General have granted the Underwriters an option for 30 days to purchase up to an additional 500,000 Series A Preferred Securities at the initial public offering price solely to cover over-allotments, if any.



Dividends..................  Dividends on the Series A Preferred Securities will be cumulative from the date of original issuance of the Series A Preferred Securities and will be
                             payable at the annual rate of $          , or
                                  % of the liquidation preference of $50 per
                             Series A Preferred Security. Subject to the dividend deferral provisions described below, dividends will be payable monthly in arrears on the last day of each calendar month, commencing June 30, 1995. Payment of dividends is limited to the funds held by American General Delaware and legally available for distribution to the holders of the Series A Preferred Securities.


Dividend Deferral
Provisions.................  The ability of American General Delaware to pay dividends on the Series A Preferred Securities is solely dependent on its receipt of interest payments from American General on the Series A Junior Subordinated Debentures. American General has the right, at any time and from time to time, to extend the interest payment period on the Series A Junior Subordinated Debentures for an Extension Period not exceeding 60 consecutive months, as described below under "Series A Junior Subordinated Debentures." Monthly dividends on the Series A Preferred Securities would be deferred by American General Delaware (but would continue to accumulate monthly and Additional Dividends, intended to provide monthly compounding on dividend arrearages, would also accumulate) during any such Extension Period. American General Delaware will give written notice of American General's extension of an interest payment period to the holders of the Series A Preferred Securities no later than the last date on which it would be required to notify the NYSE of the record or payment date of the related dividend, which is currently 10 days prior to such record or payment date. See "Investment Considerations -- Option to Extend Interest Payment Period (Deferral of Dividends on Series A Preferred Securities)," "Description of the Series A Preferred Securities -- Dividends" and "Description of the Series A Junior Subordinated
                             Debentures -- Option to Extend Interest Payment Period." If an extension of an interest payment period occurs, American General Delaware, except in very limited circumstances, will continue to accrue income for United States income tax purposes which will be allocated, but not distributed, to the holders of Series A Preferred Securities in advance of any corresponding cash distribution. See "Investment Considerations -- Tax Considerations of Extended Interest Payment Period (Deferral of Dividends on Series A Preferred Securities)" and "Certain Federal Income Tax
                             Considerations -- Original Issue Discount."


Rights Upon Deferral of
  Dividends................  During any extension of an interest payment period on the Series A Junior Subordinated Debentures, interest on the Series A Junior Subordinated Debentures will, to the extent permitted by applicable law, compound monthly and monthly dividends and Additional Dividends, intended to provide monthly compounding on dividend arrearages, will accumulate on the Series A Preferred Securities. The failure of holders of the Series A Preferred Securities to receive dividends in full (including arrearages) for 15 consecutive months would give such holders the right to obtain American General Series A Preferred Stock in the manner described below under "Optional Exchange for American General Series A Preferred Stock." Additionally, American General has agreed, among other things, not to declare or pay any dividend on any of its common or preferred stock during any Extension Period.

                             See "Description of the Guarantees -- Certain Covenants of American General" in the accompanying Prospectus.


Conversion into American
  General Common Stock.....  Each Series A Preferred Security is convertible at the option of the holder, at any time prior to the Conversion Expiration Date, into shares of American
                             General Common Stock, at the rate of      shares of
                             American General Common Stock for each Series A Preferred Security (equivalent to a conversion
                             price of $          per share of American General
                             Common Stock), subject to adjustment in certain circumstances. The last reported sale price of American General Common Stock on the NYSE Composite Tape on May 9, 1995, was $33 3/8 per share. In connection with any conversion of a Series A Preferred Security, the Conversion Agent (as defined herein) will exchange such Series A Preferred Security for the appropriate principal amount of the Series A Junior Subordinated Debentures held by American General Delaware and immediately convert such Series A Junior Subordinated Debentures into American General
                             Common Stock. On and after           ,      ,
                             American General Delaware may, at its option, cause the conversion rights of the holders of the Series A Preferred Securities to expire. American General Delaware may exercise this option if it is current in the payment of dividends on the Series A Preferred Securities and if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Current Market Price of American General Common Stock has exceeded 120% of the then applicable conversion price of the Series A Preferred Securities. To exercise its conversion expiration option, American General Delaware must issue a press release for publication on the Dow Jones News Service announcing the date upon which conversion rights will expire prior to the opening of business on the second trading day after a period in which the conditions in the preceding sentence have been met. The "Conversion Expiration Date" shall be the close of business on a date not less than 30 and not more than 60 calendar days following the date of such press release; provided, however, that if American General Delaware has not exercised its conversion expiration option, the Conversion Expiration Date with respect to any Series A Preferred Securities which are called for redemption will be the close of business on the third Business Day (as defined herein) prior to the scheduled date for such redemption. Whenever American General issues shares of American General Common Stock upon conversion of Series A Preferred Securities, American General will, subject to certain conditions, issue, together with each share of American General Common Stock, one Right (as defined herein) entitling the holder thereof, under certain circumstances, to purchase shares of Series A Junior Participating Preferred Stock (or other securities in lieu thereof). See "Description of the Series A Preferred Securities -- Conversion Rights."

Optional Exchange for
  American General Series A
  Preferred Stock..........  Upon the failure of holders of the Series A
                             Preferred Securities to receive, for 15 consecutive months, the full amount of dividend payments (including any arrearages), the holders of a majority of the aggregate liquidation preference of Series A Preferred Securities then outstanding, voting at a special meeting called for such purpose or by written consent, may, at their option, direct the Conversion Agent to exchange all (but not less than all) Series A Preferred Securities for Series A Junior Subordinated Debentures held by American General Delaware and to immediately exchange the Series A Junior Subordinated Debentures on behalf of such holders for shares of American General Series A Preferred Stock at the rate of one share of American General Series A Preferred Stock for each Series A Preferred Security. The American General Series A Preferred Stock will have dividend, conversion, liquidation preference, optional redemption and certain other terms substantially similar to the terms of the Series A Preferred Securities, except that, among other things, the holders of American General Series A Preferred Stock will have the right (voting separately as a class together with the holders of shares of any series of capital stock of American General ranking pari passu with American General Series A Preferred Stock as to the payment of dividends on which like voting rights have been conferred and are exercisable) to elect two additional directors of American General whenever dividends on the American General Series A Preferred Stock are in arrears for 18 or more consecutive months (including for this purpose any arrearage with respect to the Series A Preferred Securities), no interest will accumulate or be payable on any dividend arrearages on the American General Series A Preferred Stock and the American General Series A Preferred Stock will not be subject to mandatory redemption. If the Series A Preferred Securities are exchanged for American General Series A Preferred Stock, American General will use its best efforts to have the American General Series A Preferred Stock listed on the NYSE or other exchange on which the Series A Preferred Securities may then be listed. See "Description of the Series A Preferred Securities -- Optional Exchange for American General Series A Preferred Stock." Certain tax consequences of an exchange, including the possibility of additional income tax to the extent accrued interest on the Series A Junior Subordinated Debentures is converted into accumulated dividends on American General Series A Preferred Stock, are described under "Certain Federal Income Tax Considerations -- Exchange of Series A Preferred Securities for American General Stock."



Liquidation Preference.....  $50 per Series A Preferred Security, plus an amount equal to any accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends, to the date of payment. See "Description of the Series A Preferred
                             Securities -- Liquidation Rights."


Redemption.................  The Series A Preferred Securities will be redeemable for cash, at the option of American General Delaware (subject to the prior consent of American General), in whole or in part,
                             from time to time, on or after        , 2003, at
                             the Redemption Price. In addition, if, at any time following the Conversion Expiration Date, less than 10% of the Series A Preferred Securities issued in the Offering remains outstanding, then such Series A Preferred Securities will be redeemable for cash at the option of American General Delaware (subject to the prior consent of American General), in whole but not in part, at the Redemption Price. The Series A Preferred Securities will not have a stated maturity date, although they will be subject to mandatory redemption upon the repayment of the Series A Junior Subordinated Debentures at stated
                             maturity (       , 2025), earlier redemption or
                             otherwise, including as a result of acceleration thereof. See "Description of the Series A Preferred Securities -- Redemption."



Guarantee..................  American General will irrevocably guarantee, on a subordinated basis and to the extent set forth herein and in the accompanying Prospectus, the payment in full of (a) the dividends on the Series A Preferred Securities if and to the extent declared from funds of American General Delaware legally available therefor, (b) the Redemption Price of the Series A Preferred Securities to the extent of funds of American General Delaware legally available therefor, and (c) the liquidation preference of the Series A Preferred Securities to the extent of the assets of American General Delaware available for distribution to holders of Series A Preferred Securities. The Guarantee will be unsecured and will be subordinate to all other liabilities of American General except for certain other guarantees executed by American General. The Guarantee will rank pari passu with the most senior preferred stock issued by American General. Upon the liquidation, dissolution or winding-up of American General, its obligations under the Guarantee will rank junior to all of its other liabilities (other than certain other guarantees) and, therefore, funds may not be available for payment under the Guarantee. See "Investment Considerations -- Subordinate Obligations Under Guarantee and Series A Junior Subordinated Debentures." Also see "Description of the Guarantees" in the accompanying Prospectus.



Voting Rights..............  Generally, holders of the Series A Preferred
                             Securities will not have any voting rights.
                             However, if American General Delaware fails to pay dividends in full (including any arrearages) on the Series A Preferred Securities for 18 consecutive months, an Event of Default with respect to the Series A Junior Subordinated Debentures occurs and is continuing, or American General defaults under the Guarantee with respect to the Series A Preferred Securities, the holders of the Series A Preferred Securities will be entitled to appoint and authorize a Special Trustee to enforce American General Delaware's rights under the Series A Junior Subordinated Debentures, enforce American General's obligations under the Guarantee with respect to the Series A Preferred Securities and declare, other than during an Extension Period, and pay dividends on the Series A Preferred Securities to the extent funds of American General Delaware are legally available therefor. In addition, if for any reason (including an extension by

                             American General of the interest payment period on the Series A Junior Subordinated Debentures) holders of Series A Preferred Securities fail to receive, for 15 consecutive months, the full amount of dividend payments (including any arrearages), the holders of the Series A Preferred Securities will be entitled to call a special meeting for the purpose of deciding whether to exchange all Series A Preferred Securities then outstanding for shares of American General Series A Preferred Stock, as described above under "Optional Exchange for American General Series A Preferred Stock." See "Description of the Series A Preferred
                             Securities -- Voting Rights."

Special Event Exchange for
Series A Junior
Subordinated Debentures....  At any time after the occurrence of a Tax Event or an Investment Company Event (each, as defined herein, and each, a "Special Event"), American General Delaware (subject to the prior consent of American General) may exchange, in whole but not in part, the Series A Preferred Securities for Series A Junior Subordinated Debentures having an aggregate principal amount and accrued and unpaid interest equal to the aggregate liquidation preference and accumulated and unpaid dividends (including Additional Dividends), respectively, of the Series A Preferred Securities. In connection with any such exchange, American General Delaware may be liquidated, dissolved or wound-up. Such Series A Junior Subordinated Debentures will have provisions with respect to interest, optional redemption and conversion into American General Common Stock (including Conversion Expiration Date provisions) and certain other terms substantially similar or analogous to those of the Series A Preferred Securities. If the Series A Preferred Securities are so exchanged for Series A Junior Subordinated Debentures, American General will use its best efforts to have the Series A Junior Subordinated Debentures listed on the NYSE or other exchange on which the Series A Preferred Securities may then be listed. See "Description of the Series A Preferred Securities -- Special Event Exchange for Series A Junior Subordinated Debentures."

Series A Junior
Subordinated Debentures....  The Series A Junior Subordinated Debentures will
                             mature on             , 2025, and will bear
                             interest at the rate of      % per annum, payable
                             monthly in arrears. Such payment period may be extended from time to time by American General (during which period interest would continue to accrue and compound monthly) to an Extension Period not exceeding 60 consecutive months. Prior to the termination of any Extension Period of less than 60 consecutive months, American General may further extend the interest payment period as long as such Extension Period, as further extended, does not exceed 60 consecutive months and does not extend beyond the stated maturity date or date of redemption of the Series A Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all accrued and unpaid interest (including compounded interest), American General may select a new Extension Period, subject to the preceding sentence. No interest shall be due during an ex-tended interest payment period until the end of such period. If American General extends an interest payment period, it will be prohibited from paying dividends on any of its capital stock and making certain other restricted payments until monthly interest payments are resumed and all accumulated and unpaid interest (including any interest payable to effect monthly compounding) on the Series A Junior Subordinated Debentures is brought current. The payment of the principal of and interest on the Series A Junior Subordinated Debentures will be subordinated in right of payment to all Senior Indebtedness (as defined under "Description of the Junior Subordinated
                             Debentures -- Subordination" in the accompanying Prospectus) of American General. As of March 31, 1995, American General had approximately $2.8 billion of Senior Indebtedness. The Series A Junior Subordinated Debentures will have provisions with respect to interest, optional redemption and conversion into American General Common Stock (including Conversion Expiration Date provisions) and certain other terms substantially similar or analogous to those of the Series A Preferred Securities. See "Description of the Series A Junior Subordinated Debentures" and "Investment Considerations -- Subordinate Obligations Under Guarantee and Series A Junior Subordinated Debentures."



Use of Proceeds............  American General Delaware will invest the proceeds received from the sale of the Series A Preferred Securities in the Series A Junior Subordinated Debentures of American General. After paying the expenses associated with the offering made hereby (the "Offering"), American General will use the net proceeds to repay short-term real estate debt. See "Use of Proceeds."


Form of Series A Preferred
  Securities...............  The Series A Preferred Securities will be represented by a global certificate or certificates registered in the name of Cede & Co., as nominee for DTC. Beneficial interests in the Series A Preferred Securities will be evidenced by, and transfers thereof will be effected only through, records maintained by the participants in DTC. Except as described herein, Series A Preferred Securities in certificated form will not be issued in exchange for the global certificate or certificates. See "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus.

               SUMMARY FINANCIAL INFORMATION OF AMERICAN GENERAL


    The following table presents summary consolidated financial information derived from American General's audited financial statements as of and for the five years ended December 31, 1994. The financial data as of March 31, 1995 and for the three months ended March 31, 1995 and 1994 was derived from American General's unaudited quarterly financial statements, which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's results of operations and financial position. The results of operations for the three months ended March 31, 1995 are not necessarily indicative of results to be anticipated for the entire year. The table should be read in conjunction with "Management's Discussion and Analysis of American General" herein and the consolidated financial statements and the related notes incorporated herein by reference.



(IN MILLIONS, EXCEPT PER SHARE DATA)


Operating Results and Per Share Data



                                           THREE MONTHS ENDED
                                               MARCH 31,                          YEARS ENDED DECEMBER 31,
                                          --------------------    --------------------------------------------------------
                                            1995        1994        1994        1993        1992        1991        1990
                                          --------    --------    --------    --------    --------    --------    --------
Revenues...............................   $  1,518    $  1,214    $  4,841    $  4,829    $  4,602    $  4,395    $  4,434
                                          ========    ========    ========    ========    ========    ========    ========
Business segment earnings
  Retirement Annuities.................   $     54    $     53    $    187    $    162    $    130    $    110    $     99
  Consumer Finance.....................         60          53         245         206         161         136         125
  Life Insurance.......................         84(a)       64         257          (9)(b)      323        326         303
                                          --------    --------    --------    --------    --------    --------    --------
        Total business segments........        198         170         689         359         614         572         527
                                          --------    --------    --------    --------    --------    --------    --------
Corporate operations
  Net interest on corporate debt.......        (27)        (19)        (76)        (81)        (85)        (87)       (119)
  Expenses not allocated to segments...         (9)         (6)        (29)        (25)        (28)        (37)        (52)
  Earnings on corporate assets.........          6          15          43          21          23          31          69
  Net equity in WNC....................          6           -           -           -           -           -           -
  Net realized investment gains
    (losses)...........................          1           1        (114)(c)        6          9           1         137(d)
                                          --------    --------    --------    --------    --------    --------    --------
        Total corporate operations.....        (23)         (9)       (176)        (79)        (81)        (92)         35
                                          --------    --------    --------    --------    --------    --------    --------
Income before cumulative effect and tax
  rate related adjustment..............        175         161         513         280         533         480         562
Tax rate related adjustment............          -           -           -         (30)          -           -           -
Cumulative effect of accounting
  changes..............................          -           -           -         (46)          -           -           -
                                          --------    --------    --------    --------    --------    --------    --------
        Net income.....................   $    175    $    161    $    513    $    204    $    533    $    480    $    562
                                          ========    ========    ========    ========    ========    ========    ========
Net income per share...................   $    .85    $    .75    $   2.45    $    .94(b) $   2.45    $   2.13    $   2.35
                                          ========    ========    ========    ========    ========    ========    ========
Dividends per share....................   $    .31    $    .29    $   1.16    $   1.10    $   1.04    $   1.00    $    .79(e)
                                          ========    ========    ========    ========    ========    ========    ========


Financial Position and Book Value Per Share


                                                                                       DECEMBER 31,
                                                     MARCH 31,   --------------------------------------------------------
                                                       1995        1994        1993        1992        1991        1990
                                                     --------    --------    --------    --------    --------    --------
Assets............................................   $ 55,667(f) $ 46,295(g) $ 43,982(g) $ 39,742    $ 36,105    $ 33,808
Debt (including short-term)
  Corporate.......................................      2,359       1,475       1,257       1,371       1,391       1,555
  Real Estate.....................................        349         361         429         616         590         498
  Consumer Finance................................      7,261       7,090       5,843       5,484       5,243       5,096
Redeemable equity.................................         47          47           -           -           -         296
Shareholders' equity..............................      4,422(f)    3,457(g)    5,137(g)    4,616       4,329       4,138
Book value per share..............................      21.77(f)    17.05(g)    23.96(g)    21.33       19.86       18.57


- ------------


(a) Includes two months of operations for AFC, which was acquired January 31, 1995.


(b) Includes $300 million write-down of goodwill. See "Management's Discussion and Analysis of American General -- For the Three Years Ended December 31, 1994 -- Significant Events -- 1993 Significant Events" herein and Note 1.7 within Item 8 of American General's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 incorporated herein by reference.


(c) Results primarily from the capital gains offset program. See "Management's Discussion and Analysis of American General -- for the Three Years Ended December 31, 1994 -- Significant Events -- Capital Gains Offset Program."

(d) Results primarily from the sale of substantially all of the common stock portfolio.
(e) Excludes special dividends of $.61 per share.

(f) Includes $172 million, $106 million, and $.52 decrease in assets, shareholders' equity, and book value per share, respectively, due to the effect of SFAS 115. See "Management's Discussion and Analysis of American General -- For the Three Months Ended March 31, 1995 -- Investments."


(g) Includes $986 million, $950 million, and $4.65 decrease in assets, shareholders' equity, and book value per share, respectively, at December 31, 1994, and $1.0 billion, $676 million, and $3.14 increase in assets, shareholders' equity, and book value per share, respectively, at December 31, 1993, due to the effect of SFAS 115. See "Management's Discussion and Analysis of American General -- For the Three Years Ended December 31,
    1994 -- Significant Events -- Effect of SFAS 115" herein and Note 1.2 within
    Item 8 of American General's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 incorporated herein by reference.

          SUMMARY PRO FORMA FINANCIAL INFORMATION OF AMERICAN GENERAL



    The following table presents summary consolidated (i) unaudited pro forma financial information, (ii) unaudited historical financial information as of and for the three months ended March 31, 1995, and (iii) historical financial information as of and for the year ended December 31, 1994 derived from American General's audited financial statements. The table should be read in conjunction with "Pro Forma Financial Information of American General" and "Management's Discussion and Analysis of American General" herein, and the consolidated financial statements and the related notes incorporated herein by reference. The results of operations for the three months ended March 31, 1995 are not necessarily indicative of results to be anticipated for the entire year.



(IN MILLIONS, EXCEPT PER SHARE DATA)


Operating Results and Per Share Data



                                                                    THREE MONTHS                   YEAR ENDED
                                                                  ENDED MARCH 31,                 DECEMBER 31,
                                                               ----------------------        ----------------------
                                                                 PRO                           PRO
                                                                FORMA                         FORMA
                                                               1995(A)         1995          1994(B)         1994
                                                               -------        -------        -------        -------
Revenues....................................................   $ 1,599        $ 1,518        $ 5,924        $ 4,841
                                                               =======        =======        =======        =======
Business segment earnings
  Retirement Annuities......................................   $    54        $    54        $   187        $   187
  Consumer Finance..........................................        60             60            245            245
  Life Insurance............................................        93             84(c)         360            257
                                                               -------        -------        -------        -------
        Total business segments.............................       207            198            792            689
                                                               -------        -------        -------        -------
Corporate operations
  Net interest on corporate debt............................       (29)           (27)          (113)           (76)
  Net dividends on preferred stock of subsidiary............        (4)             -            (14)             -
  Expenses not allocated to segments........................        (9)            (9)           (29)           (29)
  Earnings on corporate assets..............................         6              6             44             43
  Net equity in WNC.........................................         6              6             19              -
  Net realized investment gains (losses)....................         1              1           (114)          (114)(d)
                                                               -------        -------        -------        -------
        Total corporate operations..........................       (29)           (23)          (207)          (176)
                                                               -------        -------        -------        -------
Net income..................................................   $   178        $   175        $   585        $   513
                                                               =======        =======        =======        =======
Net income per share........................................   $   .87        $   .85        $  2.79        $  2.45
                                                               =======        =======        =======        =======
Dividends per share.........................................   $   .31        $   .31        $  1.16        $  1.16
                                                               =======        =======        =======        =======



Financial Position and Book Value Per Share



                                                                                MARCH 31,
                                                                         ------------------------
                                                                           PRO                           DECEMBER 31,
                                                                          FORMA                          --------
                                                                         1995(E)           1995            1994
                                                                         --------        --------        --------
Assets................................................................   $ 55,667(f)     $ 55,667(f)     $ 46,295(g)
Debt (including short-term)
  Corporate...........................................................      2,117           2,359           1,475
  Real Estate.........................................................        349             349             361
  Consumer Finance....................................................      7,261           7,261           7,090
Preferred stock of subsidiary.........................................        242               -               -
Redeemable equity.....................................................         47              47              47
Shareholders' equity..................................................      4,422(f)        4,422(f)        3,457(g)
Book value per share..................................................      21.77(f)        21.77(f)        17.05(g)


- ------------


(a) Assuming the AFC acquisition and proposed permanent financing had been effective as of January 1, 1994. See "Pro Forma Financial Information of American General."


(b) Assuming the AFC and WNC acquisitions and the proposed AFC permanent financing had been effective as of January 1, 1994. See "Pro Forma Financial Information of American General."


(c) Includes two months of operations for AFC, which was acquired January 31, 1995.


(d) Results primarily from the capital gains offset program. See "Management's Discussion and Analysis of American General -- For the Three Years Ended December 31, 1994 -- Significant Events -- Capital Gains Offset Program."


(e) Reflects the proposed permanent financing of the AFC acquisition as though it occurred on March 31, 1995. See "Pro Forma Financial Information of American General."


(f) Includes $172 million, $106 million, and $.52 decrease in assets, shareholders' equity, and book value per share, respectively, due to the effect of SFAS 115. See "Management's Discussion and Analysis of American General -- For the Three Months Ended March 31, 1995 -- Investments."


(g) Includes $986 million, $950 million, and $4.65 decrease in assets, shareholders' equity, and book value per share, respectively, at December 31, 1994, and $1.0 billion, $676 million, and $3.14 increase in assets, shareholders' equity, and book value per share, respectively, at December 31, 1993, due to the effect of SFAS 115. See "Management's Discussion and Analysis of American General -- For the Three Years Ended December 31,
    1994 -- Significant Events -- Effect of SFAS 115" herein and Note 1.2 within
    Item 8 of American General's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 incorporated herein by reference.

                           INVESTMENT CONSIDERATIONS

     Prospective purchasers of Series A Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus and should particularly consider the following matters:

SUBORDINATE OBLIGATIONS UNDER GUARANTEE AND SERIES A JUNIOR SUBORDINATED DEBENTURES


     American General Delaware's ability to pay amounts due on the Series A Preferred Securities is solely dependent upon its receipt of payments from American General on the Series A Junior Subordinated Debentures as and when required. American General's obligations under the Series A Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of American General. American General's obligations under the Guarantee are subordinate to all other liabilities of American General except for certain other guarantees executed by American General. The Guarantee will rank pari passu with the most senior preferred stock issued by American General. As of March 31, 1995, American General had approximately $2.8 billion of Senior Indebtedness outstanding. There are no terms in the Series A Preferred Securities, the Series A Junior Subordinated Debentures, the Junior Subordinated Indenture (as defined in the accompanying Prospectus) or the Guarantee that limit American General's ability to incur additional indebtedness, including indebtedness that ranks senior to the Series A Junior Subordinated Debentures and the Guarantee, or the ability of its subsidiaries to incur additional indebtedness. In addition, because American General is a holding company, rights to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of holders of Series A Junior Subordinated Debentures and, to the extent of the Guarantee, the holders of Series A Preferred Securities, to benefit indirectly from such distribution) are subject to the prior claims of creditors of that subsidiary, except to the extent that American General may itself be a creditor of that subsidiary. Claims on American General's subsidiaries by other creditors include substantial claims for policy benefits and debt obligations, as well as other liabilities incurred in the ordinary course of business. In addition, since many of American General's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends to American General without prior regulatory approval is limited by applicable laws and regulations. Furthermore, certain non-insurance subsidiaries are restricted in their ability to make dividend payments by long-term debt agreements. At December 31, 1994, the amount available to American General for dividends from subsidiaries not limited by such restrictions was $1.1 billion.



     The Guarantee guarantees payment to the holders of the Series A Preferred Securities of accumulated and unpaid monthly dividends (but only if and to the extent declared by American General Delaware), amounts payable on redemption and amounts payable upon the liquidation, dissolution or winding-up of American General Delaware. In each case, however, such amount is guaranteed only to the extent that American General Delaware has funds on hand legally available therefor and payment thereof does not otherwise violate applicable law. If American General were to default on its obligation to pay interest or amounts payable on redemption or maturity of the Series A Junior Subordinated Debentures, American General Delaware would lack legally available funds for the payment of dividends or amounts payable on redemption of the Series A Preferred Securities, and in such event holders of the Series A Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Upon the liquidation, dissolution or winding-up of American General, its obligations under the Guarantee would rank junior to all of its other liabilities (other than certain other guarantees) and, therefore, funds may not be available for payment under the Guarantee. See "Description of the Guarantees" and "Description of the Junior Subordinated Debentures -- Subordination" in the accompanying Prospectus.

OPTION TO EXTEND INTEREST PAYMENT PERIOD (DEFERRAL OF DIVIDENDS ON SERIES A PREFERRED SECURITIES)

     American General has the right to extend the interest payment period on the Series A Junior Subordinated Debentures from time to time to a period not exceeding 60 consecutive months, in which event monthly dividend payments on the Series A Preferred Securities by American General Delaware would be deferred but would continue to accumulate monthly and Additional Dividends, intended to provide monthly compounding on dividend arrearages, would also accumulate. Prior to the termination of any Extension Period of less than 60 consecutive months, American General may further extend the interest payment period as long as such Extension Period, as further extended, does not exceed 60 consecutive months and does not extend beyond the stated maturity date or date of redemption of the Series A Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all accrued and unpaid interest (including compounded interest), American General may select a new Extension Period, subject to the preceding sentence. No interest will be due during an extended interest payment period until the end of such period. During any Extension Period, American General may not declare or pay any dividend on, and, subject to certain exceptions, American General may not, and American General may not permit any of its majority-owned subsidiaries to, redeem, purchase, acquire or make a liquidation payment with respect to, any of American General's capital stock or make any guarantee payments with respect to the foregoing. See "Description of the Series A Junior Subordinated Debentures -- Option to Extend Interest Payment Period."

TAX CONSIDERATIONS OF EXTENDED INTEREST PAYMENT PERIOD (DEFERRAL OF DIVIDENDS ON SERIES A PREFERRED SECURITIES)

     If an extension of an interest payment period occurs, American General Delaware, except in very limited circumstances, would continue to accrue income for United States federal income tax purposes, which would be allocated, but no corresponding amount of cash would be distributed, to holders of record of Series A Preferred Securities. As a result, such holders would be required to include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash and would not receive the cash dividend related to such income from American General Delaware if such a holder disposed of its Series A Preferred Securities prior to the record date for payment of dividends. See "Certain Federal Income Tax Considerations -- Original Issue Discount."

SPECIAL EVENT EXCHANGE FOR SERIES A JUNIOR SUBORDINATED DEBENTURES

     At any time after the occurrence of a Special Event, American General Delaware (subject to the prior consent of American General) may exchange, in whole but not in part, the Series A Preferred Securities for Series A Junior Subordinated Debentures having an aggregate principal amount and accrued and unpaid interest equal to the aggregate liquidation preference and accumulated and unpaid dividends (including Additional Dividends), respectively, of the Series A Preferred Securities. Under current United States federal income tax law, such an exchange would not be a taxable event to holders of Series A Preferred Securities unless the relevant Special Event is a Tax Event which causes American General Delaware to be treated as an association taxable as a corporation. In such case, an exchange of Series A Preferred Securities for Series A Junior Subordinated Debentures may be a taxable event to holders of the Series A Preferred Securities. See "Description of the Series A Preferred Securities -- Special Event Exchange for Series A Junior Subordinated Debentures" and "Certain Federal Income Tax Considerations -- Exchange of Series A Preferred Securities for Series A Junior Subordinated Debentures."

TAX CONSIDERATIONS OF AN EXCHANGE FOR AMERICAN GENERAL SERIES A PREFERRED STOCK

     In the event of a deferral of monthly dividends on the Series A Preferred Securities for more than 15 consecutive months, the holders of a majority of the aggregate liquidation preference of the

Series A Preferred Securities then outstanding may cause the exchange of all of the Series A Preferred Securities for shares of American General Series A Preferred Stock. For a discussion of certain of the tax consequences of such an exchange to holders, including the possibility that holders who exchange their Series A Preferred Securities for American General Series A Preferred Stock may be subject to additional income tax to the extent accrued but unpaid interest on the Series A Junior Subordinated Debentures is converted into accumulated and unpaid dividends on the American General Series A Preferred Stock received in exchange for the Series A Preferred Securities, see "Certain Federal Income Tax Considerations -- Exchange of Series A Preferred Securities for American General Stock."

EXPIRATION OF CONVERSION RIGHTS


     On and after             ,      , American General Delaware may, subject to
certain conditions, at its option, cause the conversion rights of holders of Series A Preferred Securities to expire, provided that American General Delaware is then current in the payment of dividends on the Series A Preferred Securities and the Current Market Price (as defined herein) of American General Common Stock has exceeded 120% of the then applicable conversion price of the Series A Preferred Securities for a specified period. A holder of Series A Preferred Securities will not be entitled to receive any payment or allowances for accumulated and unpaid dividends, whether or not in arrears, upon conversion thereof, unless the holder converts his Series A Preferred Securities into American General Common Stock between a dividend record date and the corresponding dividend payment date, in which case such holder will be entitled to receive the dividend payable on such dividend payment date. See "Description of the Series A Preferred Securities -- Conversion Rights."

                          AMERICAN GENERAL CORPORATION

GENERAL


     American General, with assets of $56 billion and shareholders' equity of $4.4 billion as of March 31, 1995, is the parent company of one of the nation's largest consumer financial services organizations. American General provides financial services directly to consumers, emphasizing personal service and frequent customer contact. American General's operating subsidiaries are leading providers of retirement annuities, consumer loans and life insurance. American General, headquartered in Houston, was incorporated as a general business corporation in Texas in 1980 and is the successor to American General Insurance Company, an insurance company incorporated in Texas in 1926. The principal executive offices of American General are located at 2929 Allen Parkway, Houston, Texas 77019-2155, and its telephone number is (713) 522-1111.


RETIREMENT ANNUITIES


     Retirement Annuities represented 27% of the Company's segment earnings for the year ended December 31, 1994 and 27% for the three months ended March 31, 1995. The Variable Annuity Life Insurance Company ("VALIC"), American General's retirement annuity subsidiary with assets of $23 billion as of March 31, 1995, is a leading provider of tax-deferred retirement plans and annuities to employees of educational, health care and other not-for-profit organizations. Based on assets of $22 billion as of December 31, 1994, VALIC ranks as the 18th largest life insurance company in the United States.



     VALIC markets products in 50 states and the District of Columbia to approximately 840,000 customers through a national network of approximately 800 sales representatives. These sales representatives are highly trained retirement specialists, providing personalized service to VALIC's customers.


     VALIC currently holds among the strongest claims-paying ability ratings in the life insurance industry. Management believes that these ratings provide VALIC with a significant competitive advantage.

     VALIC is committed to using advanced technologies to improve customer service. VALIC recently introduced a new product, Portfolio DirectorSM, which offers customers an array of 18 different investment options, as well as access to professional investment managers, in order to have more flexibility in creating a diversified retirement portfolio. VALIC has also introduced Portfolio OptimizerSM, an innovative software program developed exclusively for VALIC which helps customers allocate retirement funds among investment options.

     VALIC's strategy for future growth is centered on increasing the size and effectiveness of its sales force in order to enter new geographic territories and further penetrate existing markets.

CONSUMER FINANCE


     Consumer Finance represented 36% of the Company's segment earnings for the year ended December 31, 1994 and 30% for the three months ended March 31, 1995. American General Finance, Inc. and subsidiaries ("AGF"), with finance receivables of $8.1 billion as of March 31, 1995, is a leading provider of consumer and home equity loans, credit cards and credit-related insurance to individuals. With more than three million customers and over 1,300 branch offices, AGF ranks among the nation's largest consumer finance organizations. AGF provides financing programs through approximately 20,000 retail merchants and offers personalized service through over 9,000 employees in 41 states, Puerto Rico and the U.S. Virgin Islands. AGF has traditionally focused on marketing to creditworthy, middle-income families with annual household incomes of $25,000 to $50,000 and with a head of household typically between the ages of 25 and 45.

     Management believes that AGF's competitive advantages are its large branch office network, improved technology, new market development and strong credit ratings. AGF's branch office network gives it a local presence in approximately 900 communities. AGF continually seeks to develop local markets. For example, AGF provides retail financing programs through approximately 20,000 merchants nationwide. This growing merchant base provides a flow of new business and represents AGF's largest source of new loan customers.

     AGF's strategy for future growth is centered on growing the branch office customer base, further developing the retail dealer network and providing a wider array of financial products and services to its customers.

LIFE INSURANCE


     Life Insurance represented 37% of the Company's segment earnings for the year ended December 31, 1994 and 43% for the three months ended March 31, 1995. American General's life insurance companies, with assets of $22 billion as of March 31, 1995, provide traditional and interest-sensitive life insurance and both fixed and variable annuity products to nearly five million households throughout all 50 states, the District of Columbia and Canada. This large customer base is served principally by American General Life and Accident Insurance Company ("AGLA"), American General Life Insurance Company ("AGL"), and, since January 1995, The Franklin Life Insurance Company ("Franklin Life") (see "Recent Developments" below). The life insurance companies meet the financial security needs of individual consumers, business owners and customers of financial institutions, and offer personalized service through 14,000 sales representatives and general agents.


     Management believes that specialization is the key to success in the highly competitive life insurance marketplace. Each of American General's life insurance companies specializes in serving a different market segment. AGLA concentrates on meeting the basic life insurance needs of families with incomes of less than $50,000. AGL serves the estate planning needs of middle- and upper-income households. Franklin Life provides individual life insurance to middle-income households, primarily in the Midwest.


     Management believes that the life insurance companies' competitive advantages are a strong market presence, financial strength and a commitment to personalized customer service. The life insurance companies' strategy for future growth centers on growing internally by increasing the size and productivity of the agency field force and externally by pursuing selective acquisitions.


RECENT DEVELOPMENTS


     As of November 29, 1994, the Company signed a definitive agreement to acquire American Franklin Company ("AFC"), the holding company of Franklin Life, for $1.17 billion. The transaction closed on January 31, 1995. The purchase price consisted of $920 million in cash paid at closing and a $250 million dividend paid by AFC to its former parent prior to closing. This acquisition was accounted for using the purchase method. Beginning with the first quarter of 1995, Franklin Life was reported as part of the Life Insurance segment, increasing that segment's assets and life insurance in force by approximately 45% and 35%, respectively. Franklin Life was acquired to complement American General's existing life insurance distribution systems and further strengthen the Company's position in middle-income households, particularly in the Midwest.



     On December 23, 1994, the Company acquired a 40% interest in Western National Corporation ("WNC") through the acquisition of 24,947,500 shares of WNC's common stock for $274 million in cash. The acquisition was reflected in the Company's 1994 consolidated financial statements using the equity method of accounting. The Company's equity in the operating results of WNC for the period from the acquisition date to December 31, 1994 did not have a material impact on the Company's 1994 consolidated results of operations. The shares of WNC were acquired for investment purposes.

     For additional information regarding these transactions, see "Pro Forma Financial Information of American General."


                       AMERICAN GENERAL DELAWARE, L.L.C.



     American General Delaware, L.L.C. is a limited liability company formed in March 1995 under the laws of the State of Delaware. American General and American General Delaware Management Corporation, a wholly-owned subsidiary of American General, own all of the common limited liability company interests (the "Common Securities") of American General Delaware, which securities are nontransferable. American General Delaware is managed by American General Delaware Management Corporation, as manager (the "Manager"), in accordance with the Amended and Restated Limited Liability Company Agreement of American General Delaware (the "LLC Agreement"). American General Delaware exists solely for the purpose of issuing Preferred Securities and Common Securities and investing 99% of the proceeds thereof in Junior Subordinated Debentures. The remaining 1% of such proceeds will be invested in Eligible Investments (as defined in the LLC Agreement). See "Use of Proceeds." American General Delaware's principal executive offices are located c/o American General Delaware Management Corporation at 2099 South Dupont Avenue, Dover, Delaware 19901, and its telephone number at such address is (302) 697-1912.

                                 CAPITALIZATION


     The following table sets forth the consolidated short-term debt and capitalization of American General as of March 31, 1995, as adjusted to reflect the proposed permanent financing of the AFC acquisition, and as further adjusted to reflect the application of the estimated net proceeds from the sale of the Series A Preferred Securities (assuming the Underwriters' over-allotment option is not exercised). See "Pro Forma Financial Information of American General" and "Use of Proceeds."



                                                                  MARCH 31, 1995
                                                    ------------------------------------------
                                                                        PRO             PRO
                                                                       FORMA,          FORMA,
                                                                     REFLECTING       ADJUSTED
                   (UNAUDITED)                                          AFC             FOR
                  (IN MILLIONS)                     HISTORICAL       FINANCING(A)     OFFERING(B)
                                                    ----------       ---------        --------
Short-term debt
  Corporate.......................................  $  1,375         $    685         $    685
  Real Estate.....................................       349              349
  Consumer Finance................................     2,498            2,498            2,498
                                                    --------         --------         --------
          Total short-term debt...................  $  4,222         $  3,532         $
                                                    ========         ========         ========
Long-term debt
  Corporate.......................................  $    984         $  1,432         $  1,432
  Consumer Finance................................     4,763            4,763            4,763
                                                    --------         --------         --------
          Total long-term debt....................     5,747            6,195            6,195
                                                    --------         --------         --------

Preferred stock of subsidiaries...................         -              242
Common stock subject to put contracts.............        47               47               47
Shareholders' equity
  Common stock....................................       365              365              365
  Net unrealized gains (losses) on
     securities(c)................................       (84)             (84)             (84)
  Retained earnings...............................     4,606            4,606            4,606
  Cost of treasury stock..........................      (465)            (465)            (465)
                                                    --------         --------         --------
          Total shareholders' equity..............     4,422            4,422            4,422
                                                    --------         --------         --------
          Total capitalization (excluding
            short-term debt)......................  $ 10,216         $ 10,906         $
                                                    ========         ========         ========


- ---------------


(a) Reflects the proposed permanent financing of the AFC acquisition as though it occurred on March 31, 1995. Such proposed permanent financing includes an
    offering of 10,000,000   % Cumulative Monthly Income Preferred Securities,
    Series A (liquidation preference $25 per security) of American General Capital, L.L.C. (excluding any underwriters' over-allotment option), which is expected to be made at or about the same time as the Offering made hereby. The closing of the Offering is not contingent on the closing of such offering by American General Capital, L.L.C. See "Pro Forma Financial Information of American General."

(b) Reflects the Offering and related reduction in short-term real estate debt.

(c) Includes a $106 million unrealized loss at March 31, 1995, due to the effect of SFAS 115. See "Management's Discussion and Analysis of American
    General -- For the Three Months Ended March 31, 1995 -- Investments."

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES


                         AND PREFERRED STOCK DIVIDENDS



     The following table sets forth the historical and pro forma ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated.



                                                          THREE MONTHS           YEAR ENDED
                                                         ENDED MARCH 31,        DECEMBER 31,
                                                         --------------        --------------
                                                          PRO                   PRO
                                                         FORMA                 FORMA
                                                         1995 (A)   1995       1994 (B)    1994
                                                         -----      ----       -----       ----
Ratio of earnings to combined fixed charges and
  preferred stock dividends:
  Consolidated operations.............................   2.5        2.5        2.4        2.4
  Consolidated operations, corporate (parent company)
     fixed charges and preferred stock dividends
     only.............................................   6.4        7.6        5.6        7.6


- ---------------


(a) Assuming the AFC acquisition and proposed permanent financing had been effective as of January 1, 1994. See "Pro Forma Financial Information of American General."


(b) Assuming the AFC and WNC acquisitions and the proposed AFC permanent financing had been effective as of January 1, 1994. See "Pro Forma Financial Information of American General."



     The pro forma ratios of earnings to combined fixed charges and preferred stock dividends do not include the effect of the Offering. If the effect of the Offering was included, the above pro forma ratios are not expected to change by more than 10%.



                                USE OF PROCEEDS


     American General Delaware will invest the proceeds received from the sale of the Series A Preferred Securities in the Series A Junior Subordinated Debentures of American General. After paying the Underwriters' Compensation and other expenses associated with the Offering, American General will use the net
proceeds of approximately $          (approximately $          if the
Underwriters' over-allotment option is exercised in full) to repay short-term
real estate debt. At                , 1995, the blended interest rate on
American General's short-term real estate debt was   % per annum.

          MARKET PRICES OF AMERICAN GENERAL COMMON STOCK AND DIVIDENDS

     The American General Common Stock is listed on the NYSE and Pacific, London and Swiss stock exchanges. The following table sets forth, for the periods indicated, the reported high and low sale prices of the American General Common Stock on the NYSE Composite Tape and the respective cash dividends paid per share of American General Common Stock:


                                                                                          PER
                                                                                         SHARE
                                                                                         CASH
                                                                                       DIVIDENDS
                                                            HIGH         LOW             PAID
                                                           -------     -------         ---------
1993
      1st Quarter.......................................   $ 32.88     $ 27.31         $  .275
      2nd Quarter.......................................     33.25       27.75            .275
      3rd Quarter.......................................     36.50       30.13            .275
      4th Quarter.......................................     34.75       26.25            .275
1994
      1st Quarter.......................................   $ 29.63     $ 25.50         $   .29
      2nd Quarter.......................................     29.38       24.88             .29
      3rd Quarter.......................................     30.50       26.88             .29
      4th Quarter.......................................     28.88       25.63             .29
1995
      1st Quarter.......................................   $ 33.25     $ 27.50         $   .31
      2nd Quarter (through May   , 1995)................



     The closing price of the American General Common Stock on the NYSE Composite Tape on May 9, 1995 was $33 3/8.



     American General has paid cash dividends on the American General Common Stock in each year since 1929. American General currently pays cash dividends quarterly at an annual rate of $1.24 per share. Future payment of dividends on the American General Common Stock will depend on earnings, financial condition, capital requirements and other relevant factors. Because American General is a holding company, its capacity to pay dividends is limited by the ability of its subsidiaries to pay dividends. Since many of American General's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends to American General without prior regulatory approval is limited by applicable laws and regulations. Furthermore, certain non-insurance subsidiaries are restricted in their ability to make dividend payments by long-term debt agreements. See "Investment Considerations -- Subordinate Obligations Under Guarantee and Series A Junior Subordinated Debentures." At December 31, 1994, the amount available to American General for dividends from subsidiaries not limited by such restrictions was $1.1 billion.

               SELECTED FINANCIAL INFORMATION OF AMERICAN GENERAL


    The following table presents selected consolidated financial information from American General's audited financial statements for the five years ended December 31, 1994. The financial data as of and for the three months ended March 31, 1995 and 1994 has been derived from American General's unaudited quarterly financial statements, which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's results of operations and financial position. The results of operations for the three months ended March 31, 1995 are not necessarily indicative of results to be anticipated for the entire year. The table should be read in conjunction with "Management's Discussion and Analysis of American General" herein and the consolidated financial statements and the notes thereto incorporated herein by reference.



(IN MILLIONS, EXCEPT PER SHARE DATA)

Operating Results and Per Share Data


                                                           THREE MONTHS
                                                              ENDED
                                                            MARCH 31,                      YEARS ENDED DECEMBER 31,
                                                        ------------------    ---------------------------------------------------
                                                        1995(A)     1994       1994       1993       1992       1991       1990
                                                        -------    -------    -------    -------    -------    -------    -------
Premiums and other considerations.....................  $   403    $   289    $ 1,210    $ 1,252    $ 1,213    $ 1,168    $ 1,154
Net investment income.................................      722        621      2,493      2,437      2,327      2,178      2,064
Finance charges.......................................      359        281      1,248      1,083        994        977        946
Realized investment gains (losses)....................        2          3       (172)(b)       8        18          8        216(c)
Equity in earnings of WNC.............................        9          -          -          -          -          -          -
Other.................................................       23         20         62         49         50         64         54
                                                        -------    -------    -------    -------    -------    -------    -------
        Total revenues................................    1,518      1,214      4,841      4,829      4,602      4,395      4,434
                                                        -------    -------    -------    -------    -------    -------    -------
Insurance and annuity benefits........................      693        539      2,224      2,311      2,198      2,065      1,868
Operating costs and expenses..........................      317        258      1,075        970        986        950      1,005
Provision for finance receivable losses...............       72         43        214        163        135        137        118
Write-down of acquisition-related goodwill............        -          -          -        300(d)       -          -          -
Interest expense
  Corporate...........................................       39         28        110        108        116        132        175
  Consumer Finance....................................      125         93        416        375        392        433        432
                                                        -------    -------    -------    -------    -------    -------    -------
        Total benefits and expenses...................    1,246        961      4,039      4,227      3,827      3,717      3,598
                                                        -------    -------    -------    -------    -------    -------    -------
Income before income tax expense and cumulative effect
  of accounting changes...............................      272        253        802        602        775        678        836
                                                        -------    -------    -------    -------    -------    -------    -------
Income tax expense
  Excluding tax rate related adjustment...............       97         92        289        322        242        198        274
  Tax rate related adjustment.........................        -          -          -         30          -          -          -
                                                        -------    -------    -------    -------    -------    -------    -------
        Total income tax expense......................       97         92        289        352        242        198        274
                                                        -------    -------    -------    -------    -------    -------    -------
Income before cumulative effect of accounting
  changes.............................................      175        161        513        250        533        480        562
Cumulative effect of accounting changes...............        -          -          -        (46)         -          -          -
                                                        -------    -------    -------    -------    -------    -------    -------
        Net income....................................  $   175    $   161    $   513    $   204    $   533    $   480    $   562
                                                        =======    =======    =======    =======    =======    =======    =======
Net income per share..................................  $   .85    $   .75    $  2.45    $   .94(e) $  2.45    $  2.13    $  2.35
                                                        =======    =======    =======    =======    =======    =======    =======
Dividends per share...................................  $   .31    $   .29    $  1.16    $  1.10    $  1.04    $  1.00    $   .79(f)
                                                        =======    =======    =======    =======    =======    =======    =======


Financial Position and Book Value Per Share


                                                            MARCH 31,                            DECEMBER 31,
                                                        ------------------    ---------------------------------------------------
                                                         1995       1994       1994       1993       1992       1991       1990
                                                        -------    -------    -------    -------    -------    -------    -------
Assets................................................  $55,667(g) $44,281(g) $46,295(h) $43,982(h) $39,742    $36,105    $33,808
Debt (including short-term)
  Corporate...........................................    2,359      1,354      1,475      1,257      1,371      1,391      1,555
  Real Estate.........................................      349        412        361        429        616        590        498
  Consumer Finance....................................    7,261      5,947      7,090      5,843      5,484      5,243      5,096
Redeemable equity.....................................       47          -         47          -          -          -        296
Shareholders' equity..................................    4,422(g)   4,593(g)   3,457(h)   5,137(h)   4,616      4,329      4,138
Book value per share..................................    21.77(g)   21.74(g)   17.05(h)   23.96(h)   21.33      19.86      18.57


- ---------------


(a) Includes two months of operations for AFC, which was acquired January 31, 1995.


(b) Results primarily from the capital gains offset program. See "Management's Discussion and Analysis of American General -- For the Three Years Ended December 31, 1994 -- Significant Events -- Capital Gains Offset Program."

(c) Results primarily from the sale of substantially all of the common stock portfolio.

(d) See "Management's Discussion and Analysis of American General -- For the Three Years Ended December 31, 1994 -- Significant Events -- 1993 Significant Events" herein and Note 1.7 within Item 8 of American General's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 incorporated herein by reference.


(e) Includes $300 million write-down of goodwill. See (d) above.

(f) Excludes special dividends of $.61 per share.

(g) Includes $172 million, $106 million, and $.52 decrease in assets, shareholders' equity, and book value per share, respectively, at March 31, 1995, and $195 million, $126 million, and $.59 increase in assets, shareholders' equity, and book value per share, respectively, at March 31, 1994, due to the effect of SFAS 115. See "Management's Discussion and Analysis of American General -- For the Three Months Ended March 31, 1995 -- Investments."


(h) Includes $986 million, $950 million, and $4.65 decrease in assets, shareholders' equity, and book value per share, respectively, at December 31, 1994, and $1.0 billion, $676 million, and $3.14 increase in assets, shareholders' equity, and book value per share, respectively, at December 31, 1993, due to the effect of SFAS 115. See "Management's Discussion and Analysis of American General -- For the Three Years Ended December 31,
    1994 -- Significant Events -- Effect of SFAS 115" herein and Note 1.2 within
    Item 8 of American General's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 incorporated herein by reference.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF AMERICAN GENERAL

     American General's Management's Discussion and Analysis for the three years ended December 31, 1994 and the three months ended March 31, 1995, set forth below, should be read in conjunction with American General's consolidated financial statements within Item 8 of American General's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and within American General's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995, incorporated herein by reference.



                  FOR THE THREE YEARS ENDED DECEMBER 31, 1994


     American General is one of the nation's largest consumer financial services organizations, with assets of $46 billion and shareholders' equity of $3.5 billion at December 31, 1994. The Company provides retirement annuities, consumer loans, and life insurance products to more than seven million households throughout the United States, Canada, Puerto Rico, and the U.S. Virgin Islands.

     American General reported net income of $513 million ($2.45 per share) in 1994, compared to $204 million ($.94 per share) in 1993 and $533 million ($2.45 per share) in 1992. Reducing 1994 net income were $114 million of net realized investment losses arising from the Company's capital gains offset program and increases in real estate reserves. The 1993 net income was decreased by $376 million of adjustments for the write-down of goodwill, accounting changes, and a tax charge. The 1992 net income reflected normal operations and did not include the unusual reductions that occurred in 1994 and 1993.


SIGNIFICANT EVENTS


     The following events of 1994 and 1993 significantly affected or will affect American General's financial condition and results of operations.

Acquisitions and Divestitures


     As of November 29, 1994, the Company signed a definitive agreement to acquire Franklin Life for $1.17 billion. The transaction to purchase Franklin Life and its parent company, AFC, closed on January 31, 1995. The purchase price consisted of $920 million in cash paid at closing and a $250 million dividend paid by AFC to its former parent prior to closing. This acquisition was accounted for using the purchase method. Beginning with the first quarter of 1995, Franklin Life was reported as part of the Life Insurance segment, increasing that segment's assets and life insurance in force by approximately 45% and 35%, respectively. The permanent financing of this acquisition will be finalized in 1995 and is expected to consist of a mix of short-term floating-rate debt, long-term fixed-rate debt, and preferred stock. Franklin Life was acquired to complement American General's existing life insurance distribution systems and further strengthen the Company's position in middle-income households, particularly in the Midwest.



     On December 23, 1994, the Company acquired a 40% interest in WNC through the acquisition of 24,947,500 shares of WNC's common stock for $274 million in cash. The acquisition was reflected in the 1994 financial statements using the equity method of accounting. The Company's equity in the operating results of WNC for the period subsequent to the acquisition did not have a material impact on 1994 results of operations. The shares of WNC were acquired for investment purposes.


     These two acquisitions and related financings are expected to increase earnings per share in 1995.

     On August 31, 1994, the Company completed the sale of American-Amicable Life Insurance Company of Texas ("American-Amicable"), a special niche subsidiary in the Life Insurance segment. The sales price, which included a $10 million dividend paid prior to closing, was $105 million.

     On August 31, 1994, the Company also announced that it had ended discussions to sell Financial Life Assurance Company of Canada ("Financial Life") due to adverse developments in the Canadian life insurance market.


     On August 2, 1994, the Company publicly announced a $2.6 billion all-cash merger offer to acquire Unitrin, Inc. ("Unitrin"). Unitrin provides basic financial services, including insurance and consumer loans, to individuals and small businesses throughout the United States. Although this offer expired on February 7, 1995, American General continues to believe that a combination of Unitrin's operations with those of American General is in the best interests of the customers and shareholders of both companies, and continues to seek regulatory approval to purchase additional shares of Unitrin.

Effect of SFAS 115

     American General adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 31, 1993, and all fixed maturity and equity securities were classified as available-for-sale and recorded at fair value. SFAS 115 requires that the carrying value of most fixed maturity securities be adjusted for changes in market value, primarily caused by interest rates. However, the insurance liabilities supported by these securities are not adjusted under SFAS 115, thereby creating volatility in shareholders' equity as interest rates change. Therefore, care should be exercised in drawing conclusions based on balance sheet amounts that include the SFAS 115 effect. SFAS 115 does not affect results of operations.

     Rising interest rates in 1994 caused decreases in bond values. As a result, the effect of the SFAS 115 adjustment for fixed maturity securities was to reduce shareholders' equity by $1.6 billion during 1994.

     The components of the fair value adjustment to report securities in accordance with SFAS 115 at December 31, and the 1994 change, were as follows:

                        (IN MILLIONS)                       1994        1993      CHANGE
                                                           -------     ------     -------
    Fair value adjustment to fixed maturity securities...  $(1,387)    $1,594     $(2,981)
    Increase (decrease) in deferred policy acquisition
      costs..............................................      401       (554)        955
    Decrease (increase) in deferred income taxes.........      351       (364)        715
    Valuation allowance on deferred tax asset............     (315)         -        (315)
                                                           -------     ------     -------
         Net unrealized gains (losses) on fixed maturity
           securities....................................     (950)       676      (1,626)
         Net unrealized gains (losses) on equity
           securities....................................       15         33         (18)
                                                           -------     ------     -------
              Net unrealized gains (losses) on
                securities...............................  $  (935)    $  709     $(1,644)
                                                           =======     ======     =======


     The fair value adjustment to fixed maturity securities recorded at December 31, 1994 generated a deferred tax asset of $485 million. The Company believes that a portion of the deferred tax asset is realizable, since the Company has the ability to carryback $418 million of future capital losses against prior years' capital gains (see "Capital Gains Offset Program" below). In addition, the Company may hold certain securities until maturity and, therefore, would not realize future losses on such investments. At December 31, 1994, since management determined that the remainder of the deferred tax asset may not be realized, a valuation allowance of $315 million was provided.


Capital Gains Offset Program

     During fourth quarter 1994, American General initiated a program to realize capital losses for tax purposes to offset prior period capital gains. The purpose of the program is to realize tax refunds of approximately $200 million. In conjunction with this program, the Company has realized net capital losses for tax purposes of $136 million as of December 31, 1994, primarily through the sale of $1.2 billion of fixed maturity securities. The Company received a tax refund of $46 million in 1995 from the tax losses carried back to offset 1991 capital gains. This program reduced 1994 net income by approximately $60 million.


     Reinvestment of the sales proceeds in higher yielding fixed maturity securities and investment of the tax refunds are expected to increase future pretax investment income by approximately $100 million over the next 10 years.


     Additionally, the Company realized net capital gains of $162 million and $256 million in 1992 and 1993, respectively, that can be used for tax loss carryback purposes in 1995 and 1996. While the Company may generate capital losses in 1995 to offset the 1992 capital gains, the ability to realize such losses is dependent on future market conditions and alternative tax planning strategies. As of March 31, 1995, no additional losses were realized due to the decline in market interest rates.


Share Buyback Program

     In 1994, the Company purchased 9.5 million shares of American General Common Stock at a cost of $262 million, compared to 2.7 million shares and 2.0 million shares in 1993 and 1992, respectively. Share purchases under this program in 1994 increased 1994 earnings per share by $.02. Purchases in 1993 had no significant impact on 1993 earnings per share, while 1992 purchases increased 1992 earnings per share by $.01.

     Since inception of the share buyback program in 1987, 97.1 million shares of American General Common Stock, or 32% of the total shares then outstanding, have been purchased for an aggregate cost of $1.9 billion. The Company has suspended its share buyback program as a result of the previously discussed acquisition activity.

Derivatives

     In 1994, derivative financial instruments received significant scrutiny by investors and regulators due to well-publicized losses by major companies. American General makes very limited use of derivative financial instruments to manage the cost of debt and investment transactions and does not use derivatives for speculative purposes.

1993 Significant Events

     In 1993, the Company recorded a $300 million non-cash write-down of acquisition-related goodwill in the Life Insurance segment. This write-down was one of the decisions resulting from a strategic review of the Company's four ordinary life insurance subsidiaries, primarily AGL, begun in 1993. The strategic review was initiated to assess alternatives for optimizing the use of capital allocated to these subsidiaries in light of increasing public market multiples for life insurance companies in early 1993 and new risk-based capital requirements facing the life insurance industry. While AGL had been profitable in recent years, it operated in increasingly competitive markets and its performance was not meeting management's expectations, particularly in comparison to the Company's other businesses.

     In connection with the strategic review, the Company retained an outside advisor to assess AGL's market value, assuming the Company chose to sell AGL. The outside advisor's report, received on November 22, 1993, indicated that AGL's fair value was below its book value. This report, together with the marketing and profitability review performed by management, suggested an impairment of AGL's goodwill. The primary source of AGL's goodwill was the $1.2 billion acquisition of the Gulf United insurance operations in 1984. Since that time, there had been a series of consolidations within the Company's ordinary life insurance operations. In addition, AGL's marketing focus gradually changed, causing a decline in the acquired agency force and its in force business. In the past several years, AGL's business mix also continued to shift from life insurance to annuities, which have different distribution systems and lower interest margins. Management concluded, based on the cumulative effect of these trends and the outside advisor's report, that a portion of goodwill was permanently impaired.

     Following a special board of directors meeting on November 29, 1993, the Company announced the board's decision to retain AGL and a related New York subsidiary, seek future growth through acquisitions, sell the two special niche life insurance subsidiaries, and write down $300 million of goodwill associated with the four subsidiaries. While the write-down resulted in a $164 million net loss in fourth quarter 1993, it did not affect the Company's debt or claims-paying ability ratings and is not expected to have a material impact on future operating results.

     In addition, the Company adopted new accounting standards as of January 1, 1993 that reduced 1993 net income by $46 million. The Company also recorded a $30 million charge to reflect the federal corporate income tax rate increase caused by the Revenue Reconciliation Act of 1993.


BUSINESS SEGMENTS



     American General reports the results of its business operations in three segments: Retirement Annuities, Consumer Finance, and Life Insurance. To facilitate meaningful period-to-period comparisons, earnings of each segment include earnings from its business operations and earnings on that amount of equity considered necessary to support its business, and exclude net realized investment gains (losses), non-recurring items, and the effect of accounting changes. Segment earnings were as follows:


     (IN MILLIONS)

                                                                  1994     1993     1992
                                                                  ----     ----     ----
    Retirement Annuities........................................  $187     $162     $130
    Consumer Finance............................................   245      206      161
    Life Insurance..............................................   257      291      323
                                                                  ----     ----     ----
      Segment earnings..........................................   689      659      614
      Non-recurring items.......................................     -     (329)       -
                                                                  ----     ----     ----
              Total.............................................  $689     $330     $614
                                                                  ====     ====     ====


     Non-recurring items in 1993 included a $300 million write-down of goodwill in the Life Insurance segment and a $29 million charge due to the 1993 tax rate change.


Retirement Annuities

     VALIC, American General's retirement annuity company, specializes in providing tax-deferred retirement plans and annuities to employees of not-for-profit organizations.


     (IN MILLIONS)


                                                           1994        1993        1992
                                                          -------     -------     -------
    Assets............................................    $22,007     $20,896     $17,673
    Fixed deposits....................................      1,657       1,700       1,630
    Variable deposits.................................        573         432         271
    Revenues..........................................      1,537       1,470       1,358
    Segment earnings..................................        187         162         130

     Profitability of the retirement annuity business is a function of three elements: asset growth, net interest margin, and operating expenses.


     Asset growth (excluding the effect of SFAS 115) was 11% in 1994 and 15% in 1993. A key component of asset growth is new deposits from customers, who may elect fixed or variable account options. The strong growth in variable deposits and decline in fixed deposits are a result of the attractiveness of equity investments due to relatively low interest rates in 1993 and early 1994. In response to this trend, VALIC significantly expanded the variable investment options offered to its customers during 1994. The assets and liabilities related to these variable account options are reflected in Separate Account assets and liabilities because the customer bears the investment risk.

     Revenues, over 97% of which are net investment income, increased as a result of growth in total assets, despite declines of 57 and 59 basis points in average investment yields on fixed accounts in 1994 and 1993, respectively. As a result of management's ability to make corresponding reductions in the rates credited to policyholders, the net interest margin increased 14 basis points in 1994 and 7 basis points in 1993.

     The ratio of operating expenses to average assets was .57%, .59%, and .67% in 1994, 1993, and 1992, respectively. Operating expenses for 1994, 1993, and 1992 were increased by pretax charges of $6 million, $7 million, and $12 million, respectively, for actual and anticipated assessments by state insurance guaranty associations.

     Substantially all of this segment's business is tax-qualified retirement annuities, which generally experience lower withdrawal rates than non-qualified annuities. The rate of policyholder surrenders of fixed accounts increased to 4.9% of average reserves in 1994, compared to 3.9% in 1993 and 3.8% in 1992. The 1994 increase was due in part to the surrender of one large group account, as well as customers seeking higher returns in other equity-based investments.


     Despite increased competition, especially from equity mutual funds, this segment should continue to experience asset growth, due to its leading market position, exclusive distribution system, and strong claims-paying ability ratings. By managing interest-crediting rates to reflect changing investment yields, the Company expects to maintain net interest margins within its pricing assumptions. As a result, earnings in this segment should continue to increase.


Consumer Finance

     AGF offers consumer loans, home equity loans, retail sales financing, credit cards, and credit-related insurance products through a national network of 1,300 branch offices.

     (IN MILLIONS)

                                                              1994       1993       1992
                                                             -------    -------    -------
    Finance receivables....................................  $ 7,920    $ 6,574    $ 6,200
    Finance receivable volume..............................    6,978      5,408      4,362
    Revenues...............................................    1,491      1,282      1,178
    Segment earnings.......................................      245        206        161


     Principal influences on this segment's results include the aggregate amount and mix of finance receivables, credit loss experience, cost of borrowed funds, and operating expenses.


     Finance receivables grew 20% in 1994 and 6% in 1993. The increase in finance receivables and finance receivable volume is primarily due to branch expansion and business development efforts in retail sales financing. A leading contributor to this growth has been private label products, which offer revolving financing services through large retail merchants. Growth in higher-yielding non-real estate consumer loans and retail receivables increased the yield on finance receivables by 63 and 21 basis points during 1994 and 1993, respectively.

     As expected, growth in higher-yielding finance receivables influenced credit quality in 1994 and 1993. Delinquencies increased to 2.9% at December 31, 1994, compared to 2.5% and 2.2% for 1993 and 1992, respectively. Charge offs increased to 2.5% in 1994 from 2.2% in both 1993 and 1992, while the allowance for finance receivable losses increased to 2.9% of finance receivables at December 31, 1994, compared to 2.8% for 1993 and 2.6% for 1992.

     Cost of borrowing for this segment declined 7 basis points in 1994 and 82 basis points in 1993, due to refinancing long-term debt at lower rates and the decline in market rates during 1993 and 1992.

     Operating expenses increased 12% in 1994 and 3% in 1993, compared to growth in average finance receivables of 11% and 8% in 1994 and 1993, respectively. The increase in operating expenses reflected increased staffing and costs related to growth in branch offices, including 100 new branches opened in 1994, and a major branch office automation program, partially offset by increased deferrals of finance receivable origination costs.


     Management expects to continue to increase the size of the finance receivable portfolio and to emphasize retail and higher-yielding non-real estate consumer loans. Revenues associated with this growth are expected to be partially offset by higher cost of borrowed funds and an increase in the provision for finance receivable losses. Overall, earnings in this segment should continue to increase.


Life Insurance

     The Life Insurance segment includes AGLA, which emphasizes the sale and service of basic needs life insurance products, and AGL, which provides life insurance and annuity products for estate planning and capital accumulation needs. In January 1995, the Company acquired Franklin Life, which provides individual insurance and annuity products through an agency distribution system.


     (IN MILLIONS)


                                                           1994        1993        1992
                                                          -------     -------     -------
    Assets..............................................  $14,156     $14,192     $13,328
    Deposits
      Annuities.........................................      598         472         403
      Life insurance....................................      547         521         435
    Revenues
      Premiums and other considerations.................      999       1,085       1,070
      Net investment income.............................      902         942         948
    Life and annuity sales..............................      859         697         595
    Segment earnings....................................      257         291         323


     Earnings for this segment have decreased due to declining investment yields and higher income taxes beginning in 1993. In addition, 1994 segment results excluded American-Amicable, which had earnings of $8 million and $9 million in 1993 and 1992, respectively, and was sold in August 1994.


     The decline in net investment income is primarily a result of declining yields, partially offset by growth in assets (excluding the effect of SFAS 115). The average investment yield for the Life Insurance segment decreased to 8.6% in 1994, compared to 9.3% and 9.9% in 1993 and 1992, respectively. The lower yields reflect significant prepayments of mortgage-backed securities and bond calls in 1992 and 1993, with reinvestment of proceeds at lower interest rates.


     Premiums and other considerations include premiums on traditional life insurance and mortality, expense, and surrender charges on interest-sensitive products. The decrease in 1994 was primarily due to the sale of American-Amicable and the ceding of Medicare supplement business to another insurance company. The revenues ceded were largely offset by a related decrease in benefit expense.


     Annuity sales increased 37% to $601 million in 1994, compared to an increase of 18% in 1993. The strong growth in annuity sales is primarily due to the successful introduction of a new variable product marketed through a network of financial institutions. Life sales, as measured by new annualized premiums, decreased 1% to $258 million in 1994, compared to a 16% increase in 1993. The 1994 decrease was due to lower sales of traditional life insurance and the sale of American-Amicable.

     Segment earnings were adversely affected by higher income taxes in 1994 and 1993, due to the loss of certain tax benefits which totaled $29 million in 1992.


     Excluding the acquisition of Franklin Life, management expects continued pressure on segment earnings in 1995. Despite continued increases in sales of annuity and other interest-sensitive products, net investment income is expected to decline as a result of lower investment yields. Including Franklin Life, segment earnings are expected to substantially increase in 1995.


ECONOMIC FACTORS

Interest Rates

     The pricing and profit margins of the products and services offered by American General's operating subsidiaries are sensitive to interest rates. Fluctuations in interest rates also affect the economic value and duration of the assets and liabilities supporting these products and services. American General may respond to fluctuations in interest rates by adjusting interest-crediting rates, repricing products, and/or changing investment strategy. See the discussion of the Company's asset/liability management program below.

Competition

     On January 18, 1995, the U.S. Supreme Court ruled that all national banks may compete with insurance companies in the sale of annuities. VALIC was the named plaintiff on behalf of the life insurance industry in the litigation (VALIC vs. NationsBank).

     VALIC currently sells variable annuities to specialized markets for qualified retirement plans through NASD-licensed representatives. American General's life insurance companies sell annuities through their own agency distribution systems and through a network of financial institutions. As a result, the impact of the decision on American General's insurance operations is expected to be minimal.

Taxation

     Tax laws affect not only the way American General is taxed but also the design of many of its products. Changes in tax laws or regulations could adversely affect operating results. The Revenue Reconciliation Act of 1993 increased the federal corporate tax rate by 1% and caused an increase in current taxes and a one-time increase in deferred income taxes, which together decreased net income by $30 million in 1993.

Regulation

     Concerns about asset quality and capital adequacy of the insurance industry have resulted in increased scrutiny by insurance regulators. American General is not aware of any regulations or pending regulatory actions that would have a material effect on the Company's liquidity, capital resources, or operations.

     On January 1, 1994, the National Association of Insurance Commissioners ("NAIC") adopted a risk-based capital ("RBC") formula that can be used to evaluate the adequacy of life insurance companies' statutory capital and surplus. The RBC formula specifies various weighting factors that are applied to financial balances or levels of activity of each company, based on the perceived degree of risk, to calculate RBC. The formula focuses on: (1) asset impairment risks, (2) insurance risks, (3) interest rate risks, and (4) general business risks. The "Company Action Level" RBC ratio ("RBC ratio") is determined by dividing a life insurance company's total adjusted capital by its calculated RBC.

     Calculations at December 31, 1994, using the RBC formula, indicate that each of the Company's Life Insurance and Retirement Annuities subsidiaries' total adjusted capital is equal to or greater than 250% of amounts required at the "Company Action Level."

     The RBC requirements provide for four different levels of regulatory attention depending on an insurance company's RBC ratio. The "Company Action Level" is triggered if a company's RBC ratio is less than 100% but greater than or equal to 75%, or if a negative trend (as defined by the regulations) has occurred and the company's RBC ratio is less than 125%. At the "Company Action Level," a company must submit a comprehensive financial plan to the state insurance commissioner that discusses proposed corrective actions to improve its capital position. The "Regulatory Action Level" is triggered if a company's RBC ratio is less than 75% but greater than or equal to 50%. At the "Regulatory Action Level," the state insurance commissioner will perform a special examination of a company and issue an order specifying corrective actions that must be followed. The "Authorized Control Level" is triggered if a company's RBC ratio is less than 50% but greater than or equal to 35%. At this level, the state insurance commissioner may take any action it deems necessary, including placing the company under regulatory control. The "Mandatory Control Level" is triggered if a company's RBC ratio is less than 35%. At this level, the state insurance commissioner is required to place the company under its control.


Legal Contingencies



     Two real estate subsidiaries of the Company were defendants in a lawsuit that alleged damages based on lost profits and related claims arising from certain loans and joint venture contracts. On July 16, 1993, a judgment was entered against the subsidiaries jointly for $47.3 million in compensatory damages and against one of the subsidiaries for $189.2 million in punitive damages. On September 17, 1993, a Texas state district court reduced the previously-awarded punitive damages by $60.0 million, resulting in a reduced judgment in the amount of $176.5 million plus post-judgment interest. An appeal on numerous legal grounds has been filed. The Company is continuing to contest the matter vigorously through the appeals process; and the Company believes, based on advice of legal counsel, that plaintiffs' claims are without merit. Accordingly, no provision has been made in the consolidated financial statements related to this contingency.



     In April 1992, the Internal Revenue Service ("IRS") issued Notices of Deficiency in the amount of $12.4 million for the 1977-1981 tax years of certain insurance subsidiaries. The basis of the dispute was the tax treatment of modified coinsurance agreements. The Company elected to pay all related assessments plus associated interest, totaling $59 million. A claim for refund of tax and interest was disallowed by the IRS in January 1993. On June 30, 1993, a suit for refund was filed in the Court of Federal Claims. Trial is expected to occur in mid-1995. The Company believes that the

IRS's claims are without merit and is continuing to vigorously pursue refund of the amounts paid. Accordingly, no provision has been made in the consolidated financial statements related to this contingency.



     American General and certain of its subsidiaries are defendants in various other lawsuits and proceedings arising in the normal course of business. Some of these lawsuits and proceedings arise in jurisdictions such as Alabama that permit punitive damages disproportionate to the actual damages alleged. Although no assurances can be given and no determination can be made at this time as to the outcome of any particular lawsuit or proceeding, American General and its subsidiaries believe that there are meritorious defenses for all of these claims and are defending them vigorously. The Company also believes that the total amounts that would ultimately be paid, if any, arising from these claims would have no material effect on the Company's consolidated results of operations and financial position.



Guaranty Associations



     All 50 states have laws requiring solvent life insurance companies to pay assessments to state guaranty associations to protect the interests of policyholders of insolvent life insurance and annuity companies. A portion of these assessments can be recovered against the payment of future premium taxes; however, changes in state laws could decrease the amount available for recovery.



     The amounts assessed American General's life insurance and annuity subsidiaries under such laws were $16 million for 1994 and $14 million each for 1993 and 1992. The assessments were reduced by $6 million for 1994 and $5 million each for 1993 and 1992, considered recoverable against future premium taxes. At year-end 1994, the accrued liability for anticipated unrecoverable assessments was $21 million, compared to $19 million for 1993 and $17 million for 1992.


Environmental


     American General's principal exposure to environmental regulation arises from its ownership of investment real estate. Probable costs related to environmental cleanup were estimated to be $3 million at December 31, 1994 and March 31, 1995, and appropriate liabilities have been recorded to reflect these costs.


ASSET/LIABILITY MANAGEMENT

Objectives

     Asset/liability management is performed on an ongoing basis for each of the Company's operating companies as well as on an aggregate basis. The primary objective of the Company's asset/liability management program is to maintain a reasonable balance in the durations of assets and liabilities to minimize the risk of inadequate liquidity, while achieving profitability objectives. An additional objective of the Consumer Finance segment's asset/liability management program is to manage the spread between the yield on finance receivables and borrowing costs.


Techniques -- Retirement Annuities and Life Insurance



     The primary asset management technique used to maintain duration match in the Retirement Annuities and Life Insurance segments is to target new cash flows to meet specific duration objectives. To a lesser extent, portfolio restructuring actions are used to adjust asset durations. Cash flow testing of assets and liabilities is performed annually under multiple interest rate scenarios to evaluate the appropriateness of the Company's investment portfolios relative to the Company's insurance reserves. The Company's insurance reserves are supported by high-quality, low-risk investments, including primarily investment grade fixed maturity securities, mortgage-backed securities, mortgage loans, and policy loans. Derivatives and off-balance-sheet transactions were not used for asset/liability management purposes during 1994, 1993, or 1992.

     The primary liability management techniques used to target duration are product design features and product management, through periodic repricing of new products and adjustment of interest crediting rates on existing products where possible. The Company's insurance and annuity liabilities at December 31 were as follows:

     (IN MILLIONS)

                                                            1994         1993         1992
                                                          --------     --------     --------
    Retirement annuities...............................   $ 18,656     $ 17,029     $ 15,012
    Traditional life...................................      4,334        4,199        4,430
    Interest-sensitive life............................      2,933        2,664        2,258
    Other annuities....................................      3,029        2,765        2,383
    Other..............................................        671          582          653
                                                          --------     --------     --------
              Total insurance and annuity
                liabilities............................   $ 29,623     $ 27,239     $ 24,736
                                                          ========     ========     ========

     Approximately 80% of the insurance and annuity liabilities were subject to interest crediting adjustments in the three years ended December 31, 1994.


Techniques -- Consumer Finance


     The Company funds its finance receivables with equity and a combination of fixed-rate debt, principally long-term, and floating-rate or short-term debt, principally commercial paper. The Company's mix of fixed-rate and floating-rate debt is a management decision based in part on the nature of the receivables being supported. The Company limits its exposure to market interest rate increases by fixing interest rates it pays for term periods. The primary means by which the Company accomplishes this is through the issuance of fixed-rate debt. On infrequent occasions, the Company has also used interest rate swap agreements and options on interest rate swap agreements to synthetically create fixed-rate debt by altering the nature of floating-rate debt, thereby limiting its exposure to interest rate movements.


Results -- Retirement Annuities and Life Insurance


     The Company's asset/liability management program is designed to minimize the exposure of the Company's surplus to fluctuations in interest rates while ensuring adequate liquidity to meet liability cash flow requirements. Cash flow testing performed as of December 31, 1994 indicated that the Company's insurance subsidiaries would have future surplus after meeting their insurance obligations.

     In addition, investment margins have been maintained in the Retirement Annuities segment. While investment margins on interest-sensitive products in the Life Insurance segment have been maintained, overall investment margins have declined because some large blocks of in force business have crediting rates that cannot be adjusted when the investment yields fluctuate. These overall investment margins are still within product pricing assumptions.

     The average investment yield, interest crediting rate, and investment margin for the primary operating companies in the Retirement Annuities and Life Insurance segments for the years ended December 31 were as follows:

                                                                 1994*     1993*     1992
                                                                 -----     -----     -----
    VALIC

         Investment yield......................................   8.37%     8.94%     9.53%
         Crediting rate........................................   6.57      7.28      7.94
                                                                 -----     -----     -----
              Investment margin................................   1.80%     1.66%     1.59%
                                                                 =====     =====     =====
    AGLA
         Investment yield......................................   8.97%     9.69%    10.15%
         Crediting rate........................................   6.78      6.93      7.15
                                                                 -----     -----     -----
              Investment margin................................   2.19%     2.76%     3.00%
                                                                 =====     =====     =====
    AGL
         Investment yield......................................   8.05%     8.72%     9.61%
         Crediting rate........................................   5.91      6.20      6.75
                                                                 -----     -----     -----
              Investment margin................................   2.14%     2.52%     2.86%
                                                                 =====     =====     =====

     * Excludes the effect of SFAS 115.


Results -- Consumer Finance



     Growth in higher-yielding finance receivables and lower cost of borrowings have resulted in steady increases in the spread between yield and borrowing costs. The yield on finance receivables, cost of borrowings, and spread between yield and cost of borrowings for the years ended December 31 were as follows:


                                                                 1994      1993      1992
                                                                 -----     -----     -----
    Yield on finance receivables...............................  17.58%    16.95%    16.74%
    Cost of borrowings.........................................   6.60      6.67      7.49
                                                                 -----     -----     -----
         Spread................................................  10.98%    10.28%     9.25%
                                                                 =====     =====     =====


INVESTMENTS


     At year-end 1994, American General's $46 billion of assets included $31 billion of investments, principally supporting insurance and annuity liabilities.

Fixed Maturity Securities


     At year-end 1994, fixed maturity securities included $14.3 billion of corporate bonds, $10.0 billion of mortgage-backed securities, $1.2 billion of bonds issued by governmental agencies, and $156 million of preferred stocks with mandatory redemption provisions.

     The average credit rating of the fixed maturity securities was AA- at year-end 1994, 1993, and 1992. Average ratings by category at December 31, 1994 were as follows:

     (IN MILLIONS)

                                                                                            AVERAGE
                                                              FAIR VALUE         %          RATING
                                                              ----------       -----        -------
    Investment grade........................................   $ 14,782             %58       A
    Mortgage-backed.........................................     10,032              39       AAA
    Below investment grade..................................        886               3       BB-
                                                               --------            ----      ----
              Total fixed maturity securities...............   $ 25,700             100%      AA-
                                                               ========            ====      ====


     Investment grade securities include bonds and preferred stock with mandatory redemption features and have credit ratings of BBB- or better.



     Mortgage-backed securities ("MBSs") at December 31 were invested as follows:


     (IN MILLIONS)

                                                            1994*       1993*       1992
                                                           -------     -------     ------
    CMOs.................................................  $ 9,180     $10,167     $8,025
    Pass-through securities..............................      784         511        687
    Commercial MBSs......................................       68           -          -
                                                           -------     -------     ------
              Total MBSs.................................  $10,032     $10,678     $8,712
                                                           =======     =======     ======

     * Includes the effect of SFAS 115.

     Collateralized mortgage obligations ("CMOs") are purchased to diversify the portfolio risk characteristics from primarily corporate credit risk to a mix of credit and cash flow risk. The majority of the CMOs in the Company's investment portfolio have relatively low cash flow variability. In addition, virtually all CMOs in the portfolio have minimal credit risk because the underlying collateral is guaranteed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, or the Government National Mortgage Association. These CMOs offer stronger liquidity and higher yields than corporate debt securities of similar credit quality and expected average lives.

     The principal risks inherent in holding CMOs (as well as mortgage-backed, pass-through securities and other MBSs) are prepayment and extension risks arising from changes in market interest rates. In declining interest rate environments, the mortgages underlying the CMOs are prepaid more rapidly than anticipated, causing early repayment of the CMOs. In rising interest rate environments, the underlying mortgages are prepaid at a slower rate than anticipated, causing CMO principal repayments to be extended. Although early CMO repayments may result in acceleration of income from recognition of any unamortized discount, the proceeds typically are reinvested at lower current yields, resulting in a net reduction of future investment income. Proceeds from repayments of MBSs decreased from $2.7 billion in 1993 to $1.8 billion in 1994. Repayment of a lower amount is expected in 1995.

     The Company manages this prepayment and extension risk by investing in CMO tranches that provide for greater stability of cash flows. The mix of CMO tranches at December 31 was as follows:

    (IN MILLIONS)

                                                            1994*       1993*       1992
                                                            ------     -------     ------
    Planned Amortization Class............................  $7,006     $ 6,516     $2,484
    Z (Accrual)...........................................     821         933      1,231
    Sequential............................................     686       1,743      3,159
    Target Amortization Class.............................     656         952        961
    Other.................................................      11          23        190
                                                            ------     -------     ------
              Total CMOs..................................  $9,180     $10,167     $8,025
                                                            ======     =======     ======

     * Includes the effect of SFAS 115.

     The Planned Amortization Class ("PAC") tranche is structured to provide more certain cash flows to the investor and therefore is subject to less prepayment and extension risk than other CMO tranches. In general, the Company's PACs are structured to provide average life stability for increases and decreases in interest rates of 100 to 200 basis points. PACs derive their stability from two factors: (1) early repayments are applied first to other tranches to preserve the PACs' originally scheduled cash flows as much as possible, and (2) cash flows applicable to other tranches are applied first to the PAC if the PACs' actual cash flows are received later than originally anticipated. To take advantage of PACs' lower prepayment and extension risks, the Company began purchasing more PACs and fewer other CMO tranches in early 1992. As interest rates continued to decline during 1992 and 1993, the majority of the proceeds received from early repayments were reinvested in additional PACs, causing PACs to account for 70% of total MBSs at December 31, 1994.

     The Z tranche (also known as the Accrual class) defers all interest to another class until that class is paid down, at which time accumulated interest and principal are paid to the Z tranche. The prepayment and extension risk associated with a Sequential tranche can vary as interest rates fluctuate, since this tranche is not supported by other tranches. The Target Amortization Class tranche has protection similar to PACs in decreasing interest rate environments, but has minimal protection in increasing rate environments.

     The majority of the Company's CMO portfolio is traded in the open market. As such, the Company obtains market prices from outside vendors. Any security price not received from the vendor is obtained from the originating broker or, in rare circumstances, is internally calculated.


     Below investment grade securities include bonds and preferred stock with mandatory redemption provisions that have a credit rating below BBB-. Below investment grade bonds accounted for 2.8% of invested assets at year-end 1994, compared to 2.3% for 1993 and 2.5% for 1992. These percentages compare to the life insurance industry average of 3.8% at December 31, 1993, the latest date for which information is available. Net income from below investment grade bonds, including realized investment gains (losses), was $50 million in 1994, compared to $49 million in 1993 and $40 million in 1992.


     Bonds are deemed to be non-performing when the payment of interest is sufficiently uncertain as to preclude the accrual of interest. Non-performing bonds were 0.2% of total fixed maturity securities at year-end 1994 and 1993 and 0.5% at year-end 1992.

Mortgage Loans

     Mortgage loans on real estate represented 8% of invested assets at December 31, 1994, down from 10% for 1993 and 13% for 1992. These declines reflect repayment of loans as a result of declining interest rates in 1992 and 1993 and the Company's reduced emphasis on mortgage lending.

     Mortgage loan information at December 31 was as follows:

     (IN MILLIONS)

                                                          1994         1993         1992
                                                         ------       ------       ------
    Commercial.........................................  $2,656       $2,997       $3,453
    Residential........................................      84          133          303
    Allowance for losses...............................     (89)         (98)         (53)
                                                         ------       ------       ------
              Total mortgage loans.....................  $2,651       $3,032       $3,703
                                                         ======       ======       ======
    Foreclosures during the year.......................  $   17       $   45       $   69
                                                         ======       ======       ======
    Allowance for losses...............................     3.2%         3.1%         1.4%
                                                         ======       ======       ======
    Non-performing
      Delinquent (60+ days)............................     3.0%         2.2%         3.1%
      Restructured commercial loans....................     2.7          2.2          1.6
                                                         ------       ------       ------
              Total non-performing.....................     5.7%         4.4%         4.7%
                                                         ======       ======       ======

     The increase in the percentage allowance for losses, as well as the percentage of non-performing loans in 1994, is due to the overall decrease in the portfolio.

     Otherwise performing commercial mortgage loans are placed on the Company's watch list if they are delinquent 30-59 days, the borrower is in bankruptcy, or the loan is determined to be undercollateralized. At year-end 1994, $239 million of commercial mortgage loans were on the Company's watch list, compared to $467 million at year-end 1993 and $188 million at year-end 1992. The decrease in the watch list since 1993 is primarily due to improving collateral values during 1994. The increase in the watch list amount from 1992 to 1993 is primarily due to a more active portfolio review and a tightening of standards for the identification of loans to be placed on the watch list. The mortgage loan review process consists of a formal annual review and an ongoing monitoring process. The loan reviews include analysis of collateral operating information, debt coverage ratios, and tenant data. While the watch list loans may be predictive of higher non-performing loans in the future, American General does not anticipate a significant effect on operations, liquidity, or capital from these loans.

     Non-performing mortgage loans include loans delinquent 60 days or more and commercial loans that have been restructured. Non-performing mortgage loans totaled $157 million at year-end 1994, compared to $137 million and $179 million at year-end 1993 and 1992, respectively. At year-end 1994, the average yield on restructured commercial mortgage loans was 7.9%.


     At year-end 1994, 5.8% of the commercial mortgage loan portfolio was non-performing, up from 4.4% and 5.0% at year-end 1993 and 1992, respectively. This portfolio continues to outperform the life insurance industry averages for non-performing commercial mortgage loans, which were 13.0%, 13.9%, and 14.1% at year-end 1994, 1993, and 1992, respectively.


Policy Loans

     Policy loans are policyholder borrowings against the cash surrender value of life insurance products that provide for cash accumulation benefits. Policy loans represented 4% of invested assets at year-end 1994, 1993, and 1992. Policy loan interest rates, which are contractually established, averaged 6.3% during 1994.

Investment Real Estate

     Investment real estate at December 31 was as follows:

     (IN MILLIONS)

                                                              1994      1993       1992
                                                              -----     -----     ------
    Land development projects...............................  $ 613     $ 642     $  653
    American General Center, Houston........................  120..       125        130
    Income-producing real estate............................     96       189        282
    Foreclosed real estate..................................     56        69        130
    Allowance for losses....................................   (321)     (253)      (129)
                                                              -----     -----     ------
              Total investment real estate..................  $ 564     $ 772     $1,066
                                                              =====     =====     ======


     The 1994 and 1993 decreases in income-producing and foreclosed real estate were due to sales. The increase in the allowance for losses over the past two years reflects declines in the net realizable value of certain real estate investments. While the value of any property may fluctuate with local market conditions, the net realizable value of the investment real estate portfolio is at least equal to the value reflected in the financial statements. In March 1995, the Financial Accounting Standards Board issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This standard, which must be adopted by first quarter 1996, will require the Company to report certain investment real estate at fair value, rather than at net realizable value as previously required. Upon adoption of SFAS 121, the carrying value of certain land development projects will be permanently reduced by the amount of the related allowance for losses. American General has not determined when SFAS 121 will be adopted. The Company does not anticipate a material effect on net income, liquidity, or capital related to adoption of this standard.


     Pretax net realized losses on real estate investments, including sales and reserve increases, totaled $88 million, $170 million, and $74 million in 1994, 1993, and 1992, respectively.

     No new real estate investments are planned, except for commitments on existing land development projects and possible foreclosures. All foreclosed real estate is held for sale.

Realized Investment Gains (Losses)


     Realized investment gains (losses) may vary significantly from year to year since the decision to sell investments is determined principally by considerations of investment timing and tax consequences. Realized investment gains (losses) can also result from early redemption of securities at the election of the issuer ("calls") and changes in write-downs and reserves.


     Realized gains (losses) for the years ended December 31 were as follows:

     (IN MILLIONS)

                                                               1994      1993      1992
                                                               -----     -----     -----
    Sales of fixed maturity securities.......................  $(150)(a) $  (6)    $  (2)
    Write-downs/reserve changes(b)...........................   (123)     (298)     (155)
    Calls of fixed maturity securities.......................     29       129       102
    Sales/calls of equity securities.........................      9       123        61
    Other....................................................     63        60        12
                                                               -----     -----     -----
              Total realized investment gains (losses).......  $(172)    $   8     $  18
                                                               =====     =====     =====

     (a) See "Significant Events -- Capital Gains Offset Program" above.
     (b) Primarily related to investment real estate.

CAPITAL REQUIREMENTS



     The overall financial strength of American General and its subsidiaries is based on consolidated shareholders' equity of $3.5 billion at December 31, 1994, and is confirmed by strong ratings for both debt-paying and claims-paying ability. For analysis of capital requirements, the parent company and the business segments are discussed separately.


Parent Company

     Total capital of the parent company is referred to as "corporate capital." Since the parent company is a holding company, the level of corporate capital is determined primarily by the required equity of its business segments, while the mix of corporate capital between debt and equity is influenced by overall corporate strategy and structure.

     At year-end 1994, corporate capital included $3.5 billion of shareholders' equity and $1.5 billion of corporate debt.


     The ratio of corporate debt to corporate capital, excluding the effect of SFAS 115, was 25% and 22% at year-end 1994 and 1993, respectively. This ratio increased to 35% at January 31, 1995 from the issuance of short-term debt to initially finance the Franklin Life acquisition. Management expects this ratio to decrease to approximately 25% by year-end 1995 as the Company finalizes the permanent financing for the acquisition. Currently, the Company expects to refinance approximately 50% of the acquisition cost using long-term fixed-rate corporate debt and approximately 25% using non-convertible preferred stock.


     The Company's current corporate debt ratings are as follows:


                                                                            LONG-TERM
                                                     COMMERCIAL PAPER         DEBT
                                                    ------------------    -------------
    Standard & Poor's.............................  A-1+    (Highest)     AA-  (Strong)
    Duff & Phelps.................................  Duff 1+ (Highest)     AA-  (Strong)
    Moody's.......................................  P-1      (Highest)    A1   (Strong)


     As a result of American General's announcement of the Franklin Life acquisition and its then outstanding merger offer to acquire Unitrin for an aggregate cost of $3.8 billion, two rating agencies downgraded the Company's corporate long-term debt ratings from AA to AA- on November 30, 1994.

Consumer Finance Segment

     The capital of American General's Consumer Finance segment varies directly with the amount of finance receivables outstanding. The capital mix of consumer finance debt and equity is based primarily upon maintaining leverage at a level that supports cost-effective funding.

     At year-end 1994, consumer finance capital was $8.3 billion, compared to $6.9 billion a year earlier, due to an increase in debt to support a $1.3 billion increase in finance receivables. The 1994 capital included $7.1 billion of consumer finance debt, which is not guaranteed by the parent company, and $1.2 billion of equity.

     The ratio of debt to tangible net worth (equity less goodwill and the effect of SFAS 115), a key measure of financial risk in the consumer finance industry, was 7.5 to 1 for the Consumer Finance segment at year-end 1994, 1993, and 1992. Management expects to maintain the current level of debt to tangible net worth.

     The current consumer finance debt ratings are as follows:

                                                      COMMERCIAL PAPER     LONG-TERM DEBT
                                                     ------------------    --------------
    Standard & Poor's..............................  A-1+    (Highest)     A+  (Strong)
    Duff & Phelps..................................  Duff 1+ (Highest)     -
    Moody's........................................  P-1      (Highest)    A1   (Strong)

     During 1994, the consumer finance debt ratings were placed on rating watch lists with negative implications by one rating agency as a result of the Company's $2.6 billion merger offer to acquire Unitrin. Subsequent to the expiration of the offer to acquire Unitrin on February 7, 1995, the rating agency confirmed the consumer finance debt ratings with no change.

Retirement Annuities and Life Insurance Segments

     The amount of statutory equity required to support the business of American General's Retirement Annuities and Life Insurance segments is a function of three factors: (1) the quality of the assets invested to support insurance and annuity reserve liabilities; (2) the mortality risk of the life insurance in force; and (3) the interest-rate risk resulting from potential mismatching of asset and liability durations. Each of these items is a key factor in the NAIC's risk-based capital formula, used to evaluate the adequacy of a life insurance company's statutory equity (see "Economic Factors -- Regulation" above).


     Rating agencies use the NAIC approach as one of the factors in determining an insurance company's claims-paying ability ratings. The Company's target statutory equity for each of its life insurance and annuity subsidiaries is 250% of the Company Action Level RBC. At December 31, 1994, all of the Company's life insurance and annuity subsidiaries had statutory equity equal to or in excess of this target. Franklin Life also had statutory equity in excess of this target.


     The current claims-paying ability ratings of the Company's principal insurance and annuity subsidiaries are as follows:

                                                                           AMERICAN
                                                          AMERICAN       GENERAL LIFE      FRANKLIN
                                              VALIC     GENERAL LIFE     AND ACCIDENT        LIFE
                                              -----     ------------     -------------     --------
    A.M. Best...............................   A++           A++              A++              A+
    Standard & Poor's.......................   AAA           AAA              AAA              AA
    Duff & Phelps...........................   AAA           AAA                -             AA+
    Moody's.................................   Aa2           Aa3                -             Aa3

     During 1994, the claims-paying ability ratings of the above companies were placed on rating watch lists with negative implications by one or more rating agencies. The ratings watch was the result of the Company's $2.6 billion merger offer to acquire Unitrin and the announcement of the Franklin Life acquisition. Subsequent to the expiration of the offer to acquire Unitrin on February 7, 1995, Standard & Poor's and Duff & Phelps confirmed the AAA ratings of the Company's insurance and annuity subsidiaries. After completion of the acquisition of Franklin Life on January 31, 1995, each of the four rating agencies lowered Franklin Life's ratings by one level to the ratings indicated above. These actions are a result of American General's plan to reduce Franklin Life's statutory equity to 250% of the Company Action Level RBC to finance a portion of the acquisition.

LIQUIDITY

     American General's overall liquidity is based on strong cash flows from each of its business segments and its ability to borrow in both the long-term and short-term markets at competitive rates. American General believes that its overall sources of liquidity will continue to be sufficient to satisfy its foreseeable financial obligations. For analysis of liquidity, the parent company and the business segments are discussed separately below.


Parent Company



     Operating cash flow for the parent company includes dividends from the business segments, partially offset by interest and other expenses not allocated to the segments. During 1994, operating cash flow of the parent company of $410 million was used to pay dividends to shareholders, to buy back American General Common Stock, and to pay interest on corporate debt.


     While the subsidiaries are restricted in the amount of dividends they may pay to the parent company, these restrictions are not expected to affect the ability of the parent company to meet its cash obligations in 1995.


Retirement Annuities and Life Insurance Segments


     In 1994, the Retirement Annuities and Life Insurance segments generated $2.5 billion of cash, composed of $1.3 billion from operations and $1.2 billion from the net increase in policyholder fixed account deposits. This compares to total cash generated of $3.1 billion in 1993 and $3.0 billion in 1992. The decrease was primarily a result of higher withdrawals and lower deposits related to fixed accounts and transfers to Separate Accounts by policyholders of the Retirement Annuities segment seeking higher returns in equity-based investments.

     The major uses of cash were the net purchase of investments necessary to support increases in insurance and annuity liabilities, and dividends paid to the parent company. These segments paid dividends to the parent company of $367 million in 1994, compared to $506 million in 1993 and $408 million in 1992. The Retirement Annuities segment and the Life Insurance segment, including Franklin Life, are expected to pay dividends to the parent company in 1995.


Consumer Finance Segment


     Operating cash flow for the Consumer Finance segment includes net income adjusted for non-cash expenses such as the amortization of intangible assets and the provision for finance receivable losses. In 1994, operating cash flow totaled $511 million, an increase from $479 million and $365 million in 1993 and 1992, respectively.

     The 1994 operating cash flow, coupled with net proceeds from increased debt, generated total cash flow of $1.8 billion, compared to $833 million in 1993 and $602 million in 1992. This cash was used to fund the net increase in receivables and to pay dividends to the parent company. Dividends paid to the parent company totaled $140 million in 1994, compared to $163 million in 1993 and $137 million in 1992. Dividend levels are adjusted to maintain consumer finance leverage (ratio of debt to tangible net worth) at 7.5 to 1.

     Operating cash flow and access to money and capital markets, resulting from strong debt and commercial paper ratings, are expected to satisfy 1995 cash requirements, including long-term debt maturities.

Credit Facilities



     During 1994, the Company entered into two new unsecured committed credit facilities with 47 banks totaling $2.5 billion. These facilities replaced existing bank credit facilities of equal amount. At December 31, 1994, committed credit facilities totaled $3.0 billion. On January 31, 1995, one of these facilities was increased by $1.3 billion to facilitate the Franklin Life acquisition and to support increases in Consumer Finance receivables. As a result, American General and its subsidiaries currently maintain committed credit facilities totaling $4.3 billion with 54 domestic and foreign banks. While the principal purpose of these facilities is to support the issuance of commercial paper, they also provide an additional source of cash to American General and its subsidiaries. At March 31, 1995, there were no outstanding borrowings under these facilities.



                   FOR THE THREE MONTHS ENDED MARCH 31, 1995



BUSINESS SEGMENTS



Retirement Annuities



     Revenues for the first three months of 1995 compared to 1994 increased $19 million, primarily due to a 5% increase in net investment income, reflecting growth in invested assets, partially offset by a decrease in the average investment yield. Invested assets increased $1.3 billion (excluding the effect of SFAS 115), or 7%, from March 31, 1994 to March 31, 1995, primarily due to fixed premium deposits and reinvestment of investment income over the last twelve months.



     Segment earnings increased $1 million, reflecting growth in net investment income which exceeded the increase in interest credited to policyholders. The ratio of operating expenses to average assets increased slightly to .54% for the three months ended March 31, 1995 from .53% for the same period in 1994.



     The ratio of policyholder surrenders to average deferred policy reserves was 4.19% for first quarter 1995 compared to 5.81% for first quarter 1994, primarily due to a free bailout provision (surrender without charge) on certain accounts and participants seeking higher returns in equity-based investments in the first quarter of 1994, both due to low market interest rates. While customer interest in equity-based investments has continued, resulting in a $32 million increase in variable account deposits, fixed deposits also increased $18 million in first quarter 1995 compared to first quarter 1994, due to the higher interest rate environment.



Consumer Finance



     Revenues for the first three months of 1995 compared to 1994 increased $96 million, or 28%, primarily from increased finance charges due to growth in finance receivables, through business development efforts and branch expansion, and improved yields. Yields improved as a result of the increased emphasis on non-real estate secured consumer loans and higher yields on the retail sales finance and credit card portfolios.



     Segment earnings increased $7 million, or 13%, due to increased spread on a higher receivables balance, partially offset by a higher provision for finance receivable losses and increased operating expenses. The charge off ratio increased to 2.8% for first quarter of 1995 from 2.2% for the same period of 1994, and delinquencies increased to 2.9% at March 31, 1995 from 2.4% at March 31, 1994. The increase in charge offs, delinquencies, and the provision for finance receivable losses resulted from growth in finance receivables and the change in portfolio mix described above.

Life Insurance



     The Life Insurance segment includes two months of activity of Franklin Life, acquired January 31, 1995. The acquisition increased segment revenues $174 million, deposits $69 million, and earnings $21 million in first quarter 1995.



     Excluding Franklin Life, revenues for the Life Insurance segment increased $22 million for the three months ended March 31, 1995 compared to 1994, primarily due to Financial Life, excluded from first quarter 1994 segment reporting, and higher investment income. The increase in investment income resulted from growth in invested assets, partially offset by lower yields which resulted from prepayment of higher yielding securities through mid-1994 and reinvestment at lower rates. Excluding Franklin Life, deposits increased 7% due to the introduction of structured settlement annuity products and growth in interest-sensitive life deposits.



     Segment earnings excluding Franklin Life decreased $1 million in first quarter 1995 compared to the same period of 1994, primarily due to higher insurance and annuity benefit expenses, partially offset by the increase in investment income.



ECONOMIC FACTORS -- GUARANTY ASSOCIATIONS



     The Company's life insurance and annuity subsidiaries were assessed $6.6 million by state guaranty associations during first quarter 1995, of which $4.2 million had been accrued at December 31, 1994. Assessments during first quarter 1994 were $3.4 million, of which $2.4 million was accrued at December 31, 1993. The assessments for 1995 and 1994 were reduced by $2.2 million and $.8 million, respectively, considered recoverable against future premium taxes. At March 31, 1995, the accrued liability for anticipated unrecoverable assessments was $23 million, compared to $21 million at December 31, 1994.



INVESTMENTS



     At March 31, 1995, American General's $56 billion of assets included $38 billion of investments, principally supporting insurance and annuity liabilities.



Fixed Maturity Securities



     Information regarding the fixed maturity securities portfolio at March 31, 1995 was as follows:



     (IN MILLIONS)



                                                                FAIR               AVERAGE
                                                                VALUE       %      RATING
                                                               -------     ---     -------
    Investment grade.........................................  $20,232      62%    A
    Mortgage-backed..........................................   11,169      34     AAA
    Below investment grade...................................    1,130       4     BB-
                                                               -------     ---     ----
              Total fixed maturity securities................  $32,531     100%    AA-
                                                               =======     ===     ====



     Collateralized mortgage obligations represented 88% and 92% of mortgage-backed securities at March 31, 1995 and December 31, 1994, respectively.



     Below investment grade fixed maturity securities increased $244 million from December 31, 1994 to March 31, 1995, primarily due to the acquisition of Franklin Life. Net income from below investment grade fixed maturity securities, including realized investment gains and losses, was $16 million and $12 million for the first three months of 1995 and 1994, respectively. Non-performing fixed maturity securities were .2% of total fixed maturity securities at March 31, 1995 and December 31, 1994.

     Decreases in market interest rates and resulting increases in bond values during the first three months of 1995 caused the adjustment to shareholders' equity related to fixed maturity securities under SFAS 115 to decrease from a net unrealized loss of $950 million at December 31, 1994 to a net unrealized loss of $106 million at March 31, 1995. The components of the fair value adjustment to report securities in accordance with SFAS 115 at March 31, 1995 and December 31, 1994 were as follows:



     (IN MILLIONS)



                                                        MARCH 31,    DECEMBER 31,
                                                          1995          1994         CHANGE
                                                        ---------    ------------    -------
    Fair value adjustment to fixed maturity
      securities......................................   $ (288)      $ (1,387)      $ 1,099
    Increase (decrease) in deferred policy acquisition
      costs and cost of insurance purchased...........      102            401          (299)
    Decrease (increase) in deferred income taxes......       66            351          (285)
    Valuation allowance on deferred tax asset.........        -           (315)          315
    Equity in WNC's net unrealized gain...............       14              -            14
                                                         ------       --------       -------
         Net unrealized losses on fixed maturity
           securities.................................     (106)          (950)          844
         Net unrealized gains on equity securities....       22             15             7
                                                         ------       --------       -------
              Net unrealized gains (losses) on
                securities............................   $  (84)      $   (935)      $   851
                                                         ======       ========       =======



Mortgage Loans



     Mortgage loan information at March 31, 1995 was as follows:



     (IN MILLIONS)



    Commercial.................................................................   $ 3,189
    Residential................................................................        81
    Allowance for losses.......................................................       (83)
                                                                                  -------
              Total mortgage loans.............................................   $ 3,187
                                                                                  =======
    Foreclosures during the quarter............................................   $     -
                                                                                  =======
    Allowance for losses.......................................................       2.5%
                                                                                  =======
    Non-performing
      Delinquent (60+ days)....................................................       3.0%
      Restructured commercial loans............................................       2.6
                                                                                  -------
              Total non-performing.............................................       5.6%
                                                                                  =======



     Non-performing mortgage loans represented 5.6% of total commercial loans at March 31, 1995, compared to 5.8% at December 31, 1994. The increase was primarily due to the increase in the portfolio from $2.7 billion at December 31, 1994 to $3.2 billion at March 31, 1995, due to the Franklin Life acquisition.



     At March 31, 1995, $205 million of performing commercial mortgage loans were included on the Company's watch list, compared to $239 million at year-end 1994. The decrease in the watch list amount was primarily due to loans which became non-performing during the quarter. The Company does not anticipate a significant effect on operations, liquidity, or capital from these loans.

LIQUIDITY



     Net cash flows from operating activities on a consolidated basis increased $267 million in first quarter 1995 compared to the same period in 1994, primarily due to increases in segment operating cash flows and a $78 million tax refund received in first quarter 1995 as a result of 1994 capital losses and overpayment of 1994 taxes.



Parent Company



     Operating cash flows of the parent company were $78 million and $92 million for the three months ended March 31, 1995 and 1994, respectively. The decrease related to lower dividends from subsidiaries, higher intercompany receivables, and a $9 million increase in interest expense due to the Franklin Life acquisition. The decrease was partially offset by an income tax refund in first quarter 1995 compared to taxes paid in first quarter 1994.



     The increase in short-term debt during first quarter 1995 primarily resulted from financing the Franklin Life acquisition. On March 29, 1995, the Company issued $150 million of non-redeemable debt securities due April 1, 2005, which bear interest at 7 3/4% payable semi-annually. Proceeds from this issuance were used to repay short-term corporate debt.



Retirement Annuities and Life Insurance Segments



     Net cash flows generated by the Life Insurance and Retirement Annuities segments in the first three months of 1995 included $438 million provided by operating activities and $268 million provided by the increase in fixed policyholder account deposits, net of withdrawals. This compares to $321 million and $288 million, respectively, during the first three months of 1994. The $117 million increase in cash provided by operating activities was primarily due to a $32 million tax payment in the Retirement Annuities segment in first quarter 1994, and cash flows of Franklin Life.



     During first quarter 1995, the companies in the Life Insurance and Retirement Annuities segments paid cash dividends of $52 million to American General, compared to $54 million during first quarter 1994.



Consumer Finance Segment



     The Consumer Finance segment's operating cash flows increased to $204 million during first quarter 1995, compared to $166 million during first quarter 1994. Cash dividends paid to the Company by the Consumer Finance segment totaled $31 million in the first three months of 1995, compared to $81 million for the same period of 1994, which included $48 million of dividends accrued in 1993.

              PRO FORMA FINANCIAL INFORMATION OF AMERICAN GENERAL

     On January 31, 1995, American General through its wholly-owned subsidiary, AGC Life Insurance Company ("AGC Life"), acquired AFC, the holding company of Franklin Life, pursuant to a Stock Purchase Agreement dated as of November 29, 1994, between American General and American Brands, Inc. ("American Brands"). The purchase price was $1.17 billion, consisting of $920 million in cash paid at closing and a $250 million cash dividend paid by AFC to American Brands prior to closing. The dividend was paid on January 30, 1995.

     On December 23, 1994, American General, through AGC Life, acquired a 40% interest in WNC, the holding company of Western National Life Insurance Company, through the acquisition of 24,947,500 shares of WNC common stock from Conseco, Inc. for $274 million in cash.


     Included on the following pages is information related to these acquisitions, as follows:



Balance Sheet



     The unaudited pro forma consolidated balance sheet as of March 31, 1995 presents the historical consolidated balance sheet of American General, as adjusted to reflect the proposed permanent financing of the AFC acquisition (see Note C of notes to pro forma consolidated financial statements).



Statement of Income for the Year Ended December 31, 1994



     The unaudited pro forma consolidated statement of income for the year ended December 31, 1994 presents the consolidated results of operations of American General and AFC and reflects American General's 40% equity in the earnings of WNC as if the acquisitions had been effective January 1, 1994, after giving effect to the purchase accounting and other pro forma adjustments described in the related notes.



Statement of Income for the Three Months Ended March 31, 1995



     The unaudited pro forma consolidated statement of income for the three months ended March 31, 1995 presents the consolidated results of operations of
(i) American General, which includes the operations of AFC for February and March 1995 and American General's 40% equity in the earnings of WNC, and (ii) AFC, for January 1995. The purchase accounting and other pro forma adjustments, as described in the related notes, are calculated as if the AFC acquisition had been effective January 1, 1994.

                          AMERICAN GENERAL CORPORATION

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1995

                                  (UNAUDITED)
                                 (IN MILLIONS)


                                                                        PRO FORMA
                                                                       ADJUSTMENTS
                                                         HISTORICAL    -----------
                                                         ---------      RELATING
                                                          AMERICAN       TO AFC          PRO FORMA
                                                          GENERAL       FINANCING       CONSOLIDATED
                                                         ----------    -----------      ------------
Assets
  Investments
     Fixed maturity securities..........................  $  32,531     $       -         $ 32,531
     Mortgage loans on real estate......................      3,187             -            3,187
     Equity securities..................................        248             -              248
     Policy loans.......................................      1,538             -            1,538
     Investment real estate.............................        553             -              553
     Other long-term investments........................        199             -              199
     Short-term investments.............................        241             -              241
                                                          ---------     ---------        ---------
          Total investments.............................     38,497             -           38,497
  Cash..................................................         21             -               21
  Finance receivables, net..............................      7,930             -            7,930
  Investment in WNC.....................................        297             -              297
  Deferred policy acquisition costs.....................      2,371             -            2,371
  Cost of insurance purchased...........................        745             -              745
  Acquisition-related goodwill..........................        592             -              592
  Other assets..........................................      1,648             -            1,648
  Assets held in Separate Accounts......................      3,566             -            3,566
                                                          ---------     ---------        ---------
          Total assets..................................  $  55,667     $       -         $ 55,667
                                                          =========     =========        =========
Liabilities
  Insurance and annuity liabilities.....................  $  36,046     $       -         $ 36,046
  Debt (short-term)
     Corporate:
       Short-term.......................................      1,375          (920)(C)          685
                                                                              220(C)
                                                                               10(D)
       Long-term........................................        984           450(C)         1,432
                                                                               (2)(D)
     Real Estate ($349).................................        349             -              349
     Consumer Finance ($2,498)..........................      7,261             -            7,261
  Income tax liabilities................................        793             -              793
  Other liabilities.....................................        824             -              824
  Liabilities related to Separate Accounts..............      3,566             -            3,566
                                                          ---------     ---------        ---------
          Total liabilities.............................     51,198          (242)          50,956
                                                          ---------     ---------        ---------
Preferred stock of subsidiary...........................          -           250(C)           242
                                                                               (8)(D)
Common stock subject to put contracts...................         47             -               47
Shareholders' equity
  Common stock..........................................        365             -              365
  Net unrealized gains (losses) on securities...........        (84)            -              (84)
  Retained earnings.....................................      4,606             -            4,606
  Cost of treasury stock................................       (465)            -             (465)
                                                          ---------     ---------        ---------
          Total shareholders' equity....................      4,422             -            4,422
                                                          ---------     ---------        ---------
          Total liabilities and equity..................  $  55,667     $       -         $ 55,667
                                                          =========     =========        =========


           See Notes to Pro Forma Consolidated Financial Statements.

                          AMERICAN GENERAL CORPORATION

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                 PRO FORMA ADJUSTMENTS
                                            HISTORICAL          ------------------------
                                        -------------------    RELATING TO    RELATING TO
                                        AMERICAN                   AFC            WNC         PRO FORMA
                                        GENERAL       AFC      ACQUISITION    ACQUISITION    CONSOLIDATED
                                        --------    -------    -----------    -----------    ------------
Revenues
  Premiums and other considerations..   $  1,210    $   503       $   -          $   -         $  1,713
  Net investment income..............      2,493        479           9(E)          (4)(M)        2,978
                                                                     (7)(F)
                                                                      8(F)
  Finance charges....................      1,248          -           -              -            1,248
  Realized investment gains
     (losses)........................       (172)       (14)         14(G)           -             (172)
  Equity in earnings of WNC..........          -          -           -             27(N)            27
  Other..............................         62         68           -              -              130
                                        --------    -------       -----          -----         --------
          Total revenues.............      4,841      1,036          24             23            5,924
                                        --------    -------       -----          -----         --------
Benefits and expenses
  Insurance and annuity benefits.....      2,224        721           5(H)           -            2,950
  Operating costs and expenses.......      1,013        108          (3)(I)          -            1,118
  Commission expense.................        400        126           -              -              526
  Change in deferred policy
     acquisition costs...............       (142)       (40)        (71)(I)          -             (253)
  Amortization of cost of insurance
     purchased.......................         18          9          (9)(I)          -               59
                                                                     41(J)
  Interest expense
     Corporate.......................        110          -          47(K)          11(M)           168
     Consumer Finance................        416          -           -              -              416
                                        --------    -------       -----          -----         --------
          Total benefits and
            expenses.................      4,039        924          10             11            4,984
                                        --------    -------       -----          -----         --------
Earnings
  Income before income tax expense...        802        112          14             12              940
  Income tax expense.................        289         44           5(L)          (5)(L)          341
                                                                                     8(N)
                                        --------    -------       -----          -----         --------
  Income before net dividends on
     preferred stock of subsidiary...        513         68           9              9              599
  Net dividends on preferred stock of
     subsidiary......................          -          -         (14)(K)          -              (14)
                                        --------    -------       -----          -----         --------
          Net income.................   $    513    $    68       $  (5)         $   9         $    585
                                        ========    =======       =====          =====         ========
Earnings per share and average shares
  outstanding:
  Primary:
     Net income......................   $   2.45                                               $   2.79
                                        ========                                               ========
     Average shares outstanding
       (in thousands)................    209,403                                                209,403
                                        ========                                                =======
  Fully diluted:
     Net income......................   $   2.45                                                $  2.79
                                        ========                                                =======
     Average shares outstanding
       (in thousands)................    209,420                                                209,420
                                        ========                                                =======


           See Notes to Pro Forma Consolidated Financial Statements.

                          AMERICAN GENERAL CORPORATION



                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME


                   FOR THE THREE MONTHS ENDED MARCH 31, 1995


                                  (UNAUDITED)


                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                               HISTORICAL
                                                        ------------------------
                                                          THREE          ONE
                                                         MONTHS         MONTH
                                                          ENDED         ENDED        PRO FORMA
                                                        MARCH 31,    JANUARY 31,    ADJUSTMENTS
                                                          1995          1995        -----------
                                                        ---------    -----------    RELATING TO
                                                        AMERICAN                        AFC         PRO FORMA
                                                         GENERAL         AFC        ACQUISITION    CONSOLIDATED
                                                        ---------    -----------    -----------    ------------
Revenues
  Premiums and other considerations..................   $    403       $    35         $   -         $    438
  Net investment income..............................        722            41             1(E)           764
                                                                                          (1)(F)
                                                                                           1(F)
  Finance charges....................................        359             -             -              359
  Realized investment gains (losses).................          2             1            (1)(G)            2
  Equity in earnings of WNC..........................          9             -             -                9
  Other..............................................         23             4             -               27
                                                        --------       -------         -----         --------
          Total revenues.............................      1,518            81             -            1,599
                                                        --------       -------         -----         --------
Benefits and expenses
  Insurance and annuity benefits.....................        693            55             -(H)           748
  Operating costs and expenses.......................        306            11             -(I)           317
  Commission expense.................................        126             8             -              134
  Change in deferred policy acquisition costs........        (54 )          (3)           (6)(I)          (63)
  Amortization of cost of insurance purchased........         11             1            (1)(I)           14
                                                                                           3(J)
  Interest expense
     Corporate.......................................         39             -             3(K)            42
     Consumer Finance................................        125             -             -              125
                                                        --------       -------         -----         --------
          Total benefits and expenses................      1,246            72            (1)           1,317
                                                        --------       -------         -----         --------
Earnings
  Income before income tax expense...................        272             9             1              282
  Income tax expense.................................         97             3             -(L)           100
                                                        --------       -------         -----         --------
  Income before net dividends on preferred stock
     of subsidiary...................................        175             6             1              182
  Net dividends on preferred stock of subsidiary.....          -             -            (4)(K)           (4)
                                                        --------       -------         -----         --------
          Net income.................................   $    175       $     6         $  (3)        $    178
                                                        ========       =======         =====         ========
Earnings per share and average shares outstanding:
  Primary:
     Net income......................................   $    .85                                     $    .87
                                                        ========                                     ========
     Average shares outstanding (in thousands).......    205,192                                      205,192
                                                        ========                                     ========
  Fully diluted:
     Net income......................................   $    .85                                     $    .87
                                                        ========                                     ========
     Average shares outstanding (in thousands).......    205,244                                      205,244
                                                        ========                                     ========



           See Notes to Pro Forma Consolidated Financial Statements.

                          AMERICAN GENERAL CORPORATION

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A. BASIS OF PRESENTATION

     On January 31, 1995, American General through its wholly-owned subsidiary, AGC Life, acquired AFC, the holding company of Franklin Life, pursuant to a Stock Purchase Agreement dated as of November 29, 1994, between American General and American Brands. The purchase price was $1.17 billion, consisting of $920 million in cash paid at closing and a $250 million cash dividend paid by AFC to American Brands prior to closing. The dividend was paid on January 30, 1995.

     On December 23, 1994, American General through AGC Life acquired a 40% interest in WNC, the holding company of Western National Life Insurance Company, through the acquisition of 24,947,500 shares of WNC common stock from Conseco, Inc. for $274 million in cash.


     The unaudited pro forma consolidated balance sheet as of March 31, 1995 presents the historical consolidated balance sheet of American General, as adjusted to reflect the proposed permanent financing of the AFC acquisition (see Note C).



     The unaudited pro forma consolidated statement of income for the year ended December 31, 1994, presents the consolidated results of operations of American General and AFC and reflects American General's 40% equity in the earnings of WNC as if these acquisitions had been effective January 1, 1994, after giving effect to the purchase accounting and other pro forma adjustments described in the related notes.



     The unaudited pro forma consolidated statement of income for the three months ended March 31, 1995 presents the consolidated results of operations of
(i) American General, which includes the operations of AFC for February and March 1995, and American General's 40% equity in the earnings of WNC, and (ii) AFC, for January 1995. The purchase accounting and other pro forma adjustments, as described in the related notes, are calculated as if the AFC acquisition had been effective January 1, 1994.



     The unaudited pro forma consolidated financial statements and the related notes reflect the application of the purchase method of accounting for the AFC acquisition. Under this method, the purchase price was allocated to the assets acquired and liabilities assumed based on their respective estimated fair values at January 31, 1995, the actual acquisition date, including an adjustment for income tax effects for the difference between the assigned values and the tax basis of the assets and liabilities (see Note B). The purchase method of accounting also was applied to the financial statements of WNC before recording American General's 40% of WNC's earnings using the equity method of accounting.



     Prior to completion of accounting for both the AFC and the WNC acquisitions, changes to the purchase accounting adjustments included in the unaudited pro forma consolidated financial statements are anticipated as the valuations of acquired assets and assumed liabilities are finalized. Accordingly, the actual consolidated financial statements of American General reflecting the AFC and the WNC acquisitions will differ from the pro forma financial statements included herein. The unaudited pro forma consolidated financial statements are intended for informational purposes only and may not necessarily be indicative of American General's future financial position or future results of operations.



     American General anticipates first year cost savings of $8 million, primarily associated with centralizing AFC's investment management function at American General immediately following the acquisition. This expected savings has been included in the pro forma consolidated financial statements (see Note
F). American General projects additional future cost savings, the extent and

                          AMERICAN GENERAL CORPORATION

                                  (UNAUDITED)

timing of which may vary from management's expectations. No adjustment has been included in the pro forma consolidated financial statements for these additional projected cost savings.

NOTE B. ALLOCATION OF PURCHASE PRICE -- AFC

     The total acquisition cost of AFC is allocated as follows:


                                                                                      PRO
                                                                    HISTORICAL       FORMA
                                                                    -------         -------
                                                                  JANUARY 31,     DECEMBER 31,
                            (IN MILLIONS)                            1995            1994
                                                                  -----------     -----------
    Net assets of AFC............................................   $ 1,117         $ 1,360
    Less dividend paid on January 30, 1995.......................         -            (250)
                                                                    -------         -------
    Net assets purchased.........................................     1,117           1,110
                                                                    -------         -------
    Increase (decrease) in AFC's net asset value to estimated
      fair value:
         Held-to-maturity fixed maturity securities..............      (178)           (284)
         Mortgage loans on real estate...........................       (26)            (12)
         Equity securities.......................................        (4)              -
         Investment real estate..................................        (2)              -
         Other long-term investments.............................         2               -
         Deferred policy acquisition costs.......................      (513)           (511)
         Cost of insurance purchased (historical)................      (174)           (175)
         Cost of insurance purchased.............................       645             752
         Acquisition-related goodwill............................       (80)            (80)
         Insurance and annuity liabilities.......................        75             100
         Income tax liabilities..................................        69              45
         Other assets/liabilities, net...........................        (4)              -
                                                                    -------         -------
              Total estimated fair value adjustments.............      (190)           (165)
    Acquisition-related costs....................................         -             (18)
                                                                    -------         -------
              Total acquisition cost.............................       927             927
    American General transaction costs...........................        (7)             (7)
                                                                    -------         -------
              Cash purchase price................................   $   920         $   920
                                                                    =======         =======



     As explained in Note A, purchase accounting adjustments will change as additional information becomes available, affecting the ultimate allocation of the purchase price.

                          AMERICAN GENERAL CORPORATION

                                  (UNAUDITED)


NOTE C. DEBT AND PREFERRED STOCK OF SUBSIDIARY



     The AFC acquisition was financed at closing by short-term floating-rate corporate debt at an average rate of 6%. The pro forma consolidated financial statements reflect the expected proposed permanent financing of the transaction, as follows:



    (IN MILLIONS)                                                     AMOUNT         ASSUMED
                            TYPE OF ISSUE                           OUTSTANDING       RATE
    -------------------------------------------------------------  -------------     -------
    Short-term floating-rate corporate debt......................      $ 220           6.05%
    Long-term fixed-rate corporate debt..........................        450           7.45%
    Preferred stock of subsidiary................................        250          8.625%
                                                                      ------
              Total..............................................      $ 920
                                                                      ======



     The assumed floating rate for short-term corporate debt, expected to be issued on a staggered maturity basis, is based on American General's portfolio rate with a 16 day average portfolio maturity. The assumed rate for the long-term fixed-rate corporate debt is based on a 10 year Treasury rate plus 60 basis points. The assumed rate for preferred stock of subsidiary is based on estimates from investment bankers.



NOTE D. DEBT AND PREFERRED STOCK OF SUBSIDIARY ISSUE COSTS



     Issue costs, deducted from the proceeds of the expected proposed permanent financing of the AFC acquisition (see Note C), are assumed to be .35% for long-term fixed-rate corporate debt and 3.15% for preferred stock of subsidiary. These costs are capitalized and amortized into expense over an assumed maturity period of 10 years for long-term corporate debt and 30 years for preferred stock of subsidiary.



NOTE E. ACCRETION OF DISCOUNT ON FIXED MATURITY SECURITIES AND MORTGAGE LOANS ON

        REAL ESTATE

     AFC's historical consolidated financial statements accrete the difference between par value and amortized cost of fixed maturity securities and mortgage loans to income on an effective yield basis over the remaining lives of the individual fixed maturity securities and mortgage loans. The pro forma consolidated financial statements are adjusted to reflect additional accretion of the difference, at the assumed acquisition date, between amortized cost and fair value of these same fixed maturity securities and mortgage loans.

     Expected incremental accretion of the discount on fixed maturity securities and mortgage loans for the next five years is $9 million, $11 million, $14 million, $16 million, and $19 million (pretax), respectively.


NOTE F. NET INVESTMENT INCOME



     The liquidation by AFC of its investments to fund the $250 million cash dividend paid to its shareholder prior to the acquisition (see Note A) is expected to reduce net investment income by $6 million (pretax) per year.



     The liquidation of $25 million of short-term investments to fund transaction and acquisition-related costs is expected to reduce interest income by $1 million (pretax) per year.

                          AMERICAN GENERAL CORPORATION

                                  (UNAUDITED)

     Annual projected expense savings of $8 million, primarily associated with centralizing AFC's investment management function at American General immediately following the acquisition, are included in the pro forma consolidated financial statements.


NOTE G. REALIZED INVESTMENT GAINS (LOSSES)



     Realized and unrealized investment losses of $31 million and gains of $1 million (pretax) on trading securities recorded by AFC in 1994 and January 1995, respectively, are reversed since equity securities were assumed to be liquidated prior to the acquisition to fund the cash dividend to AFC's shareholder (see Note A). For purposes of the pro forma consolidated financial statements, the dividend is assumed to occur on January 1, 1994.



     Realized investment gains of $17 million (pretax) on fixed maturity securities recorded by AFC in 1994 are reversed for purposes of the pro forma consolidated financial statements, since they will not be a component of total revenues in the future. The gains realized by AFC were indicative of the low interest rate environment that prevailed in early 1994. Assuming the acquisition occurred at January 1, 1994, these gains would not have been realized because American General's purchased bases in the securities sold would have been higher.



NOTE H. INSURANCE AND ANNUITY BENEFITS



     AFC's historical insurance and annuity benefits are increased primarily to reflect the change in the pattern of reserving for future benefits, primarily for AFC's participating life insurance contracts.



NOTE I. AMORTIZATION EXPENSE -- DEFERRED POLICY ACQUISITION COSTS ("DPAC"), COST OF INSURANCE PURCHASED ("CIP"), AND ACQUISITION-RELATED GOODWILL



     The expense recorded on AFC's historical consolidated financial statements for the amortization of DPAC, historical CIP, and acquisition-related goodwill is reversed to reflect the elimination of the related intangible assets under purchase accounting.



NOTE J. AMORTIZATION OF CIP



     CIP reflects the estimated fair value of the business in force and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from insurance contracts existing at the assumed date of the acquisition. Such value is the actuarially-determined amount that, when amortized into income, results in expected earnings that meet the profit objective of American General. This profit objective is an expected aftertax rate of return of 13.5% on capital required to support the business in force. This rate of return is believed to be appropriate based on considerations of the relative risk associated with realizing the expected cash flows, the cost of capital to American General to fund the acquisition, and the operating environment of AFC, namely, the regulatory and tax factors affecting future profitability and the profit objectives of American General for newly issued policies.

                          AMERICAN GENERAL CORPORATION

                                  (UNAUDITED)


     The value allocated to CIP is based on a preliminary valuation; accordingly, this amount will be adjusted after final determination of the value. On a pro forma basis, assuming that the acquisition occurred at December 31, 1994, expected gross amortization using current assumptions and accretion of interest based on an interest rate equal to the liability or contract rate (5% to 8%), for each of the years in the five-year period ending December 31, 1999, is as follows:



    (IN MILLIONS)
             YEAR ENDING           BEGINNING       GROSS         ACCRETION         NET         ENDING
            DECEMBER 31,            BALANCE     AMORTIZATION    OF INTEREST    AMORTIZATION    BALANCE
          ----------------         ---------    ------------    -----------    ------------    -------
      1995.......................    $ 752          $ 97           $  56           $ 41         $ 711
      1996.......................      711            93              53             40           671
      1997.......................      671            89              50             39           632
      1998.......................      632            84              47             37           595
      1999.......................      595            79              45             34           561



NOTE K. INTEREST EXPENSE AND DIVIDENDS ON PREFERRED STOCK OF SUBSIDIARY



     Interest expense is increased to reflect the issuance of long-term fixed-rate corporate debt and short-term floating-rate corporate debt assuming the expected proposed permanent financing of the AFC acquisition had been effective on January 1, 1994 (see Note C). The components of pretax interest expense for 1994 are as follows:



                                                                                     ANNUAL
    (IN MILLIONS)                                        ASSUMED       AMOUNT        INTEREST
                       TYPE OF ISSUE                      RATE       OUTSTANDING     EXPENSE
    ---------------------------------------------------  -------     -----------     -------
    Short-term floating-rate corporate debt............    6.05%        $ 220          $13
    Long-term fixed-rate corporate debt................    7.45%          450           34
                                                                     --------        -----
                                                                        $ 670          $47
                                                                     ========        =====



Interest expense for the three months ended March 31, 1995 is adjusted to reflect the incremental increase in interest expense assuming the proposed permanent financing of the AFC acquisition had been effective on January 1, 1995 (see Note C).



     A 1% increase/decrease in the short-term floating rate would increase/decrease the above pro forma annual interest expense by approximately $2 million (pretax) per year. A 1% increase/ decrease in the long-term fixed rate would increase/decrease the above annual pro forma interest expense by approximately $5 million (pretax) per year.



     Dividends on preferred stock of subsidiary are assumed to be at a pretax rate of 8.625% on $250 million of preferred stock issued in connection with the expected proposed permanent financing of the AFC acquisition. The dividends are shown net of an $8 million tax benefit per year to reflect the tax deductibility of these dividends (see Note C).



NOTE L. INCOME TAX EXPENSE



     All of the applicable pro forma consolidated financial statement adjustments, except goodwill amortization, are tax effected at an assumed effective income tax rate of 37% for AFC and 35% for WNC.

                          AMERICAN GENERAL CORPORATION

                                  (UNAUDITED)


NOTE M. INTEREST EXPENSE AND NET INVESTMENT INCOME -- WNC



     The purchase of WNC was funded as follows:



        (IN MILLIONS)
        Sale of equity securities............................................   $  59
        Sale or maturity of short-term investments...........................      39
        Issuance of short-term floating-rate debt............................     176
                                                                                -----
                  Total......................................................   $ 274
                                                                                =====



     Interest expense is increased, and net investment income is reduced, in 1994 to reflect the liquidation of investments and the issuance of short-term debt to fund the acquisition of the 40% interest in WNC. Interest expense of $11 million is calculated at an assumed rate of 6.05% per year on $176 million of short-term debt. Foregone net investment income is calculated as follows:



     (IN MILLIONS)



                                                                                   ANNUAL
                                                                                  FOREGONE
                                                                                    NET
                                                             ASSUMED    AMOUNT   INVESTMENT
                      TYPE OF ISSUE SOLD                      RATE      SOLD       INCOME
    ------------------------------------------------------   ------     ----     ----------
    Equity securities.....................................    3.37%     $ 59         $2
    Short-term investments................................    6.25%       39          2
                                                                        ----        ---
                                                                        $ 98         $4
                                                                        ====        ===



NOTE N. EQUITY IN EARNINGS OF WNC



     The purchase price of WNC was allocated as follows:



        (IN MILLIONS)
        40% of net assets of WNC at December 23, 1994........................  $ 136
        Increase (decrease) in WNC's net asset value at
          December 23, 1994 to estimated fair value:
             Mortgage loans on real estate...................................     (5)
             Credit-tenant loans.............................................     (5)
             Deferred policy acquisition costs...............................   (144)
             Cost of insurance purchased (historical)........................    (42)
             Cost of insurance purchased.....................................    232
             Acquisition-related goodwill....................................    136
             Insurance and annuity liabilities...............................    (23)
             Income tax liabilities..........................................     (1)
             Other assets/liabilities........................................    (10)
                                                                               -----
                  Total estimated fair value adjustments.....................    138
                                                                               -----
                  Cash purchase price........................................  $ 274
                                                                               =====



     The investment in WNC is reported using the equity method of accounting. American General records 40% of WNC's earnings, adjusted for purchase accounting and other pro forma adjustments. The equity in earnings of WNC is tax effected by American General at 35%, less an estimated dividends received deduction.

                          AMERICAN GENERAL CORPORATION

                                  (UNAUDITED)

     The equity in earnings of WNC and American General's related tax expense are calculated as follows:

                                                                            YEAR ENDED
                                (IN MILLIONS)                            DECEMBER 31, 1994
                                                                         -----------------
        40% of WNC's earnings........................................          $  29
        Purchase accounting adjustments:
          Reversal of amortization expense...........................              8
          Accretion of discount on fixed maturity securities.........              7
          Release of reserves........................................              1
          Amortization of CIP........................................            (24)
        Pro forma adjustments:
          Reduction in investment management fee.....................              3
          Reversal of realized investment losses.....................             14
          Reversal of trading gains..................................             (1)
                                                                              ------
        Taxable adjustments..........................................              8
        Tax effect on above adjustments..............................             (3)
        Amortization of goodwill.....................................             (7)
                                                                              ------
                  Equity in earnings of WNC..........................             27
        American General tax on undistributed earnings*..............              8
                                                                              ------
                  Net aftertax equity in earnings of WNC.............          $  19
                                                                              ======

        *Reflects dividends received deduction.

     Dividends received from WNC, at an assumed annual rate of $.16/share or $1 million per quarter, reduce American General's investment in WNC and have no impact on the pro forma consolidated statement of income, except for the dividends received deduction.

                DESCRIPTION OF THE SERIES A PREFERRED SECURITIES

GENERAL


     The following summary of certain terms and provisions of the Series A Preferred Securities supplements the description of the terms and provisions of the Preferred Securities set forth in the accompanying Prospectus under the heading "Description of the Preferred Securities," to which description reference is hereby made. Capitalized terms used and not defined in this Prospectus Supplement have the meanings ascribed to them in the accompanying Prospectus. The Series A Preferred Securities constitute a series of Preferred Securities of American General Delaware having such dividend terms, liquidation preferences per share, voting rights, redemption provisions, conversion or exchange rights and other rights, preferences, privileges, limitations and restrictions as are set forth in the LLC Agreement, the Delaware Limited Liability Company Act (the "LLC Act") and the written action taken or to be taken pursuant to the LLC Agreement by the Manager relating to the Series A Preferred Securities (the "Series A Declaration"). The summary of certain terms and provisions of the Series A Preferred Securities set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the LLC Agreement and the Series A Declaration. The LLC Agreement and the form of the Series A Declaration have been filed as exhibits to the Registration Statement of which this Prospectus Supplement and accompanying Prospectus is a part.


DIVIDENDS


     General. Holders of the Series A Preferred Securities will be entitled to receive cumulative cash dividends from American General Delaware, accruing from the date of original issuance and payable monthly in arrears on the last day of each calendar month of each year, commencing June 30, 1995, except as otherwise described below. The dividends payable on each Series A Preferred Security will
be fixed at the annual rate of $          , or     % of the liquidation
preference of $50 per Series A Preferred Security. The amount of dividends payable for any full monthly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and for any period shorter than a full monthly dividend period, will be computed on the basis of the actual number of days elapsed in such period. Payment of dividends is limited to the funds held by American General Delaware and legally available for distribution to holders of Series A Preferred Securities. See "Description of the Series A Junior Subordinated Debentures -- Interest."


     Dividends on the Series A Preferred Securities must be declared monthly and paid on the last day of each calendar month to the extent that American General Delaware has funds legally available for the payment of such dividends and cash on hand sufficient to make such payments. It is anticipated that the funds of American General Delaware will be limited principally to payments received from American General under the Series A Junior Subordinated Debentures. If American General fails to make interest payments on the Series A Junior Subordinated Debentures, American General Delaware will not have sufficient funds to pay dividends on the Series A Preferred Securities. The payment of dividends (but only if and to the extent declared from funds of American General Delaware legally available therefor) will be guaranteed by American General as and to the extent set forth herein and under "Description of the Guarantees" in the accompanying Prospectus.

     American General has the right under the Series A Junior Subordinated Debentures to extend, from time to time, the interest payment period on the Series A Junior Subordinated Debentures for up to 60 consecutive months on one or more occasions, but not beyond the stated maturity date or date of redemption thereof. Monthly dividends on the Series A Preferred Securities would be deferred (but would continue to accumulate monthly and Additional Dividends, intended to provide monthly compounding on dividend arrearages, would also accumulate) by American General Delaware during any such extension of the interest payment period. American General Delaware will give written notice of American General's extension of the interest payment period to the holders of the Series A Preferred Securities no later than the last date on which it would be required to notify the NYSE of the record or payment date of the related dividend, which is currently 10 days prior to such record or payment date. See "-- Additional Dividends" and "Description of the Series A Junior Subordinated
Debentures -- Option to Extend Interest Payment Period." Any failure by American General to make interest payments on the Series A Junior Subordinated Debentures within 10 days of the relevant payment dates in the absence of an extension of an interest payment period would constitute an Event of Default (as defined under "Description of the Junior Subordinated Debentures -- Events of Default" in the accompanying Prospectus) under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures. American General has agreed, among other things, not to declare or pay any dividend on any of its capital stock at any time that American General has exercised its option to extend an interest payment period on the Series A Junior Subordinated Debentures and such extension is continuing or any Event of Default under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures shall have occurred and be continuing. See "Description of the Guarantees -- Certain Covenants of American General" in the accompanying Prospectus.


     Dividends declared on the Series A Preferred Securities will be payable to the holders thereof as they appear on the books and records of American General Delaware on the relevant record dates, which, if and so long as the Series A Preferred Securities are in book-entry form, will be one Business Day (as defined below) prior to the related payment dates. Subject to any applicable laws and regulations and the LLC Agreement and the Series A Declaration, each such payment will be made as described under "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus. In the event that the Series A Preferred Securities shall not continue to remain in book-entry form, the Manager shall have the right to select relevant record dates that are more than one Business Day prior to the related payment dates. If any date on which dividends are payable on the Series A Preferred Securities is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.



     The failure of holders of the Series A Preferred Securities to receive dividends thereon in full (including arrearages and any Additional Dividends thereon) for 15 consecutive months (including any such failure caused by an extension of an interest payment period on the Series A Junior Subordinated Debentures) would trigger the right of holders of a majority of the aggregate liquidation preference of the Series A Preferred Securities then outstanding, voting at a special meeting called for such purpose or by written consent, to direct Chemical Mellon Shareholder Services, LLC, as the conversion and exchange agent for the Series A Preferred Securities (the "Conversion Agent"), to exchange all (but not less than all) of the Series A Preferred Securities then outstanding for Series A Junior Subordinated Debentures and, immediately thereafter, to exchange such Series A Junior Subordinated Debentures, on behalf of such holders, for shares of American General Series A Preferred Stock, at the Exchange Price. "Exchange Price" means one share of American General Series A Preferred Stock for each $50 principal amount of Series A Junior Subordinated Debentures (which rate of exchange is equivalent to one share of American General Series A Preferred Stock for each Series A Preferred Security). See
"-- Optional Exchange for American General Series A Preferred Stock."


     Additional Dividends. Upon any dividend arrearages in respect of the Series A Preferred Securities, American General Delaware will be required to declare and pay additional dividends on the Series A Preferred Securities in order to provide, in effect, monthly compounding on such dividend arrearages. The amounts payable to effect such monthly compounding on dividend arrearages in respect of the Series A Preferred Securities are referred to herein as "Additional Dividends."

     Certain Restrictions on American General Delaware. If accumulated dividends (including Additional Dividends) have not been paid in full on the Series A Preferred Securities, American General Delaware may not:

          (i) pay, or declare and set aside for payment, any dividends on the Preferred Securities of any other series or any other limited liability company interests in American General Delaware ranking pari passu with the Series A Preferred Securities as to the payment of dividends ("Dividend Parity Securities"), unless the amount of any dividends declared on such Dividend Parity Securities is paid on such Dividend Parity Securities and the Series A Preferred Securities on a pro rata basis on the date such dividends are paid on such Dividend Parity Securities, so that the ratio of
     (x)(A) the aggregate amount paid as dividends on the Series A Preferred Securities to (B)the aggregate amount paid as dividends on such Dividend Parity Securities is the same as the ratio of (y)(A) the aggregate amount of all accumulated arrears of unpaid dividends on the Series A Preferred Securities to (B) the aggregate amount of all accumulated arrears of unpaid dividends on such Dividend Parity Securities;

          (ii) pay, or declare and set aside for payment, any dividends on any limited liability company interests in American General Delaware ranking junior to the Series A Preferred Securities as to the payment of dividends ("Dividend Junior Securities"); or


          (iii) redeem, purchase, or otherwise acquire any Dividend Parity Securities or Dividend Junior Securities (other than purchases or acquisitions resulting from the reclassification of such securities or the exchange or conversion of any Dividend Parity Security or Dividend Junior Security pursuant to the terms thereof or the purchase of fractional interests therein upon such conversion or exchange);


until, in each case, such time as all accumulated and unpaid dividends (including Additional Dividends) on all of the Series A Preferred Securities shall have been paid in full or have been irrevocably set aside for payment in full for all dividend periods terminating on or prior to, in the case of clauses
(i) and (ii), the date of such payment, and in the case of clause (iii), the date of such redemption, purchase, or other acquisition.

CONVERSION RIGHTS


     General. The Series A Preferred Securities will be convertible at any time prior to the Conversion Expiration Date, at the option of the holders thereof and in the manner described below, into shares of American General Common Stock
at an initial conversion rate of           shares of American General Common
Stock for each Series A Preferred Security (equivalent to a conversion price of
$          per share of American General Common Stock), subject to adjustment as described under "-- Conversion Price Adjustments" below. Whenever American General issues shares of American General Common Stock upon conversion of Series A Preferred Securities, American General will issue, together with each such share of American General Common Stock, one right entitling the holder thereof, under certain circumstances, to purchase Series A Junior Participating Preferred Stock of American General (or other securities in lieu thereof) pursuant to the Rights Agreement, dated as of July 27, 1989, between the Company and First Chicago Trust Company of New York, as amended, or any similar rights issued to holders of American General Common Stock in addition thereto or in replacement thereof (such rights, together with any additional or replacement rights, being collectively referred to as the "Rights"), whether or not such Rights shall be exercisable at such time, but only if such Rights are issued and outstanding and held by other holders of American General Common Stock (or are evidenced by outstanding share certificates representing American General Common Stock) at such time and have not expired or been redeemed. See "Description of American General Common Stock -- Preferred Share

Purchase Rights" in the accompanying Prospectus. The Series A Declaration provides that a holder of a Series A Preferred Security wishing to exercise its conversion right shall surrender such Series A Preferred Security, together with an irrevocable conversion notice, to the Conversion Agent, which shall, on behalf of such holder, exchange such Series A Preferred Security for $50 principal amount of the Series A Junior Subordinated Debentures and immediately convert such Series A Junior Subordinated Debentures into American General Common Stock. Holders may obtain copies of the required form of the conversion notice from the Conversion Agent. So long as a book-entry system for the Series A Preferred Securities is in effect, however, procedures for converting the Series A Preferred Securities into shares of American General Common Stock will differ, as described in the accompanying Prospectus under "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company."


     Holders of Series A Preferred Securities at the close of business on a dividend record date will be entitled to receive any declared dividend on such Series A Preferred Securities with respect to the corresponding dividend payment date notwithstanding the conversion of such Series A Preferred Securities following such dividend record date but prior to such dividend payment date. Except as provided in the immediately preceding sentence, neither American General Delaware nor American General will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid dividends, whether or not in arrears, on converted Series A Preferred Securities. American General will make no payment or allowance for dividends on the shares of American General Common Stock issued upon such conversion, except to the extent that such shares of American General Common Stock are held of record on the record date for any such dividends. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the related conversion notice was received by the Conversion Agent.


     No fractional shares of American General Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by American General in cash based on the Current Market Price of the American General Common Stock on the date such shares are surrendered for conversion.



     Expiration of Conversion Rights. On and after           ,           ,
American General Delaware may, at its option, cause the conversion rights of holders of Series A Preferred Securities to expire if (i) American General Delaware has paid in full all accumulated and unpaid dividends (whether or not earned or declared), including Additional Dividends, on the Series A Preferred Securities for all dividend periods terminating on or prior to such date and
(ii) for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Current Market Price of American General Common Stock shall have exceeded 120% of the conversion price, subject to adjustment in certain circumstances. In order to exercise its conversion expiration option, American General Delaware must issue a press release for publication on the Dow Jones News Service prior to the opening of business on the second trading day after a period in which the conditions in the
preceding sentence have been met, but in no event prior to           ,
          . The press release shall specify the Conversion Expiration Date (as determined in the manner set forth below) and provide the conversion price and the Current Market Price of American General Common Stock, in each case as of the close of business on the trading day next preceding the date of the press release. American General has the right to cause American General Delaware to exercise its conversion expiration option.


     Notice of the expiration of conversion rights will be given by first-class mail to the holders of Series A Preferred Securities not more than four Business Days after American General Delaware issues the press release. The "Conversion Expiration Date" will be the close of business on a date selected by American General Delaware which is not less than 30 nor more than 60 calendar days after the date on which American General Delaware issues the press release announcing its intention to terminate conversion rights of the holders of Series A Preferred Securities; provided, however, that if American General Delaware has not exercised its conversion expiration option, the Conversion Expiration Date with respect to any Series A Preferred Securities which are called for redemption will be the close of business on the third Business Day prior to the scheduled date for such redemption.


     The term "Current Market Price" of American General Common Stock for any day means the reported last sale price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE Composite Tape, or, if the American General Common Stock is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which the American General Common Stock is listed or admitted to trading, or if the American General Common Stock is not listed or admitted to trading on a national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc., or, if the American General Common Stock is not quoted or admitted to trading on such quotation system, on the principal quotation system on which the American General Common Stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the American General Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE member firm selected from time to time by the Board of Directors of American General for that purpose or, if not so available in such manner, as otherwise determined in good faith by such Board of Directors.



     Conversion Price Adjustments -- General. The conversion price will be subject to adjustment in certain events including, without duplication: (i) the payment of dividends (and other distributions) payable in American General Common Stock on any class of capital stock of American General; (ii) the issuance to all holders of American General Common Stock of rights (other than Rights) or warrants entitling holders of such rights or warrants to subscribe for or purchase American General Common Stock at less than the then Current Price (as defined below); (iii) subdivisions and combinations of American General Common Stock; (iv) the payment of dividends (and other distributions) to all holders of American General Common Stock consisting of evidences of indebtedness of American General, securities or capital stock, cash, or assets (including securities, but excluding (x) those dividends, distributions, rights and warrants referred to in clauses (i) and (ii), (y) any regular cash dividend that does not exceed the per share amount of the immediately preceding regular cash dividend (as adjusted to reflect certain of the other events referred to in this sentence) and (z) any other dividends or distributions (cash or otherwise) if the per share amount thereof, when added to the per share amount of other distributions made in the preceding 12 months (other than those distributions that resulted in a conversion price adjustment and certain other exceptions), does not exceed 15% of the Current Price per share of American General Common Stock on the trading day immediately preceding the date of declaration of such dividend); and (v) payment to holders of American General Common Stock in respect of a tender or exchange offer (other than an odd-lot offer) by American General or any majority owned subsidiary of American General for American General Common Stock at a price in excess of 110% of the Current Price per share of American General Common Stock on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer. The "Current Price" per share of American General Common Stock on any date means, subject to certain adjustments, the average of the daily closing prices for the five consecutive trading days selected by American General commencing not more than 20 trading days before such day or the relevant "ex" date.


     American General from time to time may reduce the conversion price of the Series A Junior Subordinated Debentures (and thus the conversion price of the Series A Preferred Securities) by any amount selected by American General for any period of at least 20 days, in which case American General shall give at least 15 days' notice of such reduction. American General may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of American General

Common Stock (or holders of rights to acquire American General Common Stock or securities convertible into American General Common Stock) resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations -- Adjustment of Conversion Price."



     No adjustment of the conversion price will be made upon the issuance of any shares of American General Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of American General and the investment of additional optional amounts in shares of American General Common Stock under any such plan, or the issuance of any shares of American General Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director, or consultant benefit plan, program or agreement of American General or a subsidiary of American General or pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the terms of the Series A Junior Subordinated Debentures were first established. The distribution or exercise of Rights will not result in an adjustment of the conversion price. There shall also be no adjustment of the conversion price in case of the issuance of any American General capital stock (or securities convertible into or exchangeable for American General capital stock), except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the anti-dilution provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to holders of the Series A Preferred Securities. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.



     Conversion Price Adjustments -- Merger, Consolidation or Sale of Assets of American General. In the event that American General is a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the assets of American General, recapitalization or reclassification of American General Common Stock or any compulsory share exchange (each of the foregoing, and any other transaction, being referred to as a "Transaction")), in each case, as a result of which shares of American General Common Stock shall be converted into the right (i) in the case of any Transaction other than a Transaction involving a Common Stock Fundamental Change (as defined herein), to receive securities, cash or other property, each Series A Preferred Security shall thereafter be convertible into the kind and amount of securities, cash and other property receivable upon the consummation of such Transaction by a holder of that number of shares of American General Common Stock into which a Series A Preferred Security was convertible immediately prior to such Transaction, or (ii) in the case of a Transaction involving a Common Stock Fundamental Change, to receive common stock of the kind received by holders of American General Common Stock (but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if such Transaction constitutes a Fundamental Change). The holders of Series A Preferred Securities will have no voting rights with respect to any Transaction described in this section.


     If any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each Series A Preferred Security shall be convertible solely into common stock of the kind received by holders of American General Common Stock as a result of such Common Stock Fundamental Change.

     The conversion price in the case of any Transaction involving a Fundamental Change will be adjusted immediately after such Fundamental Change:


          (i) in the case of a Non-Stock Fundamental Change (as defined herein), the conversion price of the Series A Preferred Securities will thereupon become the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined herein) or the then applicable Reference Market Price (as defined herein) by a fraction of which the
     numerator will be $          and the denominator will be the amount set
     forth below (based on the date such Non-Stock Fundamental Change occurs):

            TWELVE
            MONTHS
            ENDING
            ......,           DENOMINATOR
    -----------------------   -----------
    1996...................   $
    1997...................
    1998...................
    1999...................

            TWELVE
            MONTHS
            ENDING
            ......,           DENOMINATOR
    -----------------------   -----------
    2000...................   $
    2001...................
    2002...................
    2003 and thereafter....

     ; and

          (ii) in the case of a Common Stock Fundamental Change, the conversion price of the Series A Preferred Securities in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments, will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be the Purchaser Stock Price (as defined herein) and the denominator will be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of American General Common Stock is common stock of the successor, acquiror, or other third party (and cash, if any, is paid only with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the American General Common Stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror, or other third party, the conversion price of the Series A Preferred Securities in effect immediately prior to such Common Stock Fundamental Change will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be one and the denominator will be the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of American General Common Stock as a result of such Common Stock Fundamental Change.

     In the absence of the Fundamental Change provisions, in the case of a Transaction each Series A Preferred Security would become convertible into the securities, cash, or property receivable by a holder of the number of shares of American General Common Stock into which such Series A Preferred Security was convertible immediately prior to such Transaction. Thus, in the absence of the Fundamental Change provisions, a Transaction could substantially lessen or eliminate the value of the conversion privilege associated with the Series A Preferred Securities. For example, if American General were acquired in a cash merger, each Series A Preferred Security would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of American General and other factors.

     The foregoing conversion price adjustments are designed, in "Fundamental Change" transactions where all or substantially all the American General Common Stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of American General Common Stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the National Market System of the National Association of Securities Dealers, Inc. (a "Non-Stock Fundamental Change," as defined herein), to increase the securities, cash, or property into which each Series A Preferred Security is convertible.

     In a Non-Stock Fundamental Change transaction where the initial value received per share of American General Common Stock (measured as described in the definition of Applicable Price below) is lower than the then applicable conversion price of the Series A Preferred Security but greater than or equal to the Reference Market Price (as defined herein), the conversion price will be adjusted as described above with the effect that each Series A Preferred Security will be convertible into securities, cash or property of the same type received by the holders of American General Common Stock in such transaction but in an amount per Series A Preferred Security equal to the amount indicated as the denominator as of the date of such transaction as set forth in clause (i) above with respect to conversion prices for Non-Stock Fundamental Changes.

     In a Non-Stock Fundamental Change transaction where the initial value received per share of American General Common Stock (measured as described in the definition of Applicable Price below) is lower than both the conversion price of a Series A Preferred Security and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.


     In a Fundamental Change transaction where all or substantially all the American General Common Stock is converted into securities, cash, or property and more than 50% of the value received by the holders of American General Common Stock consists of listed or National Market System traded common stock (a "Common Stock Fundamental Change," as defined herein), the foregoing adjustments are designed to provide in effect that (a) where American General Common Stock is converted partly into such common stock and partly into other securities, cash, or property, each Series A Preferred Security will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price below) equals the value of the shares of American General Common Stock into which such Series A Preferred Security was convertible immediately before the transaction (measured as aforesaid) and (b) where American General Common Stock is converted solely into such common stock, each Series A Preferred Security will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of American General Common Stock into which such Series A Preferred Security was convertible immediately before such transaction.



     The term "Applicable Price" means (i) in the case of a Non-Stock Fundamental Change in which the holders of the American General Common Stock receive only cash, the amount of cash received by the holder of one share of American General Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices (as defined herein) for the American General Common Stock during the ten consecutive trading days prior to and including the record date for the determination of the holders of American General Common Stock entitled to receive such securities, cash, or other property in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no such record date, the date upon which the holders of the American General Common Stock shall have the right to receive such securities, cash, or other property (such record date or distribution date being hereinafter referred to as the "Entitlement Date"), in each case as adjusted in good faith by American General to appropriately reflect any of the events referred to in clauses (i) through (v) of the first paragraph under "-- Conversion Price
Adjustments -- General."

     The term "Closing Price" of any common stock on any day means the reported last sale price, regular way, on such day, or, if no such sale takes place on such day, the average of the reported closing bid and asked prices on such day regular way, in either case as reported on the principal national securities exchange on which such common stock is listed or admitted to trading, or if such common stock is not listed or admitted to trading on a national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc., or, if such common stock is not quoted or admitted to trading on such quotation system, on the principal quotation system on which such common stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of such common stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE member firm selected from time to time by the Board of Directors of American General for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of American General.



     The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of American General) of the consideration received by holders of American General Common Stock consists of common stock that for each of the ten consecutive trading days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the National Market System of the National Association of Securities Dealers, Inc.; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) American General continues to exist after the occurrence of such Fundamental Change and the outstanding Series A Junior Subordinated Debentures continue to exist as outstanding Series A Junior Subordinated Debentures, or (ii) not later than the occurrence of such Fundamental Change, the outstanding Series A Junior Subordinated Debentures are converted into or exchanged for convertible subordinated debentures of the entity succeeding to the business of American General, which convertible subordinated debentures have terms substantially similar to those of the Series A Junior Subordinated Debentures.



     The term "Fundamental Change" means the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the American General Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive securities, cash or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, or otherwise), provided, however, that, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the American General Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash or other property, but the adjustment shall be based upon the highest weighted average per share consideration that a holder of American General Common Stock could have received in such transactions or events as a result of which more than 50% of the American General Common Stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash or other property.


     The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.


     The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by the Board of Directors of American General to appropriately reflect any of the events referred to in clauses (i) through (v) of the first paragraph under "-- Conversion Price Adjustments -- General."

     The term "Reference Market Price" shall initially mean $     (which is an
amount equal to 66 2/3% of the reported last sale price for American General
Common Stock on the NYSE Composite Tape on May   , 1995) and in the event of any
adjustment to the conversion price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of
$          to the initial conversion price.


SPECIAL EVENT EXCHANGE FOR SERIES A JUNIOR SUBORDINATED DEBENTURES


     At any time after the occurrence of a Tax Event or an Investment Company Event (each, a "Special Event"), American General Delaware (subject to the prior consent of American General), upon not less than 30 nor more than 60 calendar days' notice to American General and to the holders of Series A Preferred Securities, may exchange, in whole but not in part, the Series A Preferred Securities for Series A Junior Subordinated Debentures having an aggregate principal amount and accrued and unpaid interest equal to the aggregate liquidation preference plus accumulated and unpaid dividends (whether or not earned or declared), including Additional Dividends, to the date fixed for exchange, respectively, of the Series A Preferred Securities (a "Special Event Exchange"). In connection with any Special Event Exchange, American General Delaware may be liquidated, dissolved or wound-up. Upon any Special Event Exchange, American General will use its best efforts to have the Series A Junior Subordinated Debentures listed on the NYSE or other exchange on which the Series A Preferred Securities may then be listed. American General has the right to cause American General Delaware to exercise its right to effect a Special Event Exchange.


     "Tax Event" means that a change in any applicable United States law or regulation or in the interpretation thereof (including but not limited to the enactment or imminent enactment of any legislation, the publication of any judicial decisions, regulatory rulings, regulatory procedures, or notices or announcements (including notices or announcements of intent to adopt such procedures or regulations), or a change in the official position or the interpretation of any law or regulation by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which
such change is made known) shall have occurred after           , 1995, and that
American General Delaware or American General shall have received an opinion of nationally recognized independent legal counsel experienced in such matters that, as a result of such change, there exists more than an insubstantial risk that (i) American General Delaware will be subject to federal income tax with respect to the interest received on the Series A Junior Subordinated Debentures,
(ii) American General will be precluded from deducting the interest paid on the Series A Junior Subordinated Debentures for federal income tax purposes or (iii) American General Delaware will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Investment Company Event" means that a change in any applicable United States law or regulation or in the interpretation thereof (including but not limited to the enactment or imminent enactment of any legislation, the publication of any judicial decisions, regulatory rulings, regulatory procedures, or notices or announcements (including notices or announcements of intent to adopt such procedures or regulations), or a change in the official position or the interpretation of any law or regulation by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in
which such change is made known) shall have occurred after             , 1995,
and that American General Delaware or American General shall have received an opinion of nationally recognized independent legal counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act") that, as a result of such change, there exists more than an insubstantial risk that American General Delaware is or will be considered an "investment company" which is required to be registered under the 1940 Act.

     After the date fixed for any Special Event Exchange, (i) the Series A Preferred Securities will no longer be deemed to be outstanding, (ii) any global certificate or certificates representing Series A Preferred Securities held by DTC or its nominee will be exchanged for a registered global certificate or certificates representing the Series A Junior Subordinated Debentures to be delivered upon such exchange, (iii) any certificates representing Series A Preferred Securities not held by DTC or its nominee and not surrendered for exchange will be deemed to represent Series A Junior Subordinated Debentures having a principal amount and accrued and unpaid interest equal to the liquidation preference plus accumulated and unpaid dividends (including Additional Dividends), respectively, of such Series A Preferred Securities until such certificates are surrendered to American General Delaware or its agent for exchange (and until such certificates are so surrendered, no payments of interest or principal will be made with respect to such Series A Junior Subordinated Debentures) and (iv) all rights of the holders of the Series A Preferred Securities will cease, except the right of such holders to receive the Series A Junior Subordinated Debentures upon surrender of certificates representing the Series A Preferred Securities.


OPTIONAL EXCHANGE FOR AMERICAN GENERAL SERIES A PREFERRED STOCK

     Upon the occurrence of an Exchange Event (as defined herein), the holders of a majority of the aggregate liquidation preference of the Series A Preferred Securities then outstanding, voting at a meeting of the holders of the Series A Preferred Securities called for such purpose or by written consent, may, at their option, direct the Conversion Agent to exchange all (but not less than all) of the Series A Preferred Securities for Series A Junior Subordinated Debentures and to immediately exchange such Series A Junior Subordinated Debentures, on behalf of such holders, for shares of American General Series A Preferred Stock at the Exchange Price. If the Series A Preferred Securities are so exchanged for American General Series A Preferred Stock, American General will use its best efforts to have the American General Series A Preferred Stock listed on the NYSE or other exchange on which the Series A Preferred Securities may then be listed.


     The American General Series A Preferred Stock issued upon any such exchange will have dividend, optional redemption, liquidation and conversion provisions and certain other terms substantially similar to the terms of the Series A Preferred Securities, except that, among other things, the holders of American General Series A Preferred Stock will be entitled (voting separately as a class together with the holders of shares of any series of capital stock of American General ranking pari passu with the American General Series A Preferred Stock as to payment of dividends on which like voting rights have been conferred and are exercisable) to elect two additional directors of American General if dividends on such stock are in arrears for 18 or more consecutive months (including for this purpose any arrearage with respect to the Series A Preferred Securities), no interest will accumulate or be payable on any dividend arrearages on the American General Series A Preferred Stock and the American General Series A Preferred Stock will not be subject to mandatory redemption. See "Description of American General Series A Preferred Stock." The terms of the American General Series A Preferred Stock provide that all accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends, on the Series A Preferred Securities that are not paid at the time of making an Exchange Election (as defined herein) shall be treated as accumulated and unpaid dividends on the American General Series A Preferred Stock. See "Description of American General Series A Preferred Stock." For a discussion of the taxation of such an exchange to holders, including the possibility that holders who exchange their Series A Preferred Securities for American General Series A Preferred Stock may be subject to additional income tax to the extent accrued but unpaid interest on the Series A Junior Subordinated Debentures is converted into accumulated and unpaid dividends on the American General Series A Preferred Stock received in exchange for the Series A Preferred Securities, see "Certain Federal Income Tax Considerations -- Exchange of Series A Preferred Securities for American General Stock."



     The failure of holders of Series A Preferred Securities to receive, for 15 consecutive months, the full amount of dividend payments (including arrearages and any Additional Dividends thereon) on the Series A Preferred Securities will constitute an "Exchange Event." As soon as practicable, but in no event later than 30 calendar days after the occurrence of an Exchange Event, the Manager will, upon not less than 15 calendar days' written notice by first-class mail to the holders of Series A Preferred Securities, convene a meeting of such holders (an "Exchange Election Meeting") to determine whether to cause the Conversion Agent to exchange all Series A Preferred Securities then outstanding for shares of American General Series A Preferred Stock in the manner described above. If the Manager fails to convene such Exchange Election Meeting within such 30-day period, the holders of at least 10% of the aggregate liquidation preference of the Series A Preferred Securities then outstanding will be entitled to convene such Exchange Election Meeting. Upon the affirmative vote of the holders of a majority of the aggregate liquidation preference of the Series A Preferred Securities then outstanding at such Exchange Election Meeting or, in the absence of such meeting, upon receipt by American General Delaware of written consents signed by the holders of a majority of the aggregate liquidation preference of the Series A Preferred Securities then outstanding, an election to exchange all outstanding Series A Preferred Securities as described above (an "Exchange Election") will be deemed to have been made.


     Holders of Series A Preferred Securities, by purchasing such Series A Preferred Securities, will be deemed to have agreed to be bound by these optional exchange provisions in regard to the exchange of such Series A Preferred Securities for American General Series A Preferred Stock on the terms described above.


REDEMPTION



     The Series A Preferred Securities will be redeemable at the option of American General Delaware (subject to the prior consent of American General), in
whole or in part, from time to time, on or after             , 2003, at the
Redemption Price. In addition, if at any time following the Conversion Expiration Date, less than 10% of the Series A Preferred Securities issued in the Offering remains outstanding, the Series A Preferred Securities will be redeemable at the option of American General Delaware (subject to the prior consent of American General), in whole but not in part, at the Redemption Price. American General Delaware may not redeem the Series A Preferred Securities in part unless all accumulated and unpaid dividends (whether or not earned or declared), including Additional Dividends, have been paid in full on all Series A Preferred Securities for all monthly dividend periods terminating on or prior to the date of redemption. American General has the right to cause American General Delaware to exercise such redemption rights.


     Upon repayment by American General of the principal of the Series A Junior Subordinated Debentures at stated maturity, earlier redemption or otherwise, including as a result of the acceleration of Series A Junior Subordinated Debentures upon the occurrence of an Event of Default under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures, the Series A Preferred Securities will be subject to mandatory redemption, in whole but not in part, by American General Delaware and the proceeds from such repayment will be applied to redeem the Series A Preferred Securities at the Redemption Price (unless such proceeds are used to fund the aggregate Liquidation Distributions (as defined herein) on the Series A Preferred Securities in connection with the liquidation, dissolution or winding-up of American General Delaware). In the case of such repayment, the Series A Preferred Securities will only be redeemed when repayment of the Series A Junior Subordinated Debentures has actually been received by American General Delaware.

     Subject to applicable law (including, without limitation, United States federal securities laws), American General or its subsidiaries may at any time and from time to time purchase outstanding Series A Preferred Securities by tender, in the open market or otherwise.

     Notice of any redemption (optional or mandatory) of Series A Preferred Securities (which notice will be irrevocable) will be given by American General Delaware to American General and each record holder of Series A Preferred Securities that are being redeemed not fewer than 30 nor more than 60 calendar days prior to the date fixed for redemption thereof. If American General Delaware gives a notice of redemption, then on the redemption date American General Delaware will irrevocably deposit with DTC or the Paying Agent, as the case may be, sufficient funds to pay the Redemption Price for the Series A Preferred Securities to be redeemed and give DTC or the Paying Agent, as the case may be, irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred Securities to be redeemed. See "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus. If notice of redemption has been given and funds irrevocably deposited with DTC or the Paying Agent, as the case may be, as required, then immediately prior to the close of business on the date of such deposit, all rights of holders of the Series A Preferred Securities so called for redemption will cease, except the right of such holders to receive the Redemption Price, but without additional interest from and after such redemption date. In the event that any date fixed for redemption is not a Business Day, then payment of the Redemption Price payable on such date will be made the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price is improperly withheld or refused and not paid by either American General Delaware or American General (pursuant to the Guarantee), dividends on the Series A Preferred Securities called for redemption (including any Additional Dividends thereon) will continue to accumulate at the then applicable rate, from the original redemption date to the date that the Redemption Price is actually paid and the holders of such Series A Preferred Securities may exercise all of their rights as holders of Series A Preferred Securities.


LIQUIDATION RIGHTS


     In the event of any voluntary or involuntary liquidation, dissolution or winding-up of American General Delaware other than in connection with or after the exchange of the Series A Preferred Securities for the American General Series A Preferred Stock in the manner described under "-- Optional Exchange for American General Series A Preferred Stock" or for Series A Junior Subordinated Debentures in the manner described under "-- Special Event Exchange for Series A Junior Subordinated Debentures," the holders of Series A Preferred Securities then outstanding will be entitled to receive out of the assets of American General Delaware legally available for distribution to the holders of limited liability company interests, after satisfaction of liabilities to creditors as required by the LLC Act but before any distribution of assets is made to holders of any Common Securities or any other class of limited liability company interests in American General Delaware ranking junior to the Series A Preferred Securities as to the distribution of assets upon liquidation, dissolution or winding-up of American General Delaware, but together with the holders of Preferred Securities of any other series or any other limited liability company interests in American General Delaware then outstanding ranking pari passu with the Series A Preferred Securities as to the distribution of assets upon liquidation, dissolution or winding-up ("Liquidation Parity Securities"), an amount equal to the liquidation preference of $50 per Series A Preferred Security plus all accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends, to the date of payment (the "Liquidation Distribution").



     If, upon any such liquidation, dissolution or winding-up, the Liquidation Distributions can be paid only in part because American General Delaware has insufficient assets available to pay in full the aggregate Liquidation Distributions on the Series A Preferred Securities and the aggregate maximum liquidation distributions on the Liquidation Parity Securities, then the amounts payable directly by American General Delaware on the Series A Preferred Securities and on such Liquidation Parity Securities shall be paid on a pro rata basis, so that the ratio of (i)(A) the aggregate amount paid as Liquidation Distributions on the Series A Preferred Securities to (B) the aggregate amount paid as liquidation distributions on the Liquidation Parity Securities, is the same as the ratio of (ii)(A) the aggregate Liquidation Distributions on the Series A Preferred Securities to (B) the aggregate maximum liquidation distributions on the Liquidation Parity Securities.

     If, upon any liquidation, dissolution or winding-up of American General Delaware, the holders of Series A Preferred Securities are paid in full the Liquidation Distributions to which they are entitled, then such holders will not be entitled to receive or share in any other assets of American General Delaware thereafter available for distribution to any other holders of limited liability company interests in American General Delaware.


     Pursuant to the LLC Agreement, American General Delaware shall be dissolved and its affairs shall be wound up upon the earliest to occur of (i) December 31, 2050 (the expiration of the period fixed for the duration of American General Delaware); (ii) the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Manager or American General (collectively, the "Common Members") or the withdrawal, retirement, resignation or expulsion of either Common Member from American General Delaware or the occurrence of any other event that terminates the continued membership of either Common Member therein under the LLC Act; (iii) the entry of a decree of a judicial dissolution of American General Delaware under the LLC Act; (iv) the decision of the Manager to dissolve American General Delaware (subject to the voting rights of the holders of Series A Preferred Securities described under "Voting Rights" below and of other holders of limited liability company interests in American General Delaware); (v) the election of the Manager, in connection with or after the exchange of all series of Preferred Securities outstanding (in accordance with the written action establishing each such series of Preferred Securities) for the related series of Junior Subordinated Debentures; or (vi) upon the written consent thereto of all holders of outstanding Common Securities and Preferred Securities of American General Delaware.



     Any merger, consolidation, replacement, conveyance, transfer or lease effected in accordance with the provisions described under "Merger, Consolidation or Sale of Assets of American General Delaware" below shall not be deemed a liquidation, dissolution or winding-up of American General Delaware for the foregoing purposes.


VOTING RIGHTS

     Except as provided below and under "Description of the Guarantees -- Amendments and Assignment" and "Description of the Junior Subordinated Debentures -- Modification of the Junior Subordinated Indenture" in the accompanying Prospectus and as otherwise required by law and provided by the LLC Agreement, the holders of the Series A Preferred Securities will have no voting rights.


     If (i) American General Delaware fails to pay dividends in full (including any arrearages and Additional Dividends) on the Series A Preferred Securities for 18 consecutive months; (ii) an Event of Default under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures occurs and is continuing; or (iii) American General is in default under any of its payment or other obligations under the Guarantee with respect to the Series A Preferred Securities, then the holders of outstanding Series A Preferred Securities will be entitled by the vote of a majority in aggregate liquidation preference of such holders to appoint and authorize a special trustee (a "Special Trustee") to enforce American General Delaware's rights under the Series A Junior Subordinated Debentures against American General, enforce the obligations undertaken with respect to the Series A Preferred Securities by American General under the Guarantee and, to the extent permitted by law, declare and pay dividends on the Series A Preferred Securities to the extent funds of American General Delaware are legally available therefor (but only in the event that American General Delaware's failure to pay dividends on the Series A Preferred Securities is not a consequence of American General's exercise of its right to extend the interest payment period on the Series A Junior Subordinated Debentures). For purposes of determining whether American General Delaware has failed to pay dividends in full for 18 consecutive months, dividends shall be deemed to remain in arrears, notwithstanding any partial payments in respect thereof, until all accumulated and unpaid dividends (including any Additional Dividends) have been or contemporaneously are declared and paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Not later than 30 calendar days after such right to appoint a Special Trustee arises and upon not less than 15 calendar days' written notice by first-class mail to the holders of Series A Preferred Securities, the Manager will convene a meeting to elect a Special Trustee. If the Manager fails to convene such meeting within such 30-day period, the holders of at least 10% of the aggregate liquidation preference of the Series A Preferred Securities will be entitled to convene such meeting. In the event that, at such meeting, holders of less than a majority in aggregate liquidation preference of Series A Preferred Securities vote for such appointment, no Special Trustee shall be appointed. Any Special Trustee shall vacate office immediately if American General Delaware (or American General pursuant to the Guarantee) shall have paid in full all accumulated and unpaid dividends (including any Additional Dividends) on the Series A Preferred Securities or such Event of Default under the Junior Subordinated Indenture or such default under the Guarantee, as the case may be, shall have been cured. Notwithstanding the appointment of any such Special Trustee, American General will retain all rights, including the right to extend the interest payment period from time to time as provided under "Description of the Series A Junior Subordinated Debentures -- Option to Extend Interest Payment Period," and be subject to all obligations under the Junior Subordinated Indenture and as obligor under the Series A Junior Subordinated Debentures, and any such extension would not constitute an Event of Default under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures or enable a holder of Series A Preferred Securities to require the payment of a dividend that has not theretofore been declared.



     In furtherance of the foregoing, and without limiting the powers of any Special Trustee so appointed and for the avoidance of any doubt concerning the powers of the Special Trustee, any Special Trustee, in its own name and as trustee of an express trust, may, subject to the applicable provisions of the Junior Subordinated Indenture, institute a proceeding, including, without limitation, any suit in equity, an action at law or other judicial or administrative proceeding, to enforce American General Delaware's creditor rights directly against American General to the same extent as American General Delaware and on behalf of American General Delaware, and may prosecute such proceeding to judgment or final decree, and enforce the same against American General and, subject to any subordination provisions contained in the Junior Subordinated Indenture, collect, out of the property, wherever situated, of American General the monies adjudged or decreed to be payable in the manner and to the extent provided by law.



     If any proposed amendment to the LLC Agreement or the Series A Declaration provides for, or the Manager otherwise proposes to effect, (i) any action that would materially adversely affect the powers, preferences or special rights of the Series A Preferred Securities, whether by way of amendment to the LLC Agreement, the Series A Declaration or otherwise, including, without limitation, the authorization or issuance of any limited liability company interests of American General Delaware ranking, as to payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of American General Delaware, senior to the Series A Preferred Securities, (ii) the liquidation, dissolution or winding-up of American General Delaware (in any case other than in connection with the exchange of Series A Preferred Securities for American General Series A Preferred Stock upon the occurrence of an Exchange Event, upon the occurrence of a Special Event Exchange, as described under "-- Merger, Consolidation or Sale of Assets of American General Delaware" or as described in the proviso to the next succeeding sentence), or (iii) the commencement of any voluntary bankruptcy, insolvency, reorganization or other similar proceeding involving American General Delaware, then the holders of outstanding Series A Preferred Securities will be entitled to vote on such amendment or action of the Manager (but not on any other amendment or action). In the case of an amendment or action described in clause (i) which would materially adversely affect the powers, preferences or special rights of any Dividend Parity Securities or any Liquidation Parity Securities, the holders of such Dividend Parity Securities or such Liquidation Parity Securities, as the case may be, or, in the case of an amendment or action described in clause (ii) or (iii), the holders of all Liquidation Parity Securities, will be entitled to vote with the holders of the Series A Preferred Securities, together as a class, on such amendment or action of the Manager and such amendment or action shall not be effective except with the approval of the holders of at least 66 2/3% of the aggregate liquidation preference of such outstanding securities; provided, however, that no such approval shall be required if the liquidation, dissolution or winding-up of American General Delaware is proposed or initiated upon the occurrence of certain of the events specified in the LLC Agreement. See "-- Liquidation Rights."


     The powers, preferences or special rights attached to the Series A Preferred Securities will be deemed not to be adversely affected by the creation or issuance of, and no vote will be required for the creation or issuance of, any further limited liability company interests of American General Delaware ranking junior to or pari passu with the Series A Preferred Securities with respect to voting rights or rights to payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of American General Delaware.


     So long as any Series A Junior Subordinated Debentures are held by American General Delaware, the Manager shall not (i) at any time in which a Special Trustee has been appointed, direct the time, method and place of conducting any proceeding for any remedy available to the Special Trustee or the Junior Subordinated Trustee, or the exercise of any trust or power conferred on the Special Trustee or the Junior Subordinated Trustee with respect to the Series A Junior Subordinated Debentures, (ii) waive compliance with, or any past default under, the Series A Junior Subordinated Debentures or the Junior Subordinated Indenture (to the extent that the holders of Series A Junior Subordinated Debentures are entitled to the benefits of the covenant or condition waived or breached), (iii) exercise any right to rescind or annul a declaration that the principal of the Series A Junior Subordinated Debentures shall be due and payable, (iv) consent to any amendment or modification of the Series A Junior Subordinated Debentures or of the Junior Subordinated Indenture without, in each case, obtaining the prior approval of the holders of at least 66 2/3% of the aggregate liquidation preference of the Series A Preferred Securities then outstanding; provided, however, that where a waiver or consent under the Series A Junior Subordinated Debentures would require the waiver or consent of each holder affected thereby, no such waiver or consent shall be given by the Manager without the prior consent of each holder of the Series A Preferred Securities. The Manager shall not revoke any action previously authorized or approved by a vote of holders of the Series A Preferred Securities, without the approval of holders of at least 66 2/3% of the aggregate liquidation preference of the Series A Preferred Securities then outstanding (or, if such action required the approval of each holder, then only with the approval of each holder). The Manager shall notify all holders of the Series A Preferred Securities of any notice of default received from the Junior Subordinated Trustee under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures.


     Any required approval of holders of the Series A Preferred Securities may be given at a separate meeting of such holders convened for such purpose or at a meeting of holders of limited liability company interests in American General Delaware or pursuant to written consents. The Manager will cause a notice of any meeting at which holders of the Series A Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of the Series A Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any matter on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

     Notwithstanding that holders of Series A Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Series A Preferred Securities and any other series of Preferred Securities that are entitled to vote or consent with such Series A Preferred Securities as a single class at such time that are owned by American General or by any entity more than 50% of which is owned by American General, either directly or indirectly, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

TRANSFER AGENT, REGISTRAR AND PAYING AGENT, AND CONVERSION AGENT


     Chemical Mellon Shareholder Services, LLC will act as Transfer Agent, Registrar and Paying Agent, and Conversion Agent for the Series A Preferred Securities, but American General Delaware may designate an additional or substitute Transfer Agent, Registrar and Paying Agent, or Conversion Agent. In the event that the Series A Preferred Securities do not remain in book-entry-only form, registration of transfers of Series A Preferred Securities will be effected without charge by or on behalf of American General Delaware, but upon payment in respect of any tax or other governmental charges which may be imposed in connection therewith (and/or the giving of such indemnity as American General Delaware or the Manager may require with respect thereto). Exchanges of Series A Preferred Securities for Series A Junior Subordinated Debentures will be effected without charge by or on behalf of American General Delaware, but upon payment in respect of any tax or other governmental charges which may be imposed (and/or the giving of such indemnity as American General Delaware or the Manager may require with respect thereto) in connection with the issuance of any Series A Junior Subordinated Debentures in the name of any person other than the registered holder of the Series A Preferred Security for which the Series A Junior Subordinated Debenture is being exchanged or for any reason other than such exchange. American General Delaware will not be required to register or cause to be registered the transfer of Series A Preferred Securities after such Series A Preferred Securities have been called for redemption or exchange.


MERGER, CONSOLIDATION OR SALE OF ASSETS OF AMERICAN GENERAL DELAWARE


     American General Delaware may not consolidate with, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any entity, except with the prior approval of the holders of not less than 66 2/3% of the aggregate liquidation preference of the Series A Preferred Securities or as described below. American General Delaware may, without the consent of the holders of the Series A Preferred Securities, consolidate with, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, a limited liability company, limited partnership or trust organized as such under the laws of any state of the United States of America or the District of Columbia, provided that (i) such successor entity either (x) expressly assumes all of the obligations of American General Delaware under the Series A Preferred Securities or (y) substitutes for the Series A Preferred Securities other securities having substantially the same terms as the Series A Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits or assets of the successor entity, at least as high as the Series A Preferred Securities rank with respect to payment of dividends and distribution of assets upon the liquidation, dissolution or winding-up of American General Delaware,
(ii) American General expressly acknowledges such successor entity as the holder of the Series A Junior Subordinated Debentures and its obligations under the Guarantee with respect to the Successor Securities, (iii) such merger, consolidation, replacement, conveyance, transfer or lease does not cause the Series A Preferred Securities (or any Successor Securities) to be delisted (or, in the case of any Successor Securities, to fail to be listed) by any national securities exchange or other organization on which the Series A Preferred Securities are then listed, (iv) such merger, consolidation, replacement, conveyance, transfer or lease does not cause the Series A Preferred Securities (or any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, replacement, conveyance, transfer or lease does not adversely affect the powers, preferences and other special rights of the holders of the Series A Preferred Securities (or any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (vi) prior to such merger, consolidation, replacement, conveyance, transfer or lease, American General has received an opinion of nationally recognized independent legal counsel to American General Delaware experienced in such matters to the effect that (x) such successor entity will be treated as a partnership or as a grantor trust, as appropriate, for federal income tax purposes, (y) following such merger, consolidation, replacement, conveyance, transfer or lease, American General and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company and (z) such merger, consolidation, replacement, conveyance, transfer or lease will not adversely affect the limited liability of the holders of the Series A Preferred Securities (or any Successor Securities) or result in federal income tax liability to such holders other than with respect to any fractional share interests converted into cash.


MISCELLANEOUS

     The Manager is authorized and directed to conduct its affairs and to operate American General Delaware in such a way that American General Delaware will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for federal income tax purposes and so that the Series A Junior Subordinated Debentures will be treated as indebtedness of American General for federal income tax purposes. In this connection, the Manager is authorized to take any action not inconsistent with applicable law, the LLC Agreement and the Series A Declaration that does not adversely affect the interests of the holders of the Series A Preferred Securities and that the Manager determines in its discretion to be necessary or desirable for such purposes.

            DESCRIPTION OF AMERICAN GENERAL SERIES A PREFERRED STOCK

     As described under "Description of the Series A Preferred
Securities -- Optional Exchange for American General Series A Preferred Stock" above, the Series A Preferred Securities may be exchanged in certain circumstances by the holders thereof through the Conversion Agent for Series A Junior Subordinated Debentures held by American General Delaware, which will then be immediately converted into shares of American General Series A Preferred Stock. The following summary of the terms and provisions of the American General Series A Preferred Stock supplements the description of the terms of American General Preferred Stock set forth in the accompanying Prospectus under the heading "Description of American General Preferred Stock," to which description reference is hereby made. The summary of certain terms and provisions of the American General Series A Preferred Stock set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Restated Articles of Incorporation, as amended (the "Articles"), of American General and the Statement of Resolution Establishing Series A Cumulative Convertible Preferred Stock (the "American General Series A Designation") approved by the Board of Directors of American General, or an authorized committee thereof. The Articles and the form of the American General Series A Designation are filed as exhibits to the Registration Statement of which this Prospectus Supplement is a part.


     In connection with the offering of the Series A Preferred Securities, the Board of Directors of American General, or an authorized committee thereof, will designate, and American General will keep available, 4,500,000 shares (5,000,000 shares if the Underwriters' over-allotment option is exercised in full) of American General Series A Preferred Stock for issuance upon exchange of the Series A Preferred Securities as described under "Description of the Series A Preferred Securities -- Optional Exchange for American General Series A Preferred Stock." At the time the Series A Preferred Securities are issued, all corporate action required to be taken by American General in connection with the issuance of the American General Series A Preferred Stock upon the making of an Exchange Election by the holders of the Series A Preferred Securities will have been taken by American General. The terms of the American General Series A Preferred Stock (including as to dividends, optional redemption, conversion and liquidation preference) will be substantially similar to those of the Series A Preferred Securities with the following principal exceptions:



          (a) all accumulated and unpaid dividends (whether or not earned or declared) (including any Additional Dividends), if any, on the Series A Preferred Securities at the time of the making of an Exchange Election will become accumulated and unpaid dividends on the American General Series A Preferred Stock;


          (b) no interest will accumulate or be payable on any dividend arrearages on the American General Series A Preferred Stock;



          (c) If dividends are not paid on the American General Series A Preferred Stock for 18 consecutive monthly dividend periods (including for this purpose any arrearage with respect to the Series A Preferred Securities), the number of directors of American General shall be increased by two persons and the holders of American General Series A Preferred Stock will be entitled (voting separately as a class together with the holders of shares of any other series of capital stock of American General ranking pari passu with the American General Series A Preferred Stock as to the payment of dividends on which like voting rights have been conferred and are exercisable) to elect such directors at any regular meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the American General Series A Preferred Stock. Whenever all arrearages of dividends on the American General Series A Preferred Stock then outstanding shall have been paid or declared and irrevocably set apart for payment, then the right of the holders of the American General Series A Preferred Stock to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in dividends) and the terms of office of the directors so elected shall forthwith terminate. At any time after such voting power shall have been so vested in the holders of shares of the American General Series A Preferred Stock, the Secretary of American General may, and upon the written request for a special meeting signed by the holders of least 10% of all outstanding American General Series A Preferred Stock (addressed to the Secretary at the principal office of American General) shall, call a special meeting of the holders of the American General Series A Preferred Stock (and holders of other capital stock of American General entitled to vote in the election of such directors) for the election of the two directors to be elected by them. The Secretary may decline to call such a meeting if the request for such meeting is received less than 45 calendar days before the scheduled date for the next ensuing annual meeting of shareholders. Subject to the preceding sentence, if any such special meeting required to be called shall not be called by the Secretary within 20 calendar days after receipt of any such request, then any holder of American General Series A Preferred Stock may call such meeting;



          (d) dividends on the American General Series A Preferred Stock are not subject to a deferral option; however, such dividends need not be declared even if American General has funds legally available therefor and cash on hand sufficient to pay dividends. In the event that American General fails to declare full dividends on the American General Series A Preferred Stock, no dividends will be payable on any other securities of American General ranking pari passu with or junior to such American General Series A Preferred Stock (other than dividends as a result of reclassifications, dividends of share purchase rights issued by American General pursuant to the Rights Agreement or the dividend of similar share purchase rights, dividends payable in shares of American General Common Stock or another class or series of capital stock of American General that is junior to the American General Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up, and dividends which are paid pro rata to the holders of the American General Series A Preferred Stock and other securities of American General ranking pari passu with the American General Series A Preferred Stock as to the payment of dividends (in proportion to the accumulated and unpaid dividends thereon)); and



          (e) the American General Series A Preferred Stock will not be subject to mandatory redemption and, accordingly, may remain outstanding indefinitely.



     On and after             ,      , American General may, at its option,
cause the conversion rights of holders of American General Series A Preferred Stock to expire if (i) American General is then current in the payment of dividends on the American General Series A Preferred Stock and (ii) for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Current Market Price of American General Common Stock has exceeded 120% of the conversion price of the American General Series A Preferred Stock, subject to adjustment in certain circumstances. In order to exercise its conversion expiration option, American General must issue a press release announcing the Conversion Expiration Date of the American General Series A Preferred Stock and give notice by first-class mail to holders of the American General Series A Preferred Stock in the manner provided for holders of Series A Preferred Securities under "Description of the Series A Preferred Securities -- Conversion Rights -- Expiration of Conversion Rights." The "Conversion Expiration Date of the American General Series A Preferred Stock" will be the close of business on a date selected by American General which is not less than 30 nor more than 60 calendar days after the date on which American General issues the press release announcing its intention to terminate conversion rights of the holders of American General Series A Preferred Stock; provided, however, that if American General has not exercised its conversion expiration option, the Conversion Expiration Date of the American General Series A Preferred Stock with respect to any American General Series A Preferred Stock which is called for redemption will be the close of business on the third Business Day prior to the scheduled date for such redemption.


     The American General Series A Preferred Stock will be redeemable, at the option of American General, in whole or in part, from time to time, on not fewer
than 30 nor more than 60 calendar days' notice on or after                ,
2003, at a cash redemption price of $50 per share plus accumulated and unpaid dividends (whether or not earned or declared). In addition, if at any time following the Conversion Expiration Date of the American General Series A Preferred Stock, less than 10% of the shares of American General Series A Preferred Stock originally issued remains outstanding, the American General Series A Preferred Stock will be redeemable at the option of American General, in whole but not in part, at a cash redemption price of $50 per share plus accumulated and unpaid dividends (whether or not earned or declared). American General may not redeem the American General Series A Preferred Stock in part unless all accumulated and unpaid dividends (whether or not earned or declared) have been paid in full on all American General Series A Preferred Stock for all monthly dividend periods terminating on or prior to the date of redemption.


     The American General Series A Preferred Stock will rank senior to the American General Common Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding-up of American General.


     In the event of a voluntary or involuntary liquidation, dissolution or winding-up of American General (other than pursuant to a merger or consolidation), the holders of the American General Series A Preferred Stock will be entitled to receive out of the net assets of American General, but before any distribution is made on any class of securities ranking junior to the American General Series A Preferred Stock, $50 per share in cash plus accumulated and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders. After payment of the full amount of the liquidation distribution to which they are entitled, the holders of shares of the American General Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of American General. In the event that the assets available for distribution are insufficient to pay in full the liquidation preference to the holders of the American General Series A Preferred Stock and any securities ranking pari passu with the American General Series A Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding-up of American General, such holders will share in the remaining assets based on the proportion of their respective liquidation preferences to the aggregate amount of unpaid liquidation preferences.



     So long as the Series A Preferred Securities are exchangeable for shares of American General Series A Preferred Stock, American General may not authorize or issue any other class or series of capital stock ranking senior to the American General Series A Preferred Stock as to the payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of American General without the approval of the holders of not less than 66 2/3% of the aggregate liquidation preference of the Series A Preferred Securities then outstanding. However, no such vote will be required for the issuance by American General of additional preferred stock ranking pari passu with or junior to the American General Series A Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding-up of American General.


     American General is a holding company and a substantial portion of its revenues are derived from dividends and other payments from its subsidiaries. For a description of certain restrictions on the ability of certain subsidiaries of American General to pay dividends, and other consequences of the holding company structure, see "Investment Considerations -- Subordinate Obligations Under Guarantee and Series A Junior Subordinated Debentures."

           DESCRIPTION OF THE SERIES A JUNIOR SUBORDINATED DEBENTURES

     Set forth below is a description of the specific terms of the Series A Junior Subordinated Debentures in which American General Delaware will invest
(i) the proceeds of the issuance and sale of the Series A Preferred Securities and (ii) substantially all of the purchase price paid by American General and the Manager for the Common Securities and any related capital contribution (the "Common Securities Payment"). This description supplements the description of the general terms and provisions of the Junior Subordinated Debentures set forth in the accompanying Prospectus under the caption "Description of the Junior Subordinated Debentures." The form of the resolutions of American General's Board of Directors or a special committee thereof establishing the Series A Junior Subordinated Debentures is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part.

GENERAL

     The Series A Junior Subordinated Debentures will be limited in aggregate principal amount to the sum of the aggregate amount of the proceeds received by American General Delaware from the Offering and the Common Securities Payment less 1% of such sum.

     The entire principal amount of the Series A Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest, if any, on the earlier of
(i) , 2025 or (ii) the date upon which American General Delaware is liquidated, dissolved or wound-up; provided, however, that in the event that the Series A Preferred Securities are exchanged for Series A Junior Subordinated Debentures in the manner described under "Description of the Series A Preferred Securities -- Special Event Exchange for Series A Junior Subordinated Debentures," the Series A Junior Subordinated Debentures will mature on
               , 2025, notwithstanding that American General Delaware may have liquidated, dissolved or wound-up in connection with or after such exchange.


     The Series A Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of American General in the manner described under the caption "Description of Junior Subordinated
Debentures -- Subordination" in the accompanying Prospectus.


INTEREST


     Each Series A Junior Subordinated Debenture will bear interest at the rate
of     % per annum from the original date of issuance, payable monthly in arrears on the last day of each calendar month of each year (each, an "Interest Payment Date"), commencing June 30, 1995. Interest will compound monthly and
will accrue at the annual rate of     % on any interest installment not paid
when due.


     The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a full month, will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which principal or interest is payable on the Series A Junior Subordinated Debentures is not a Business

Day, then the required payment to be made on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Interest payments on the Series A Junior Subordinated Debentures will generally be payable to the holders thereof as they appear in the security register maintained pursuant to the Junior Subordinated Indenture on the relevant record dates, which will be one Business Day prior to the relevant interest payment dates; provided, however, that if the Series A Junior Subordinated Debentures are not in book-entry-only form during any period following a Special Event Exchange, the relevant record date during such period will be the fifteenth day of the month with respect to the interest payment that is to be paid on the last day of such month.

OPTION TO EXTEND INTEREST PAYMENT PERIOD


     American General will have the right at any time and from time to time during the term of the Series A Junior Subordinated Debentures to extend the interest payment period to a period ending on an Interest Payment Date not exceeding 60 consecutive months, but in no event beyond the stated maturity date or date of redemption of the Series A Junior Subordinated Debentures. At the end of any such Extension Period, American General shall pay all interest then accrued and unpaid (together with any Additional Interest (as defined herein) thereon to the extent permitted by applicable law). Prior to the termination of any Extension Period of less than 60 consecutive months, American General may further extend the interest payment period, provided that such Extension Period, as further extended, does not exceed 60 consecutive months and does not extend beyond the stated maturity date or date of redemption of the Series A Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, American General may select a new Extension Period, subject to the above requirements. No interest will be due during an Extension Period until the Interest Payment Date that is the last day of such Extension Period. During any Extension Period, American General has agreed not to take, and to cause its majority-owned subsidiaries not to take, certain actions as described under "Description of the Junior Subordinated
Debentures -- Certain Covenants of American General" in the accompanying Prospectus. American General will give American General Delaware, as holder of the Series A Junior Subordinated Debentures, notice of its selection of any Extension Period one Business Day prior to the earlier of (i) the date the dividends on the Series A Preferred Securities are payable or (ii) the date American General Delaware is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the Series A Preferred Securities of the record date or the date such dividend is payable (which is currently 10 days prior to such date), but in any event not less than one Business Day prior to such record date. The Manager will cause American General Delaware to give notice of American General's selection of such Extension Period to the holders of the Series A Preferred Securities. If the Series A Preferred Securities have been exchanged for the Series A Junior Subordinated Debentures following the occurrence of a Special Event, American General will give the holders of the Series A Junior Subordinated Debentures notice of its selection of any Extension Period not less than two Business Days prior to the record date related to the first interest payment date for which such Extension Period will be effective. If American General selects an Extension Period and thereafter elects to extend the Extension Period, then it is required to give a similar notice prior to the then scheduled end of the Extension Period.


ADDITIONAL INTEREST


     American General will be required to pay interest at the rate of   % per
annum upon any interest that has not been paid on the Series A Junior Subordinated Debentures during an Extension Period. Accordingly, in such circumstances, American General will, to the extent permitted by applicable law, pay interest upon interest in order to provide for monthly compounding on the Series A Junior Subordinated Debentures. The persons entitled to receive such interest shall be the holders of the Series A Junior Subordinated Debentures on the record date for the Interest Payment Date that is the last day of the Extension Period. In addition, if at any time prior to an exchange of the Series A Preferred Securities for Series A Junior Subordinated Debentures in connection with a Special Event, American General Delaware shall be required to pay, with respect to its income derived from the interest payments on the Series A Junior Subordinated Debentures, any amounts for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed by the United States (other than withholding taxes), or any other taxing authority, then, in any such case, American General will pay as additional interest such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received and retained by American General Delaware after the payment of such taxes, duties, assessments or governmental charges (including such taxes, duties, assessments or governmental charges with respect to such Additional Amounts) shall result in American General Delaware's having such funds as it would have had in the absence of the payment of such taxes, duties, assessments or governmental charges. The amounts of interest payable to effect monthly compounding on the Series A Junior Subordinated Debentures, together with any such Additional Amounts, are referred to herein as "Additional Interest."



CONVERSION INTO AMERICAN GENERAL COMMON STOCK



     The Series A Junior Subordinated Debentures will be convertible into American General Common Stock at the option of the holders of the Series A Junior Subordinated Debentures at any time on or before the earlier of the Conversion Expiration Date or the Conversion Expiration Date of the Series A Junior Subordinated Debentures (as defined herein) at the initial conversion
price of $          principal amount of Series A Junior Subordinated Debenture per share of American General Common Stock, subject to the conversion price adjustments described under "Description of the Series A Preferred
Securities -- Conversion Rights." Prior to a Special Event Exchange, the procedures for conversion of the Series A Junior Subordinated Debentures for American General Common Stock will be as described under "Description of the Series A Preferred Securities -- Conversion Rights." After a Special Event Exchange and prior to the Conversion Expiration Date of the Series A Junior Subordinated Debentures, a holder of Series A Junior Subordinated Debentures may surrender such Debentures, together with an irrevocable conversion notice, for conversion to the Conversion Agent, which will then convert the surrendered Series A Junior Subordinated Debentures, or the portion thereof to be converted, into shares of American General Common Stock at the then applicable conversion price. No fractional shares will be issued upon conversion. In lieu thereof, cash will be paid by American General based upon the Current Market Price of American General Common Stock on the date the conversion notice was received by the Conversion Agent. Holders of Series A Junior Subordinated Debentures may obtain copies of the required form of conversion notice from the Conversion Agent. American General's delivery to the holders of the Series A Junior Subordinated Debentures (through the Conversion Agent or otherwise) of the whole number of shares of American General Common Stock into which the Series A Junior Subordinated Debentures so delivered are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy American General's obligation to pay the principal amount of such Series A Junior Subordinated Debentures, and the accrued and unpaid interest thereon, including any Additional Interest (other than any Additional Amounts), and no payment shall be made for accrued interest, whether or not in arrears. If, however, any Series A Junior Subordinated Debenture is converted between a record date for the payment of interest and the related interest payment date, the interest payable with respect to the current monthly interest period on such succeeding interest payment date with respect to such Series A Junior Subordinated Debenture shall be paid despite such conversion. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the related conversion notice was received by the Conversion Agent.



     On and after             ,      (provided that a Special Event Exchange
shall have occurred), American General may, at its option, cause the conversion rights of holders of the Series A Junior Subordinated Debentures to expire if
(i) American General is then current in the payment of interest

(without regard to any extension of the interest payment period) on the Series A Junior Subordinated Debentures and (ii) for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Current Market Price of American General Common Stock shall have exceeded 120% of the then applicable conversion price of the Series A Junior Subordinated Debentures. In order to exercise its conversion expiration option, American General must issue a press release for publication on the Dow Jones News Service or on a comparable news service announcing the Conversion Expiration Date of the Series A Junior Subordinated Debentures. American General is also required to give notice by first-class mail to holders of the Series A Junior Subordinated Debentures in the manner provided for holders of Series A Preferred Securities under "Description of the Series A Preferred Securities -- Conversion
Rights -- Expiration of Conversion Rights." The "Conversion Expiration Date of the Series A Junior Subordinated Debentures" will be the close of business on a date selected by American General which is not less than 30 nor more than 60 calendar days after the date on which such press release is issued; provided, however, that if American General has not exercised its conversion expiration option, the Conversion Expiration Date of the Series A Junior Subordinated Debentures with respect to any principal amount of Series A Junior Subordinated Debentures which is called for redemption will be the close of business on the third Business Day prior to the scheduled date for such redemption and in any other case will be the close of business on the third Business Day prior to the stated maturity date of the Series A Junior Subordinated Debentures.


EXCHANGE OF THE SERIES A JUNIOR SUBORDINATED DEBENTURES


     Prior to a Special Event Exchange, the Series A Junior Subordinated Debentures will be exchanged for American General Series A Preferred Stock upon an Exchange Election being made by holders of the Series A Preferred Securities on or before the close of business on the stated maturity date of the Series A Junior Subordinated Debentures at the rate of one share of American General Series A Preferred Stock for each $50 principal amount of the Series A Junior Subordinated Debentures (equivalent to an exchange rate of one share of American General Series A Preferred Stock for each Series A Preferred Security). Accumulated and unpaid dividends (whether or not earned or declared), including Additional Dividends, on the Series A Preferred Securities will be treated as accumulated and unpaid dividends on the American General Series A Preferred Stock. Series A Junior Subordinated Debentures previously called for redemption or surrendered for conversion into American General Common Stock may not be exchanged for American General Series A Preferred Stock. See "Description of the Series A Preferred Securities -- Optional Exchange for American General Series A Preferred Stock."


OPTIONAL REDEMPTION


     American General will have the right to redeem the Series A Junior Subordinated Debentures, in whole or in part, at any time or from time to time
on or after           , 2003 at a cash redemption price equal to the unpaid
principal amount thereof, without premium or penalty (plus any accrued and unpaid interest, including any Additional Interest, on the portion being redeemed). In addition, if at any time following the Conversion Expiration Date or the Conversion Expiration Date of the Series A Junior Subordinated Debentures, less than 10% of the aggregate principal amount of the Series A Junior Subordinated Debentures originally purchased by American General Delaware with the proceeds from the Offering remains outstanding, the Series A Junior Subordinated Debentures will be redeemable at the option of American General, in whole but not in part, at a cash redemption price equal to the unpaid principal amount thereof, plus any accrued and unpaid interest (including any Additional Interest) to the redemption date. If, prior to a Special Event Exchange, American General or any of its subsidiaries purchases Series A Preferred Securities by tender, in the open market, or otherwise, American General may redeem the Series A Junior Subordinated Debentures in a principal amount not to exceed the aggregate liquidation preference of the Series A Preferred Securities so purchased, at a cash redemption price equal to the unpaid principal amount thereof plus any accrued and unpaid interest (including any Additional Interest thereon) to the redemption date. Notice of any such redemption occurring after a Special Event Exchange will be given by American General to the holder or holders of the Series A Junior Subordinated Debentures in a manner similar to that required to be given by American General Delaware with respect to the redemption of the Series A Preferred Securities. See "Description of the Series A Preferred
Securities -- Redemption."


MANDATORY PREPAYMENT


     If American General Delaware redeems the Series A Preferred Securities in accordance with the terms thereof, the Series A Junior Subordinated Debentures will become due and payable in a principal amount equal to the aggregate liquidation preference of the Series A Preferred Securities so redeemed, together with any accrued and unpaid interest, including any Additional Interest thereon, to the redemption date. Any redemption pursuant to this provision shall be made prior to 12:00 noon, New York time, on the date of such redemption or at such other time on such earlier date as American General and American General Delaware shall agree.


SET-OFF

     Notwithstanding anything to the contrary in the Junior Subordinated Indenture, American General shall have the right to set-off any payment with respect to the Series A Junior Subordinated Debentures it is otherwise required to make thereunder with and to the extent American General has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee with respect to the Series A Preferred Securities.

ENFORCEMENT OF CERTAIN RIGHTS BY SPECIAL TRUSTEE


     If, prior to a Special Event Exchange, (i) American General Delaware fails to pay dividends in full (including any arrearages) on the Series A Preferred Securities for 18 consecutive months; (ii) an Event of Default under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures occurs and is continuing; or (iii) American General is in default under any of its payment or other obligations under the Guarantee with respect to the Series A Preferred Securities, then, under the terms of the Series A Preferred Securities, the holders of outstanding Series A Preferred Securities will have the rights referred to under "Description of the Series A Preferred Securities -- Voting Rights," including the right to appoint a Special Trustee, which Special Trustee would be authorized, subject to the applicable provisions of the Junior Subordinated Indenture, to exercise American General Delaware's right to accelerate the principal amount of the Series A Junior Subordinated Debentures and to enforce American General Delaware's other creditor rights with respect to the Series A Junior Subordinated Debentures. Notwithstanding the appointment of any such Special Trustee, American General Delaware Management Corporation would continue as Manager and American General would retain all rights, including the right to extend the interest payment period from time to time as described above under the caption "-- Option to Extend Interest Payment Period," and be subject to all of the obligations under the Junior Subordinated Indenture and as obligor under the Series A Junior Subordinated Debentures.


GLOBAL SECURITIES

     If, immediately prior to any Special Event Exchange following the occurrence of a Special Event, the Series A Preferred Securities are represented by one or more global securities held by DTC, then the Series A Junior Subordinated Debentures exchanged for the Series A Preferred Securities will be represented by one or more global securities registered in the name of DTC or its nominee and be deposited with DTC or its custodian. Unless and until it is exchanged in whole or in part for the Series A Junior Subordinated Debentures in definitive registered form, a global security may not be registered for transfer or exchange except in limited circumstances.

     For a description of DTC and DTC's book-entry system, see "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus. As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Series A Preferred Securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC.

MISCELLANEOUS

     For restrictions on certain actions of American General with respect to the Series A Junior Subordinated Debentures held by American General Delaware, see "Description of the Series A Preferred Securities -- Voting Rights."


     If Series A Junior Subordinated Debentures are outstanding and owned by any entity other than American General or its affiliates (including American General Delaware), then any Series A Junior Subordinated Debentures owned by American General or its affiliates will not be entitled to vote or consent and will, for purposes of any such vote or consent, be treated as if they were not outstanding.



     Chemical Bank will serve as the initial Paying Agent and registrar for the Series A Junior Subordinated Debentures and Chemical Mellon Shareholder Services, LLC will serve as the initial Conversion Agent for the Series A Junior Subordinated Debentures.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a summary of the material federal income tax considerations relevant to the purchase, ownership and disposition of the Series A Preferred Securities, which in the opinion of Vinson & Elkins L.L.P., counsel to American General and American General Delaware, is accurate insofar as it expresses conclusions of law. However, this summary does not address all federal income tax aspects of the Series A Preferred Securities, or the tax considerations relevant to certain types of holders subject to special treatment under the federal income tax laws (for example, banks, life insurance companies, securities or other dealers, or foreign persons and foreign entities).

     This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions and Internal Revenue Service ("IRS") rulings and notices. All of these authorities, however, are subject to change; any such change may cause the tax consequences to vary substantially from those described below. Moreover, the transactions described in this Prospectus Supplement and the accompanying Prospectus raise a number of novel tax issues which have not been ruled on by the courts or the IRS in similar transactions. As a result, there can be no assurance that the IRS will not audit these transactions and, if it does so, that the IRS will agree with the conclusions set forth below or the positions taken by American General and American General Delaware in conformity therewith. See "-- American General Delaware Information Returns and Audit Procedures" below.

     Unless otherwise indicated, the information below is directed at Holders (as defined below) who purchase Series A Preferred Securities on their original issue at their initial offering price, and that hold such Series A Preferred Securities as capital assets (generally property held for investment). For purposes of this discussion, a "Holder" is a beneficial owner of a Series A Preferred Security who or that is (i) a citizen or resident of the United States, (ii) a domestic corporation, partnership, estate or trust, or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of a Series A Preferred Security.

     PROSPECTIVE PURCHASERS OF SERIES A PREFERRED SECURITIES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES OR OTHER TAX CONSID-

ERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SERIES A PREFERRED SECURITIES, INCLUDING THE EFFECTS OF STATE, LOCAL AND FOREIGN TAX LAWS.

TAX CLASSIFICATION

     While the following matters are not free from doubt, Vinson & Elkins L.L.P. is of the opinion that (i) American General Delaware will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation and (ii) the Series A Junior Subordinated Debentures will be classified as indebtedness for federal income tax purposes. The following discussion assumes such classifications.

INCOME FROM SERIES A PREFERRED SECURITIES

     Each Holder of Series A Preferred Securities will be required to include in gross income his distributive share of the net income of American General Delaware, which net income generally will be equal to the amount of interest received or accrued by American General Delaware on the Series A Junior Subordinated Debentures. Such income will not exceed dividends received on a Series A Preferred Security, except in limited circumstances. See "-- Original Issue Discount" and "-- Adjustment of Conversion Price" below. Any amount so included in a Holder's gross income will increase his tax basis in the Series A Preferred Securities, and the amount of distributions of cash or other property by American General Delaware to a Holder will reduce such Holder's tax basis in the Series A Preferred Securities. No portion of the amounts received on the Series A Preferred Securities will be eligible for the dividends received deduction.

     American General Delaware does not presently intend to make an election under section 754 of the Code. Accordingly, a subsequent purchaser of Series A Preferred Securities will not be permitted to adjust the tax basis in his allocable share of American General Delaware's assets so as to reflect any difference between his purchase price for the Series A Preferred Securities and his share of American General Delaware's underlying tax basis in its assets. As a result, a Holder of Series A Preferred Securities may be required to report a larger or smaller amount of income from holding the Series A Preferred Securities than would otherwise be appropriate based upon the Holder's purchase price for the Series A Preferred Securities.

ORIGINAL ISSUE DISCOUNT

     Under Treasury Regulations, the stated interest payments on the Series A Junior Subordinated Debentures will be treated as "original issue discount" because of the option that American General has, under the terms of the Series A Junior Subordinated Debentures, to extend interest payment periods for up to 60 consecutive months. Under the Code, a Holder of debt with original issue discount must include that discount in income on an economic accrual basis and before the receipt of cash attributable to the income regardless of his method of tax accounting. The amount of original issue discount that accrues in any month will approximately equal the amount of the interest that accrues in that month at the stated interest rate. In the event that the interest payment period is extended, however, American General Delaware will accrue additional original issue discount approximately equal to the amount of the additional interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period.

     Accrued income in respect of deferred interest will be allocated, but the corresponding cash will not be distributed, to Holders of record on the Business Day preceding the last day of each calendar month. As a result, Holders of record during an extended interest payment period will include interest in gross income in advance of the receipt of cash, and any such Holder who disposes of Series A Preferred Securities prior to the record date for the payment of dividends following such extended interest payment period will have included such Holder's allocable share of such interest in gross income but will not receive any cash related thereto from American General Delaware. The tax basis of a Series A Preferred Security will be increased by the amount of any interest that is included in income without a corresponding receipt of cash and will be decreased when and if such cash is subsequently received from American General Delaware.

DISPOSITION OF SERIES A PREFERRED SECURITIES

     Generally, capital gain or loss will be recognized on a sale (including a complete redemption for cash) of Series A Preferred Securities equal to the difference between the amount realized and the Holder's tax basis in the Series A Preferred Securities sold. Gain or loss recognized by a Holder on the sale or exchange of a Series A Preferred Security held for more than one year generally will be taxable as long-term capital gain or loss. The adjusted tax basis of the Series A Preferred Securities sold generally will equal the amount paid for the Series A Preferred Securities, increased by accrued but unpaid original issue discount and other income, if any, as described herein allocated to such Holder, and reduced by any cash or other property distributed to such Holder by American General Delaware. A Holder who acquires Series A Preferred Securities at different prices may be required to maintain a single aggregate adjusted tax basis in all of his Series A Preferred Securities and, upon sale or other disposition of some of such Series A Preferred Securities, to allocate a pro rata portion of such aggregate tax basis to the Series A Preferred Securities sold (rather than maintaining a separate tax basis in each Series A Preferred Security for purposes of computing gain or loss on a sale of that Series A Preferred Security).

EXCHANGE OF SERIES A PREFERRED SECURITIES OR SERIES A JUNIOR SUBORDINATED DEBENTURES FOR AMERICAN GENERAL STOCK

     A Holder should not recognize gain or loss (i) upon the exchange of Series A Preferred Securities for a proportionate share of the Series A Junior Subordinated Debentures held by American General Delaware, or (ii) except to the extent attributable to accrued but unpaid interest on the Series A Junior Subordinated Debentures or to the receipt of property other than American General Stock, upon the conversion of such Series A Subordinated Debentures for American General Common Stock or American General Series A Preferred Stock. However, to the extent that accrued but unpaid interest on the Series A Junior Subordinated Debentures is converted into accumulated and unpaid dividends on the American General Series A Preferred Stock, receipt of cash from American General in respect of such dividends will generally result in taxable income whereas, had the exchange not been effected, receipt of cash in respect of the corresponding accrued interest (having already been included in the Holder's taxable income when accrued) would not have been taxable. Moreover, in the case of a Holder's receipt of cash in lieu of a fractional share of either American General Common Stock or American General Series A Preferred Stock, the Holder will recognize taxable gain equal to the amount of cash received less the Holder's tax basis in such fractional share.

     A Holder's tax basis in the American General Common Stock or the American General Series A Preferred Stock received upon exchange and conversion generally should be equal to the Holder's tax basis in the Series A Preferred Securities delivered to the Conversion Agent for exchange, plus any gain recognized on the exchange, and less any cash received. In the case of an exchange for less than all of a Holder's Series A Preferred Securities, the Holder's tax basis in the shares of American General Common Stock received will be the lesser of the Holder's tax basis in all of such Holder's Series A Preferred Securities immediately before such exchange or American General Delaware's tax basis in the portion of the Series A Junior Subordinated Debentures converted for those shares of American General Common Stock, increased in either case by any gain recognized on conversion in respect of any fractional share interest redeemed by American General and decreased by any cash received in connection therewith. In such case, the Holder's aggregate tax basis in his remaining Series A Preferred Securities will be the aggregate tax basis in such Holder's Series A Preferred Securities immediately before such exchange, reduced (but not below zero) by his tax basis in the shares of American General Common Stock delivered in such exchange, determined as described above, and the amount of cash paid to the Holder in lieu of a fractional share interest, if any, and increased by any gain recognized with respect to such fractional share interest. A Holder's holding period for the American General Common Stock or the American General Series A Preferred Stock received upon exchange and conversion should generally begin on the date the Holder acquired the Series A Preferred Securities delivered to the Conversion Agent for exchange.

ADJUSTMENT OF CONVERSION PRICE

     Treasury Regulations promulgated under section 305 of the Code would treat American General Delaware (and, thus, Holders of Series A Preferred Securities) as having received a constructive distribution from American General in the event the conversion ratio of the Series A Junior Subordinated Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of American General stock into or for which the Series A Junior Subordinated Debentures are convertible or exchangeable) of American General Delaware in the assets or earnings and profits of American General were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the stock into or for which the Series A Junior Subordinated Debentures are convertible or exchangeable. Thus, under certain circumstances, a reduction in the conversion price for the Series A Junior Subordinated Debentures may result in deemed dividend income to American General Delaware to the extent of the current or accumulated earnings and profits of American General. Holders of the Series A Preferred Securities would be required to include their allocable share of such deemed dividend in gross income but will not receive any cash related thereto. In addition, the failure to fully adjust the conversion price of the Series A Junior Subordinated Debentures to reflect distributions of stock dividends with respect to American General Common Stock may result in deemed dividend income to Holders of American General Common Stock.

     Similarly, under section 305 of the Code, adjustments to the conversion price of the American General Series A Preferred Stock, which may occur under certain circumstances, may result in deemed dividend income to Holders of the American General Series A Preferred Stock if such adjustments are not made pursuant to a bona fide, reasonable antidilution formula, and failure to make such adjustments to the conversion price of the American General Series A Preferred Stock may result in deemed dividend income to Holders of American General Common Stock.

EXCHANGE OF SERIES A PREFERRED SECURITIES FOR SERIES A JUNIOR SUBORDINATED DEBENTURES

     The exchange of Series A Preferred Securities for Series A Junior Subordinated Debentures after the occurrence of a Special Event generally would be a nontaxable event to American General Delaware and the Holders. Each Holder's aggregate tax basis for the Series A Junior Subordinated Debentures received in the exchange would be the same as the Holder's aggregate tax basis for his Series A Preferred Securities surrendered in the exchange, and the holding period for the Series A Junior Subordinated Debentures would include his holding period for his Series A Preferred Securities. However, if the relevant Special Event is a Tax Event which results in American General Delaware's being treated as an association taxable as a corporation, the exchange would be a taxable event to the Holders in respect of which each Holder would recognize gain or loss equal to the difference between the Holder's aggregate tax basis for his Series A Preferred Securities surrendered in the exchange and the aggregate fair market value of the Series A Junior Subordinated Debentures received in the exchange.

AMERICAN GENERAL DELAWARE INFORMATION RETURNS AND AUDIT PROCEDURES

     The Manager of American General Delaware will furnish each Holder with a Schedule K-1 setting forth such Holder's allocable share of income for each year, as soon as practicable following the end of the year but in any event prior to March 15th of each succeeding year.

     Any person who holds Series A Preferred Securities as nominee for another person is required to furnish to American General Delaware a written statement containing: (a) the name, address and taxpayer identification number of the beneficial owner and of the nominee; (b) information as to whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either, or (iii) a tax-exempt entity; and (c) a description of the Series A Preferred Securities held, acquired or transferred for the beneficial owner, including the dates of acquisitions and transfers, the methods and costs of acquisitions, and the net proceeds from transfers. Brokers and financial institutions are also required to furnish written statements containing similar information with respect to Series A Preferred Securities they hold for their own accounts. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to American General Delaware. The nominee is required to supply the beneficial owners of the Series A Preferred Securities with the information furnished to American General Delaware.

     The Manager, as the tax matters partner, will be responsible for representing American General Delaware (and, indirectly, the Holders) in any dispute with the IRS involving the partnership information returns filed by American General Delaware. The Code provides for administrative examination of such returns as if American General Delaware (which is treated as a partnership) were a separate and distinct taxpayer. Generally, the statute of limitations for partnership items reflected or required to be reflected on a partnership information return does not expire until three years after the later of the filing or the last date for filing of such return. Any adverse determination following an audit of a return of American General Delaware by the appropriate taxing authorities could result in an adjustment of the returns of the Holders, and, under certain circumstances, a Holder may be precluded from separately litigating a proposed adjustment to the items of American General Delaware. An adjustment could also result in an audit of a Holder's return and adjustments of items not related to the income and losses of American General Delaware.

FOREIGN HOLDERS

     Ownership of Series A Preferred Securities by nonresident aliens, foreign corporations and other foreign persons raises tax considerations unique to such persons and may have substantially adverse tax consequences to them. Therefore, prospective investors who are foreign persons or which are foreign entities are urged to consult with their U.S. tax advisors as to whether an investment in Series A Preferred Securities represents an appropriate investment in light of those unique tax consequences and possible adverse tax consequences.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments of dividends on, and payments of the proceeds of the sale of, Series A Preferred Securities, American General Series A Preferred Stock or American General Common Stock within the United States to noncorporate Holders, and "backup withholding" at a rate of 31% will apply to such payments if such a Holder fails to provide an accurate taxpayer identification number.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSIDERATIONS TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SERIES A PREFERRED SECURITIES, INCLUDING THE TAX CONSIDERATIONS UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, American General Delaware has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., J.P. Morgan Securities Inc., CS First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc are acting as representatives, has severally agreed to purchase from American General Delaware, the respective number of Series A Preferred Securities set forth opposite its name below:



                                                                             NUMBER OF
                                                                              SERIES A
                               UNDERWRITER                              PREFERRED SECURITIES
    ------------------------------------------------------------------  --------------------
    Goldman, Sachs & Co. .............................................
    J.P. Morgan Securities Inc. ......................................
    CS First Boston Corporation.......................................
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated.........................................
    Salomon Brothers Inc..............................................

                                                                             ----------
              Total...................................................        4,500,000
                                                                             ==========


     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all such Series A Preferred Securities offered hereby, if any are taken.

     The Underwriters propose to offer the Series A Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities
dealers at such price less a concession of $   per Series A Preferred Security.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $   per Series A Preferred Security to certain brokers and dealers.
After the Series A Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     In view of the fact that the proceeds from the sale of the Series A Preferred Securities will be used by American General Delaware to purchase the Series A Junior Subordinated Debentures of American General, the Underwriting Agreement provides that American General will pay, as compensation to the
Underwriters, a commission of $   per Series A Preferred Security.


     American General Delaware and American General have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus Supplement to purchase up to an aggregate of 500,000 additional Series A Preferred Securities at the initial public offering price per Series A Preferred Security solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Series A Preferred

Securities to be purchased by each of them, as shown in the foregoing table, bears to the total Series A Preferred Securities offered.


     American General and American General Delaware have agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of American General Common Stock, any shares of American General Series A Preferred Stock, any other capital stock of American General, or any other security convertible into or exercisable or exchangeable for American General Common Stock, American General Preferred Stock or any such other capital stock for a period of 90 days after the date of this Prospectus Supplement without the prior consent of the representatives, except for (i) the Series A Preferred Securities offered hereby, (ii) the Series A Junior Subordinated Debentures, (iii) American General Common Stock or American General Preferred Stock issued or delivered upon conversion or exchange of the Series A Junior Subordinated Debentures, (iv) securities issued or delivered upon conversion, exchange or exercise of any other securities of American General outstanding on the date of this Prospectus Supplement, (v) securities issued pursuant to American General's stock option or other benefit or incentive plans maintained for its officers, directors or employees, and (vi) securities issued by American General in connection with mergers, acquisitions or similar transactions.


     Certain of the Underwriters are customers of, or engage in transactions with, and from time to time have performed services for, American General and its subsidiaries and associated companies in the ordinary course of business.


     Because the National Association of Securities Dealers, Inc. (the "NASD") may view the Series A Preferred Securities offered hereby as interests in a direct participation program, the Offering is being made in compliance with
Section 34 of the NASD's Rules of Fair Practice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.



     Prior to the Offering, there has been no public market for the Series A Preferred Securities. The Series A Preferred Securities have been approved for listing on the NYSE, subject to notice of issuance, under the symbol "AGC prC." In order to meet one of the requirements for listing the Series A Preferred Securities on the NYSE, the Underwriters have undertaken to sell lots of 100 or more Series A Preferred Securities to a minimum of 400 beneficial holders.


     American General and American General Delaware have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                         INDEX OF CERTAIN DEFINED TERMS


                                 DEFINED TERM                                        PAGE
- -------------------------------------------------------------------------------   -----------
Additional Amounts.............................................................          S-79
Additional Dividends...........................................................          S-59
Additional Interest............................................................          S-79
American General...............................................................           S-1
American General Common Stock..................................................           S-2
American General Delaware......................................................           S-1
American General LLCs..........................................................             1
American General Series A Designation..........................................          S-74
American General Series A Preferred Stock......................................           S-3
Applicable Price...............................................................          S-64
Articles.......................................................................          S-74
Beneficial Owner...............................................................             6
blockage period................................................................            13
Business Day...................................................................          S-58
Closing Price..................................................................          S-65
Code...........................................................................          S-82
Commission.....................................................................             2
Common Members.................................................................          S-70
Common Securities..............................................................     S-19, S-1
Common Securities Payment......................................................          S-77
Common Stock Fundamental Change................................................          S-65
Company........................................................................           S-1
Conversion Agent...............................................................          S-58
Conversion Expiration Date.....................................................          S-60
Conversion Expiration Date of the American General Series A Preferred Stock....          S-76
Conversion Expiration Date of the Series A Junior Subordinated Debentures......          S-80
Current Market Price...........................................................          S-61
Current Price..................................................................          S-61
Direct Participants............................................................             6
Dividend Junior Securities.....................................................          S-59
Dividend Parity Securities.....................................................          S-59
dividends......................................................................           S-2
DTC............................................................................           S-4
Entitlement Date...............................................................          S-64
Event of Default...............................................................            18
Exchange Act...................................................................             2
Exchange Election..............................................................          S-68
Exchange Election Meeting......................................................          S-68
Exchange Event.................................................................          S-67
Exchange Price.................................................................          S-58
Extension Period...............................................................           S-3
Fundamental Change.............................................................          S-65
Guarantee......................................................................           S-3
Guarantee Payments.............................................................             8
Holder.........................................................................          S-82
Indirect Participants..........................................................             6
Interest Payment Date..........................................................          S-77
Investment Company Event.......................................................          S-66
IRS............................................................................          S-82

                                 DEFINED TERM                                        PAGE
- -------------------------------------------------------------------------------   -----------
Junior Subordinated Debentures.................................................             1
Junior Subordinated Indenture..................................................            11
Junior Subordinated Trustee....................................................            11
Liquidation Distribution.......................................................          S-69
Liquidation Parity Securities..................................................          S-69
LLC Act........................................................................          S-57
LLC Agreement..................................................................          S-19
Manager........................................................................          S-19
1940 Act.......................................................................          S-66
Non-Stock Fundamental Change...................................................          S-65
NYSE...........................................................................           S-4
Offering.......................................................................          S-11
Participants...................................................................             6
Preferred Securities...........................................................             1
Purchaser Stock Price..........................................................          S-65
Redemption Price...............................................................           S-3
Reference Market Price.........................................................          S-66
Registration Statement.........................................................             2
Rights.........................................................................          S-59
Securities Act.................................................................             2
Senior Indebtedness............................................................            14
Senior Nonmonetary Default.....................................................            13
Senior Payment Default.........................................................            13
Series A Declaration...........................................................          S-57
Series A Junior Subordinated Debentures........................................           S-1
Series A Preferred Securities..................................................           S-1
Special Event..................................................................          S-66
Special Event Exchange.........................................................          S-66
Special Trustee................................................................          S-70
Successor Securities...........................................................          S-73
Supplemental Junior Subordinated Indenture.....................................            11
Tax Event......................................................................          S-66
Transaction....................................................................          S-62
Underwriters' Compensation.....................................................           S-1

- ------------------------------------------------------
- ------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMERICAN GENERAL DELAWARE, L.L.C., AMERICAN GENERAL CORPORATION OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AMERICAN GENERAL DELAWARE, L.L.C. OR AMERICAN GENERAL CORPORATION SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                                   PAGE
                 PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary....................   S-5
Summary Financial Information of American
  General........................................  S-12
Summary Pro Forma Financial Information of
  American General...............................  S-13
Investment Considerations........................  S-14
American General Corporation.....................  S-17
American General Delaware, L.L.C. ...............  S-19
Capitalization...................................  S-20
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends......................  S-21
Use of Proceeds..................................  S-21
Market Prices of American General Common Stock
  and Dividends..................................  S-22
Selected Financial Information of American
  General........................................  S-23
Management's Discussion and Analysis of American
  General........................................  S-24
Pro Forma Financial Information of American
  General........................................  S-46
Description of the Series A Preferred
  Securities.....................................  S-57
Description of American General Series A
  Preferred Stock................................  S-74
Description of the Series A Junior Subordinated
  Debentures.....................................  S-77
Certain Federal Income Tax Considerations........  S-82
Underwriting.....................................  S-87
Index of Certain Defined Terms...................  S-89

                      PROSPECTUS
Available Information............................     2
Incorporation of Certain Documents by
  Reference......................................     2
American General.................................     3
American General LLCs............................     3
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends......................     4
Use of Proceeds..................................     4
Description of the Preferred Securities..........     4
Description of the Guarantees....................     8
Description of the Junior Subordinated
  Debentures.....................................    11
Description of American General Preferred
  Stock..........................................    22
Description of American General Common
  Stock..........................................    25
Plan of Distribution.............................    27
Legal Opinions...................................    28
Experts..........................................    28


- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                                   4,500,000

                              PREFERRED SECURITIES

                                AMERICAN GENERAL
                                DELAWARE, L.L.C.


                           % CONVERTIBLE MONTHLY INCOME


                         PREFERRED SECURITIES, SERIES A

                            GUARANTEED TO THE EXTENT
                            SET FORTH HEREIN BY, AND

                                CONVERTIBLE INTO

                                COMMON STOCK OF,

                          AMERICAN GENERAL CORPORATION


                             ---------------------


                                     (LOGO)

                             ---------------------


                              GOLDMAN, SACHS & CO.


                          J.P. MORGAN SECURITIES INC.


                                CS FIRST BOSTON


                              MERRILL LYNCH & CO.


                              SALOMON BROTHERS INC



                      REPRESENTATIVES OF THE UNDERWRITERS

- ------------------------------------------------------
- ------------------------------------------------------

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus supplement   *
*  shall not constitute an offer to sell or the solicitation of an offer  *
*  to buy nor shall there be any sale of these securities in any State    *
*  in which such offer, solicitation or sale would be unlawful prior to   *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************



                   SUBJECT TO COMPLETION, DATED MAY 10, 1995

         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED             , 1995

                            (AMERICAN GENERAL LOGO)

                        10,000,000 PREFERRED SECURITIES


                           AMERICAN GENERAL CAPITAL


     % CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES, SERIES A (MIPSSM*)


                   (LIQUIDATION PREFERENCE $25 PER SECURITY)

                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                         AMERICAN GENERAL CORPORATION

                             ---------------------

    The   % Cumulative Monthly Income Preferred Securities, Series A (the
"Series A Preferred Securities"), representing the preferred limited liability company interests offered hereby, are being issued by American General Capital, L.L.C., a Delaware limited liability company ("American General Capital"). All of the common limited liability company interests in American General Capital (the "Common Securities") are owned directly or indirectly by American General Corporation, a Texas corporation ("American General" or the "Company"). American General Capital exists for the purpose of issuing limited liability company interests and investing the proceeds thereof in debt securities of American General. The proceeds from the offering of the Series A Preferred Securities will be used by American General Capital to purchase from American General its
    % Series A Junior Subordinated Debentures (the "Series A Junior Subordinated Debentures") having the terms described herein and in the accompanying Prospectus.


                                                        (continued on next page)

                             ---------------------

    SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN MATERIAL RISKS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SERIES A PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS ON THE SERIES A PREFERRED SECURITIES AND THE SERIES A JUNIOR SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSIDERATIONS.
                             ---------------------


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ---------------------



                                                                                      PROCEEDS TO
                                          INITIAL PUBLIC        UNDERWRITING       AMERICAN GENERAL
                                          OFFERING PRICE        COMMISSION(1)        CAPITAL(2)(3)
                                          --------------        -------------      ----------------
Per Series A Preferred Security........        $25.00                (2)                $25.00
Total(4)...............................           $                  (2)                   $



(1) American General Capital and American General have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".



(2) In view of the fact that the proceeds of the sale of the Series A Preferred Securities will be used by American General Capital to purchase the Series A Junior Subordinated Debentures of American General, the Underwriting Agreement provides that American General will pay to the Underwriters, as
    compensation ("Underwriters' Compensation"), $        per Series A Preferred
    Security (or $        in the aggregate). See "Underwriting".


(3) Expenses of the offering, which are payable by American General, are
    estimated to be $        .


(4) American General Capital and American General have granted the Underwriters an option for 30 days to purchase up to an additional 1,500,000 Series A Preferred Securities at the initial public offering price per Series A Preferred Security solely to cover over-allotments, if any. American General
    will pay to the Underwriters, as Underwriters' Compensation, $        per
    Series A Preferred Security purchased pursuant to this option. If such option is exercised in full, the total initial public offering price, Underwriters' Compensation and proceeds to American General Capital will be
    $        , $        and $        , respectively. See "Underwriting".


                             ---------------------


    The Series A Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series A Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or
about         , 1995.

- ---------------

* MIPS is a service mark of Goldman, Sachs & Co.

                             ---------------------

GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.


        ALEX. BROWN & SONS


              INCORPORATED


               CS FIRST BOSTON


                       DEAN WITTER REYNOLDS INC.


                              DONALDSON, LUFKIN & JENRETTE
                                       SECURITIES
                                       CORPORATION
                                     KEMPER SECURITIES, INC.
                                          LEHMAN BROTHERS


                                                PRUDENTIAL SECURITIES
                                                INCORPORATED


                                                     SALOMON BROTHERS INC


                                                         SMITH BARNEY INC.

                             ---------------------

        The date of this Prospectus Supplement is               , 1995.

(continued from previous page)



     The Series A Junior Subordinated Debentures are subordinated in right of payment to all Senior Indebtedness (as defined under "Description of the Junior Subordinated Debentures -- Subordination" in the accompanying Prospectus) of American General. As of March 31, 1995, American General had approximately $2.8 billion of indebtedness constituting Senior Indebtedness.



     Holders of the Series A Preferred Securities will be entitled to receive cumulative cash distributions ("dividends") from American General Capital at an
annual rate of      % of the liquidation preference of $25 per Series A
Preferred Security, accruing from the date of original issuance and payable monthly in arrears on the last day of each calendar month of each year, commencing June 30, 1995. See "Description of the Series A Preferred
Securities -- Dividends".



     In the event of the liquidation, dissolution or winding-up of American General Capital, holders of Series A Preferred Securities will be entitled to receive for each Series A Preferred Security a liquidation preference of $25 plus an amount equal to any accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends (as defined herein), to the date of payment, subject to certain limitations, unless such liquidation, dissolution or winding-up is in connection with the exchange of the Series A Preferred Securities for the Series A Junior Subordinated Debentures. See "Description of the Series A Preferred Securities -- Liquidation Rights".



     The Series A Preferred Securities will be redeemable at the option of American General Capital (subject to the prior consent of American General), in
whole or in part, from time to time, on or after             , 2000 at a cash
redemption price equal to the liquidation preference for such Series A Preferred Securities plus accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends, to the date fixed for redemption (the "Redemption Price"). Furthermore, at any time after the occurrence of a Special Event (as defined herein), American General Capital (subject to the prior consent of American General) may either (i) redeem the Series A Preferred Securities in whole, but not in part, at the Redemption Price, or (ii) exchange in the manner described herein, in whole but not in part, the Series A Preferred Securities for Series A Junior Subordinated Debentures. See "Description of the Series A Preferred Securities -- Special Event Redemption or Exchange".



     For a description of the terms relating to the mandatory redemption of the Series A Preferred Securities and the circumstances under which the repayment date of the Series A Preferred Securities may be extended, see "Description of the Series A Preferred Securities -- Mandatory Redemption".



     American General will irrevocably and unconditionally guarantee, on a subordinated basis and to the extent set forth herein and in the accompanying Prospectus, the payment of dividends by American General Capital on the Series A Preferred Securities (but only if and to the extent declared from funds of American General Capital legally available therefor), the Redemption Price payable with respect to Series A Preferred Securities (but only to the extent payable out of funds of American General Capital legally available therefor) and payments on liquidation, dissolution or winding-up with respect to the Series A Preferred Securities (but only to the extent that assets of American General Capital are available for distribution to holders of the Series A Preferred Securities) (the "Guarantee"). The Guarantee will be unsecured and will be subordinate to all other liabilities of American General (other than certain other guarantees) and will rank pari passu with the most senior preferred stock issued by American General. See "Description of the Guarantees" in the accompanying Prospectus.



     The Series A Preferred Securities have been approved for listing on the New York Stock Exchange ("NYSE"), subject to notice of issuance, under the symbol "AGC prM".

                             ---------------------


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES A PREFERRED SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                          AMERICAN GENERAL CORPORATION
GENERAL


     American General, with assets of $56 billion and shareholders' equity of $4.4 billion as of March 31, 1995, is the parent company of one of the nation's largest consumer financial services organizations. American General provides financial services directly to consumers, emphasizing personal service and frequent customer contact. American General's operating subsidiaries are leading providers of retirement annuities, consumer loans and life insurance. American General, headquartered in Houston, was incorporated as a general business corporation in Texas in 1980 and is the successor to American General Insurance Company, an insurance company incorporated in Texas in 1926. The principal executive offices of American General are located at 2929 Allen Parkway, Houston, Texas 77019-2155, and its telephone number is (713) 522-1111.


RETIREMENT ANNUITIES


     Retirement Annuities represented 27% of the Company's segment earnings for the year ended December 31, 1994 and 27% for the three months ended March 31, 1995. The Variable Annuity Life Insurance Company ("VALIC"), American General's retirement annuity subsidiary with assets of $23 billion as of March 31, 1995, is a leading provider of tax-deferred retirement plans and annuities to employees of educational, health care and other not-for-profit organizations. Based on assets of $22 billion as of December 31, 1994, VALIC ranks as the 18th largest life insurance company in the United States.



     VALIC markets products in 50 states and the District of Columbia to approximately 840,000 customers through a national network of approximately 800 sales representatives. These sales representatives are highly trained retirement specialists, providing personalized service to VALIC's customers.


     VALIC currently holds among the strongest claims-paying ability ratings in the life insurance industry. Management believes that these ratings provide VALIC with a significant competitive advantage.

     VALIC is committed to using advanced technologies to improve customer service. VALIC recently introduced a new product, Portfolio DirectorSM, which offers customers an array of 18 different investment options, as well as access to professional investment managers, in order to have more flexibility in creating a diversified retirement portfolio. VALIC has also introduced Portfolio OptimizerSM, an innovative software program developed exclusively for VALIC which helps customers allocate retirement funds among investment options.

     VALIC's strategy for future growth is centered on increasing the size and effectiveness of its sales force in order to enter new geographic territories and further penetrate existing markets.

CONSUMER FINANCE


     Consumer Finance represented 36% of the Company's segment earnings for the year ended December 31, 1994 and 30% for the three months ended March 31, 1995. American General Finance, Inc. and subsidiaries ("AGF"), with finance receivables of $8.1 billion as of March 31, 1995, is a leading provider of consumer and home equity loans, credit cards and credit-related insurance to individuals. With more than three million customers and over 1,300 branch offices, AGF ranks among the nation's largest consumer finance organizations. AGF provides financing programs through approximately 20,000 retail merchants and offers personalized service through over 9,000 employees in 41 states, Puerto Rico and the U.S. Virgin Islands. AGF has traditionally focused on marketing to creditworthy, middle-income families with annual household incomes of $25,000 to $50,000 and with a head of household typically between the ages of 25 and 45.


     Management believes that AGF's competitive advantages are its large branch office network, improved technology, new market development and strong credit ratings. AGF's branch office network gives it a local presence in approximately 900 communities. AGF continually seeks to develop local markets. For example, AGF provides retail financing programs through approximately 20,000 merchants nationwide. This growing merchant base provides a flow of new business and represents AGF's largest source of new loan customers.

     AGF's strategy for future growth is centered on growing the branch office customer base, further developing the retail dealer network and providing a wider array of financial products and services to its customers.

LIFE INSURANCE


     Life Insurance represented 37% of the Company's segment earnings for the year ended December 31, 1994 and 43% for the three months ended March 31, 1995. American General's life insurance companies, with assets of $22 billion as of March 31, 1995, provide traditional and interest-sensitive life insurance and both fixed and variable annuity products to nearly five million households throughout all 50 states, the District of Columbia and Canada. This large customer base is served principally by American General Life and Accident Insurance Company ("AGLA"), American General Life Insurance Company ("AGL"), and, since January 1995, The Franklin Life Insurance Company ("Franklin Life") (see "Recent Developments" below). The life insurance companies meet the financial security needs of individual consumers, business owners and customers of financial institutions, and offer personalized service through 14,000 sales representatives and general agents.


     Management believes that specialization is the key to success in the highly competitive life insurance marketplace. Each of American General's life insurance companies specializes in serving a different market segment. AGLA concentrates on meeting the basic life insurance needs of families with incomes of less than $50,000. AGL serves the estate planning needs of middle- and upper-income households. Franklin Life provides individual life insurance to middle-income households, primarily in the Midwest.


     Management believes that the life insurance companies' competitive advantages are a strong market presence, financial strength and a commitment to personalized customer service. The life insurance companies' strategy for future growth centers on growing internally by increasing the size and productivity of the agency field force and externally by pursuing selective acquisitions.


RECENT DEVELOPMENTS


     As of November 29, 1994, the Company signed a definitive agreement to acquire American Franklin Company ("AFC"), the holding company of Franklin Life, for $1.17 billion. The transaction closed on January 31, 1995. The purchase price consisted of $920 million in cash paid at closing and a $250 million dividend paid by AFC to its former parent prior to closing. This acquisition was accounted for using the purchase method. Beginning with the first quarter of 1995, Franklin Life was reported as part of the Life Insurance segment, increasing that segment's assets and life insurance in force by approximately 45% and 35%, respectively. Franklin Life was acquired to complement American General's existing life insurance distribution systems and further strengthen the Company's position in middle-income households, particularly in the Midwest.



     On December 23, 1994, the Company acquired a 40% interest in Western National Corporation ("WNC") through the acquisition of 24,947,500 shares of WNC's common stock for $274 million in cash. The acquisition was reflected in the Company's 1994 consolidated financial statements using the equity method of accounting. The Company's equity in the operating results of WNC for the period from to the acquisition date to December 31, 1994 did not have a material impact on the Company's 1994 consolidated results of operations. The shares of WNC were acquired for investment purposes.

                        AMERICAN GENERAL CAPITAL, L.L.C.


     American General Capital, L.L.C. is a limited liability company formed in March 1995 under the laws of the State of Delaware. American General and American General Delaware Management Corporation, a wholly-owned subsidiary of American General, own all of the common limited liability company interests (the "Common Securities") of American General Capital, which securities are nontransferable. American General Capital is managed by American General Delaware Management Corporation, as manager (the "Manager"), in accordance with the Amended and Restated Limited Liability Company Agreement of American General Capital (the "LLC Agreement"). American General Capital exists solely for the purpose of issuing Preferred Securities and Common Securities and investing 99% of the proceeds thereof in Junior Subordinated Debentures. The remaining 1% of such proceeds will be invested in Eligible Investments (as defined in the LLC Agreement). See "Use of Proceeds." American General Capital's principal executive offices are located c/o American General Delaware Management Corporation at 2099 South Dupont Avenue, Dover, Delaware 19901, and its telephone number at such address is (302) 697-1912.


                           INVESTMENT CONSIDERATIONS

     Prospective purchasers of Series A Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus and should particularly consider the following matters:

SUBORDINATE OBLIGATIONS UNDER GUARANTEE AND SERIES A JUNIOR SUBORDINATED DEBENTURES


     American General Capital's ability to pay amounts due on the Series A Preferred Securities is solely dependent upon its receipt of payments from American General on the Series A Junior Subordinated Debentures as and when required. American General's obligations under the Series A Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of American General. American General's obligations under the Guarantee are subordinate to all other liabilities of American General except for certain other guarantees executed by American General. The Guarantee will rank pari passu with the most senior preferred stock issued by American General. As of March 31, 1995, American General had approximately $2.8 billion of Senior Indebtedness outstanding. There are no terms in the Series A Preferred Securities, the Series A Junior Subordinated Debentures, the Junior Subordinated Indenture (as defined herein) or the Guarantee that limit American General's ability to incur additional indebtedness, including indebtedness that ranks senior to the Series A Junior Subordinated Debentures and the Guarantee, or the ability of its subsidiaries to incur additional indebtedness. In addition, because American General is a holding company, rights to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of holders of Series A Junior Subordinated Debentures and, to the extent of the Guarantee, the holders of Series A Preferred Securities, to benefit indirectly from such distribution) are subject to the prior claims of creditors of that subsidiary, except to the extent that American General may itself be a creditor of that subsidiary. Claims on American General's subsidiaries by other creditors include substantial claims for policy benefits and debt obligations, as well as other liabilities incurred in the ordinary course of business. In addition, since many of American General's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends to American General without prior regulatory approval is limited by applicable laws and regulations. Further, certain non-insurance subsidiaries are restricted in their ability to make dividend payments by long-term debt agreements. At December 31, 1994, the amount available to American General for dividends from subsidiaries not limited by such restrictions was $1.1 billion.



     The Guarantee guarantees payment to the holders of the Series A Preferred Securities of accumulated and unpaid monthly dividends (but only if and to the extent declared by American General Capital), amounts payable on redemption and amounts payable upon the liquidation, dissolution or winding-up of American General Capital. In each case, however, such amount is guaranteed only to the extent that American General Capital has funds on hand legally available therefor and payment thereof does not otherwise violate applicable law. If American General were to default on its obligation to pay interest or amounts payable on redemption or maturity of the Series A Junior Subordinated Debentures, American General Capital would lack legally available funds for the payment of dividends or amounts payable on redemption of the Series A Preferred Securities, and in such event holders of the Series A Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Upon the liquidation, dissolution or winding-up of American General, its obligations under the Guarantee would rank junior to all of its other liabilities (other than certain other guarantees) and, therefore, funds may not be available for payment under the Guarantee. See "Description of the Guarantees" and "Description of the Junior Subordinated
Debentures -- Subordination" in the accompanying Prospectus.

OPTION TO EXTEND INTEREST PAYMENT PERIOD (DEFERRAL OF DIVIDENDS ON SERIES A PREFERRED SECURITIES)


     American General has the right to extend the interest payment period on the Series A Junior Subordinated Debentures from time to time to a period not exceeding 60 consecutive months (an "Extension Period"), in which event monthly dividend payments on the Series A Preferred Securities by American General Capital would be deferred but would continue to accumulate monthly and Additional Dividends, intended to provide monthly compounding on dividend arrearages, would also accumulate. Prior to the termination of any Extension Period of less than 60 consecutive months, American General may further extend the interest payment period as long as such Extension Period, as further extended, does not exceed 60 consecutive months and does not extend beyond the stated maturity date or date of redemption of the Series A Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all accrued and unpaid interest (including compounded interest), American General may select a new Extension Period, subject to the preceding sentence. No interest will be due during an extended interest payment period until the end of such period. During any Extension Period, American General may not declare or pay any dividend on, and, subject to certain exceptions, American General may not, and American General may not permit any of its majority-owned subsidiaries to, redeem, purchase, acquire or make a liquidation payment with respect to, any of American General's capital stock or make any guarantee payments with respect to the foregoing. See "Description of the Series A Junior Subordinated Debentures -- Option to Extend Interest Payment Period."


TAX CONSIDERATIONS OF EXTENDED INTEREST PAYMENT PERIOD (DEFERRAL OF DIVIDENDS ON SERIES A PREFERRED SECURITIES)

     If an extension of an interest payment period occurs, American General Capital, except in very limited circumstances, would continue to accrue income for United States federal income tax purposes, which would be allocated, but no corresponding amount of cash would be distributed, to holders of record of Series A Preferred Securities. As a result, such holders would be required to include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash and would not receive the cash dividend related to such income from American General Capital if such a holder disposed of its Series A Preferred Securities prior to the record date for payment of dividends. See "Certain Federal Income Tax Considerations -- Original Issue Discount."

SPECIAL EVENT REDEMPTION OR EXCHANGE


     At any time after the occurrence of a Special Event, American General Capital (subject to the prior consent of American General) may elect to either
(i) redeem the Series A Preferred Securities, in whole but not in part, or (ii) exchange, in whole but not in part, the Series A Preferred Securities for Series A Junior Subordinated Debentures having an aggregate principal amount and accrued and unpaid interest equal to the aggregate liquidation preference and accumulated and unpaid dividends (including Additional Dividends), respectively, of the Series A Preferred Securities. Under current United States federal income tax law, such an exchange would not be a taxable event to holders of Series A Preferred Securities unless the relevant Special Event is a Tax Event (as defined herein) which causes American General Capital to be treated as an association taxable as a corporation. In such case, an exchange of Series A Preferred Securities for Series A Junior Subordinated Debentures may be a taxable event to holders of the Series A Preferred Securities. See "Description of the Series A Preferred Securities -- Special Event Redemption or Exchange for Series A Junior Subordinated Debentures" and "Certain Federal Income Tax Considerations -- Exchange of Series A Preferred Securities for Series A Junior Subordinated Debentures."

                                 CAPITALIZATION


     The following table sets forth the consolidated short-term debt and capitalization of American General as of March 31, 1995, as adjusted to reflect the proposed permanent financing of the AFC acquisition which, for pro forma purposes, was assumed to be partially financed with the estimated net proceeds from the sale of the Series A Preferred Securities (assuming the Underwriters' over-allotment option is not exercised). See "Use of Proceeds".



(UNAUDITED)



(IN MILLIONS)                                                           MARCH 31, 1995
                                                                --------------------------------
                                                                                    PRO FORMA
                                                                                  REFLECTING AFC
                                                                HISTORICAL         FINANCING(a)
                                                                ----------        --------------
Short-term debt
  Corporate....................................................  $  1,375           $    685
  Real Estate..................................................       349                349
  Consumer Finance.............................................     2,498              2,498
                                                                 --------           --------
          Total short-term debt................................  $  4,222           $  3,532
                                                                 ========           ========
Long-term debt
  Corporate....................................................  $    984           $  1,432
  Consumer Finance.............................................     4,763              4,763
                                                                 --------           --------
          Total long-term debt.................................     5,747              6,195
                                                                 --------           --------
Preferred stock of subsidiary..................................         -                242
Common stock subject to put contracts..........................        47                 47
Shareholders' equity
  Common stock.................................................       365                365
  Net unrealized gains (losses) on securities(b)...............       (84)               (84)
  Retained earnings............................................     4,606              4,606
  Cost of treasury stock.......................................      (465)              (465)
                                                                 --------           --------
          Total shareholders' equity...........................     4,422              4,422
                                                                 --------           --------
          Total capitalization (excluding short-term debt).....  $ 10,216           $ 10,906
                                                                 ========           ========


- ---------------


(a) Reflects the proposed permanent financing of the AFC acquisition, which includes the Offering (as defined herein), as though it occurred on March 31, 1995. See American General's Current Report on Form 8-K dated May 9, 1995 incorporated herein by reference. Does not include an offering of
    4,500,000     % Convertible Monthly Income Preferred Securities, Series A
    (liquidation preference $50 per security) of American General Delaware, L.L.C. (excluding any underwriters' over-allotment option), which is expected to be made at or about the same time as the Offering made hereby. The closing of the Offering is not contingent on the closing of such offering by American General Delaware, L.L.C.


(b) Includes a $106 million unrealized loss at March 31, 1995, due to the effect of SFAS 115.See "Management's Discussion and Analysis" within American General's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995 incorporated herein by reference.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES


                         AND PREFERRED STOCK DIVIDENDS



     The following table sets forth the historical and pro forma ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated.



                                                         THREE MONTHS            YEAR ENDED
                                                        ENDED MARCH 31,         DECEMBER 31,
                                                        ---------------       ---------------
                                                          PRO                   PRO
                                                         FORMA                 FORMA
                                                        1995(A)    1995       1994(B)    1994
                                                        -------    ----       -------    ----
Ratio of earnings to combined fixed charges and
  preferred stock dividends:
  Consolidated operations.............................   2.5        2.5        2.4        2.4
  Consolidated operations, corporate (parent company)
     fixed charges and preferred stock dividends
     only.............................................   6.4        7.6        5.6        7.6


- ---------------


(a) Assuming the AFC acquisition and proposed permanent financing, including this Offering, had been effective as of January 1, 1994.


(b) Assuming the AFC and WNC acquisitions and the AFC proposed permanent financing, including this Offering, had been effective as of January 1, 1994. See American General's Current Report on Form 8-K dated May 9, 1995 incorporated herein by reference.



                                USE OF PROCEEDS


     American General Capital will invest the proceeds received from the sale of the Series A Preferred Securities in the Series A Junior Subordinated Debentures of American General. After paying the Underwriters' Compensation and other expenses associated with the offering made hereby (the "Offering"), American
General will use the net proceeds of approximately $          (approximately
$          if the Underwriters' over-allotment option is exercised in full) to repay short-term notes issued in connection with the acquisition of AFC. See
"American General Corporation -- Recent Developments." At                , 1995,
the blended interest rate on such short-term notes was   % per annum.

               SUMMARY FINANCIAL INFORMATION OF AMERICAN GENERAL


     The following table presents summary consolidated financial information derived from American General's audited financial statements, as of and for the five years ended December 31, 1994. The financial data as of March 31, 1995 and for the three months ended March 31, 1995 and 1994 has been derived from American General's unaudited quarterly financial statements, which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's results of operations and financial position. The results of operations for the three months ended March 31, 1995 are not necessarily indicative of results to be anticipated for the entire year. The table should be read in conjunction with "Management's Discussion and Analysis of American General" and the consolidated financial statements and the notes thereto incorporated herein by reference.



(IN MILLIONS, EXCEPT PER SHARE DATA)


Operating Results and Per Share Data



                                           THREE MONTHS ENDED
                                               MARCH 31,                          YEARS ENDED DECEMBER 31,
                                          --------------------    --------------------------------------------------------
                                            1995        1994        1994        1993        1992        1991        1990
                                          --------    --------    --------    --------    --------    --------    --------
Revenues...............................   $  1,518    $  1,214    $  4,841    $  4,829    $  4,602    $  4,395    $  4,434
                                          ========    ========    ========    ========    ========    ========    ========
Business segment earnings
  Retirement Annuities.................   $     54    $     53    $    187    $    162    $    130    $    110    $     99
  Consumer Finance.....................         60          53         245         206         161         136         125
  Life Insurance.......................         84(a)       64         257          (9)(b)      323        326         303
                                          --------    --------    --------    --------    --------    --------    --------
        Total business segments........        198         170         689         359         614         572         527
                                          --------    --------    --------    --------    --------    --------    --------
Corporate operations
  Net interest on corporate debt.......        (27)        (19)        (76)        (81)        (85)        (87)       (119)
  Expenses not allocated to segments...         (9)         (6)        (29)        (25)        (28)        (37)        (52)
  Earnings on corporate assets.........          6          15          43          21          23          31          69
  Net equity in WNC....................          6           -           -           -           -           -           -
  Net realized investment gains
    (losses)...........................          1           1        (114)(c)        6          9           1         137(d)
                                          --------    --------    --------    --------    --------    --------    --------
        Total corporate operations.....        (23)         (9)       (176)        (79)        (81)        (92)         35
                                          --------    --------    --------    --------    --------    --------    --------
Income before cumulative effect and tax
  rate related adjustment..............        175         161         513         280         533         480         562
Tax rate related adjustment............          -           -           -         (30)          -           -           -
Cumulative effect of accounting
  changes..............................          -           -           -         (46)          -           -           -
                                          --------    --------    --------    --------    --------    --------    --------
        Net income.....................   $    175    $    161    $    513    $    204    $    533    $    480    $    562
                                          ========    ========    ========    ========    ========    ========    ========
Net income per share...................   $    .85    $    .75    $   2.45    $    .94(b) $   2.45    $   2.13    $   2.35
                                          ========    ========    ========    ========    ========    ========    ========
Dividends per share....................   $    .31    $    .29    $   1.16    $   1.10    $   1.04    $   1.00    $    .79(e)
                                          ========    ========    ========    ========    ========    ========    ========



Financial Position and Book Value Per Share



                                                      MARCH                            DECEMBER 31,
                                                       31,       --------------------------------------------------------
                                                       1995        1994        1993        1992        1991        1990
                                                     --------    --------    --------    --------    --------    --------
Assets............................................   $ 55,667(f) $ 46,295(g) $ 43,982(g) $ 39,742    $ 36,105    $ 33,808
Debt (including short-term)
  Corporate.......................................      2,359       1,475       1,257       1,371       1,391       1,555
  Real Estate.....................................        349         361         429         616         590         498
  Consumer Finance................................      7,261       7,090       5,843       5,484       5,243       5,096
Redeemable equity.................................         47          47           -           -           -         296
Shareholders' equity..............................      4,422(f)    3,457(g)    5,137(g)    4,616       4,329       4,138
Book value per share..............................      21.77(f)    17.05(g)    23.96(g)    21.33       19.86       18.57


- ------------

(a) Includes two months of operations for AFC, which was acquired January 31, 1995.

(b) Includes $300 million write-down of goodwill. See "Significant
    Events -- 1993 Significant Events" within Item 7 and Note 1.7 within Item 8 of American General's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 incorporated herein by reference.
(c) Results primarily from the capital gains offset program. See "Significant Events -- Capital Gains Offset Program" within Item 7 of American General's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 incorporated herein by reference.
(d) Results primarily from the sale of substantially all of the common stock portfolio.
(e) Excludes special dividends of $.61 per share.

(f) Includes $172 million, $106 million, and $.52 decrease in assets, shareholders' equity, and book value per share, respectively, due to the effect of SFAS 115. See "Management's Discussion and Analysis" within American General's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995 incorporated herein by reference.


(g) Includes $986 million, $950 million, and $4.65 decrease in assets, shareholders' equity, and book value per share, respectively, at December 31, 1994, and $1.0 billion, $676 million, and $3.14 increase in assets, shareholders' equity, and book value per share, respectively, at December 31, 1993, due to the effect of SFAS 115. See "Significant Events -- Effect of SFAS 115" within Item 7 and Note 1.2 within Item 8 of American General's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 incorporated herein by reference.

                DESCRIPTION OF THE SERIES A PREFERRED SECURITIES

GENERAL


     The following summary of certain terms and provisions of the Series A Preferred Securities supplements the description of the terms and provisions of the Preferred Securities set forth in the accompanying Prospectus under the heading "Description of the Preferred Securities," to which description reference is hereby made. Capitalized terms used and not defined in this Prospectus Supplement have the meanings ascribed to them in the accompanying Prospectus. The Series A Preferred Securities constitute a series of Preferred Securities of American General Capital having such dividend terms, liquidation preferences per share, voting rights, redemption provisions and other rights, preferences, privileges, limitations and restrictions as are set forth in the LLC Agreement, the Delaware Limited Liability Company Act (the "LLC Act") and the written action taken or to be taken pursuant to the LLC Agreement by the Manager relating to the Series A Preferred Securities (the "Series A Declaration"). The summary of certain terms and provisions of the Series A Preferred Securities set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the LLC Agreement and the Series A Declaration. The LLC Agreement and the form of the Series A Declaration have been filed as exhibits to the Registration Statement of which this Prospectus Supplement and accompanying Prospectus is a part.


DIVIDENDS


     General. Holders of the Series A Preferred Securities will be entitled to receive cumulative cash dividends from American General Capital, accruing from the date of original issuance and payable monthly in arrears on the last day of each calendar month of each year, commencing June 30, 1995, except as otherwise described below. The dividends payable on each Series A Preferred Security will
be fixed at the annual rate of $          , or     % of the liquidation
preference of $25 per Series A Preferred Security. The amount of dividends payable for any full monthly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and for any period shorter than a full monthly dividend period, will be computed on the basis of the actual number of days elapsed in such period. Payment of dividends is limited to the funds held by American General Capital and legally available for distribution to holders of Series A Preferred Securities. See "Description of the Series A Junior Subordinated Debentures -- Interest."


     Dividends on the Series A Preferred Securities must be declared monthly and paid on the last day of each calendar month to the extent that American General Capital has funds legally available for the payment of such dividends and cash on hand sufficient to make such payments. It is anticipated that the funds of American General Capital will be limited principally to payments received from American General under the Series A Junior Subordinated Debentures. If American General fails to make interest payments on the Series A Junior Subordinated Debentures, American General Capital will not have sufficient funds to pay dividends on the Series A Preferred Securities. The payment of dividends (but only if and to the extent declared from funds of American General Capital legally available therefor) will be guaranteed by American General as and to the extent set forth herein and under "Description of the Guarantees" in the accompanying Prospectus.

     American General has the right under the Series A Junior Subordinated Debentures to extend, from time to time, the interest payment period on the Series A Junior Subordinated Debentures for up to 60 consecutive months on one or more occasions, but not beyond the stated maturity date or date of redemption thereof. Monthly dividends on the Series A Preferred Securities would be deferred (but would continue to accumulate monthly and Additional Dividends, intended to provide monthly compounding on dividend arrearages, would also accumulate) by American General Capital during any such extension of the interest payment period. American General Capital will give written notice of American General's extension of the interest payment period to the holders of the Series A Preferred Securities no later than the last date on which it would be required to notify the

NYSE of the record or payment date of the related dividend, which is currently 10 days prior to such record or payment date. See "-- Additional Dividends" and "Description of the Series A Junior Subordinated Debentures -- Option to Extend Interest Payment Period." Any failure by American General to make interest payments on the Series A Junior Subordinated Debentures within 10 days of the relevant payment dates in the absence of an extension of an interest payment period would constitute an Event of Default (as defined under "Description of the Junior Subordinated Debentures -- Events of Default" in the accompanying Prospectus) under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures. American General has agreed, among other things, not to declare or pay any dividend on any of its capital stock at any time that American General has exercised its option to extend an interest payment period on the Series A Junior Subordinated Debentures and such extension is continuing or any Event of Default under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures shall have occurred and be continuing. See "Description of the Guarantees -- Certain Covenants of American General" in the accompanying Prospectus.


     Dividends declared on the Series A Preferred Securities will be payable to the holders thereof as they appear on the books and records of American General Capital on the relevant record dates, which, if and so long as the Series A Preferred Securities are in book-entry form, will be one Business Day (as defined below) prior to the related payment dates. Subject to any applicable laws and regulations and the LLC Agreement and the Series A Declaration, each such payment will be made as described under "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus. In the event that the Series A Preferred Securities shall not continue to remain in book-entry form, the Manager shall have the right to select relevant record dates that are more than one Business Day prior to the related payment dates. If any date on which dividends are payable on the Series A Preferred Securities is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.


     Additional Dividends. Upon any dividend arrearages in respect of the Series A Preferred Securities, American General Capital will be required to declare and pay additional dividends on the Series A Preferred Securities in order to provide, in effect, monthly compounding on such dividend arrearages. The amounts payable to effect such monthly compounding on dividend arrearages in respect of the Series A Preferred Securities are referred to herein as "Additional Dividends."

     Certain Restrictions on American General Capital. If accumulated dividends (including Additional Dividends) have not been paid in full on the Series A Preferred Securities, American General Capital may not:

          (i) pay, or declare and set aside for payment, any dividends on the Preferred Securities of any other series or any other limited liability company interests in American General Capital ranking pari passu with the Series A Preferred Securities as to the payment of dividends ("Dividend Parity Securities"), unless the amount of any dividends declared on such Dividend Parity Securities is paid on such Dividend Parity Securities and the Series A Preferred Securities on a pro rata basis on the date such dividends are paid on such Dividend Parity Securities, so that the ratio of
     (x)(A) the aggregate amount paid as dividends on the Series A Preferred Securities to (B)the aggregate amount paid as dividends on such Dividend Parity Securities is the same as the ratio of (y)(A) the aggregate amount of all accumulated arrears of unpaid dividends on the Series A Preferred Securities to (B) the aggregate amount of all accumulated arrears of unpaid dividends on such Dividend Parity Securities;

          (ii) pay, or declare and set aside for payment, any dividends on any limited liability company interests in American General Capital ranking junior to the Series A Preferred Securities as to the payment of dividends ("Dividend Junior Securities"); or


          (iii) redeem, purchase, or otherwise acquire any Dividend Parity Securities or Dividend Junior Securities (other than purchases or acquisitions resulting from the reclassification of such securities or the exchange or conversion of any Dividend Parity Security or Dividend Junior Security pursuant to the terms thereof or the purchase of fractional interests therein upon such conversion or exchange);


until, in each case, such time as all accumulated and unpaid dividends (including Additional Dividends) on all of the Series A Preferred Securities shall have been paid in full or have been irrevocably set aside for payment in full for all dividend periods terminating on or prior to, in the case of clauses
(i) and (ii), the date of such payment, and in the case of clause (iii), the date of such redemption, purchase, or other acquisition.

OPTIONAL REDEMPTION


     On or after             , 2000, the Series A Preferred Securities will be
redeemable at the option of American General Capital (subject to the prior consent of American General), in whole or in part, from time to time, at the Redemption Price. American General Capital may not redeem the Series A Preferred Securities in part unless all accumulated and unpaid dividends (whether or not earned or declared), including Additional Dividends, have been paid in full on all Series A Preferred Securities for all monthly dividend periods terminating on or prior to the date of redemption.



     American General has the right to cause American General Capital to exercise such optional redemption rights. In addition, subject to applicable law (including, without limitation, United States federal securities laws), American General or its subsidiaries may at any time and from time to time purchase outstanding Series A Preferred Securities by tender, in the open market or otherwise.


SPECIAL EVENT REDEMPTION OR EXCHANGE

     At any time after the occurrence of a Tax Event or an Investment Company Event (each, a "Special Event"), American General Capital (subject to the prior consent of American General) may, upon not less than 30 nor more than 60 calendar days' notice to the holders of Series A Preferred Securities, either
(i) redeem the Series A Preferred Securities in whole but not in part, at the Redemption Price, or (ii) exchange, in whole but not in part, the Series A Preferred Securities for Series A Junior Subordinated Debentures having an aggregate principal amount and accrued and unpaid interest equal to the aggregate liquidation preference and accumulated and unpaid dividends (including Additional Dividends), respectively, of the Series A Preferred Securities (a "Special Event Exchange"). In connection with any Special Event Exchange, American General Capital may be liquidated, dissolved or wound-up. Upon any Special Event Exchange, American General will use its best efforts to have the Series A Junior Subordinated Debentures listed on the NYSE or other exchange on which the Series A Preferred Securities may then be listed. American General has the right to cause American General Capital to exercise its right to effect a Special Event Exchange.

     "Tax Event" means that a change in any applicable United States law or regulation or in the interpretation thereof (including but not limited to the enactment or imminent enactment of any legislation, the publication of any judicial decisions, regulatory rulings, regulatory procedures, or notices or announcements (including notices or announcements of intent to adopt such procedures or regulations), or a change in the official position or the interpretation of any law or regulation by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which
such change is made known) shall have occurred after           , 1995, and that
American General Capital or American General shall have received an opinion of nationally recognized independent legal counsel experienced in such matters that, as a result of such change, there exists more than an insubstantial risk that (i) American General Capital will be subject to federal income tax with respect to the interest received on the Series A Junior Subordinated Debentures, (ii) American General will be precluded from deducting the interest paid on the Series A Junior Subordinated Debentures for federal income tax purposes or (iii) American General Capital will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Investment Company Event" means that a change in any applicable United States law or regulation or in the interpretation thereof (including but not limited to the enactment or imminent enactment of any legislation, the publication of any judicial decisions, regulatory rulings, regulatory procedures, or notices or announcements (including notices or announcements of intent to adopt such procedures or regulations), or a change in the official position or the interpretation of any law or regulation by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in
which such change is made known) shall have occurred after             , 1995,
and that American General Capital or American General shall have received an opinion of nationally recognized independent legal counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act") that, as a result of such change, there exists more than an insubstantial risk that American General Capital is or will be considered an "investment company" which is required to be registered under the 1940 Act.


     After the date fixed for any Special Event Exchange, (i) the Series A Preferred Securities will no longer be deemed to be outstanding, (ii) any global certificate or certificates representing Series A Preferred Securities held by DTC or its nominee will be exchanged for a registered global certificate or certificates representing the Series A Junior Subordinated Debentures to be delivered upon such exchange, (iii) any certificates representing Series A Preferred Securities not held by DTC or its nominee and not surrendered for exchange will be deemed to represent Series A Junior Subordinated Debentures having a principal amount and accrued and unpaid interest equal to the liquidation preference plus accumulated and unpaid dividends (including Additional Dividends), respectively, of such Series A Preferred Securities until such certificates are surrendered to American General Capital or its agent for exchange (and until such certificates are so surrendered, no payments of interest or principal will be made with respect to such Series A Junior Subordinated Debentures) and (iv) all rights of the holders of the Series A Preferred Securities will cease, except the right of such holders to receive the Series A Junior Subordinated Debentures upon surrender of certificates representing the Series A Preferred Securities.


MANDATORY REDEMPTION


     Upon repayment by American General of the principal of the Series A Junior Subordinated Debentures at stated maturity, earlier redemption or otherwise, including as a result of the acceleration of Series A Junior Subordinated Debentures upon the occurrence of an Event of Default under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures, the Series A Preferred Securities will be subject to mandatory redemption, in whole but not in part, by American General Capital and the proceeds from such repayment will be applied to redeem the Series A Preferred Securities at the Redemption Price (unless such proceeds are used to fund the aggregate Liquidation Distributions (as defined herein) on the Series A Preferred Securities in connection with the liquidation, dissolution or winding-up of American General Capital). In the case of such repayment, the Series A Preferred Securities will only be redeemed when repayment of the Series A Junior Subordinated Debentures has actually been received by American General Capital. Notwithstanding the foregoing, the Series A Preferred Securities will not be so redeemed if (i) in lieu of repaying the Series A Junior Subordinated Debentures at stated maturity or date of earlier redemption, American General is permitted by American General Capital to exchange the Series A Junior Subordinated Debentures for new Junior Subordinated Debentures or (ii) American General repays the Series A Junior Subordinated Debentures at stated maturity or date of earlier redemption but is permitted by American General Capital to reborrow the proceeds from such repayment which reborrowing will be evidenced by new Junior Subordinated Debentures; provided, however, that American General Capital may only permit American General to so exchange the Series A Junior Subordinated Debentures for new Junior Subordinated Debentures or reborrow the proceeds from the repayment thereof if American General Capital owns all of the Series A Junior Subordinated Debentures and the following conditions are satisfied (which satisfaction, in the case of clauses (f) through (j), shall be determined in the judgment of the Manager and American General Capital's financial advisor (which will be selected by the Manager, unaffiliated with American General and among the 30 largest investment banking firms, measured by total capital, in the United States at the time of the proposed issuance of the new Junior Subordinated Debentures that would evidence the new loan to be made in connection with such exchange or reborrowing)): (a) American General is not bankrupt, insolvent or in liquidation, (b) American General is not in default in the payment of any interest (including Additional Interest, as defined herein) or principal in respect of any Junior Subordinated Debentures under the Junior Subordinated Indenture, (c) American General has made timely payments on the Series A Junior Subordinated Debentures for the immediately preceding 24 months (and has not elected to extend any interest payment period of the Series A Junior Subordinated Debentures during such 24 month period), (d) such new Junior Subordinated Debentures will mature no later than the earlier of (1) the 49th anniversary of the date of the initial issuance of the Series A Junior Subordinated Debentures and (2) the 30th anniversary of the date such new Junior Subordinated Debentures are issued, (e) American General Capital is not in arrears in the payment of any dividends (including Additional Dividends) on the Series A Preferred Securities, (f) American General is expected to be able to make timely payment of principal of and interest on such new Junior Subordinated Debentures, (g) the issuance of such new Junior Subordinated Debentures is being made on terms, and under circumstances, that are consistent with those which a lender would then require for a loan to an unrelated party, (h) the interest rate on such new Junior Subordinated Debentures is sufficient to provide payments equal to or greater than the amount of dividend payments required under the Series A Preferred Securities, (i) the terms of such new Junior Subordinated Debentures are consistent with market circumstances and American General's financial condition and (j) immediately prior to the issuance of such new Junior Subordinated Debentures, the senior unsecured long-term debt of American General is (or, if no such debt is outstanding, would be) rated not less than BBB (or the equivalent) by Standard & Poor's Corporation and Baa2 (or the equivalent) by Moody's Investors Service, Inc. and the subordinated unsecured long-term debt of American General (or, if more than one issue of such subordinated debt is outstanding, the most junior of such issues) is (or, if no such debt is outstanding, would be) rated not less than BBB- (or the equivalent) by Standard & Poor's Corporation and Baa3 by Moody's Investors Service, Inc. (or, if either of such rating organizations is not then rating American General's senior or subordinated unsecured long-term debt, as the case may be, the equivalent of such ratings by any other "nationally recognized statistical rating organization," as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act of 1933, as amended).


REDEMPTION PROCEDURES

     Notice of any redemption (optional or mandatory) of Series A Preferred Securities (which notice will be irrevocable) will be given by American General Capital to American General and each record holder of Series A Preferred Securities that are being redeemed not fewer than 30 nor more than 60 calendar days prior to the date fixed for redemption thereof. If American General Capital gives a notice of redemption, then on the redemption date American General Capital will irrevocably deposit with DTC or the Paying Agent, as the case may be, sufficient funds to pay the Redemption Price for the Series A Preferred Securities to be redeemed and give DTC or the Paying Agent, as the case may be, irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred Securities to be redeemed. See "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying

Prospectus. If notice of redemption has been given and funds irrevocably deposited with DTC or the Paying Agent, as the case may be, as required, then immediately prior to the close of business on the date of such deposit, all rights of holders of the Series A Preferred Securities so called for redemption will cease, except the right of such holders to receive the Redemption Price, but without additional interest from and after such redemption date. In the event that any date fixed for redemption is not a Business Day, then payment of the Redemption Price payable on such date will be made the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price is improperly withheld or refused and not paid by either American General Capital or American General (pursuant to the Guarantee), dividends on the Series A Preferred Securities called for redemption (including any Additional Dividends thereon) will continue to accumulate at the then applicable rate, from the original redemption date to the date that the Redemption Price is actually paid and the holders of such Series A Preferred Securities may exercise all of their rights as holders of Series A Preferred Securities.


LIQUIDATION RIGHTS


     In the event of any voluntary or involuntary liquidation, dissolution or winding-up of American General Capital other than in connection with or after the exchange of the Series A Preferred Securities for the Series A Junior Subordinated Debentures in the manner described under "-- Special Event Redemption or Exchange" above, the holders of Series A Preferred Securities then outstanding will be entitled to receive out of the assets of American General Capital legally available for distribution to the holders of limited liability company interests, after satisfaction of liabilities to creditors as required by the LLC Act but before any distribution of assets is made to holders of any Common Securities or any other class of limited liability company interests in American General Capital ranking junior to the Series A Preferred Securities as to the distribution of assets upon liquidation, dissolution or winding-up of American General Capital, but together with the holders of Preferred Securities of any other series or any other limited liability company interests in American General Capital then outstanding ranking pari passu with the Series A Preferred Securities as to the distribution of assets upon liquidation, dissolution or winding-up ("Liquidation Parity Securities"), an amount equal to the liquidation preference of $25 per Series A Preferred Security plus all accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends, to the date of payment (the "Liquidation Distribution").



     If, upon any such liquidation, dissolution or winding-up, the Liquidation Distributions can be paid only in part because American General Capital has insufficient assets available to pay in full the aggregate Liquidation Distributions on the Series A Preferred Securities and the aggregate maximum liquidation distributions on the Liquidation Parity Securities, then the amounts payable directly by American General Capital on the Series A Preferred Securities and on such Liquidation Parity Securities shall be paid on a pro rata basis, so that the ratio of (i)(A) the aggregate amount paid as Liquidation Distributions on the Series A Preferred Securities to (B) the aggregate amount paid as liquidation distributions on the Liquidation Parity Securities is the same as the ratio of (ii)(A) the aggregate Liquidation Distributions on the Series A Preferred Securities to (B) the aggregate maximum liquidation distributions on the Liquidation Parity Securities.


     If, upon any liquidation, dissolution or winding-up of American General Capital, the holders of Series A Preferred Securities are paid in full the Liquidation Distributions to which they are entitled, then such holders will not be entitled to receive or share in any other assets of American General Capital thereafter available for distribution to any other holders of limited liability company interests in American General Capital.

     Pursuant to the LLC Agreement, American General Capital shall be dissolved and its affairs shall be wound up upon the earliest to occur of (i) December 31, 2050 (the expiration of the period fixed for the duration of American General Capital); (ii) the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Manager or American General (collectively, the "Common Members") or the withdrawal, retirement, resignation or expulsion of either Common Member from American General Capital or the occurrence of any other event that terminates the continued membership of either Common Member therein under the LLC Act; (iii) the entry of a decree of a judicial dissolution of American General Capital under the LLC Act; (iv) the decision of the Manager to dissolve American General Capital (subject to the voting rights of the holders of Series A Preferred Securities described under "Voting Rights" below and of other holders of limited liability company interests in American General Capital); (v) the election of the Manager, in connection with or after the exchange of all series of Preferred Securities outstanding (in accordance with the written action establishing each such series of Preferred Securities) for the related series of Junior Subordinated Debentures; or (vi) upon the written consent thereto of all holders of outstanding Common Securities and Preferred Securities of American General Capital.



     Any merger, consolidation, replacement, conveyance, transfer or lease effected in accordance with the provisions described under "Merger, Consolidation or Sale of Assets of American General Capital" below shall not be deemed a liquidation, dissolution or winding-up of American General Capital for the foregoing purposes.


VOTING RIGHTS

     Except as provided below and under "Description of the Guarantees -- Amendments and Assignment" and "Description of the Junior Subordinated Debentures -- Modification of the Junior Subordinated Indenture" in the accompanying Prospectus and as otherwise required by law and provided by the LLC Agreement, the holders of the Series A Preferred Securities will have no voting rights.


     If (i) American General Capital fails to pay dividends in full (including any arrearages and Additional Dividends) on the Series A Preferred Securities for 18 consecutive months; (ii) an Event of Default under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures occurs and is continuing; or (iii) American General is in default under any of its payment or other obligations under the Guarantee with respect to the Series A Preferred Securities, then the holders of outstanding Series A Preferred Securities will be entitled by the vote of a majority in aggregate liquidation preference of such holders to appoint and authorize a special trustee (a "Special Trustee") to enforce American General Capital's rights under the Series A Junior Subordinated Debentures against American General, enforce the obligations undertaken with respect to the Series A Preferred Securities by American General under the Guarantee and, to the extent permitted by law, declare and pay dividends on the Series A Preferred Securities to the extent funds of American General Capital are legally available therefor (but only in the event that American General Capital's failure to pay dividends on the Series A Preferred Securities is not a consequence of American General's exercise of its right to extend the interest payment period on the Series A Junior Subordinated Debentures). For purposes of determining whether American General Capital has failed to pay dividends in full for 18 consecutive months, dividends shall be deemed to remain in arrears, notwithstanding any partial payments in respect thereof, until all accumulated and unpaid dividends (including any Additional Dividends) have been or contemporaneously are declared and paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Not later than 30 calendar days after such right to appoint a Special Trustee arises and upon not less than 15 calendar days' written notice by first-class mail to the holders of Series A Preferred Securities, the Manager will convene a meeting to elect a Special Trustee. If the Manager fails to convene such meeting within such 30-day period, the holders of at least 10% of the aggregate liquidation preference of the Series A Preferred Securities will be entitled to convene such meeting. In the event that, at such meeting, holders of less than a majority in aggregate liquidation preference of Series A Preferred Securities vote for such appointment, no Special Trustee shall be appointed. Any Special Trustee shall vacate office immediately if American General Capital (or American General pursuant to the Guarantee) shall have paid in full all accumulated and unpaid dividends (including any Additional Dividends) on the Series A Preferred Securities or such Event of Default under the Junior Subordinated Indenture or such default under the Guarantee, as the case may be, shall have been cured. Notwithstanding the appointment of any such Special Trustee, American General will retain all rights, including the right to extend the interest payment period from time to time as provided under "Description of the Series A Junior Subordinated Debentures -- Option to Extend Interest Payment Period," and be subject to all obligations under the Junior Subordinated Indenture and as obligor under the Series A Junior Subordinated Debentures; and any such extension would not constitute an Event of Default under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures or enable a holder of Series A Preferred Securities to require the payment of a dividend that has not theretofore been declared.



     In furtherance of the foregoing, and without limiting the powers of any Special Trustee so appointed and for the avoidance of any doubt concerning the powers of the Special Trustee, any Special Trustee, in its own name and as trustee of an express trust, may, subject to the applicable provisions of the Junior Subordinated Indenture, institute a proceeding, including, without limitation, any suit in equity, an action at law or other judicial or administrative proceeding, to enforce American General Capital's creditor rights directly against American General to the same extent as American General Capital and on behalf of American General Capital, and may prosecute such proceeding to judgment or final decree, and enforce the same against American General and, subject to the subordination provisions contained in the Junior Subordinated Indenture, collect, out of the property, wherever situated, of American General the monies adjudged or decreed to be payable in the manner and to the extent provided by law.



     If any proposed amendment to the LLC Agreement or the Series A Declaration provides for, or the Manager otherwise proposes to effect, (i) any action that would materially adversely affect the powers, preferences or special rights of the Series A Preferred Securities, whether by way of amendment to the LLC Agreement, the Series A Declaration or otherwise, including, without limitation, the authorization or issuance of any limited liability company interests of American General Capital ranking, as to payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of American General Capital, senior to the Series A Preferred Securities, (ii) the liquidation, dissolution or winding-up of American General Capital (in any case other than upon the occurrence of a Special Event Exchange, as described under "-- Merger, Consolidation or Sale of Assets of American General Capital" or as described in the proviso to the next succeeding sentence), or (iii) the commencement of any voluntary bankruptcy, insolvency, reorganization or other similar proceeding involving American General Capital, then the holders of outstanding Series A Preferred Securities will be entitled to vote on such amendment or action of the Manager (but not on any other amendment or action). In the case of an amendment or action described in clause (i) which would materially adversely affect the powers, preferences or special rights of any Dividend Parity Securities or any Liquidation Parity Securities, the holders of such Dividend Parity Securities or Liquidation Parity Securities, as the case may be, or, in the case of an amendment or action described in clause (ii) or (iii), the holders of all Liquidation Parity Securities, will be entitled to vote with the holders of the Series A Preferred Securities, together as a class, on such amendment or action of the Manager and such amendment or action shall not be effective except with the approval of the holders of at least 66 2/3% of the aggregate liquidation preference of such outstanding securities; provided, however, that no such approval shall be required if the liquidation, dissolution or winding-up of American General Capital is proposed or initiated upon the occurrence of certain of the events specified in the LLC Agreement. See "-- Liquidation Rights."


     The powers, preferences or special rights attached to the Series A Preferred Securities will be deemed not to be adversely affected by the creation or issuance of, and no vote will be required for the creation or issuance of, any further limited liability company interests of American General Capital ranking junior to or pari passu with the Series A Preferred Securities with respect to voting rights or rights to payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of American General Capital.


     So long as any Series A Junior Subordinated Debentures are held by American General Capital, the Manager shall not (i) at any time in which a Special Trustee has been appointed, direct the time, method and place of conducting any proceeding for any remedy available to the Special Trustee or the Junior Subordinated Trustee, or the exercise of any trust or power conferred on the Special Trustee or the Junior Subordinated Trustee with respect to the Series A Junior Subordinated Debentures, (ii) waive compliance with, or any past default under, the Series A Junior Subordinated Debentures or the Junior Subordinated Indenture (to the extent that holders of Series A Junior Subordinated Debentures are entitled to the benefits of the covenant or condition waived or breached),
(iii) exercise any right to rescind or annul a declaration that the principal of the Series A Junior Subordinated Debentures shall be due and payable, (iv) consent to any amendment or modification of the Series A Junior Subordinated Debentures or of the Junior Subordinated Indenture without, in each case, obtaining the prior approval of the holders of at least 66 2/3% of the aggregate liquidation preference of the Series A Preferred Securities then outstanding; provided, however, that where a waiver or consent under the Series A Junior Subordinated Debentures would require the waiver or consent of each holder affected thereby, no such waiver or consent shall be given by the Manager without the prior consent of each holder of the Series A Preferred Securities. The Manager shall not revoke any action previously authorized or approved by a vote of holders of the Series A Preferred Securities, without the approval of holders of at least 66 2/3% of the aggregate liquidation preference of the Series A Preferred Securities then outstanding (or, if such action required the approval of each holder, then only with the approval of each holder). The Manager shall notify all holders of the Series A Preferred Securities of any notice of default received from the Junior Subordinated Trustee under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures.


     Any required approval of holders of the Series A Preferred Securities may be given at a separate meeting of such holders convened for such purpose or at a meeting of holders of limited liability company interests in American General Capital or pursuant to written consents. The Manager will cause a notice of any meeting at which holders of the Series A Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of the Series A Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any matter on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

     Notwithstanding that holders of Series A Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Series A Preferred Securities and any other series of Preferred Securities that are entitled to vote or consent with such Series A Preferred Securities as a single class at such time that are owned by American General or by any entity more than 50% of which is owned by American General, either directly or indirectly, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.


TRANSFER AGENT, REGISTRAR AND PAYING AGENT



     Chemical Mellon Shareholder Services, LLC will act as Transfer Agent, Registrar and Paying Agent for the Series A Preferred Securities, but American General Capital may designate an additional or substitute Transfer Agent, Registrar or Paying Agent. In the event that the Series A Preferred Securities do not remain in book-entry-only form, registration of transfers of Series A Preferred Securities will be effected without charge by or on behalf of American General Capital, but upon payment in respect of any tax or other governmental charges which may be imposed in connection therewith (and/or the giving of such indemnity as American General Capital or the Manager may require with respect thereto). Exchanges of Series A Preferred Securities for Series A

Junior Subordinated Debentures will be effected without charge by or on behalf of American General Capital, but upon payment in respect of any tax or other governmental charges which may be imposed (and/or the giving of such indemnity as American General Capital or the Manager may require with respect thereto) in connection with the issuance of any Series A Junior Subordinated Debentures in the name of any person other than the registered holder of the Series A Preferred Security for which the Series A Junior Subordinated Debenture is being exchanged or for any reason other than such exchange. American General Capital will not be required to register or cause to be registered the transfer of Series A Preferred Securities after such Series A Preferred Securities have been called for redemption or exchange.

MERGER, CONSOLIDATION OR SALE OF ASSETS OF AMERICAN GENERAL CAPITAL


     American General Capital may not consolidate with, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any entity, except with the prior approval of the holders of not less than 66 2/3% of the aggregate liquidation preference of the Series A Preferred Securities or as described below. American General Capital may, without the consent of the holders of the Series A Preferred Securities, consolidate with, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, a limited liability company, limited partnership or trust organized as such under the laws of any state of the United States of America or the District of Columbia, provided that (i) such successor entity either (x) expressly assumes all of the obligations of American General Capital under the Series A Preferred Securities or (y) substitutes for the Series A Preferred Securities other securities having substantially the same terms as the Series A Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits or assets of the successor entity, at least as high as the Series A Preferred Securities rank with respect to payment of dividends and distribution of assets upon the liquidation, dissolution or winding-up of American General Capital,
(ii) American General expressly acknowledges such successor entity as the holder of the Series A Junior Subordinated Debentures and its obligations under the Guarantee with respect to the Successor Securities, (iii) such merger, consolidation, replacement, conveyance, transfer or lease does not cause the Series A Preferred Securities (or any Successor Securities) to be delisted (or, in the case of any Successor Securities, to fail to be listed) by any national securities exchange or other organization on which the Series A Preferred Securities are then listed, (iv) such merger, consolidation, replacement, conveyance, transfer or lease does not cause the Series A Preferred Securities (or any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, replacement, conveyance, transfer or lease does not adversely affect the powers, preferences and other special rights of the holders of the Series A Preferred Securities (or any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (vi) prior to such merger, consolidation, replacement, conveyance, transfer or lease, American General has received an opinion of nationally recognized independent legal counsel to American General Capital experienced in such matters to the effect that (x) such successor entity will be treated as a partnership or as a grantor trust, as appropriate, for federal income tax purposes, (y) following such merger, consolidation, replacement, conveyance, transfer or lease, American General and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company and (z) such merger, consolidation, replacement, conveyance, transfer or lease will not adversely affect the limited liability of the holders of the Series A Preferred Securities (or any Successor Securities) or result in federal income tax liability to such holders other than with respect to any fractional share interests converted into cash.


MISCELLANEOUS

     The Manager is authorized and directed to conduct its affairs and to operate American General Capital in such a way that American General Capital will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for federal income tax purposes and so that the Series A Junior Subordinated Debentures will be treated as indebtedness of American General for federal income tax purposes. In this connection, the Manager is authorized to take any action not inconsistent with applicable law, the LLC Agreement and the Series A Declaration that does not adversely affect the interests of the holders of the Series A Preferred Securities and that the Manager determines in its discretion to be necessary or desirable for such purposes.

           DESCRIPTION OF THE SERIES A JUNIOR SUBORDINATED DEBENTURES

     Set forth below is a description of the specific terms of the Series A Junior Subordinated Debentures in which American General Capital will invest (i) the proceeds of the issuance and sale of the Series A Preferred Securities and
(ii) substantially all of the purchase price paid by American General and the Manager for the Common Securities and any related capital contribution (the "Common Securities Payment"). This description supplements the description of the general terms and provisions of the Junior Subordinated Debentures set forth in the accompanying Prospectus under the caption "Description of the Junior Subordinated Debentures." The form of the resolutions of American General's Board of Directors or a special committee thereof establishing the Series A Junior Subordinated Debentures is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part.

GENERAL

     The Series A Junior Subordinated Debentures will be limited in aggregate principal amount to the sum of the aggregate amount of the proceeds received by American General Capital from the Offering and the Common Securities Payment, less 1% of such sum.

     The entire principal amount of the Series A Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest, if any, on the earlier of
(i) , 2025 (subject to American General's right to exchange the Series A Junior Subordinated Debentures for new Junior Subordinated Debentures or to reborrow the proceeds from the repayment of the Series A Junior Subordinated Debentures upon the terms and subject to the conditions set forth under "Description of the Series A Preferred Securities -- Mandatory Redemption") or (ii) the date upon which American General Capital is liquidated, dissolved or wound-up; provided, however, that in the event that the Series A Preferred Securities are exchanged for Series A Junior Subordinated Debentures in the manner described under "Description of the Series A Preferred
Securities -- Special Event Redemption or Exchange," (x) the Series A Junior
Subordinated Debentures will mature on                , 2025, notwithstanding
that American General Capital may have liquidated, dissolved or wound-up in connection with or after such exchange and (y) the Series A Junior Subordinated Debentures will not thereafter be subject to an election by American General to exchange the Series A Junior Subordinated Debentures for new Junior Subordinated Debentures or to redeem or repay the Series A Junior Subordinated Debentures and reborrow the proceeds from such redemption or repayment.


     The Series A Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of American General in the manner described under the caption "Description of Junior Subordinated
Debentures -- Subordination" in the accompanying Prospectus.


INTEREST


     Each Series A Junior Subordinated Debenture will bear interest at the rate
of     % per annum from the original date of issuance, payable monthly in arrears on the last day of each calendar month of each year (each, an "Interest Payment Date"), commencing June 30, 1995. Interest will compound monthly and
will accrue at the annual rate of     % on any interest installment not paid
when due.

     The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a full month, will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which principal or interest is payable on the Series A Junior Subordinated Debentures is not a Business Day, then the required payment to be made on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Interest payments on the Series A Junior Subordinated Debentures will generally be payable to the holders thereof as they appear in the security register maintained pursuant to the Junior Subordinated Indenture on the relevant record dates, which will be one Business Day prior to the relevant interest payment dates; provided, however, that if the Series A Junior Subordinated Debentures are not in book-entry-only form during any period following a Special Event Exchange, the relevant record date during such period will be the fifteenth day of the month with respect to the interest payment that is to be paid on the last day of such month.

OPTION TO EXTEND INTEREST PAYMENT PERIOD


     American General will have the right at any time and from time to time during the term of the Series A Junior Subordinated Debentures to extend the interest payment period to a period ending on an interest payment date not exceeding 60 consecutive months, but in no event beyond the stated maturity date or date of redemption of the Series A Junior Subordinated Debentures. At the end of any such Extension Period, American General shall pay all interest then accrued and unpaid (together with any Additional Interest to the extent permitted by applicable law). Prior to the termination of any Extension Period of less than 60 consecutive months, American General may further extend the interest payment period, provided that such Extension Period, as further extended, does not exceed 60 consecutive months and does not extend beyond the stated maturity date or date of redemption of the Series A Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, American General may select a new Extension Period, subject to the above requirements. No interest will be due during an Extension Period until the Interest Payment Date that is the last day of such Extension Period. During any Extension Period, American General has agreed not to take, and to cause its majority-owned subsidiaries not to take, certain actions as described under "Description of the Junior Subordinated Debentures -- Certain Covenants of American General" in the accompanying Prospectus. American General will give American General Capital, as holder of the Series A Junior Subordinated Debentures, notice of its selection of any Extension Period one Business Day prior to the earlier of (i) the date the dividends on the Series A Preferred Securities are payable or (ii) the date American General Capital is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the Series A Preferred Securities of the record date or the date such dividend is payable (which is currently 10 days prior to such date), but in any event not less than one Business Day prior to such record date. The Manager will cause American General Capital to give notice of American General's selection of such Extension Period to the holders of the Series A Preferred Securities. If the Series A Preferred Securities have been exchanged for the Series A Junior Subordinated Debentures following the occurrence of a Special Event, American General will give the holders of the Series A Junior Subordinated Debentures notice of its selection of any Extension Period not less than two Business Days prior to the record date related to the first interest payment date for which such Extension Period will be effective. If American General selects an Extension Period and thereafter elects to extend the Extension Period, then it is required to give a similar notice prior to the then scheduled end of the Extension Period.


ADDITIONAL INTEREST


     American General will be required to pay interest at the rate of   % per
annum upon any interest that has not been paid on the Series A Junior Subordinated Debentures during an Extension Period.

Accordingly, in such circumstances, American General will, to the extent permitted by applicable law, pay interest upon interest in order to provide for monthly compounding on the Series A Junior Subordinated Debentures. The persons entitled to receive such interest shall be the holders of the Series A Junior Subordinated Debentures on the record date for the Interest Payment Date that is the last day of the Extension Period. In addition, if at any time prior to an exchange of the Series A Preferred Securities for Series A Junior Subordinated Debentures in connection with a Special Event, American General Capital shall be required to pay, with respect to its income derived from the interest payments on the Series A Junior Subordinated Debentures, any amounts for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed by the United States (other than withholding taxes), or any other taxing authority, then, in any such case, American General will pay as additional interest such additional amounts as may be necessary in order that the net amounts received and retained by American General Capital after the payment of such taxes, duties, assessments or governmental charges (including such taxes, duties, assessments or governmental charges with respect to such additional interest) shall result in American General Capital's having such funds as it would have had in the absence of the payment of such taxes, duties, assessments or governmental charges. The amounts of interest payable pursuant to the preceding sentence and to effect monthly compounding on the Series A Junior Subordinated Debentures are collectively referred to herein as "Additional Interest."


OPTIONAL REDEMPTION


     American General will have the right to redeem the Series A Junior Subordinated Debentures, in whole or in part, at any time or from time to time
on or after           , 2000 at a cash redemption price equal to the unpaid
principal amount thereof, without premium or penalty, plus any accrued and unpaid interest, including any Additional Interest, on the portion being redeemed. At any time after the occurrence of a Special Event and prior to a Special Event Exchange, American General will also have the right to redeem the Series A Junior Subordinated Debentures, in whole but not in part, at a cash redemption price equal to the unpaid principal amount thereof, without premium or penalty, plus any accrued and unpaid interest, including any Additional Interest, thereon to the Redemption Date.



     In addition, if at any time prior to a Special Event Exchange American General is, or in the opinion of nationally recognized independent legal counsel would be, required to pay Additional Interest with respect to the Series A Junior Subordinated Debentures (other than Additional Interest required in order to provide for monthly compounding on the Series A Junior Subordinated Debentures), American General will have the right to redeem the Series A Junior Subordinated Debentures, in whole but not in part, at a cash redemption price equal to the unpaid principal amount thereof, without premium or penalty, plus any accrued and unpaid interest, including any Additional Interest, thereon to the redemption date.



     If, prior to a Special Event Exchange, American General or any of its subsidiaries purchases any Series A Preferred Securities by tender, in the open market, or otherwise, American General may redeem the Series A Junior Subordinated Debentures in a principal amount not to exceed the aggregate liquidation preference of the Series A Preferred Securities so purchased, at a cash redemption price equal to the principal amount thereof, plus any accrued and unpaid interest, including any Additional Interest, thereon to the redemption date.



     Notice of any such redemption occurring after a Special Event Exchange will be given by American General to the holder or holders of the Series A Junior Subordinated Debentures in a manner similar to that required to be given by American General Capital with respect to the redemption of the Series A Preferred Securities. See "Description of the Series A Preferred
Securities -- Redemption Procedures."

MANDATORY PREPAYMENT


     If American General Capital redeems the Series A Preferred Securities in accordance with the terms thereof, the Series A Junior Subordinated Debentures will become due and payable in a principal amount equal to the aggregate liquidation preference of the Series A Preferred Securities so redeemed, together with any accrued and unpaid interest, including any Additional Interest, thereon to the redemption date. Any redemption pursuant to this provision shall be made prior to 12:00 noon, New York time, on the date of such redemption or at such other time on such earlier date as American General and American General Capital shall agree.


SET-OFF

     Notwithstanding anything to the contrary in the Junior Subordinated Indenture, American General shall have the right to set-off any payment with respect to the Series A Junior Subordinated Debentures it is otherwise required to make thereunder with and to the extent American General has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee with respect to the Series A Preferred Securities.

ENFORCEMENT OF CERTAIN RIGHTS BY SPECIAL TRUSTEE


     If, prior to a Special Event Exchange, (i) American General Capital fails to pay dividends in full (including any arrearages) on the Series A Preferred Securities for 18 consecutive months; (ii) an Event of Default under the Junior Subordinated Indenture with respect to the Series A Junior Subordinated Debentures occurs and is continuing; or (iii) American General is in default under any of its payment or other obligations under the Guarantee with respect to the Series A Preferred Securities, then, under the terms of the Series A Preferred Securities, the holders of outstanding Series A Preferred Securities will have the rights referred to under "Description of the Series A Preferred Securities -- Voting Rights," including the right to appoint a Special Trustee, which Special Trustee would be authorized, subject to the applicable provisions of the Junior Subordinated Indenture, to exercise American General Capital's right to accelerate the principal amount of the Series A Junior Subordinated Debentures and to enforce American General Capital's other creditor rights with respect to the Series A Junior Subordinated Debentures. Notwithstanding the appointment of any such Special Trustee, American General Delaware Management Corporation would continue as Manager and American General would retain all rights, including the right to extend the interest payment period from time to time as described above under the caption "-- Option to Extend Interest Payment Period," and be subject to all of the obligations under the Junior Subordinated Indenture and as obligor under the Series A Junior Subordinated Debentures.


GLOBAL SECURITIES

     If, immediately prior to any Special Event Exchange following the occurrence of a Special Event, the Series A Preferred Securities are represented by one or more global securities held by DTC, then the Series A Junior Subordinated Debentures exchanged for the Series A Preferred Securities will be represented by one or more global securities registered in the name of DTC or its nominee and be deposited with DTC or its custodian. Unless and until it is exchanged in whole or in part for the Series A Junior Subordinated Debentures in definitive registered form, a global security may not be registered for transfer or exchange except in limited circumstances.

     For a description of DTC and DTC's book-entry system, see "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus. As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Series A Preferred Securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC.

MISCELLANEOUS

     For restrictions on certain actions of American General with respect to the Series A Junior Subordinated Debentures held by American General Capital, see "Description of the Series A Preferred Securities -- Voting Rights."


     If Series A Junior Subordinated Debentures are outstanding and owned by any entity other than American General, or its affiliates (including American General Capital), then any Series A Junior Subordinated Debentures owned by American General or its affiliates will not be entitled to vote or consent and will, for purposes of any such vote or consent, be treated as if they were not outstanding.



     Chemical Bank will serve as the initial Paying Agent and registrar for the Series A Junior Subordinated Debentures.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a summary of the material federal income tax considerations relevant to the purchase, ownership and disposition of the Series A Preferred Securities, which in the opinion of Vinson & Elkins L.L.P., counsel to American General and American General Capital, is accurate insofar as it expresses conclusions of law. However, this summary does not address all federal income tax aspects of the Series A Preferred Securities, or the tax considerations relevant to certain types of holders subject to special treatment under the federal income tax laws (for example, banks, life insurance companies, securities or other dealers, or foreign persons and foreign entities).

     This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions and Internal Revenue Service ("IRS") rulings and notices. All of these authorities, however, are subject to change; any such change may cause the tax consequences to vary substantially from those described below. Moreover, the transactions described in this Prospectus Supplement and the accompanying Prospectus raise a number of novel tax issues which have not been ruled on by the courts or the IRS in similar transactions. As a result, there can be no assurance that the IRS will not audit these transactions and, if it does so, that the IRS will agree with the conclusions set forth below or the positions taken by American General and American General Capital in conformity therewith. See "-- American General Capital Information Returns and Audit Procedures" below.

     Unless otherwise indicated, the information below is directed at Holders (as defined below) who purchase Series A Preferred Securities on their original issue at their initial offering price, and that hold such Series A Preferred Securities as capital assets (generally property held for investment). For purposes of this discussion, a "Holder" is a beneficial owner of a Series A Preferred Security who or that is (i) a citizen or resident of the United States, (ii) a domestic corporation, partnership, estate or trust, or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of a Series A Preferred Security.

     PROSPECTIVE PURCHASERS OF SERIES A PREFERRED SECURITIES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES OR OTHER TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SERIES A PREFERRED SECURITIES, INCLUDING THE EFFECTS OF STATE, LOCAL AND FOREIGN TAX LAWS.

TAX CLASSIFICATION

     While the following matters are not free from doubt, Vinson & Elkins L.L.P. is of the opinion that (i) American General Capital will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation and (ii) the Series A Junior Subordinated Debentures will be classified as indebtedness for federal income tax purposes. The following discussion assumes such classifications.

INCOME FROM SERIES A PREFERRED SECURITIES

     Each Holder of Series A Preferred Securities will be required to include in gross income his distributive share of the net income of American General Capital, which net income generally will be equal to the amount of interest received or accrued by American General Capital on the Series A Junior Subordinated Debentures. Such income will not exceed dividends received on a Series A Preferred Security, except in limited circumstances. See "-- Original Issue Discount." Any amount so included in a Holder's gross income will increase his tax basis in the Series A Preferred Securities, and the amount of distributions of cash or other property by American General Capital to a Holder will reduce such Holder's tax basis in the Series A Preferred Securities. No portion of the amounts received on the Series A Preferred Securities will be eligible for the dividends received deduction.

     American General Capital does not presently intend to make an election under section 754 of the Code. Accordingly, a subsequent purchaser of Series A Preferred Securities will not be permitted to adjust the tax basis in his allocable share of American General Capital's assets so as to reflect any difference between his purchase price for the Series A Preferred Securities and his share of American General Capital's underlying tax basis in its assets. As a result, a Holder of Series A Preferred Securities may be required to report a larger or smaller amount of income from holding the Series A Preferred Securities than would otherwise be appropriate based upon the Holder's purchase price for the Series A Preferred Securities.

ORIGINAL ISSUE DISCOUNT

     Under Treasury Regulations, the stated interest payments on the Series A Junior Subordinated Debentures will be treated as "original issue discount" because of the option that American General has, under the terms of the Series A Junior Subordinated Debentures, to extend interest payment periods for up to 60 consecutive months. Under the Code, a Holder of debt with original issue discount must include that discount in income on an economic accrual basis and before the receipt of cash attributable to the income regardless of his method of tax accounting. The amount of original issue discount that accrues in any month will approximately equal the amount of the interest that accrues in that month at the stated interest rate. In the event that the interest payment period is extended, however, American General Capital will accrue additional original issue discount approximately equal to the amount of the additional interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period.

     Accrued income in respect of deferred interest will be allocated, but the corresponding cash will not be distributed, to Holders of record on the Business Day preceding the last day of each calendar month. As a result, Holders of record during an extended interest payment period will include interest in gross income in advance of the receipt of cash, and any such Holder who disposes of Series A Preferred Securities prior to the record date for the payment of dividends following such extended interest payment period will have included such Holder's allocable share of such interest in gross income but will not receive any cash related thereto from American General Capital. The tax basis of a Series A Preferred Security will be increased by the amount of any interest that is included in income without a corresponding receipt of cash and will be decreased when and if such cash is subsequently received from American General Capital.

DISPOSITION OF SERIES A PREFERRED SECURITIES

     Generally, capital gain or loss will be recognized on a sale (including a complete redemption for cash) of Series A Preferred Securities equal to the difference between the amount realized and the Holder's tax basis in the Series A Preferred Securities sold. Gain or loss recognized by a Holder on the sale or exchange of a Series A Preferred Security held for more than one year generally will be taxable as long-term capital gain or loss. The adjusted tax basis of the Series A Preferred Securities sold generally will equal the amount paid for the Series A Preferred Securities, increased by accrued but unpaid original issue discount and other income, if any, as described herein allocated to such Holder, and reduced by any cash or other property distributed to such Holder by American General Capital. A Holder who acquires Series A Preferred Securities at different prices may be required to maintain a single aggregate adjusted tax basis in all of his Series A Preferred Securities and, upon sale or other disposition of some of such Series A Preferred Securities, to allocate a pro rata portion of such aggregate tax basis to the Series A Preferred Securities sold (rather than maintaining a separate tax basis in each Series A Preferred Security for purposes of computing gain or loss on a sale of that Series A Preferred Security).

EXCHANGE OF SERIES A PREFERRED SECURITIES FOR SERIES A JUNIOR SUBORDINATED DEBENTURES

     The exchange of Series A Preferred Securities for Series A Junior Subordinated Debentures after the occurrence of a Special Event generally would be a nontaxable event to American General

Capital and the Holders. Each Holder's aggregate tax basis for the Series A Junior Subordinated Debentures received in the exchange would be the same as the Holder's aggregate tax basis for his Series A Preferred Securities surrendered in the exchange, and the holding period for the Series A Junior Subordinated Debentures would include his holding period for his Series A Preferred Securities. However, if the relevant Special Event is a Tax Event which results in American General Capital's being treated as an association taxable as a corporation, the exchange would be a taxable event to the Holders in respect of which each Holder would recognize gain or loss equal to the difference between the Holder's aggregate tax basis for his Series A Preferred Securities surrendered in the exchange and the aggregate fair market value of the Series A Junior Subordinated Debentures received in the exchange.

AMERICAN GENERAL CAPITAL INFORMATION RETURNS AND AUDIT PROCEDURES

     The Manager of American General Capital will furnish each Holder with a Schedule K-1 setting forth such Holder's allocable share of income for each year, as soon as practicable following the end of the year but in any event prior to March 15th of each succeeding year.

     Any person who holds Series A Preferred Securities as nominee for another person is required to furnish to American General Capital a written statement containing: (a) the name, address and taxpayer identification number of the beneficial owner and of the nominee; (b) information as to whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either, or (iii) a tax-exempt entity; and (c) a description of the Series A Preferred Securities held, acquired or transferred for the beneficial owner, including the dates of acquisitions and transfers, the methods and costs of acquisitions, and the net proceeds from transfers. Brokers and financial institutions are also required to furnish written statements containing similar information with respect to Series A Preferred Securities they hold for their own accounts. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to American General Capital. The nominee is required to supply the beneficial owners of the Series A Preferred Securities with the information furnished to American General Capital.

     The Manager, as the tax matters partner, will be responsible for representing American General Capital (and, indirectly, the Holders) in any dispute with the IRS involving the partnership information returns filed by American General Capital. The Code provides for administrative examination of such returns as if American General Capital (which is treated as a partnership) were a separate and distinct taxpayer. Generally, the statute of limitations for partnership items reflected or required to be reflected on a partnership information return does not expire until three years after the later of the filing or the last date for filing of such return. Any adverse determination following an audit of a return of American General Capital by the appropriate taxing authorities could result in an adjustment of the returns of the Holders, and, under certain circumstances, a Holder may be precluded from separately litigating a proposed adjustment to the items of American General Capital. An adjustment could also result in an audit of a Holder's return and adjustments of items not related to the income and losses of American General Capital.

UNITED STATES ALIEN HOLDERS


     For purposes of this discussion, a "United States Alien Holder" is any holder that is, as to the United States for federal income tax purposes, a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust not subject to United States federal income tax on a net income basis with respect to a Series A Preferred Security or a Series A Junior Subordinated Debenture.


     Under present United States federal income tax law:

          (i) payments by American General Capital or any of its paying agents to any United States Alien Holder of a Series A Preferred Security and payments of principal or interest by American General on the Series A Junior Subordinated Debentures to any United States Alien Holder of a Series A Junior Subordinated Debenture will not be subject to United States federal withholding tax; provided that (a) the beneficial owner of the Series A Preferred Security or Series A Junior Subordinated Debenture, as the case may be, does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of American General entitled to vote, (b) the beneficial owner of the Series A Preferred Security or Series A Junior Subordinated Debenture, as the case may be, is not a controlled foreign corporation that is related to American General through stock ownership, and (c) either (A) the beneficial owner of the Series A Preferred Security or Series A Junior Subordinated Debenture certifies to American General Capital or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Series A Preferred Security or Series A Junior Subordinated Debenture certifies to American General Capital or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes American General Capital or its agent with a copy thereof; and


          (ii) a United States Alien Holder of a Series A Preferred Security or Series A Junior Subordinated Debenture will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of a Series A Preferred Security or Series A Junior Subordinated Debenture, provided such United States Alien Holder is not present in the United States for 183 days or more during the taxable year.


BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments of dividends on, and payments of the proceeds of the sale of, Series A Preferred Securities within the United States to noncorporate Holders, and "backup withholding" at a rate of 31% will apply to such payments if such a Holder fails to provide an accurate taxpayer identification number.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSIDERATIONS TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SERIES A PREFERRED SECURITIES, INCLUDING THE TAX CONSIDERATIONS UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, American General Capital has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Alex. Brown & Sons Incorporated, CS First Boston Corporation, Dean Witter Reynolds Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Kemper Securities, Inc., Lehman Brothers Inc., Prudential Securities Incorporated, Salomon Brothers Inc and Smith Barney Inc. are acting as representatives, has severally agreed to purchase from American General Capital, the respective number of Series A Preferred Securities set forth opposite its name below:



                                                                               NUMBER OF
                                                                               SERIES A
                                                                               PREFERRED
                                  UNDERWRITER                                 SECURITIES
    ------------------------------------------------------------------------  -----------
    Goldman, Sachs & Co.....................................................
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated...............................................
    Alex. Brown & Sons Incorporated.........................................
    CS First Boston Corporation.............................................
    Dean Witter Reynolds Inc. ..............................................
    Donaldson, Lufkin & Jenrette Securities Corporation.....................
    Kemper Securities, Inc. ................................................
    Lehman Brothers Inc. ...................................................
    Prudential Securities Incorporated......................................
    Salomon Brothers Inc ...................................................
    Smith Barney Inc. ......................................................

                                                                              -----------
              Total.........................................................   10,000,000
                                                                               ==========


     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all such Series A Preferred Securities offered hereby, if any are taken.

     The Underwriters propose to offer the Series A Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities
dealers at such price less a concession of $   per Series A Preferred Security.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $   per Series A Preferred Security to certain brokers and dealers.
After the Series A Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     In view of the fact that the proceeds from the sale of the Series A Preferred Securities will be used by American General Capital to purchase the Series A Junior Subordinated Debentures of American General, the Underwriting Agreement provides that American General will pay, as compensation to the
Underwriters, a commission of $   per Series A Preferred Security.


     American General Capital and American General have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus Supplement to purchase up to an aggregate of 1,500,000 additional Series A Preferred Securities at the initial public offering price per Series A Preferred Security solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Series A Preferred Securities to be purchased by each of them, as shown in the foregoing table, bears to the total Series A Preferred Securities offered.

     Certain of the Underwriters are customers of, or engage in transactions with, and from time to time have performed services for, American General and its subsidiaries and associated companies in the ordinary course of business.


     Because the National Association of Securities Dealers, Inc. (the "NASD") may view the Series A Preferred Securities offered hereby as interests in a direct participation program, the Offering is being made in compliance with
Section 34 of the NASD's Rules of Fair Practice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.



     Prior to the Offering, there has been no public market for the Series A Preferred Securities. The Series A Preferred Securities have been approved for listing on the NYSE, subject to notice of issuance, under the symbol "AGC prM." In order to meet one of the requirements for listing the Series A Preferred Securities on the NYSE, the Underwriters have undertaken to sell lots of 100 or more Series A Preferred Securities to a minimum of 400 beneficial holders.


     American General and American General Capital have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMERICAN GENERAL CAPITAL, L.L.C., AMERICAN GENERAL CORPORATION OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AMERICAN GENERAL CAPITAL, L.L.C. OR AMERICAN GENERAL CORPORATION SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                       PAGE
                                      ------
           PROSPECTUS SUPPLEMENT
American General Corporation.........   CS-3
American General Capital, L.L.C......   CS-5
Investment Considerations............   CS-5
Capitalization.......................   CS-8
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends..........................   CS-9
Use of Proceeds......................   CS-9
Summary Financial Information of
  American General...................  CS-10
Description of the Series A Preferred
  Securities.........................  CS-11
Description of the Series A Junior
  Subordinated Debentures............  CS-21
Certain Federal Income Tax
  Considerations.....................  CS-26
Underwriting.........................  CS-30

                 PROSPECTUS
Available Information................      2
Incorporation of Certain Documents by
  Reference..........................      2
American General.....................      3
American General LLCs................      3
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends..........................      4
Use of Proceeds......................      4
Description of the Preferred
  Securities.........................      4
Description of the Guarantees........      8
Description of the Junior
  Subordinated Debentures............     11
Description of American General
  Preferred Stock....................     22
Description of American General
  Common Stock.......................     25
Plan of Distribution.................     27
Legal Opinions.......................     28
Experts..............................     28

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                                   10,000,000

                              PREFERRED SECURITIES

                                AMERICAN GENERAL

                                    CAPITAL



                            % CUMULATIVE MONTHLY INCOME

                         PREFERRED SECURITIES, SERIES A

                            GUARANTEED TO THE EXTENT

                              SET FORTH HEREIN BY

                          AMERICAN GENERAL CORPORATION

                             ---------------------

                                     (LOGO)
                             ---------------------

                              GOLDMAN, SACHS & CO.


                              MERRILL LYNCH & CO.


                               ALEX. BROWN & SONS


                                  INCORPORATED



                                CS FIRST BOSTON


                           DEAN WITTER REYNOLDS INC.


                          DONALDSON, LUFKIN & JENRETTE


                             SECURITIES CORPORATION



                            KEMPER SECURITIES, INC.


                                LEHMAN BROTHERS


                       PRUDENTIAL SECURITIES INCORPORATED


                              SALOMON BROTHERS INC


                               SMITH BARNEY INC.



                      REPRESENTATIVES OF THE UNDERWRITERS


- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                   SUBJECT TO COMPLETION, DATED MAY 10, 1995


PROSPECTUS

                            (AMERICAN GENERAL LOGO)

                                $1,250,000,000

                         AMERICAN GENERAL CORPORATION
           DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES
                 PREFERRED STOCK AND PREFERRED STOCK WARRANTS
                    COMMON STOCK AND COMMON STOCK WARRANTS

                           ------------------------

    American General Corporation ("American General" or the "Company") may issue from time to time hereunder, together or separately, (i) one or more series of its unsecured debt securities ("Debt Securities") which may be either senior (the "Senior Securities") or senior subordinated (the "Subordinated Securities") in priority of payment, both of which may be convertible or exchangeable into common stock, par value $.50 per share, of the Company ("Common Stock"), preferred stock, par value $1.50 per share, of the Company ("Preferred Stock"), other Debt Securities, Debt Warrants, Common Stock Warrants or Preferred Stock Warrants (each as herein defined); (ii) warrants to purchase Debt Securities ("Debt Warrants"); (iii) shares of Preferred Stock, which may be convertible into shares of Common Stock or exchangeable for Debt Securities; (iv) warrants to purchase Preferred Stock ("Preferred Stock Warrants"); (v) shares of Common Stock and (vi) warrants to purchase Common Stock ("Common Stock Warrants"), in amounts, at prices and on terms to be determined at the time of the offering. The Debt Securities, Debt Warrants, Preferred Stock, Preferred Stock Warrants, Common Stock and Common Stock Warrants are collectively referred to herein as the "Securities."

    The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be unsecured and subordinated as described under "Description of Debt
Securities -- Subordination."

    When a particular series of Securities is offered, a supplement to this Prospectus (a "Prospectus Supplement") setting forth certain terms of the offered Securities will be delivered together with this Prospectus. The applicable Prospectus Supplement, among other things and where applicable, will include: (i) with regard to Debt Securities, the specific designation, priority, aggregate principal amount, rate (which may be fixed or variable) and time of payment of any interest, authorized denominations, maturity, offering price, place or places of payment, redemption terms at the option of the Company, terms of any repayment at the option of the holder, terms for sinking fund payments, terms for conversion or exchange into other securities, provisions regarding original issue discount securities, any listing on a securities exchange and other terms of such Debt Securities; (ii) with regard to Preferred Stock, the specific designation, number of shares, title, stated value and liquidation preference of each share, issuance price, dividend rate or method of calculation, dividend periods, dividend payment dates, any redemption or sinking fund provisions, any conversion or exchange provisions, any voting rights, any listing on a securities exchange and other specific terms thereof; (iii) with respect to Common Stock, the number of shares, issuance price and other terms thereof; and (iv) with regard to Debt Warrants, Preferred Stock Warrants and Common Stock Warrants, where applicable, the duration, amount, offering price, exercise price, terms of the securities for which they are exercisable, any voting rights, any listing on a securities exchange, detachability and other terms thereof. The applicable Prospectus Supplement may also contain applicable information about certain federal income tax, accounting and other considerations relating to the Securities covered by such Prospectus Supplement.

    The aggregate initial public offering price of all Securities which may be sold under this Prospectus shall not exceed $1,250,000,000, less the aggregate initial public offering price of any securities of certain American General funding entities which are sold under a separate prospectus which also constitutes a part of the Registration Statement of which this Prospectus constitutes a part. See "Available Information."

    The Company may sell the Securities directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If any such agents, underwriters or dealers are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable agent's commission, underwriter's discount or dealer's purchase price and the net proceeds to the Company from such sale will be set forth in, or may be calculated on the basis set forth in, the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for any such agents, underwriters and dealers.

    This Prospectus may not be used to consummate sales of the Securities unless accompanied by a Prospectus Supplement.

                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                 The date of this Prospectus is May   , 1995.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA NOR HAS THE COMMISSIONER OF INSURANCE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and The Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104.

     The Company, American General Delaware, L.L.C. and American General Capital, L.L.C. have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

     In addition to this Prospectus, the Registration Statement contains another prospectus which relates to the offer and sale from time to time of "Preferred Securities" (as defined therein) of American General Delaware, L.L.C. and American General Capital, L.L.C. Certain payment obligations of such companies under any such Preferred Securities would be guaranteed by the Company to the extent set forth in such prospectus and any applicable prospectus supplement thereto. The $1,250,000,000 aggregate maximum initial public offering price of Securities which may be sold under this Prospectus will be reduced by the amount of the aggregate initial public offering price of any Preferred Securities sold under such other prospectus.

     Statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-7981), are incorporated herein by reference:


        - the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;



        - the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995; and



        - the Company's Current Reports on Form 8-K dated February 14, 1995, March 22, 1995, April 14, 1995 and May 9, 1995.

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such document.

     Any statement contained herein, in a Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company, 2929 Allen Parkway, Houston, Texas 77019-2155, Attention: Treasury Department, telephone (713) 831-1949.

                                  THE COMPANY

     American General is the parent company of one of the nation's largest consumer financial services organizations. The Company is headquartered in Houston, Texas and operates through its subsidiaries in all 50 states, the District of Columbia, Canada, Puerto Rico, and the U.S. Virgin Islands. The Company was incorporated as a general business corporation in Texas in 1980 and is the successor to American General Insurance Company, incorporated in Texas in 1926.

     American General's operations are classified into three business segments:
Retirement Annuities, which specializes in providing tax-deferred retirement plans and annuities to employees of educational, health care and other not-for-profit organizations; Consumer Finance, which offers consumer and home equity loans, credit cards, and credit-related insurance to individuals through more than 1,300 branch offices; and Life Insurance, which provides traditional and interest-sensitive life insurance and both fixed and variable annuity products through 14,000 sales representatives and general agents.

     Since American General is a holding company, rights to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of holders of Securities to benefit indirectly from such distribution) are subject to the prior claims of creditors of that subsidiary, except to the extent that American General may itself be a creditor of that subsidiary. Claims on American General's subsidiaries by other creditors include substantial claims for policy benefits and debt obligations, as well as other liabilities incurred in the ordinary course of business. In addition, since many of American General's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends to American General without prior regulatory approval is limited by applicable laws and regulations. Further, certain non-insurance subsidiaries are similarly restricted in their ability to make dividend payments by long-term debt agreements. At December 31, 1994, the amount available to the Company for dividends from subsidiaries not limited by such restrictions was $1.1 billion.

     The principal executive offices of American General are located at 2929 Allen Parkway, Houston, Texas 77019-2155, and its telephone number is (713) 522-1111.

                                USE OF PROCEEDS

     Except as may otherwise be set forth in a Prospectus Supplement, the net proceeds from the sale or sales of the Securities offered hereby will be added to American General's general corporate funds and may be used for repayment of long- or short-term indebtedness or for general corporate purposes.


                     RATIO OF EARNINGS TO FIXED CHARGES AND

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES

                         AND PREFERRED STOCK DIVIDENDS



     The ratio of earnings to fixed charges is calculated by dividing total fixed charges into earnings available for the payment of fixed charges. Earnings available for the payment of fixed charges is the sum of fixed charges deducted from income and income before tax expense, accounting changes, and preferred stock dividends. Total fixed charges consist of interest expense, capitalized interest, a portion of rental expense, and preferred stock dividends of majority-owned subsidiaries.



     The following table sets forth the ratio of earnings to fixed charges for the periods indicated.



                                                 THREE MONTHS
                                                 ENDED MARCH
                                                     31,               YEARS ENDED DECEMBER 31,
                                                 ------------    ------------------------------------
                                                 1995    1994    1994    1993    1992    1991    1990
                                                 ----    ----    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges:
  Consolidated operations.....................   2.5     3.0     2.4     2.1     2.4     2.1     2.2
  Consolidated operations, corporate (parent
     company) fixed charges only..............   7.6     9.3     7.6     6.0     7.2     5.8     5.3



     Because no preferred stock dividends were paid in the periods reported above (other than preferred stock dividends paid by a wholly-owned subsidiary in 1990), the ratio of earnings to combined fixed charges and preferred stock dividends for such periods is the same as the ratio of earnings to fixed charges.


                         DESCRIPTION OF DEBT SECURITIES


     The Senior Securities are to be issued under a Senior Indenture dated as of
       , 1995 (the "Senior Indenture") between the Company and Chemical Bank, as trustee, and the Subordinated Securities are to be issued under a Senior
Subordinated Indenture dated as of        , 1995 (the "Subordinated Indenture")
between the Company and Chemical Bank, as trustee. Chemical Bank, in its capacity as trustee under the Senior Indenture and the Subordinated Indenture, is referred to herein as the "Trustee."


     The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and each individually as an "Indenture") are filed as exhibits to the Registration Statement of which this Prospectus is a part. The statements and descriptions in this Prospectus or in any Prospectus Supplement regarding provisions of the Debt Securities and the Indentures are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the Debt Securities, including the definitions therein of certain terms. Certain capitalized terms used herein are defined in the Indentures. Wherever particular sections of the Indentures or terms that are defined in the Indentures are referred to herein or in a Prospectus Supplement, it is intended that such sections or defined terms shall be incorporated by reference herein or therein, as the case may be.

     The Indentures allow for the issuance of Debt Securities denominated in foreign currencies and/or in bearer form. The Company does not intend to issue any such Debt Securities pursuant to this Prospectus. Accordingly, certain provisions of the Indentures relating to such Debt Securities are not described herein.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Superior Indebtedness of the Company as described under "-- Subordination."

     The Debt Securities may be issued in one or more series. The particular terms of each series of Debt Securities, as well as any modifications or additions to the general terms of the Debt Securities as described herein which may be applicable in the case of a particular series of Debt Securities, are described in the Prospectus Supplement relating to such series of Debt Securities. Accordingly, for a description of the terms of a particular series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Debt Securities set forth in this Prospectus.


     Reference is made to the Prospectus Supplement for the terms of the particular series of Debt Securities being offered thereby, including but not limited to the following: (1) the title of such Debt Securities and the series in which such Debt Securities shall be included; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the percentage of their principal amount at which such Debt Securities will be issued and, in the case of Original Issue Discount Securities, the principal amount thereof payable upon acceleration of the maturity thereof; (4) the date or dates on which the principal of such Debt Securities is payable or the manner in which such dates are determined and the terms, if any, upon which the Company may reborrow the proceeds from such payment or exchange other securities for such Debt Securities when a principal payment is due; (5) the rate or rates per annum (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of determining such rate or rates; (6) the date from which such interest, if any, on such Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the record dates for such interest payment dates, if any; (7) the right, if any, of the Company to extend an interest payment period;
(8) the place of payment (if other than New York City) and the place where such Debt Securities may be surrendered for registration of transfer or exchange or for conversion; (9) the terms of any mandatory or optional redemption (including any sinking fund provisions or any provisions for repayment at the option of a Holder or upon the occurrence of a specified event); (10) whether such Debt Securities shall be convertible or exchangeable for other securities and, if so, the terms of any such conversion or exchange and the terms of such other securities; (11) whether such Debt Securities are to be issued initially or permanently in the form of a global Debt Security and, if so, the identity of the Depository (hereinafter defined) for such global Debt Security; (12) any deletions from, modification of or additions to the Events of Default or covenants of the Company with respect to such Debt Securities and any change in the rights of the Trustee or the Holders to accelerate the maturity of such Debt Securities; and (13) any other terms of such Debt Securities. Debt Securities may also be issued under the Indentures upon the exercise of Debt Warrants. See "Description of Warrants -- Debt Warrants."



     The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder or of any particular series of such Debt Securities and provide that the Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. (Section 301 of each Indenture) All Debt Securities issued under an Indenture will rank equally and ratably with any additional Debt Securities issued thereunder.

     Unless the Prospectus Supplement relating to a particular issuance of Debt Securities specifies otherwise, Debt Securities will be issued in denominations of $1,000 and integral multiples thereof. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305 of each Indenture)

     Some of the Debt Securities may be issued under the Indentures as Original Issue Discount Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the Prospectus Supplement relating to a particular series of Debt Securities, the principal of and any premium or interest on Debt Securities issued in certificated form will be payable, and, subject to certain limitations, the transfer of Debt Securities will be registrable, at the office of the Trustee designated for that purpose in New York City, provided that, at the option of the Company, interest may be paid by check, wire transfer or any other means permitted in the form of such Debt Securities. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on a Debt Security will be made to the person in whose name such Debt Security is registered at the close of business on the record date for such interest. In the case of global Debt Securities (which will be registered in the name of the Depository or its nominee), payment will be made to the Depository or its nominee in accordance with the then-existing arrangements between the paying agent(s) for such global Debt Securities and the Depository. See "-- Global Debt Securities." (Sections 305, 307 and 1002 of each Indenture)

     The Indentures do not contain any provision that limits the ability of the Company to incur indebtedness (either directly or through merger or consolidation) or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company, except as described herein under "-- Limitations on Liens" and "-- Merger and Consolidation." Reference is made to the Prospectus Supplement relating to the series of Debt Securities offered thereby for information with respect to any deletions from, modifications of, or additions to, the Events of Default or covenants that may be included in the terms of such series of Debt Securities, including any addition of a covenant or other provision providing event risk or similar protection.

     Under the Indentures, the Company will have the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, to "reopen" a previous issue of a series of Debt Securities and issue additional Debt Securities of such series.

LIMITATIONS ON LIENS


     The Senior Indenture provides that, unless otherwise specified in a Prospectus Supplement relating to a particular Series of Debt Securities, the Company will not, and will not permit any Designated Subsidiary (as defined below) to, directly or indirectly, create, issue, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future common stock of a Designated Subsidiary, unless the Senior Securities and, if the Company so elects, any other indebtedness of the Company ranking at least pari passu with the Senior Securities, shall be secured equally and ratably with (or prior to) such other secured indebtedness for money borrowed so long as it is outstanding and is so secured. (Section 1007 of the Senior Indenture) The Subordinated Indenture does not contain a comparable provision.

     The term "Designated Subsidiary" means any present or future consolidated Subsidiary of the Company the consolidated assets of which constitute 15 percent or more of the consolidated assets of the Company. As of December 31, 1994, the Company's Designated Subsidiaries were AGC Life Insurance Company, American General Finance, Inc., American General Finance Corporation, American General Life and Accident Insurance Company, American General Life Insurance Company and The Variable Annuity Life Insurance Company.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     If an Event of Default with respect to any Debt Securities of any series Outstanding under either of the Indentures shall occur and be continuing, the Trustee under such Indenture or the Holders of at least 25% in principal amount of the Debt Securities of that series Outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the Debt Securities of that series) of all the Debt Securities of that series Outstanding to be due and payable immediately; provided, that in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that if all Events of Default with respect to Debt Securities of that series shall have been cured, or waived as hereinafter provided, and all amounts due otherwise than on account of such acceleration shall have been paid or deposited with the Trustee, the Holders of a majority in aggregate principal amount of the Debt Securities of that series then Outstanding may rescind and annul such acceleration and its consequences. (Section 502 of each Indenture) Upon acceleration of the Maturity of Original Issue Discount Securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the Prospectus Supplement relating to any Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity thereof. Any past default under either Indenture with respect to Debt Securities of any series, and any Event of Default arising therefrom, may be waived by the Holders of a majority in principal amount of all Debt Securities of such series Outstanding under such Indenture, except in the case of (i) default in the payment of the principal of or any premium or interest on any Debt Securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513 of each Indenture)

     Unless the Prospectus Supplement relating to a particular issuance of Debt Securities specifies otherwise, each of the following constitutes an Event of Default with respect to each series of Debt Securities under each Indenture: (a) default in the payment of any interest upon any Debt Security of such series when such interest becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of the principal of and any premium on any Debt Security of such series when it becomes due and payable, whether at the Stated Maturity, upon redemption or repayment, by declaration or otherwise; (c) default in the making of any sinking fund payment on any Debt Security of such series; (d) default in the performance or breach of any covenant or warranty of the Company contained in the applicable Indenture for the benefit of such series or in the Debt Securities of such series, and the continuance of such default or breach for 90 days after written notice has been given as provided in such Indenture; (e) acceleration of the maturity of any indebtedness for money borrowed of the Company in a principal amount in excess of $25,000,000 if such acceleration is not annulled or such indebtedness is not discharged within 15 days after written notice as provided in such Indenture;
(f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to the Debt Securities of such series. (Section 501 of each Indenture)

     The Trustee is required, within 90 days after the occurrence of a default with respect to the Debt Securities of any series which is known to the Trustee and is continuing (without regard to any grace period or notice requirements), to give to the Holders of the Debt Securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of or any premium or interest on any Debt Securities of such series or in the payment of any sinking fund installment with respect to the Debt Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the Debt Securities of such series; and provided further that, in the case of any default referred to in clause (d) of the preceding paragraph with respect to the Debt Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. (Section 602 of each Indenture)

     The Trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the Holders of the Debt Securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the Holders of the Debt Securities of such series. (Sections 601 and 603 of each Indenture) Subject to such right of indemnification and to certain other limitations, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. (Section 512 of each Indenture)

     No Holder of a Debt Security of any series may institute any action against the Company under either of the Indentures (except actions for payment of overdue principal of, premium, if any, or interest on such Debt Securities) unless the Holders of at least 25% in principal amount of the Debt Securities of that series then Outstanding under such Indenture shall have requested the Trustee to institute such action and offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and the Trustee shall not have instituted such action within 60 days of such request. (Sections 507 and 508 of each Indenture)

     The Company is required to furnish annually to the Trustee statements as to the Company's compliance with all conditions and covenants under each Indenture. (Section 1005 of each Indenture)

MERGER AND CONSOLIDATION


     The Company may consolidate or merge with or into any other corporation, and the Company may sell or convey all or substantially all of its assets to another corporation, provided that (a) (i) in the case of a merger, the Company is the surviving company in the merger, or (ii) the corporation surviving the merger, formed by such consolidation or which acquires such assets shall be a corporation organized and existing under the laws of The United States of America or a state thereof and shall expressly assume payment of the principal of and any premium and interest on the Debt Securities and the performance and observance of all of the covenants and conditions of the Indentures to be performed or observed by the Company and (b) the Company or such successor corporation, as the case may be, shall not immediately thereafter be in default in the performance of any such covenant or condition. The Senior Indenture also provides an additional condition that the Company or such successor corporation shall not immediately after such consolidation, merger or sale have outstanding (or otherwise be liable for) any indebtedness for money borrowed secured by a mortgage, pledge, lien, security interest or other encumbrance prohibited by the provisions of the Senior Indenture relating to limitations on liens or shall have secured the Outstanding Senior Securities equally and ratably with (or prior to) such other secured indebtedness for money borrowed so long as it is outstanding and is so secured. (Section 801 of each Indenture)


MODIFICATION AND WAIVER


     Modification and amendment of each of the Indentures may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (b) reduce the principal amount of or the amount of interest on or any premium payable with respect to any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the Maturity thereof or that would be provable in bankruptcy; (d) adversely affect any right of repayment at the option of the Holder of any Debt Security; (e) change the place or currency of payment of the principal of or any premium or interest on any Debt Security; (f) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity, or any date of redemption or repayment, thereof; (g) adversely affect any right to convert or exchange any Debt Security or, in the case of the Subordinated Indentures, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Securities; (h) reduce the above-stated percentage in aggregate principal amount of Outstanding Debt Securities of any series necessary to modify or amend the Indentures with respect to any such series or reduce the percentage of Outstanding Debt Securities of any series necessary to waive any past default or compliance with certain restrictive provisions to less than a majority in aggregate principal amount of such series, or reduce certain requirements of the Indentures for quorum or voting; or (i) modify the provisions of the Indentures described in this paragraph or those regarding waiver of compliance with certain provisions of, or certain defaults and their consequences under, the Indentures, except to increase the percentage of Outstanding Debt Securities necessary to modify and amend each Indenture or to give any such waiver, and except to provide that certain other provisions of each Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby. The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions applicable to such series. (Sections 902 and 1008 of the Senior Indenture and Sections 902 and 1007 of the Subordinated Indenture)



     Modification and amendment of each of the Indentures may be made by the Company and the Trustee without the consent of any Holder of Outstanding Debt Securities, for any of the following purposes: (a) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company; (b) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company; (c) to add any additional Events of Default with respect to all or any series of Debt Securities; (d) to change or eliminate any restrictions on the payment of the principal of or any premium or interest on Debt Securities, to modify the provisions relating to global Debt Securities, or to permit the issuance of Debt Securities in uncertificated form, provided any such action does not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (e) to add to, change or eliminate any provision of the Indentures, provided that such amendment shall become effective only if there is no Outstanding Debt Security of any series then entitled to the benefit of such provision or such amendment does not apply to any then Outstanding Debt Security; (f) to secure the Debt Securities pursuant to the requirements of certain sections of the Indentures or otherwise;
(g) to establish the form or terms of the Debt Securities of any series; (h) to provide for the acceptance of appointment by a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions as shall be necessary to provide for or facilitate the administration of the trusts under the Indentures by more than one Trustee; (i) to provide for the discharge of the Indenture with respect to the Debt Securities of any series by the deposit of monies or Government Obligations in trust, (j) to change the conditions, limitations and restrictions on the authorized amount, terms or provisions of issuance, authentication and delivery of the Debt Securities as set forth in the Indentures, the Debt Securities and the Prospectus Supplement relating thereto; (k) to provide for conversion or exchange rights of any series of Debt Securities pursuant to the requirements of the instrument authorizing such series, or (l) in the case of the Subordinated Indenture, to limit or terminate the benefits to the holders of Superior Indebtedness of the subordination provisions contained in the Subordinated Indenture, or (m) to cure any ambiguity, defect or inconsistency in the Indentures or to make any other provisions with respect to matters or questions arising under the Indentures, provided such action does not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect. (Section 901 of each Indenture)

DEFEASANCE AND DISCHARGE


     Unless the Prospectus Supplement relating to a particular issuance of Debt Securities specifies otherwise, the Company and the Trustee, without the consent of any Holder of Outstanding Debt Securities, may execute a supplemental indenture to provide that the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities, to convert convertible Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and hold moneys for payment in trust) upon the irrevocable deposit with the Trustee under the applicable Indenture, in trust, of money or Government Obligations, or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the Stated Maturity or Redemption Date of such payments in accordance with the terms of the applicable Indenture and such Debt Securities. Such a supplemental indenture may only be executed if certain conditions have been satisfied, including that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or if there has been a change in the applicable federal income tax law, in either case, to the effect that such a discharge will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes; and the provisions of such a supplemental indenture shall not be applicable to any series of Debt Securities then listed on the New York Stock Exchange if the provisions would cause the Outstanding Debt Securities of such series to be delisted. (Section 901 of each Indenture)



     Each of the Indentures provides that, when the conditions set forth in
Section 401 thereof have been satisfied with respect to a series of Debt Securities, upon the request of the Company, such Indenture will cease to be of further effect with respect to such series (except as to any surviving right of registration of transfer or exchange of Debt Securities expressly provided for therein). Such conditions include that (i) all Debt Securities of such series issued under such Indenture either shall have been delivered to the Trustee for cancellation or shall be due, or are to be called for redemption, within one year and (ii) with respect to all Debt Securities of such series issued under such Indenture but not previously delivered to the Trustee for cancellation, there shall have been delivered to the Trustee, in trust, money or Government Obligations, or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium and interest on, all such Debt Securities on the Stated Maturity or maturity of such payments in accordance with such Indenture. (Section 401 of each Indenture)


DEFEASANCE OF CERTAIN COVENANTS


     Unless otherwise provided in the Prospectus Supplement relating to a series of Debt Securities, the terms of the Debt Securities of each series will provide the Company with the option to omit to comply with the covenants described under "-- Limitations on Liens" above, if applicable, and any additional covenants not included in the original applicable Indenture that may be specified as applicable to such series in the Prospectus Supplement with respect thereto. The Company, in order to exercise such option, will be required to irrevocably deposit with the Trustee under the applicable Indenture, in trust, money or Government Obligations, or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the Stated Maturity or maturity of such payments in accordance with the terms of the applicable Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee under the applicable Indenture an Opinion of Counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes. Such covenant defeasance would not be available in certain circumstances, including, with respect to any series of Debt Securities then listed on the New York Stock Exchange, if such defeasance would cause the Outstanding Debt Securities of such series to be delisted. (Section 1009 of the Senior Indenture and Section 1008 of the Subordinated Indenture) The Prospectus Supplement relating to a particular issuance of Debt Securities may describe further provisions, if any, permitting such an omission to comply.


GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depositary (the "Depository") identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a global Debt Security may not be transferred except as a whole among the Depository, any successor Depository and their respective nominees.

     The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to all depository arrangements.

     Upon the issuance of a global Debt Security, the Depository for such global Debt Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such global Debt Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts will be designated by the underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a global Debt Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitation and such laws may impair the ability to transfer beneficial interests in a global Debt Security.

     So long as the Depository for a global Debt Security, or its nominee, is the registered owner of such global Debt Security, such Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such global Debt Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a global Debt Security will not be entitled to have any of the individual Debt Securities of the series represented by such global Debt Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form, and will not be considered the owners or Holders thereof under the applicable Indenture.

     Payments of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a global Debt Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the global Debt Security representing such Debt Securities. Neither the Company, the Trustee, any Paying Agent, nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global Debt Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depository for a series of Debt Securities, or its nominee, upon receipt of any payment of principal, premium or interest in respect of a global Debt Security representing any of such Debt Securities, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Debt Security for such Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such global Debt Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name." Such payments will be the responsibility of such Participants.

     If the Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days or if the Company executes and delivers to the Trustee a Company Order to the effect that a global Debt Security shall be exchangeable for certificated Debt Securities or if an Event of Default has occurred and is continuing with respect to a series of Debt Securities, the Company will issue individual certificated Debt Securities of such series in definitive form in exchange for the global Debt Security or Debt Securities representing such series of Debt Securities. Accordingly, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more global Debt Securities and, in such event, will issue individual certificated Debt Securities of such series in definitive form in exchange for the global Debt Security or Debt Securities representing such series of Debt Securities. In any such instance, the individual certificated Debt Securities of such series issued by the Company will be issued to Participants, as directed by the Depository or its nominee, or to the beneficial owners holding Debt Securities of such series through such Participants, as directed by such Participants, all in accordance with standing instructions and customary practices, as is now the case with securities registered in "street name." Certificated Debt Securities of such series so issued in definitive form will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.


SUBORDINATION OF SUBORDINATED SECURITIES



     In the event of any distribution, division or application of all or any part of the assets of the Company, or the proceeds thereof, occurring by reason of the liquidation, dissolution or other winding up of the Company, or by reason of any execution, sale, receivership, insolvency or bankruptcy proceedings, or proceedings for reorganization, or readjustment of the Company or its properties, payment or distribution of any kind upon the Subordinated Securities of each series Outstanding (other than from the defeasance funds referred to below) will be subordinated to the prior payment in full of all Superior Indebtedness (including the payment of any interest accruing thereon after the commencement of any such proceedings). (Sections 1501 and 1502 of the Subordinated Indenture) The Subordinated Indenture also provides that in the event of the acceleration of the principal amount of the Subordinated Securities of any series (or, in the case of Original Issue Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) as a result of the occurrence of an Event of Default with respect to such series under the Subordinated Indenture, the holders of Superior Indebtedness will be entitled to declare such Superior Indebtedness due and payable and in such event to receive payment in full of all principal, premium and interest on all Superior Indebtedness before the Holders of the Subordinated Securities of such series are entitled to receive any payment. The Subordinated Indenture further provides that in the event of a default in the payment of the principal of or any premium or interest on any Superior Indebtedness, so long as such payment shall not have been made or provided for, or in the event of the acceleration of the maturity of any Superior Indebtedness which has not been rescinded and annulled, no payment of principal or any premium or interest will be made on the Subordinated Securities (other than, if applicable, payment from funds which were deposited to defease the Subordinated Securities). (Sections 1502 of the Subordinated Indenture) The Holders of the Subordinated Securities of each series will be subrogated to the rights of the holders of the Superior Indebtedness to the extent of payments made to the holders of Superior Indebtedness upon any distribution of assets in any such proceedings out of the distributive share of the Subordinated Securities. (Section 1503 of the Subordinated Indenture) As a result of such subordination, upon the distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of the Subordinated Securities.


     Superior Indebtedness is defined in the Subordinated Indenture as the principal of, and premium, if any, and interest on, and any other payment due pursuant to, any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed:

          (a) all obligations of the Company for money borrowed;


          (b) all obligations of the Company evidenced by notes, debentures, bonds or other securities, including obligations incurred, created or assumed in connection with the acquisition of property, assets or businesses;


          (c) all capitalized lease obligations of the Company;

          (d) all reimbursement obligations of the Company with respect to letters of credit, bankers acceptance or similar facilities issued for the account of the Company;

          (e) all obligations of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);


          (f) all payment obligations of the Company under any interest rate, currency or commodity swap agreement, option agreement, hedge agreement, forward contract, or similar agreement designed to protect the Company or another person against fluctuations in interest rates, exchange rates or commodity prices;


          (g) all obligations of the type referred to in clauses (a) through (f) above of another person and all dividends of another person, the payment of which, in either case, the Company has assumed or guaranteed, or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise; and

          (h) all amendments, modifications, renewals, extensions, refinancings, replacements and refundings by the Company of any such indebtedness referred to in clauses (a) through (g) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced indebtedness or obligations);


other than (i) any indebtedness, renewal, extension, refunding, refinancing, obligation, assumption or guarantee that expressly provides, or the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides, that such indebtedness, renewal, extension, refunding, refinancing, obligation, assumption or guarantee is junior in right of payment to or is pari passu with the Subordinated Securities; (ii) any guarantee of the payment obligations of American General Delaware, L.L.C. or American General Capital, L.L.C. with respect to their preferred securities, (iii) any junior subordinated debentures of the Company issued under the Indenture dated as of
May      , 1995 between the Company and Chemical Bank, as trustee, and (iv) the
13 1/2% Restricted Subordinated Notes Due 2002 of the Company, which shall rank pari passu to the Subordinated Securities. (Section 101 of the Subordinated Indenture)


     As of March 31, 1995, an aggregate of $2.8 billion of Superior Indebtedness was outstanding. The Subordinated Indenture does not limit the amount of Superior Indebtedness that may be incurred by the Company in the future.

     The Subordinated Indenture may be modified or amended as provided under "-- Modification and Waiver," provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Subordinated Security affected thereby, modify any of the provisions of the Subordinated Indenture relating to the subordination of the Subordinated Securities in a manner adverse to such Holder. (Section 907 of the Subordinated Indenture)


CONVERSION


     Certain Debt Securities may be convertible into other Securities of the Company (the "Convertible Debt Securities"). The Holders of such Convertible Debt Securities of a specified series may be entitled (subject to prior redemption, repayment or repurchase, if applicable), if so provided in the applicable Prospectus Supplement, to convert any Convertible Debt Securities of such series (in denominations set forth in the applicable Prospectus Supplement) into another series of Debt Securities, Debt Warrants, Preferred Stock, Preferred Stock Warrants, Common Stock or Common Stock Warrants, as the case may be, at the conversion price set forth in the applicable Prospectus Supplement, subject to adjustment as described below or in the applicable Prospectus Supplement. The relevant provisions for each series of Convertible Debt Securities will be set forth in the applicable Prospectus Supplement. Except as described below or in the applicable Prospectus Supplement, no adjustment will be made upon conversion of any Convertible Debt Securities for interest accrued thereon or for dividends on any Conversion Securities issued. If any Convertible Debt Securities not called for redemption are converted between a record date for the payment of interest and the next succeeding interest payment date, such Convertible Debt Securities must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Preferred Stock or Common Stock upon conversion of Convertible Debt Securities that are convertible into Preferred Stock or Common Stock, respectively, and, in lieu thereof, will pay a cash adjustment, in the case of Convertible Debt Securities convertible into Preferred Stock, based upon the liquidation preference of such series of Preferred Stock unless otherwise specified in the Prospectus Supplement, and in the case of Common Stock, based upon the market value of the Common Stock. In the case of Convertible Debt Securities convertible into securities other than Preferred Stock or Common Stock, such adjustment will be based on such method as is set forth in the applicable Prospectus Supplement.


     If the conversion price for a series of Convertible Debt Securities that are convertible into Common Stock, Preferred Stock or another Security is subject to adjustment upon the occurrence of certain events, the formulas for such adjustment will be described in the applicable Prospectus Supplement.

TRUSTEE UNDER THE INDENTURES

     The Company and certain of its affiliates maintain banking and borrowing relations with Chemical Bank and certain of its affiliates. Chemical Bank and one of its affiliates also serve as trustees under other indentures maintained by the Company.

     The Indentures provide that an alternative Trustee may be appointed by the Company with respect to any particular series of Debt Securities. Any such appointment will be described in the Prospectus Supplement relating to such series of Debt Securities.


     The Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indentures and, after default, is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Trustee is under no obligation to exercise any of the powers vested in it by an Indenture at the request of any Holder of Debt Securities, unless offered reasonable indemnity by such Holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. Each Indenture contains other provisions limiting the responsibilities and liabilities of the Trustee.

                       DESCRIPTION OF THE PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which an applicable Prospectus Supplement may relate. Certain other terms of any series of Preferred Stock offered by an applicable Prospectus Supplement will be specified in such Prospectus Supplement. If so specified in the applicable Prospectus Supplement, the terms of any series of Preferred Stock may differ from the terms set forth below. The description of the terms of the Preferred Stock set forth below and in an applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation relating to the applicable series of Preferred Stock, which will be filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus forms a part.

GENERAL

     Pursuant to the Restated Articles of Incorporation of the Company, as amended (the "Articles"), the Bylaws of the Company, and applicable Texas law, the Board of Directors of the Company, or an authorized committee thereof, has the authority, without further shareholder action, to issue up to 60,000,000 shares of Preferred Stock, $1.50 par value, in one or more series and in such amounts and for such consideration, as may be determined from time to time by resolution of the Board of Directors of the Company, or an authorized committee thereof, and to fix before the issuance of any shares of Preferred Stock of a particular series, the number of shares constituting that series and the distinctive designation of that series; the dividend rate (or method of determining the same); the voting rights; conversion privileges; redemption rights; repurchase obligations; sinking fund availability; rights upon liquidation, dissolution or winding up and the priority thereof; restrictions upon the Company with respect to the creation of debt or the issuance of additional Preferred Stock or other stock ranking prior to or on a parity therewith with respect to dividends or upon liquidation; restrictions on the Company with respect to the issuance of, payment of dividends upon, or the making of other distributions with respect to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock; the priority of each series of Preferred Stock in relation to other series of Preferred Stock; and any other designations, powers, preferences and rights, including, without limitation, any qualifications, limitations or restrictions thereof. The holders of any series of Preferred Stock shall not have any preemptive rights to acquire any shares or securities of any class which may at any time be issued, sold or offered for sale by the Company.

     As of March 1, 1995, the Company had no Preferred Stock outstanding. As of such date, the Company did have Preferred Share Purchase Rights outstanding. A description of these rights is provided under "Description of Common Stock -- Preferred Share Purchase Rights."

DIVIDENDS

     The holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends at such rates and on such dates as will be specified in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company.

     Unless otherwise indicated in an applicable Prospectus Supplement, all series of Preferred Stock will be senior in right as to dividends and in liquidation to the Common Stock and any other class of stock of the Company ranking junior to the Preferred Stock.

VOTING RIGHTS

     Except as indicated in the applicable Prospectus Supplement or as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. In the event the Company issues a series of Preferred Stock with voting rights, unless otherwise specified in the Prospectus Supplement relating to such series, each such share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote. Since each full share of any series of Preferred Stock of the Company shall be entitled to one vote, the voting power of such series, on matters on which holders of such series and holders of other series of Preferred Stock are entitled to vote as a single class, shall depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of Preferred Stock.

CONVERSION AND EXCHANGE

     The Prospectus Supplement relating to a series of the Preferred Stock will set forth the conditions or terms, if any, upon which any such series will be convertible or exchangeable, and the terms of the securities into which such series will be convertible or exchangeable.

REDEMPTION RIGHTS

     A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company or any holder thereof, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices specified in the applicable Prospectus Supplement and subject to the rights of holders of other securities of the Company. Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued preferred shares.

     If less than all outstanding shares of a series are to be redeemed, the shares to be redeemed will be selected ratably or by lot in such manner as may be prescribed by resolution of the Board of Directors. The notice of redemption will set forth the designation of the series or part of the series of shares to be redeemed, the date fixed for redemption, the redemption price, the place at which the shareholders may obtain payment of the redemption price upon surrender of their respective share certificates and a statement with respect to the existence of any right of conversion with respect to the shares to be redeemed and the period within which such right may be exercised. Such notice will be given to each holder of shares being called, either personally or by mail, not less than 20 nor more than 60 days before the date fixed for redemption. If mailed, such notice will be deemed to be delivered when deposited in the United States mail addressed to the shareholder at such shareholder's address as it appears on the stock transfer book of the Company, with postage thereon prepaid.

     The Company may, on or prior to the date fixed for redemption of the series of Preferred Stock, deposit with any bank or trust company in Texas, or any bank or trust company in the United States duly appointed and acting as transfer agent for the Company, as a trust fund, a sum sufficient to redeem shares called for redemption, with irrevocable instructions and authority to such bank or trust company to give or complete the notice of redemption thereof and to pay, on or after the date fixed for such redemption, to the respective holders of shares, as evidenced by a list of holders of such shares certified by an officer of the Company, the redemption price upon surrender of their respective share certificates. From and after the date fixed for redemption, such shares shall be deemed to be redeemed and dividends thereon shall cease to accrue. Such deposit will be deemed to constitute full payment of such shares to their holders. From and after the date such deposit is made and such instructions are given, such shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of such shares, without interest (and, in the case of holders of certificated shares, upon the surrender of their respective certificates therefor), and any right to convert such shares which may exist. In case the holders of such shares shall not, within six years after such deposit, claim the amount deposited for redemption thereof, such bank or trust company shall upon demand pay over to the Company the balance of such amount so deposited to be held in trust and such bank or trust company shall thereupon be relieved of all responsibility to the holders thereof.

REPURCHASE OBLIGATION

     The Prospectus Supplement relating to a series of the Preferred Stock will state the conditions and terms, if any, upon which such series shall be subject to repurchase by the Company.

RIGHTS UPON LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other class or series of shares ranking junior to such Preferred Stock upon liquidation, a liquidating distribution in the amount per share as set forth in the Prospectus Supplement relating to such series of Preferred Stock plus accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company the amounts payable with respect to Preferred Stock of any series and any other shares of the Company ranking as to any such distribution on a parity with such Preferred Stock of such series are not paid in full, the holders of such Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. Neither the sale of all or substantially all of the property or business of the Company nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Company. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Stock of any series will not be entitled to any further participation in any distribution of assets by the Company.

CONDITIONS AND RESTRICTIONS UPON THE COMPANY

     The Prospectus Supplement relating to a series of the Preferred Stock will describe any conditions or restrictions upon the Company which are for the benefit of such series, including restrictions upon the creation of debt or other series of Preferred Stock; payment of dividends; or distributions, acquisitions or redemptions of shares ranking junior to such series.

                          DESCRIPTION OF COMMON STOCK
GENERAL

     The Company is authorized to issue 300,000,000 shares of Common Stock, par value $.50 per share. As of March 31, 1995, there were outstanding 204,820,775 shares of the Company's Common Stock.

     Holders of the Company's Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of any series of the Company's Preferred Stock, to receive pro rata the net assets of the Company.

     The holders of the Common Stock are entitled to one vote for each share held and are vested with all of the voting power, except as the Board of Directors of the Company or an authorized committee thereof may provide in the future with respect to any series of Preferred Stock. Directors of the Company are elected for a one-year term expiring upon the annual meeting of stockholders of the Company. The holders of the Common Stock do not have cumulative voting rights.

     The holders of Common Stock do not have any preemptive rights to acquire any shares or other securities of any class which may at any time be issued, sold or offered for sale by the Company. The holders of Common Stock have no conversion rights and the Common Stock is not subject to redemption by either the Company or a stockholder.

     The Company's Common Stock is listed on the New York, Pacific, London and Swiss Stock Exchanges. First Chicago Trust Company of New York is the transfer agent, registrar and dividend disbursing agent for the Common Stock.

PREFERRED SHARE PURCHASE RIGHTS

     On July 27, 1989, the Board of Directors of the Company authorized the issuance of one preferred share purchase right (a "Right") for each share of Common Stock outstanding on August 7, 1989 and for each share of Common Stock issued thereafter but prior to the earlier of the Distribution Date and the Termination Date (as each such term is defined below). A Right is attached to each share of Common Stock and entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.50 per share, of the Company (the "Junior Preferred Shares"), at a price of $120 per one one-hundredth of a Junior Preferred Share, subject to certain adjustments.

     The Rights will expire on August 7, 1999, unless the expiration date is extended or the Rights are redeemed earlier (any such date being the "Termination Date"). The Rights are not exercisable or transferable separately from the shares of Common Stock until the "Distribution Date" which will occur on the earlier of (i) 10 business days following the first public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Stock and any other shares of capital stock of the Company entitled to vote generally in the election of directors or entitled to vote in respect of any merger, consolidation, sale of all or substantially all of the Company's assets, liquidation, dissolution or winding up of the Company (the "Voting Stock") or (ii) 10 business days following the commencement of, or the first public announcement of an intention to commence, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 25% or more of the then outstanding Voting Stock.

     In the event the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power should be sold or otherwise transferred, each holder of a Right will have the right to receive, upon payment of the Right's then current exercise price, common stock of the acquiring company which has a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive upon exercise thereof that number of shares of Common Stock (or under certain circumstances, Common Stock-equivalent Junior Preferred Shares) having a market value of two times the exercise price of the Rights.

     At any time 10 business days after a person or group of affiliated or associated persons has become an Acquiring Person and prior to the acquisition by any person or group of 50% or more of the outstanding Voting Stock, the Board of Directors of the Company may exchange the Rights (other than Rights acquired or beneficially owned by such Acquiring Person, which Rights held by such Acquiring Person shall then be null and void), in whole or in part, at an exchange ratio of one share of Common Stock (or one one-hundredth of a share of Junior Preferred Stock), appropriately adjusted to reflect any stock split, stock dividend or similar transaction, for each two shares of Common Stock for which the Right is then exercisable.

     At any time prior to the close of business on the tenth day following the first public announcement that a person or group of affiliated or associated persons has become an Acquiring Person, the Board of Directors of the Company may redeem the then outstanding Rights in whole, but not in part, at a price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction (the "Rights Redemption Price"). Any such redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company in its sole discretion may establish.

     The purchase price payable, and the number of Junior Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares.

     The number of outstanding Rights and the number of one one-hundredths of a Junior Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of reclassification of securities, or recapitalization or reorganization of the Company or other transaction involving the Company which has the effect, directly or indirectly, of increasing by more than one percent the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by any Acquiring Person, in any such case, prior to an exchange by the Company as described above.

     The terms of the Rights may be amended, including extending the expiration date, by the Board of Directors of the Company without the consent of the holders of the Rights, except in certain circumstances.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Rights may be redeemed by the Company at the Rights Redemption Price prior to the time that a person or group has acquired beneficial ownership of 50% or more of the Voting Stock.

     The Junior Preferred Shares will be non-redeemable and rank junior to all other series of the Company's Preferred Stock. Each whole Junior Preferred Share will be entitled to receive a quarterly preferential dividend in an amount equal to the greater of (i) $0.25 or (ii) subject to certain adjustments, 100 times the dividend declared on each share of Common Stock. In the event of the liquidation, dissolution or winding up of the Company, each whole Junior Preferred Share will be entitled to receive a preferential liquidation payment in an amount equal to the greater of (i) $1.50, or (ii) 100 times the aggregate amount to be distributed per share to holders of Common Stock, plus, in either case, an amount equal to all accrued and unpaid dividends thereon. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged for or changed into other stock or securities, cash or other property, each whole Junior Preferred Share will be entitled to receive 100 times the amount received per each share of Common Stock. Each whole Junior Preferred Share will be entitled to 100 votes on all matters submitted to a vote of the shareholders of the Company, and Junior Preferred Shares will generally vote together as one class with the Common Stock and any other voting capital stock of the Company on all matters submitted to a vote of shareholders of the Company.

     If such registration is then required by applicable law, the Company will use its best efforts to cause the offer and sale of Junior Preferred Shares issuable upon exercise of the Rights to be registered pursuant to the Securities Act at any such time as the Rights become exercisable.

     The foregoing description of the Rights and the Junior Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended, which is an exhibit to the Registration Statement of which this Prospectus forms a part, and the Certificate of Designation, Preferences and Rights for the Junior Preferred Shares.

                            DESCRIPTION OF WARRANTS

     The Company may issue Debt Warrants, Preferred Stock Warrants, and Common Stock Warrants (collectively, the "Warrants"). Each Debt Warrant will entitle the holder thereof to purchase a series of Debt Securities at such exercise price as shall be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby. Similarly, each Preferred Stock Warrant and Common Stock Warrant (collectively, the "Stock Warrants") will entitle the holder thereof to purchase such number of shares of Preferred Stock of a particular series or of Common Stock, as the case may be, and at such exercise price, as shall be set forth in, or calculable from, the applicable Prospectus Supplement. Warrants may be issued independently or together with other Securities offered by a Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Warrants may be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and such bank or trust company as shall be designated in the applicable Prospectus Supplement as warrant agent (the "Warrant Agent"). Each Warrant Agent will act solely as the agent of the Company in connection with the applicable Warrants and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of such Warrants.

     The following describes the type of information that will be set forth in a Prospectus Supplement relating to a series of Warrants.

DEBT WARRANTS

     If Debt Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Debt Warrants, the Warrant Agreement relating to such Debt Warrants and the certificates, if any, representing such Debt Warrants, including the following, where applicable: (1) the specific designation and number of such Debt Warrants; (2) the offering price, if any, of such Debt Warrants; (3) the designation, aggregate principal amount, denominations and terms of the series of Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (4) the designation and terms of any related series of Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Security; (5) the date, if any, on and after which such Debt Warrants and the related Securities will be separately transferable; (6) the principal amount of the series of Debt Securities purchasable upon exercise of each such Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise and whether such Debt Securities may be purchased for consideration other than cash; (7) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (8) any anti-dilution provisions of such Debt Warrants; (9) any redemption or call provisions applicable to such Debt Warrants; (10) if the series of Debt Securities purchasable upon exercise of such Debt Warrants are Original Issue Discount Securities, a discussion of certain Federal income tax considerations applicable thereto; (11) where the certificates, if any, representing such Debt Warrants may be transferred and registered; (12) information with respect to any book-entry procedures, if any; and (13) any other terms of such Debt Warrants.

STOCK WARRANTS

     If Stock Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Stock Warrants, the Warrant Agreement relating to such Stock Warrants and the certificates, if any, representing such Stock Warrants, including the following, where applicable: (1) the designation and aggregate number of such Stock Warrants; (2) the offering price, if any, of such Stock Warrants; (3) in the case of Preferred Stock Warrants, the designation and terms of the series of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and whether such series of Preferred Stock is convertible or exchangeable for other Securities; (4) the aggregate number of shares of Common Stock or such series of Preferred Stock purchasable upon exercise of such Stock Warrants and the minimum number of Stock Warrants that are exercisable; (5) the terms of the Securities with which such Stock Warrants are being offered and the number of such Stock Warrants being offered with each such Security; (6) the date on and after which such Stock Warrants and the related Security will be transferable separately; (7) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of each such Stock Warrant and the price at which such number of shares of Common Stock or Preferred Stock may be purchased upon such exercise; (8) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire; (9) any anti-dilution provisions of such Stock Warrants; (10) any redemption or call provisions applicable to such Stock Warrants; (11) where the certificates, if any, representing such Stock Warrants may be transferred and registered; (12) whether the Stock Warrants represented by the warrant certificates will be issued in registered or bearer form; (13) information with respect to book-entry procedures, if any; and (14) any other terms of such Stock Warrants.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell Securities to or through underwriters or dealers; directly to other purchasers; through agents; or through a combination of any such methods of sale. Any such underwriter, dealer or agent involved in the offer and sale of the offered Securities will be named in an applicable Prospectus Supplement or Prospectus Supplements (including any Pricing Supplement or Pricing Supplements).

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any compensation paid by the Company to underwriters, dealers or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in an applicable Prospectus Supplement or Pricing Supplement.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against and/or contribution by the Company toward certain liabilities, including liabilities under the Securities Act and to reimbursement for certain expenses.

     Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with and perform services for the Company or one or more of its affiliates in the ordinary course of business.

     The specific terms and manner of sale, including the place and time of delivery, of the Securities in respect of which this Prospectus is being delivered will be set forth or summarized in the applicable Prospectus Supplement.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases purchases by such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

     Unless otherwise indicated in a Prospectus Supplement, the validity of each issue of the Securities will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas, and certain legal matters relating to the Securities offered hereby will be passed upon for any underwriters, dealers or agents of a particular issue of Securities by Brown & Wood, New York, New York. Brown & Wood may rely as to matters of Texas law on the opinion of Vinson & Elkins L.L.P. J. Evans Attwell, a partner in the firm of Vinson & Elkins L.L.P., is a director of the Company.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company and its subsidiaries appearing in or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. See "Incorporation of Certain Documents by Reference." Such financial statements and schedules are, and audited financial statements and schedules to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of American Franklin Company and Subsidiaries as of December 31, 1993, and for the year then ended, appearing in American General's Current Report on Form 8-K dated February 14, 1995, and the consolidated financial statements of American Franklin Company and Subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994 and 1993, appearing in American General's Current Report on Form 8-K dated April 14, 1995, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon included therein and incorporated herein by reference. See "Incorporation of Certain Documents by Reference." Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                   SUBJECT TO COMPLETION, DATED MAY 10, 1995


PROSPECTUS

                            (AMERICAN GENERAL LOGO)

                                $1,250,000,000

                       AMERICAN GENERAL DELAWARE, L.L.C.
                       AMERICAN GENERAL CAPITAL, L.L.C.
                             PREFERRED SECURITIES
                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                         AMERICAN GENERAL CORPORATION

                           ------------------------

    American General Delaware, L.L.C. and American General Capital, L.L.C., each a Delaware limited liability company (each, an "American General LLC" and, together, the "American General LLCs"), may separately offer from time to time, in one or more series, their preferred limited liability company interests (the "Preferred Securities"). The payment of periodic cash distributions ("dividends") with respect to Preferred Securities of each of the American General LLCs, and payments on redemption and liquidation with respect to such Preferred Securities will be guaranteed by American General Corporation, a Texas corporation ("American General" or the "Company"), to the extent described herein (each, a "Guarantee"). See "Description of the Guarantees." American General's obligations under the Guarantees will be subordinate and junior in right of payment to all other liabilities of American General and pari passu with the most senior preferred stock issued by American General. Concurrently with the issuance of each series of Preferred Securities, the American General LLC issuing such Preferred Securities will invest the proceeds thereof in a series of American General's junior subordinated debentures (the "Junior Subordinated Debentures"), which will bear interest at the same rate as the dividend rate on such Preferred Securities. If and to the extent set forth in the Prospectus Supplement pertaining to the particular series of Preferred Securities in respect of which this Prospectus is being delivered (the "Prospectus Supplement"), such Junior Subordinated Debentures subsequently may be distributed to holders of such series of Preferred Securities upon the occurrence of certain events. The Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of American General. See "Description of the Junior Subordinated Debentures."

    The specific terms of the Preferred Securities of any particular series in respect of which this Prospectus is being delivered will be set forth in the Prospectus Supplement which will describe, without limitation and to the extent applicable, the following: the specific designation, number of Preferred Securities, dividend rate (or the method of determining such rate), dates on which dividends will be payable, liquidation preference, any voting rights, any redemption provisions, terms for any conversion or exchange into Common Stock, par value $.50 per share, of American General ("American General Common Stock"), Preferred Stock, par value $1.50 per share, of American General ("American General Preferred Stock") or other securities, the initial public offering price, any listing on a securities exchange, and any other rights, preferences, privileges, limitations and restrictions thereof. The specific terms of the related series of Junior Subordinated Debentures will also be described in such Prospectus Supplement.

    The Preferred Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Preferred Securities sold hereunder may not exceed $1,250,000,000, less the aggregate initial public offering price of all securities of American General which are sold under a separate prospectus which also constitutes a part of the Registration Statement of which this Prospectus constitutes a part. See "Available Information."

    The Prospectus Supplement relating to any series of Preferred Securities will contain information concerning certain United States federal income tax considerations applicable to such Preferred Securities and the related series of Junior Subordinated Debentures.

    The Preferred Securities may be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If any such agents, underwriters or dealers are involved in the sale of the Preferred Securities in respect of which this Prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable agent's commission, underwriter's discount or dealer's purchase price and the net proceeds to the applicable American General LLC from such sale will be set forth in, or may be calculated on the basis set forth in, the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for any such agents, underwriters and dealers.

    This Prospectus may not be used to consummate sales of the Preferred Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                           ------------------------


                 The date of this Prospectus is May   , 1995.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT.

                             AVAILABLE INFORMATION

    American General is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by American General may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and The Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104.

    The American General LLCs and American General have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

    In addition to this Prospectus, the Registration Statement contains another prospectus which relates to the offer and sale from time to time of various securities of American General. The $1,250,000,000 aggregate maximum initial public offering price of Preferred Securities which may be sold under this Prospectus will be reduced by the amount of the aggregate initial public offering price of any securities sold under such other prospectus.

    Statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

    No separate financial statements of either of the American General LLCs have been included herein. American General and the American General LLCs do not consider that such financial statements would be material to holders of the Preferred Securities because each American General LLC is a newly formed special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than as set forth below, and because American
General will guarantee the obligations of each American General LLC under the terms of the Preferred Securities to the extent set forth herein and in the applicable Prospectus Supplement. See "American General LLCs" and "Description of the Guarantees."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed by American General with the Commission pursuant to the Exchange Act (File No. 1-7981), are incorporated herein by reference:


       - American General's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;



       - American General's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995; and



       - American General's Current Reports on Form 8-K dated February 14, 1995, March 22, 1995, April 14, 1995 and May 9, 1995.


    Each document filed by American General pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Preferred Securities made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such document.

    Any statement contained herein, in a Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

                                AMERICAN GENERAL

     American General is the parent company of one of the nation's largest consumer financial services organizations. American General is headquartered in Houston, Texas and operates through its subsidiaries in all 50 states, the District of Columbia, Canada, Puerto Rico, and the U.S. Virgin Islands. American General was incorporated as a general business corporation in Texas in 1980 and is the successor to American General Insurance Company, incorporated in Texas in 1926.

     American General's operations are classified into three business segments:
Retirement Annuities, which specializes in providing tax-deferred retirement plans and annuities to employees of educational, health care and other not-for-profit organizations; Consumer Finance, which offers consumer and home equity loans, credit cards, and credit-related insurance to individuals through more than 1,300 branch offices; and Life Insurance, which provides traditional and interest-sensitive life insurance and both fixed and variable annuity products through 14,000 sales representatives and general agents.

     Since American General is a holding company, rights to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of holders of securities or guarantees issued by American General to benefit indirectly from such distribution) are subject to the prior claims of creditors of that subsidiary, except to the extent that American General may itself be a creditor of that subsidiary. Claims on American General's subsidiaries by other creditors include substantial claims for policy benefits and debt obligations, as well as other liabilities incurred in the ordinary course of business. In addition, since many of American General's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends to American General without prior regulatory approval is limited by applicable laws and regulations. Further, certain non-insurance subsidiaries are similarly restricted in their ability to make dividend payments by long-term debt agreements. At December 31, 1994, the amount available to American General for dividends from subsidiaries not limited by such restrictions was $1.1 billion.

     The principal executive offices of American General are located at 2929 Allen Parkway, Houston, Texas 77019-2155, and its telephone number is (713) 522-1111.

                             AMERICAN GENERAL LLCS


     American General Delaware, L.L.C. and American General Capital, L.L.C. are each a limited liability company formed in March 1995 under the laws of the State of Delaware. American General owns directly or indirectly all of the common limited liability interests (the "Common Securities") of each American General LLC, which securities are nontransferable. The American General LLCs will be managed by American General Delaware Management Corporation, a wholly-owned subsidiary of American General, as manager (the "Manager"), in accordance with their respective Limited Liability Company Agreements, as amended (each, an "LLC Agreement"). Each American General LLC exists solely for the purpose of issuing Preferred Securities and Common Securities and investing 99% of the proceeds thereof in Junior Subordinated Debentures. The remaining 1% of such proceeds will be invested by the applicable American General LLC in Eligible Investments (as defined in the applicable LLC Agreement). See "Use of Proceeds." The principal executive offices of the American General LLCs are located c/o the Manager at 2590 American General Center, Nashville, Tennessee 37250.


     Pursuant to each LLC Agreement, the members of an American General LLC that own Common Securities have unlimited liabilities for the debts, obligations and liabilities of such American General LLC in the same manner as a general partner of a Delaware limited partnership (which do not include obligations to holders of Preferred Securities in their capacity as such), to the extent not fully satisfied and discharged by such American General LLC. That liability on the part of such members is for the benefit of, and is enforceable by, the liquidating trustee of such American

General LLC in the event of its dissolution and is for the benefit of third parties to whom such American General LLC owes such debts, obligations and liabilities. The holders of Preferred Securities, in their capacity as members of an American General LLC, will not be liable for the debts, obligations or liabilities of such American General LLC (subject to their obligation to repay any funds wrongfully distributed to them).


                    RATIO OF EARNINGS TO FIXED CHARGES AND

                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES

                        AND PREFERRED STOCK DIVIDENDS



     The ratio of earnings to fixed charges is calculated by dividing total fixed charges into earnings available for the payment of fixed charges. Earnings available for the payment of fixed charges is the sum of fixed charges deducted from income and income before tax expense, accounting changes, and preferred stock dividends. Total fixed charges consist of interest expense, capitalized interest, a portion of rental expense, and preferred stock dividends of majority-owned subsidiaries.



     The following table sets forth the ratio of earnings to fixed charges for the periods indicated.



                                                  THREE
                                                  MONTHS
                                                  ENDED
                                                 MARCH 31,            YEARS ENDED DECEMBER 31,
                                                -----------     -----------------------------------
                                                1995    1994    1994    1993    1992    1991    1990
                                                ----    ----    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges:
  Consolidated operations...................    2.5     3.0     2.4     2.1     2.4     2.1     2.2
  Consolidated operations, corporate (parent
     company) fixed charges only............    7.6     9.3     7.6     6.0     7.2     5.8     5.3



     Because no preferred stock dividends were paid in the periods reported above (other than preferred stock dividends paid by a wholly-owned subsidiary in 1990), the ratio of earnings to combined fixed charges and preferred stock dividends for such periods is the same as the ratio of earnings to fixed charges.


                                USE OF PROCEEDS

     Each of the American General LLCs will invest the proceeds received from any sale by it of Preferred Securities in Junior Subordinated Debentures of American General. Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds to be received by American General from the sale of Junior Subordinated Debentures will be added to American General's general corporate funds and may be used for repayment of long- or short-term indebtedness or for general corporate purposes.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The following is a summary of certain terms and provisions of the Preferred Securities. Reference is made to the amended LLC Agreement of the applicable American General LLC and the written action taken or to be taken pursuant to such LLC Agreement establishing the rights, preferences, privileges, limitations and restrictions relating to the Preferred Securities of each series (each, a "Declaration"). The summaries set forth below and in the applicable Prospectus Supplement address the material terms of the Preferred Securities of any particular series but do not purport to be complete and are subject to, and qualified in their entirety by reference to, the applicable LLC Agreement and Declaration. Capitalized terms used in the summaries below and not otherwise defined herein have the respective meanings set forth in the applicable LLC Agreement and Declaration.

GENERAL

     Each American General LLC is authorized to issue, from time to time, Common Securities and Preferred Securities, in one or more series, with such dividend terms, liquidation preferences per share, voting rights, redemption provisions, conversion or exchange rights and other rights, preferences, privileges, limitations and restrictions as are set forth in its LLC Agreement, the Delaware Limited Liability Company Act (the "LLC Act") and the Declaration adopted or to be adopted with respect to each such series. All of the Preferred Securities which may be issued in one or more series by either American General LLC will rank pari passu with each other series issued by such American General LLC with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding-up. Holders of Preferred Securities will have no preemptive rights and will not have the right to remove or replace the Manager of either American General LLC. The holders of Preferred Securities, in their capacity as members of an American General LLC, are not liable for the debts, obligations or liabilities of such American General LLC (subject to their obligation to repay any funds wrongfully distributed to them).

     Reference is made to the Prospectus Supplement relating to the particular series of Preferred Securities being offered thereby for the specific terms thereof, including: (i) the particular American General LLC issuing such series of Preferred Securities; (ii) the initial public offering price of such series of Preferred Securities; (iii) the specific designation of such series of Preferred Securities which shall distinguish it from other series; (iv) the number of Preferred Securities included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Manager in creating the series; (v) the annual dividend rate of Preferred Securities of such series (or method of determining such rate) and when dividends will accrue and be payable; (vi) whether dividends on Preferred Securities of such series shall be cumulative, and, if so, the date or dates or method of determining the date or dates from which dividends on Preferred Securities of such series shall be cumulative; (vii) the amount or amounts which shall be paid out of the assets of such American General LLC to the holders of Preferred Securities of such series upon voluntary or involuntary liquidation, dissolution or winding-up of such American General LLC; (viii) if applicable, the price or prices at which, the date or dates on which, the period or periods within which and the terms and conditions upon which Preferred Securities of such series may be redeemed or purchased, in whole or in part, at the option of such American General LLC or the Manager; (ix) the obligation, if any, of such American General LLC to purchase or redeem Preferred Securities of such series and the price or prices at which, the date or dates on which, the period or periods within which and the terms and conditions upon which Preferred Securities of such series shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (x) the voting rights, if any, of Preferred Securities of such series in addition to those required by law, including the number of votes per Preferred Security of such series and any requirement for the approval by the holders of a certain specified percentage of Preferred Securities of such series as a condition to specified action or amendments to the LLC Agreement of such American General LLC or the applicable Declaration;
(xi) the terms and conditions, if any, under which Preferred Securities of such series may be converted into shares of American General Common Stock, including the conversion price per share and the circumstances, if any, under which any such conversion right shall expire; (xii) the terms and conditions, if any, under which Preferred Securities of such series may be exchanged for shares of a series of American General Preferred Stock; (xiii) the terms and conditions, if any, upon which the related series of Junior Subordinated Debentures may be distributed to holders of Preferred Securities of such series; (xiv) if applicable, any securities exchange upon which the Preferred Securities of such series shall be listed; and (xv) any other rights, preferences, privileges, limitations or restrictions of the Preferred Securities of such series (and such Prospectus Supplement may state that any of the terms set forth herein are inapplicable to Preferred Securities of such series or are modified to the extent described therein). All Preferred

Securities offered hereby will be guaranteed by American General to the extent set forth below under "Description of the Guarantees" and in the applicable Prospectus Supplement. Certain federal income tax considerations applicable to an investment in Preferred Securities will be described in the Prospectus Supplement relating thereto.

BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. Each series of Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (as nominee for DTC). One or more fully-registered global Preferred Security certificates will be issued by the applicable American General LLC, representing in the aggregate the total number of Preferred Securities of a series, and will be deposited with or on behalf of DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of a Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct or Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased the Preferred Securities. Transfers of ownership interests in Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in a series of Preferred Securities, except upon a resignation of DTC, upon the occurrence of an Event of Default (as defined below) under the Junior Subordinated Indenture (as defined below) with respect to the related series of Junior Subordinated Debentures or upon a decision by the applicable American General LLC, approved by American General, to discontinue the book-entry system for such series of Preferred Securities.

     The laws of some jurisdictions require that certain purchasers take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

     DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices with respect to the Preferred Securities will be sent to Cede & Co. If less than all of a series of Preferred Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the applicable American General LLC as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Dividend payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of each Participant and not of DTC, the American General LLCs or American General, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to DTC is the responsibility of the applicable American General LLC, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     In order to convert a Preferred Security represented by a global Preferred Security certificate, the Beneficial Owner must give notice of its election to convert such Preferred Security, through its Direct or Indirect Participant, to the Conversion Agent, and must effect delivery thereof by causing the Direct Participant to transfer its interest in the related global Preferred Security certificate, on DTC's records, to the Conversion Agent.

     Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC and the applicable Participants to exercise any rights under any series of the Preferred Securities.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities or any series thereof at any time by giving reasonable notice to each applicable American General LLC. Under such circumstances, in the event that a successor depositary is not obtained, certificates representing the applicable series of Preferred Securities will be printed and delivered. If an Event of Default occurs under the Junior Subordinated Indenture with respect to the related series of Junior Subordinated Debentures or if an American General LLC (with the consent of American General) decides to discontinue use of the system of book-entry transfers through DTC (or a successor depositary), certificates representing the applicable series of Preferred Securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that American General and the American General LLCs believe to be reliable, but neither American General, either American General LLC nor any agent, underwriter or dealer takes responsibility for the accuracy thereof.

                         DESCRIPTION OF THE GUARANTEES

     Set forth below is a summary of information concerning the separate Guarantees which will be executed and delivered by American General to each American General LLC. Each such Guarantee delivered to an American General LLC will be for the benefit of the holders from time to time of the Preferred Securities issued by the applicable American General LLC. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, each Guarantee, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL


     American General will execute separate Guarantees with respect to all Preferred Securities, regardless of series, issued by each American General LLC. Pursuant to each Guarantee, American General will irrevocably and unconditionally agree, on a subordinated basis and to the extent set forth therein, to pay in full to the holders of the Preferred Securities of each series issued by the applicable American General LLC, the Guarantee Payments (as defined below) (except to the extent previously paid by such American General
LLC), as and when due, regardless of any defense, right of set-off or counterclaim that such American General LLC may have or assert. The following payments with respect to any series of Preferred Securities issued by an American General LLC, to the extent not paid by such American General LLC, are the "Guarantee Payments": (a) any accumulated and unpaid dividends (whether or not earned) (including any additional dividends intended to provide monthly compounding on dividend arrearages) which are required to be paid on any such Preferred Securities, but only if and to the extent that such dividends have been declared from funds of such American General LLC legally available therefor; (b) the redemption price, including all accumulated and unpaid dividends (whether or not earned or declared) (including any additional dividends intended to provide monthly compounding of dividend arrearages) payable with respect to any such Preferred Securities called for redemption (the "Redemption Price"), but only to the extent payable out of funds of such American General LLC legally available therefor, and (c) upon a voluntary or involuntary liquidation, dissolution, or winding-up of such American General LLC other than in connection with or after the exchange, if applicable, of any such Preferred Securities for the related series of Junior Subordinated Debentures, the lesser of (i) the aggregate of the liquidation preference and all accumulated and unpaid dividends (whether or not earned or declared) (including any additional dividends intended to provide monthly compounding on dividend arrearages) on any such Preferred Securities to the date of payment and (ii) the amount of assets of such American General LLC available for distribution to holders of any such Preferred Securities in liquidation, dissolution or winding-up of such American General LLC. American General's obligation to make a Guarantee Payment in respect of a series of Preferred Securities may be satisfied by American General's direct payment of the required amounts to the holders of such series of Preferred Securities or by causing the applicable American General LLC to pay such amounts to such holders.


     If American General fails to make interest or redemption payments on a series of Junior Subordinated Debentures held by an American General LLC, such American General LLC will have insufficient funds to pay dividends on, the Redemption Price of, or the liquidation distribution with respect to, the related series of Preferred Securities. The Guarantees do not cover payment of dividends, the Redemption Price or the liquidation distribution when the applicable American General LLC does not have sufficient funds legally available to make such payments.


     The Guarantees will constitute guarantees of payment and not of collection. Each Guarantee will be deposited with the Manager of the applicable American General LLC to be held for the benefit of the holders of Preferred Securities issued by such American General LLC. In the event of the appointment by the holders of a series of Preferred Securities of a special trustee (a "Special Trustee"), the Special Trustee may enforce such Guarantee to the extent it relates to such series. If no Special Trustee has been appointed to enforce such Guarantee, the Manager of such American

General LLC shall have the right to enforce such Guarantee on behalf of the holders of such series of Preferred Securities. The holders of not less than 66 2/3% of the aggregate liquidation preference of such series of Preferred Securities then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available with respect to such series of Preferred Securities under such Guarantee, including the giving of directions to such Manager or Special Trustee, as the case may be; provided, however, that, notwithstanding the foregoing, each holder of such series of Preferred Securities shall have the right to institute a legal proceeding directly against American General to enforce its rights under such Guarantee without first instituting a legal proceeding against the applicable American General LLC or any other person or entity.


CERTAIN COVENANTS OF AMERICAN GENERAL


     In each Guarantee, American General will covenant and agree that, so long as any Preferred Securities subject to such Guarantee remain outstanding, American General will not declare or pay any dividend on, and American General will not, and American General will not permit any of its majority-owned subsidiaries to, redeem, purchase, acquire or make a liquidation payment with respect to, any of American General's capital stock (other than (i) purchases or acquisitions of shares of American General Common Stock in connection with the satisfaction by American General or any of its majority-owned subsidiaries of its obligations under any employee benefit plans or the satisfaction by American General of its obligations pursuant to any put contract requiring American General to purchase shares of American General Common Stock, (ii) as a result of a reclassification of American General's capital stock or the exchange or conversion of one class or series of American General's capital stock for another class or series of American General's capital stock, (iii) redemptions or purchases of any share purchase rights issued by American General pursuant to the Rights Agreement (see "Description of American General Common
Stock -- Preferred Share Purchase Rights") or the declaration and payment of a dividend of similar share purchase rights in the future or (iv) the purchase of fractional interests in shares of American General's capital stock pursuant to the conversion or exchange provisions of such American General capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing, if at such time American General has exercised its option to extend an interest payment period on the series of Junior Subordinated Debentures related to such Preferred Securities and such extension is continuing, American General is in default with respect to its payment or other obligations under such Guarantee or there has occurred and is continuing any Event of Default under the Junior Subordinated Indenture with respect to the series of Junior Subordinated Debentures related to such Preferred Securities. American General will covenant to take all actions necessary to ensure the compliance of its majority-owned subsidiaries with the above covenant.



     In each Guarantee, American General will also covenant that, so long as any Preferred Securities subject to such Guarantee remain outstanding, it will (a) not cause or permit any Common Securities to be transferred (other than in connection with a merger or consolidation of a holder of the Common Securities permitted under the Junior Subordinated Indenture or the applicable LLC Agreement), (b) maintain direct or indirect ownership of all outstanding Common Securities and other limited liability company interests in the applicable American General LLC other than any series of Preferred Securities (except as permitted in the applicable LLC Agreement), (c) cause at least 21% of all interests in the capital, income, gain, loss, deduction and credit of such American General LLC to be represented by Common Securities, (d) not voluntarily liquidate, dissolve or wind-up itself (other than in connection with a merger or consolidation permitted under the Junior Subordinated Indenture or the applicable LLC Agreement), or permit the Manager (other than in connection with a merger or consolidation permitted under the Junior Subordinated Indenture or the applicable LLC Agreement) or such American General LLC (other than in connection with or after an exchange of all outstanding series of Preferred Securities of such American General LLC for the related series of Junior Subordinated Debentures, if so provided in the applicable Declaration) to liquidate, dissolve or wind-up, (e) except as may be otherwise permitted by the applicable LLC Agreement, cause American General Delaware Management

Corporation to remain the Manager and to timely perform all of its duties as Manager of such American General LLC (including the duty to cause such American General LLC to declare and pay dividends on such Preferred Securities to the extent set forth in the applicable LLC Agreement and Declaration), unless a permitted Successor Manager is appointed pursuant to the applicable LLC Agreement and (f) subject to the terms of such Preferred Securities, use reasonable efforts to cause such American General LLC to remain a Delaware limited liability company and otherwise continue to be treated as a partnership for United States federal income tax purposes.



     In each Guarantee, American General will further agree to honor all its obligations, if any, relating to the conversion or exchange of Preferred Securities subject to such Guarantee into or for shares of American General Common Stock or the related series of American General Preferred Stock. Such obligations, if any, will be described in the applicable Prospectus Supplement.



STATUS OF THE GUARANTEES



     The Guarantees will constitute unsecured obligations of American General and will rank (i) subordinate and junior in right of payment to all other liabilities of American General other than the guarantees referred to in clauses
(ii) and (iii) below, (ii) pari passu with the most senior preferred stock issued by American General and with any other guarantee executed by American General in respect of any preferred stock or interest of any affiliate of American General that provides that such guarantee is pari passu in right of payment with the Guarantees and (iii) senior to American General Common Stock, any other class or series of capital stock issued by American General which by its express terms ranks junior to the most senior preferred stock issued by American General as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of American General and any guarantee executed by American General that provides that such guarantee is junior in right of payment to the Guarantees. Upon the liquidation, dissolution or winding-up of American General, its obligations under the Guarantees will rank junior to all of its other liabilities (other than those guarantees referred to in clauses (ii) and (iii) above) and, therefore, funds may not be available for payment under the Guarantees. The LLC Agreement of each American General LLC provides that each holder of Preferred Securities issued by such American General LLC by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee relating thereto.


AMENDMENTS AND ASSIGNMENT


     Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Guarantee may be amended with respect to each series of Preferred Securities subject to such Guarantee and affected by such amendment only with the prior approval of the holders of not less than 66 2/3% of the aggregate liquidation preference of the outstanding Preferred Securities of such series. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth in the applicable Prospectus Supplement. All provisions contained in a Guarantee will bind the successors, assigns, receivers, trustees and representatives of American General and will inure to the benefit of the holders of the Preferred Securities of the applicable American General LLC then outstanding. Except in connection with any merger or consolidation of American General into or with another entity or any conveyance, transfer or lease of all or substantially all of American General's assets to another entity as permitted under "Description of the Junior Subordinated Debentures -- Consolidation, Merger and Sale," American General may not assign its rights or delegate its obligations under a Guarantee without the prior approval of the holders of not less than 66 2/3% of the aggregate liquidation preference of the outstanding Preferred Securities of all series subject to such Guarantee voting as a single class.

TERMINATION


     Each Guarantee will terminate as to the Preferred Securities of any particular series subject thereto upon (a) full payment of the Redemption Price of all outstanding Preferred Securities of such series, (b) if applicable, the conversion of all outstanding Preferred Securities of such series into shares of American General Common Stock or other property, (c) if applicable, the exchange of all outstanding Preferred Securities of such series for shares of the related series of American General Preferred Stock or (d) if applicable, the exchange of all outstanding Preferred Securities of such series for the related series of Junior Subordinated Debentures. In addition, each Guarantee will terminate completely upon full payment of the amounts payable with respect to all Preferred Securities subject to such Guarantee upon liquidation, dissolution or winding-up of such American General LLC. Notwithstanding the foregoing, each Guarantee will continue to be effective or (to the fullest extent permitted by law) will be reinstated, as the case may be, with respect to the applicable Preferred Securities of any holder who has been required to restore payment of any sums received on account of, or to redeliver any securities received on account of, such Preferred Securities or the Guarantee relating thereto.



GOVERNING LAW


     The Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES


     Set forth below is a summary of information concerning the Junior Subordinated Debentures which will be issued from time to time in one or more
series under an Indenture, dated as of             , 1995 (the "Junior
Subordinated Indenture"), between American General and Chemical Bank, as trustee (the "Junior Subordinated Trustee"). Concurrently with the issuance of each series of Preferred Securities, the American General LLC issuing such Preferred Securities will invest the proceeds thereof, together with substantially all the proceeds from any related issuance of Common Securities, in a series of the Junior Subordinated Debentures. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Junior Subordinated Indenture, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in the Junior Subordinated Indenture are referred to herein or in a Prospectus Supplement, it is intended that such provisions or defined terms are incorporated by reference herein or therein, as the case may be.


GENERAL

     The Junior Subordinated Debentures will be unsecured, subordinated obligations of American General as hereinafter described. The Junior Subordinated Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures which may be issued thereunder and provides that the Junior Subordinated Debentures may be issued thereunder from time to time in one or more series pursuant to an indenture supplemental to the Junior Subordinated Indenture or a resolution of American General's Board of Directors or in a manner specified in or authorized by a Board resolution (each, a "Supplemental Junior Subordinated Indenture"). The aggregate principal amount of Junior Subordinated Debentures relating to the Preferred Securities of any series will be set forth in the Prospectus Supplement for such series of Preferred Securities and will be equal to 99% of the sum of the aggregate liquidation preference of the Preferred Securities for such series and the purchase price paid by American General and its subsidiaries for Common Securities of the applicable American General LLC, and any related capital contributions made, in connection with the issuance of such series of Preferred Securities.

     Reference is made to the Prospectus Supplement relating to the particular series of Preferred Securities being offered thereby for the specific terms of the series of Junior Subordinated Debentures relating to such series of Preferred Securities, including: (i) the specific title of such Junior Subordinated Debentures; (ii) any limit on the aggregate principal amount of such Junior Subordinated Debentures; (iii) the date or dates on which the principal of such Junior Subordinated Debentures is payable and the terms, if any, on which American General may reborrow the proceeds of such payment or exchange securities for such Junior Subordinated Debentures when a principal payment is due; (iv) the rate or rates at which such Junior Subordinated Debentures will bear interest or the method of determination of such rate or rates; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable, or the manner of determination of such interest payment dates, the record dates for the determination of holders to whom interest is payable on any such interest payment dates, and the basis on which interest will accrue if other than that of a 360-day year of twelve 30-day months; (vi) the right, if any, of American General to extend the interest payment periods of such Junior Subordinated Debentures, the maximum duration of any such extension or extensions and the additional interest, if any, payable on such Junior Subordinated Debentures if an interest payment period is extended; (vii) the date or dates on which, the period or periods within which, the price or prices at which and the terms and conditions upon which, if any, such Junior Subordinated Debentures may be redeemed, in whole or in part, at the option of American General; (viii) the obligation, if any, of American General to redeem or repay such Junior Subordinated Debentures pursuant to any sinking fund or analogous provisions or at the option of the holder thereof or upon the occurrence of one or more specified events and the date or dates on which, the period or periods within which (or the event or events upon which), the price or prices at which and the terms and conditions upon which, if any, such Junior Subordinated Debentures shall be redeemed or repaid, in whole or part, pursuant to such obligation, and any provisions for the remarketing of such Junior Subordinated Debentures so redeemed or repaid; (ix) the terms and conditions, if any, upon which such Junior Subordinated Debentures may be converted into shares of American General Common Stock or exchanged for shares of a series of American General Preferred Stock, including the conversion or exchange price and the circumstances under which any such conversion or exchange right shall expire; (x) the form of such Junior Subordinated Debentures, including whether such Junior Subordinated Debentures are issuable as a global security, and in such case, the identity of the depositary; (xi) the denominations in which such Junior Subordinated Debentures shall be issuable if other than denominations of $25 and any integral multiple thereof; (xii) any modifications to the Events of Default or covenants of the Company with respect to such series of Junior Subordinated Debentures and any change in rights to declare the principal of such series of Junior Subordinated Debentures to be immediately due and payable; (xiii) the terms and conditions, if any, under which the Junior Subordinated Indenture may be defeased with respect to such Junior Subordinated Debentures; (xiv) whether and under what circumstances additional amounts on such Junior Subordinated Debentures shall be payable, and, if so, whether American General has the option to redeem such Junior Subordinated Debentures rather than pay such additional amounts; (xv) any restrictions on the transferability of such Junior Subordinated Debentures; and (xvi) any other terms of such Junior Subordinated Debentures. (Section 301)


     The Junior Subordinated Indenture does not contain any provisions that limit American General's ability to incur indebtedness or impose liens on its assets or that afford holders of Junior Subordinated Debentures protection in the event of a highly leveraged or similar transaction involving American General.

SUBORDINATION

     The Junior Subordinated Indenture provides that the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of American General in the manner described below. (Article Thirteen)

     Upon any payment or distribution of assets of American General to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities or any bankruptcy, insolvency or similar proceedings of American General, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of all amounts due on or to become due on or in respect of all Senior Indebtedness (including any interest accruing thereon after commencement of such proceedings), before the holders of the Junior Subordinated Debentures will be entitled to receive any payment (other than payment in shares of stock or other subordinated securities or payments from funds previously deposited in trust to defease one or more series of Junior Subordinated Debentures under the Junior Subordinated Indenture) on account of the principal of, premium, if any, or interest on the Junior Subordinated Debentures or on account of any purchase, redemption or other acquisition of the Junior Subordinated Debentures by American General. (Section 1302)


     The holders of the Junior Subordinated Debentures of each series will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of Senior Indebtedness out of the distributive share of such series of Junior Subordinated Debentures. (Section 1305)


     American General may not make any payments in respect of the Junior Subordinated Debentures or on account of the purchase, redemption or other acquisition of the Junior Subordinated Debentures (other than payment in shares of stock or other subordinated securities or payments from funds previously deposited in trust to defease one or more series of Junior Subordinated Debentures under the Junior Subordinated Indenture), if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on any Senior Indebtedness (a "Senior Payment Default"). In addition, if any event of default (other than a Senior Payment Default), or any event which after notice or lapse of time (or both) would become an event of default, with respect to Senior Indebtedness, permitting the holders thereof (or a trustee or agent on behalf of the holders thereof) to accelerate the maturity thereof has occurred and is continuing (a "Senior Nonmonetary Default"), and American General or the Junior Subordinated Trustee have received written notice thereof from a holder of such Senior Indebtedness or a trustee on behalf of a holder of such Senior Indebtedness, then American General may not make any payments in respect of the Junior Subordinated Debentures or on account of the purchase, redemption or other acquisition of the Junior Subordinated Debentures (other than payment in shares of stock or other subordinated securities or payments from funds previously deposited in trust to defease one or more series of Junior Subordinated Debentures under the Junior Subordinated Indenture), for a period (a "blockage period") commencing on the date American General or the Junior Subordinated Trustee receive such written notice and ending on the earlier of (i) 179 days after such date and (ii) the date, if any, on which the Senior Indebtedness to which such default relates is discharged or such default is waived in writing or otherwise cured or ceases to exist and any acceleration of Senior Indebtedness to which such Senior Nonmonetary Default relates is rescinded or annulled.


     In any event, not more than one blockage period may be commenced during any period of 360 consecutive days, and there must be a period of at least 181 consecutive days in each period of 360 consecutive days when no blockage period is in effect. Following the commencement of a blockage period, the holders of Senior Indebtedness will be precluded from commencing a subsequent blockage period until the conditions set forth in the preceding sentence are satisfied. No Senior Nonmonetary Default that existed or was continuing on the date of commencement of any blockage period with respect to the Senior Indebtedness initiating such blockage period will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured for a period of not less than 90 consecutive days. (Section 1303)

     The term "Senior Indebtedness" shall mean the principal of, and any premium and interest on, and any other payment due pursuant to, any of the following, whether outstanding at the date of execution of the Junior Subordinated Indenture or thereafter incurred, created or assumed:


          (a) all obligations of American General for money borrowed;


          (b) all obligations of American General evidenced by notes, debentures, bonds or other securities, including, without limitation, American General's 13 1/2% Restricted Subordinated Notes Due 2002 and any obligations incurred, created or assumed in connection with the acquisition of property, assets or businesses;


          (c) all Capitalized Lease Obligations of American General;

          (d) all reimbursement obligations of American General with respect to letters of credit, bankers acceptances or similar facilities issued for the account of American General;

          (e) all obligations of American General issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);


          (f) all payment obligations of American General under any interest rate, currency or commodity swap agreement, option agreement, hedge agreement, forward contract, or similar agreement designed to protect American General or another person against fluctuations in interest rates, exchange rates or commodity prices;


          (g) all obligations of the type referred to in clauses (a) through (f) above of another person and all dividends of another person, the payment of which, in either case, American General has assumed or guaranteed, or for which American General is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise; and

          (h) all amendments, modifications, renewals, extensions, refinancings, replacements and refundings by American General of any such indebtedness referred to in clauses (a) through (g) above (and of any such amended, modified, renewed, extended, refinanced, replaced or refunded indebtedness or obligations);


other than (i) any indebtedness, renewal, extension, refunding, assumption, guarantee or other obligation which provides, or in the instrument creating or evidencing the same or the assumption or guarantee of the same it is expressly provided, that such indebtedness, renewal, extension, refunding, assumption, guarantee or other obligation is junior in right of payment to or is pari passu with the Junior Subordinated Debentures; and (ii) each Guarantee. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.


     By reason of such subordination, in the event of an insolvency, creditors of American General who are holders of Senior Indebtedness, as well as certain general creditors of American General, may recover more, ratably, than the holders of the Junior Subordinated Debentures. Additionally, American General currently conducts substantially all of its operations through subsidiaries, and the holders of Junior Subordinated Debentures will be structurally subordinated to the creditors of American General's subsidiaries. See "American General."

     The Junior Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued. As of March 31, 1995, Senior Indebtedness of American General aggregated approximately $2.8 billion.

CERTAIN COVENANTS OF AMERICAN GENERAL


     In the Junior Subordinated Indenture, American General will covenant for the benefit of the holders of each series of Junior Subordinated Debentures that American General shall not declare or pay any dividend on, and American General shall not, and American General shall not permit any of its majority-owned subsidiaries to, redeem, purchase, acquire or make a liquidation payment with respect to, any of American General's capital stock (other than (i) acquisitions of shares of American General Common Stock in connection with the satisfaction by American General or any of its majority-owned subsidiaries of its obligations under any employee benefit plans or the satisfaction by American General of its obligations pursuant to any put contract requiring American General to purchase shares of American General Common Stock, (ii) as a result of a reclassification of capital stock or the exchange or conversion of one class or series of capital stock for another class or series of capital stock, (iii) redemptions of any share purchase rights issued by American General pursuant to the Rights Agreement (see "Description of American General Common Stock -- Preferred Share Purchase Rights") or the declaration and payment of a dividend of similar share purchase rights in the future, or (iv) the purchase of fractional interests in shares of capital stock pursuant to conversion or exchange provisions of such capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing, if at such time American General has exercised its option to extend the interest payment period on such series of Junior Subordinated Debentures and such extension is continuing, American General is in default with respect to its payment or other obligations under the Guarantee with respect to any outstanding series of Preferred Securities related to such series of Junior Subordinated Debentures or there has occurred and is continuing any Event of Default under the Junior Subordinated Indenture with respect to such series of Junior Subordinated Debentures. American General is required to take all actions necessary to ensure the compliance of its majority-owned subsidiaries with the above covenant. (Section 1006)



     In the Junior Subordinated Indenture, American General also will covenant for the benefit of the holders of each series of Junior Subordinated Debentures that, so long as the related series of Preferred Securities remains outstanding, it will (a) not cause or permit any Common Securities to be transferred (other than in connection with a merger or consolidation of the holder of the Common Securities permitted under the Junior Subordinated Indenture or the applicable LLC Agreement), (b) maintain direct or indirect ownership of all outstanding Common Securities and other limited liability company interests in the applicable American General LLC other than any series of Preferred Securities (except as permitted in the applicable LLC Agreement), (c) cause at least 21% of all interests in the capital, income, gain, loss, deduction and credit of such American General LLC to be represented by Common Securities, (d) not voluntarily liquidate, dissolve or wind-up itself (other than in connection with a merger or consolidation permitted under the Junior Subordinated Indenture), or permit the Manager (other than in connection with a merger or consolidation permitted under the Junior Subordinated Indenture or the applicable LLC Agreement) or such American General LLC (other than in connection with or after an exchange of all outstanding series of Preferred Securities of such American General LLC for the related series of Junior Subordinated Debentures, if so provided in the applicable Declaration), to liquidate, dissolve or wind-up, (e) except as may be otherwise permitted by the applicable LLC Agreement, cause American General Delaware Management Corporation to remain the Manager and to timely perform all of its duties as Manager of such American General LLC (including the duty to cause such American General LLC to declare and pay dividends on such Preferred Securities to the extent set forth in the applicable LLC Agreement and Declaration), unless a permitted successor Manager is appointed pursuant to the applicable LLC Agreement and (f) if so provided in the Prospectus Supplement pertaining to such Preferred Securities, to deliver American General Preferred Stock or American General Common Stock, as the case may be, upon an election by the holders of such Preferred Securities to exchange or convert such series of Junior Subordinated Debentures. (Section 1007)



     Compliance by the Company with any of the covenants described above can be waived by the holders of a majority of the aggregate principal amount of the related series of Junior Subordinated Debentures then outstanding and, so long as the Preferred Securities of the related series are outstanding, the consent or approval of at least 66 2/3% of the aggregate liquidation preference of the Preferred Securities of such series. (Section 1009)

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Junior Subordinated Debentures of each series will be issued in registered form and in either certificated form or will be represented by one or more global securities. If any Junior Subordinated Debentures of a series are represented by one or more global securities, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global securities may exchange such interests for Junior Subordinated Debentures of such series in certificated form and of like tenor and principal amount in any authorized denomination. Principal of and any premium and interest on a global security will be payable in the manner described in the Prospectus Supplement.

     If not represented by one or more global securities, Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Debenture Registrar or at the office of any transfer agent designated by American General for such purpose with respect to any series of Junior Subordinated Debentures and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Junior Subordinated Indenture. Such transfer or exchange will be effected upon the Debenture Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request and subject to such reasonable regulations as American General may prescribe. American General has appointed the Junior Subordinated Trustee as Debenture Registrar with respect to the Junior Subordinated Debentures. If a Prospectus Supplement refers to any transfer agents (in addition to the Debenture Registrar) initially designated by American General with respect to any series of Junior Subordinated Debentures, American General may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that American General will be required to maintain a transfer agent in each Place of Payment for such series. American General may at any time designate additional transfer agents with respect to any series of Junior Subordinated Debentures. (Sections 305 and 1002)

     In the event of any redemption of a series of Junior Subordinated Debentures in part, American General shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures of any series during a period beginning at the opening of business 15 days before any selection for redemption of such Junior Subordinated Debentures of like tenor and of the same series and ending at the close of business on the day of the mailing of the relevant notice of redemption or (ii) register the transfer of or exchange any such Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any such Junior Subordinated Debentures being redeemed in part. Similarly, if a Junior Subordinated Debenture is subject to repayment at the option of the holder, American General shall not be required to register the transfer or exchange of any Junior Subordinated Debenture so surrendered for repayment. (Section 305)

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium (if any) on any series of Junior Subordinated Debentures will be made only against surrender to the Paying Agent of such Junior Subordinated Debentures. Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium, if any, and interest on Junior Subordinated Debentures will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as American General may designate from time to time, except that at the option of American General payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Debenture Register with respect to such Junior Subordinated Debentures or by wire transfer to an account maintained at a bank located in the United States or by any other means described in the Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Junior Subordinated Debenture on any interest payment date will be made to the person in whose name such Junior Subordinated Debenture (or Predecessor Security) is registered at the close of business on the record date for such interest payment. (Section 307)


     Unless otherwise specified in the applicable Prospectus Supplement, the Junior Subordinated Trustee will act as Paying Agent with respect to the Junior Subordinated Debentures. American General may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that American General will be required to maintain a Paying Agent in each Place of Payment for each series of Junior Subordinated Debentures. (Section 1002)


     All monies paid by American General to a Paying Agent for the payment of the principal of or any premium or interest on any Junior Subordinated Debenture of any series which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to American General and the holder of such Junior Subordinated Debenture will thereafter look only to American General for payment thereof. (Section 1003)

MODIFICATION OF THE JUNIOR SUBORDINATED INDENTURE


     The Junior Subordinated Indenture may be amended by American General and the Junior Subordinated Trustee, with the consent of the holders of a majority in aggregate principal amount of the Junior Subordinated Debentures of each series affected thereby, to modify the Junior Subordinated Indenture or any Supplemental Junior Subordinated Indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debentures; provided, that no such modification or amendment may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (a) change the maturity of the principal of, or any installment of the principal of or interest on, any Junior Subordinated Debenture or change any obligation of American General to pay certain Additional Amounts described in a Prospectus Supplement,
(b) reduce the principal amount of, or any premium payable upon the redemption of or the rate or amount of interest on, any Junior Subordinated Debenture, (c) change the place (except as otherwise permitted when additional paying agents are selected or removed) or currency of payment of principal of, or any premium or interest on, any Junior Subordinated Debenture, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Junior Subordinated Debenture or for the conversion or exchange of any Junior Subordinated Debenture in accordance with its terms, (e) adversely affect any right to convert or exchange any Junior Subordinated Debenture, (f) modify the subordination provisions in a manner adverse to the holder of any Junior Subordinated Debenture, (g) reduce the above-stated percentage of outstanding Junior Subordinated Debentures of a series necessary to modify or amend the Junior Subordinated Indenture with respect to such series of Junior Subordinated Debentures or (h) reduce the percentage of aggregate principal amount of outstanding Junior Subordinated Debentures of a series necessary for waiver of compliance with certain provisions of the Junior Subordinated Indenture applicable to such series of Junior Subordinated Debentures or for waiver of certain defaults with respect to such series of Junior Subordinated Debentures or reduce certain requirements relating to quorums and voting at meetings. (Section 902)



     So long as an American General LLC holds the Junior Subordinated Debentures of any series, it may not waive compliance with the provisions of the Junior Subordinated Indenture benefiting the related series of Preferred Securities or modify or amend the Junior Subordinated Indenture without the approval of the same percentage of the aggregate liquidation preference of the holders of Preferred Securities of the related series as would be required if the holders of such Preferred Securities then held such Junior Subordinated Debentures. (Section 903)



     In addition, American General and the Junior Subordinated Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any Supplemental Junior Subordinated Indenture (a) to evidence the succession of another corporation to American General and the assumption of the covenants of American General; (b) to add to the covenants of American General for the benefit of the holders of all or any series of Junior Subordinated Debentures or to surrender any right or power conferred upon American General; (c) to add any additional Events of Default with respect to all or any series of Junior Subordinated Debentures; (d) to change or eliminate any restrictions on the payment of the principal of or any premium or interest on Junior Subordinated Debentures, to modify the provisions relating to global Junior Subordinated Debentures, or to permit the issuance of Junior Subordinated Debentures in bearer or uncertificated form, provided any such action does not adversely affect the interests of the holders of the Junior Subordinated Debentures of any series in any material respect; (e) to add to, change or eliminate any provision of the Junior Subordinated Indenture, provided that such Supplemental Junior Subordinated Indenture shall become effective only if there is no outstanding Junior Subordinated Debentures of any series then entitled to the benefit of such provision or such amendment does not apply to any then Outstanding Junior Subordinated Debentures; (f) to secure the Junior Subordinated Debentures; (g) to establish the form or terms of the Junior Subordinated Debentures of any series; (h) to provide for the acceptance of appointment by a successor Trustee with respect to the Junior Subordinated Debentures of one or more series and to add to or change any of the provisions as shall be necessary to provide for or facilitate the administration of the trusts under the Junior Subordinated Indenture by more than one Junior Subordinated Trustee; (i) to provide for the discharge of the Junior Subordinated Indenture with respect to the Junior Subordinated Debentures of any series by the deposit of monies or government obligations in trust; (j) to change the conditions, limitations and restrictions on the authorized amount, terms or provisions of issuance, authentication and delivery of the Junior Subordinated Debentures as set forth in the Junior Subordinated Indenture and the Prospectus Supplement relating thereto; (k) to provide for conversion or exchange rights of any series of Junior Subordinated Debentures pursuant to the requirements of the instrument authorizing such series; (l) to limit or terminate the benefit to the holders of Senior Indebtedness of the subordination provisions contained in the Junior Subordinated Indenture; or (m) to cure any ambiguity, defect or inconsistency in the Junior Subordinated Indenture, or to make other provisions with respect to matters or questions arising under the Junior Subordinated Indenture, provided such action does not adversely affect the interests of the holders of the Junior Subordinated Debentures of any series in any material respect. (Section 901)


EVENTS OF DEFAULT

     The Junior Subordinated Indenture provides that, unless a Prospectus Supplement relating to a particular series of Junior Subordinated Debentures provides otherwise, any one or more of the following events, which has occurred and is continuing, constitutes an "Event of Default" with respect to any particular series of Junior Subordinated Debentures:


          (a) failure to pay any interest (including any Additional Interest (as defined in the Junior Subordinated Indenture)) on the Junior Subordinated Debentures of that series when due and such failure continues for a period of 10 days; provided that (i) a valid extension of the interest payment period by American General shall not constitute a default in the payment of interest for this purpose, and (ii) no such default shall be deemed to exist if, on or prior to the date on which such interest became due, American General shall have made a payment, sufficient to pay such interest pursuant to the Guarantee with respect to the series of Preferred Securities related to such series of Junior Subordinated Debentures; or



          (b) failure to pay principal of (or premium, if any, on) the Junior Subordinated Debentures of that series when due, whether at maturity, upon redemption, by declaration of acceleration or otherwise, or to make any sinking fund payment with respect to that series; provided that (i) no such default shall be deemed to exist if, on or prior to the date on which such principal or premium, if any became due, American General shall have made a payment, sufficient to pay such principal or premium, if any, pursuant to the Guarantee related to such series of Junior Subordinated Debentures and
     (ii) a valid exchange of a Junior Subordinated Debenture for a

     Junior Subordinated Debenture of another series pursuant to the provisions permitting such exchange shall not constitute a default in the payment of the principal of the Junior Subordinated Debenture being exchanged; or


          (c) if applicable, failure by American General to deliver shares of the applicable series of American General Preferred Stock or American General Common Stock upon an appropriate election by holders of the related series of Preferred Securities to exchange or convert such Preferred Securities; or

          (d) failure by American General to observe or perform in any material respect any other covenant (other than those specifically relating to another series) contained in the Junior Subordinated Indenture or the Junior Subordinated Debentures of that series continued for 90 days after written notice to American General from the Junior Subordinated Trustee or to American General and the Junior Subordinated Trustee from the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures of such series or the holders of at least 25% in aggregate liquidation preference of the Preferred Securities of the series related to such series of Junior Subordinated Debentures; or


          (e) the liquidation, dissolution or winding-up of the American General LLC that holds such series of Junior Subordinated Debentures, except in connection with or after the exchange of Preferred Securities for Junior Subordinated Debentures or American General Preferred Stock or in connection with certain mergers or consolidations permitted by the applicable LLC Agreement; or


          (f) certain events of bankruptcy, insolvency or reorganization of American General; or

          (g) any other Event of Default with respect to such series of Junior Subordinated Debentures described in the applicable Prospectus Supplement.


     If an Event of Default under the Junior Subordinated Indenture shall occur and be continuing with respect to a particular series of Junior Subordinated Debentures (other than an Event of Default described in clause (f) above, which shall result in the immediate acceleration of the maturity of such series of Junior Subordinated Debentures), then the Junior Subordinated Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such series of Junior Subordinated Debentures may declare the principal thereof due and payable immediately. The holders of a majority in aggregate outstanding principal amount of such series (with the consent of the holders of at least
66 2/3% of the aggregate liquidation preference of the related series of Preferred Securities if such series is then outstanding), however, may annul such declaration if such Event of Default has been cured and a sum sufficient to pay all matured principal, premium, if any, and interest has been deposited with the Junior Subordinated Trustee. (Section 502)



     The holders of a majority in aggregate outstanding principal amount of any series of Junior Subordinated Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Subordinated Trustee or the exercise of any trust or power conferred on the Junior Subordinated Trustee with respect to the Junior Subordinated Debentures of such series. (Section 512)



     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures of any series may, on behalf of the holders of all the Junior Subordinated Debentures of such series, waive any past default with respect to such Junior Subordinated Debentures and its consequences, except a default in the payment of principal, premium, if any, or interest. (Section
513) As long as the related series of Preferred Securities is outstanding, such a waiver cannot be granted without the approval of 66 2/3% in aggregate liquidation preference of such series of Preferred Securities. (Section 1007) American General is required to file annually with the Junior Subordinated Trustee a certificate as to whether or not American General is in compliance with all the conditions and covenants under the Junior Subordinated Indenture. (Section 1008)

     No holder of a Junior Subordinated Debenture of any series may institute any proceeding against American General under the Junior Subordinated Indenture (except actions for payment of overdue principal of, or premium, if any, or interest on, such Junior Subordinated Debenture or for the conversion of exchange of any Junior Subordinated Debenture in accordance with its terms) unless the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures of that series then outstanding shall have requested the Junior Subordinated Trustee to institute such proceeding and offered to the Junior Subordinated Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and the Junior Subordinated Trustee shall not have instituted such proceeding within 60 calendar days of such request. (Sections 507 and 508)


     To the extent described in the applicable Prospectus Supplement, upon the occurrence and continuance of an Event of Default with respect to a series of Junior Subordinated Debentures, the holders of the related series of Preferred Securities will have the right to appoint a Special Trustee to exercise certain of the rights the applicable American General LLC has as holder of such series of Junior Subordinated Debentures. (Section 516)

CONSOLIDATION, MERGER AND SALE


     American General, without the consent of the holder or holders of any Junior Subordinated Debentures, may consolidate with or merge with or into, or, if no Preferred Securities are then outstanding, convey, transfer or lease its assets as an entirety or substantially as an entirety to, any corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America or a state thereof, provided that, in the case of a merger, American General survives the merger or, in the case of a merger in which American General is not the survivor and in the case of a consolidation or conveyance, transfer or lease of assets, the successor assumes American General's obligations under the Junior Subordinated Debentures, the Junior Subordinated Indenture and the Guarantees and, in each case, that, after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing. (Section 801)


DEFEASANCE AND DISCHARGE

     American General may discharge its indebtedness and its obligations under the Junior Subordinated Indenture with respect to a series of Junior Subordinated Debentures by depositing funds or obligations issued or guaranteed by the United States of America if certain conditions are satisfied. Such conditions include a condition that such funds or government obligations be sufficient to pay and discharge the indebtedness evidenced by the Junior Subordinated Debentures of such series and that all Junior Subordinated Debentures of such series issued under the Junior Subordinated Indenture either shall have been delivered to the Junior Subordinated Trustee for cancellation or shall be due, or will be called for redemption, within one year. If American General has any other right to defease the Junior Subordinated Indenture with respect to a particular series of Junior Subordinated Debentures by depositing with the Junior Subordinated Trustee, in trust, monies or government obligations in an amount sufficient to pay, when due, the principal of, premium, if any, and interest on the Junior Subordinated Debentures of that series, then the applicable Prospectus Supplement with respect to the Preferred Securities relating to that series of Junior Subordinated Debentures will describe such provisions. (Article Four)

MEETINGS


     The Junior Subordinated Indenture contains provisions for convening meetings of the holders of a series of Junior Subordinated Debentures which would apply if the applicable Prospectus Supplement provides that the Junior Subordinated Trustee shall call a meeting of such holders. A meeting may be called by the Junior Subordinated Trustee for the purposes specified in such Prospectus Supplement, and, upon the conditions described in such Prospectus Supplement, by

American General or the holders of at least 10% in aggregate principal amount of the outstanding Junior Subordinated Debentures of such series. Except for any consent which, under the Junior Subordinated Indenture, must be given by the holder of each outstanding Junior Subordinated Debenture affected thereby and any particular instance in which less than a majority vote is required, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Junior Subordinated Debentures of that series. Any resolution passed or decision taken at any meeting of holders of Junior Subordinated Debentures of any series duly held in accordance with the Junior Subordinated Indenture will be binding on all holders of Junior Subordinated Debentures of that series. The quorum at any meeting, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures of a series, unless a higher vote requirement is specified in the applicable Prospectus Supplement. (Article Fourteen)

GOVERNING LAW

     The Junior Subordinated Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

INFORMATION CONCERNING THE JUNIOR SUBORDINATED TRUSTEE


     The Junior Subordinated Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Junior Subordinated Indenture and, after default, is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Junior Subordinated Trustee is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Junior Subordinated Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Junior Subordinated Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The Junior Subordinated Indenture contains other provisions limiting the responsibilities and liabilities of the Junior Subordinated Trustee. The Junior Subordinated Trustee does not have any fiduciary duty to the holders of the Preferred Securities. (Article Six)


     American General may appoint a separate trustee for any series of Junior Subordinated Debentures.


     American General and certain of its affiliates from time to time borrow money from, and maintain deposit accounts and conduct certain banking transactions with, the Junior Subordinated Trustee in the ordinary course of their business. The Junior Subordinated Trustee and one of its affiliates also serve as trustees under other indentures maintained by American General.


MISCELLANEOUS

     American General will have the right at all times to assign any of its rights or obligations under the Junior Subordinated Indenture to a direct or indirect wholly-owned subsidiary of American General; provided, that, in the event of any such assignment, American General will remain liable for all such obligations. The Junior Subordinated Indenture may also be assigned in connection with the merger, consolidation or transfer of all or substantially all of the assets of American General, but is not otherwise assignable. Subject to the foregoing, the Junior Subordinated Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The subordination provisions of the Junior Subordinated Indenture are also for the benefit of the holders of Senior Indebtedness. A holder of a series of Preferred Securities shall not have the right, as such a holder, to enforce any provision of the Junior Subordinated Indenture except for the covenants described above under the caption "-- Certain Covenants of American General" and certain provisions of the Junior Subordinated Indenture requiring the approval of the holders of a specified percentage of Preferred Securities in certain events.

                DESCRIPTION OF AMERICAN GENERAL PREFERRED STOCK

     If so indicated in a Prospectus Supplement relating to a particular series of Preferred Securities, such series may, in certain events, be exchangeable for shares of a series of American General Preferred Stock. The following sets forth certain general terms and provisions of the American General Preferred Stock. Certain other terms of any series of American General Preferred Stock that may be issued upon exchange of a series of Preferred Securities offered by a Prospectus Supplement will be specified in such Prospectus Supplement. If so specified in the applicable Prospectus Supplement, the terms of any series of American General Preferred Stock may differ from the terms set forth below. The description of the terms of the American General Preferred Stock set forth below and in an applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Statement of Resolution Establishing Series of Shares relating to the applicable series of American General Preferred Stock, which will be filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus forms a part.

GENERAL

     Pursuant to the Restated Articles of Incorporation of American General, as amended (the "Articles"), the Bylaws of American General, and applicable Texas law, the Board of Directors of American General, or an authorized committee thereof, has the authority, without further shareholder action, to issue up to 60,000,000 shares of American General Preferred Stock, par value $1.50 per share, in one or more series and in such amounts and for such consideration, as may be determined from time to time by resolution of the Board of Directors of American General, or an authorized committee thereof, and to fix before the issuance of any shares of American General Preferred Stock of a particular series, the number of shares constituting that series and the distinctive designation of that series; the dividend rate (or method of determining the same); the voting rights; conversion privileges; redemption rights; repurchase obligations; sinking fund availability; rights upon liquidation, dissolution or winding up and the priority thereof; restrictions upon American General with respect to the creation of debt or the issuance of additional Preferred Stock or other stock ranking prior to or on a parity therewith with respect to dividends or upon liquidation; restrictions on American General with respect to the issuance of, payment of dividends upon, or the making of other distributions with respect to, or the acquisition or redemption of, shares ranking junior to the American General Preferred Stock; the priority of each series of American General Preferred Stock in relation to other series of American General Preferred Stock; and any other designations, powers, preferences and rights, including, without limitation, any qualifications, limitations or restrictions thereof. The holders of any series of American General Preferred Stock shall not have any preemptive rights to acquire any shares or securities of any class which may at any time be issued, sold or offered for sale by American General.


     As of May   , 1995, American General had no Preferred Stock outstanding. As of such date, the Company did have Preferred Share Purchase Rights outstanding. A description of these rights is provided under "Description of American General Common Stock -- Preferred Share Purchase Rights."


DIVIDENDS

     The holders of American General Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of American General, out of funds legally available therefor, dividends at such rates and on such dates as shall be specified in the applicable

Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of American General on such record dates as shall be fixed by the Board of Directors of American General.

     Unless otherwise indicated in an applicable Prospectus Supplement, all series of American General Preferred Stock are senior in right as to dividends and in liquidation to the American General Common Stock and any other class of stock of American General ranking junior to the American General Preferred Stock.

VOTING RIGHTS

     Except as indicated in the applicable Prospectus Supplement or as expressly required by applicable law, the holders of American General Preferred Stock will not be entitled to vote. In the event American General issues a series of American General Preferred Stock with voting rights, unless otherwise specified in the applicable Prospectus Supplement, each such share will be entitled to one vote on matters on which holders of such series of the American General Preferred Stock are entitled to vote. Since each full share of any series of American General Preferred Stock shall be entitled to one vote, the voting power of such series, on matters on which holders of such series and holders of other series of American General Preferred Stock are entitled to vote as a single class, shall depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of American General Preferred Stock.

CONVERSION AND EXCHANGE

     The applicable Prospectus Supplement will set forth the conditions or terms, if any, upon which the series of American General Preferred Stock described in such Prospectus Supplement will be convertible or exchangeable, and the terms of the securities into which such series will be convertible or exchangeable.

REDEMPTION RIGHTS

     A series of American General Preferred Stock may be redeemable, in whole or in part, at the option of American General or any holder thereof, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices specified in the applicable Prospectus Supplement and subject to the rights of holders of other securities of American General. American General Preferred Stock redeemed by American General will be restored to the status of authorized but unissued shares of Preferred Stock, without series designation.

     If less than all outstanding shares of a series are to be redeemed, the shares to be redeemed will be selected ratably or by lot in such manner as may be prescribed by resolution of the Board of Directors of American General. The notice of redemption will set forth the designation of the series or part of the series of shares to be redeemed, the date fixed for redemption, the redemption price, the place at which the shareholders may obtain payment of the redemption price upon surrender of their respective share certificates and a statement with respect to the existence of any right of conversion with respect to the shares to be redeemed and the period within which such right may be exercised. Such notice will be given to each holder of shares being called, either personally or by mail, not less than 20 nor more than 60 days before the date fixed for redemption. If mailed, such notice will be deemed to be delivered when deposited in the United States mail addressed to the shareholder at such shareholder's address as it appears on the stock transfer book of American General, with postage thereon prepaid.

     American General may, on or prior to the date fixed for redemption of a series of American General Preferred Stock, deposit with any bank or trust company in Texas, or any bank or trust company in the United States duly appointed and acting as transfer agent for American General, as a trust fund, a sum sufficient to redeem shares called for redemption, with irrevocable instructions and authority to such bank or trust company to give or complete the notice of redemption thereof and to pay, on or after the date fixed for such redemption, to the respective holders of shares, as evidenced by a list of holders of such shares certified by an officer of American General, the redemption price upon surrender of their respective share certificates. From and after the date fixed for redemption, such shares shall be deemed to be redeemed and dividends thereon shall cease to accrue. Such deposit will be deemed to constitute full payment of such shares to their holders. From and after the date such deposit is made and such instructions are given, such shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of such shares, without interest (and, in the case of holders of certificated shares, upon the surrender of their respective certificates therefor), and any right to convert such shares which may exist. In case the holders of such shares shall not, within six years after such deposit, claim the amount deposited for redemption thereof, such bank or trust company shall upon demand pay over to American General the balance of such amount so deposited to be held in trust and such bank or trust company shall thereupon be relieved of all responsibility to the holders thereof.

REPURCHASE OBLIGATION

     The applicable Prospectus Supplement will state the conditions and terms, if any, upon which the series of American General Preferred Stock described in the Prospectus Supplement shall be subject to repurchase by American General.

RIGHTS UPON LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding-up of American General, the holders of each series of American General Preferred Stock shall be entitled to receive out of the assets of American General available for distribution to shareholders, before any distribution of assets is made to holders of American General Common Stock or any other class or series of shares ranking junior to such American General Preferred Stock upon liquidation, dissolution or winding-up, a liquidating distribution in the amount per share as set forth in the applicable Prospectus Supplement plus accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of American General, the amounts payable with respect to American General Preferred Stock of any series and any other shares of American General ranking as to any such distribution on a parity with such American General Preferred Stock of such series are not paid in full, the holders of such American General Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of American General in proportion to the full respective preferential amounts to which they are entitled. Neither the sale of all or substantially all of the property or business of American General nor the merger or consolidation of American General into or with any other corporation shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of American General. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of American General Preferred Stock of any series will not be entitled to any further participation in any distribution of assets by American General.

CONDITIONS AND RESTRICTIONS UPON AMERICAN GENERAL

     The applicable Prospectus Supplement will describe any conditions or restrictions upon American General which are for the benefit of the series of American General Preferred Stock described in the Prospectus Supplement, including any restrictions upon the creation of debt or other series of American General Preferred Stock, the payment of dividends, or the distribution, acquisition or redemption of shares ranking junior to such series.

                  DESCRIPTION OF AMERICAN GENERAL COMMON STOCK
GENERAL

     American General is authorized to issue 300,000,000 shares of American General Common Stock, par value $.50 per share. As of March 31, 1995, there were outstanding 204,820,775 shares of American General Common Stock.

     Holders of American General Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of American General out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of any series of American General Preferred Stock, to receive pro rata the net assets of American General.

     The holders of American General Common Stock are entitled to one vote for each share held. Directors of American General are elected for a one-year term expiring upon the annual meeting of stockholders of American General. The holders of American General Common Stock do not have cumulative voting rights.

     The holders of American General Common Stock do not have any preemptive rights to acquire any shares or other securities of any class which may at any time be issued, sold or offered for sale by American General. The holders of American General Common Stock have no conversion rights and the American General Common Stock is not subject to redemption by either American General or a stockholder.

     The American General Common Stock is listed on the New York, Pacific, London and Swiss Stock Exchanges. First Chicago Trust Company of New York is the transfer agent, registrar and dividend disbursing agent for the American General Common Stock.

PREFERRED SHARE PURCHASE RIGHTS

     On July 27, 1989, the Board of Directors of American General authorized the issuance of one preferred share purchase right (a "Right") for each share of American General Common Stock outstanding on August 7, 1989 and for each share of American General Common Stock issued thereafter but prior to the earlier of the Distribution Date and the Termination Date (as each such term is defined below). A Right is attached to each share of American General Common Stock and entitles the registered holder to purchase from American General one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.50 per share, of American General (the "American General Junior Preferred Shares") at a price of $120 per one one-hundredth of an American General Junior Preferred Share, subject to certain adjustments.

     The Rights will expire on August 7, 1999, unless the expiration date is extended or the Rights are redeemed earlier (any such date being the "Termination Date"). The Rights are not exercisable or transferable separately from the shares of Common Stock until the "Distribution Date" which will occur on the earlier of (i) 10 business days following the first public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding American General Common Stock and any other shares of capital stock of American General entitled to vote generally in the election of directors or entitled to vote in respect of any merger, consolidation, sale of all or substantially all of American General's assets, liquidation, dissolution or winding up of American General (the "Voting Stock") or (ii) 10 business days following the commencement of, or the first public announcement of an intention to commence, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 25% or more of the then outstanding Voting Stock.

     In the event American General is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power should be sold or otherwise transferred, each holder of a Right will have the right to receive, upon payment of the Right's then current exercise price, common stock of the acquiring company which has a market value of two times the exercise price of the Right. In the event that any person becomes an

Acquiring Person, each holder of a Right will thereafter have the right to receive upon exercise thereof that number of shares of American General Common Stock (or under certain circumstances, Common Stock-equivalent American General Junior Preferred Shares) having a market value of two times the exercise price of the Rights.

     At any time 10 business days after a person or group of affiliated or associated persons has become an Acquiring Person and prior to the acquisition by any person or group of 50% or more of the outstanding Voting Stock, the Board of Directors of American General may exchange the Rights (other than Rights acquired or beneficially owned by such Acquiring Person, which Rights held by such Acquiring Person shall then be null and void), in whole or in part, at an exchange ratio of one share of Common Stock (or one one-hundredth of a share of American General Junior Preferred Stock), appropriately adjusted to reflect any stock split, stock dividend or similar transaction, for each two shares of Common Stock for which the Right is then exercisable.

     At any time prior to the close of business on the tenth day following the first public announcement that a person or group of affiliated or associated persons has become an Acquiring Person, the Board of Directors of American General may redeem the then outstanding Rights in whole, but not in part, at a price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction (the "Rights Redemption Price"). Any such redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors of American General in its sole discretion may establish.

     The purchase price payable, and the number of American General Junior Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares.

     The number of outstanding Rights and the number of one one-hundredths of an American General Junior Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of reclassification of securities, or recapitalization or reorganization of American General or other transaction involving American General which has the effect, directly or indirectly, of increasing by more than one percent the proportionate share of the outstanding shares of any class of equity securities of American General or any of its subsidiaries beneficially owned by any Acquiring Person, in any such case, prior to an exchange by American General as described above.

     The terms of the Rights may be amended, including extending the expiration date, by the Board of Directors of American General without the consent of the holders of the Rights, except in certain circumstances.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire American General on terms not approved by the Board of Directors of American General. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of American General since the Rights may be redeemed by American General at the Rights Redemption Price prior to the time that a person or group has acquired beneficial ownership of 50% or more of the Voting Stock.

     The American General Junior Preferred Shares will be non-redeemable and rank junior to all other series of American General Preferred Stock. Each whole Junior Preferred Share will be entitled to receive a quarterly preferential dividend in an amount equal to the greater of (i) $0.25 or (ii) subject to certain adjustments, 100 times the dividend declared on each share of American General Common Stock. In the event of the liquidation, dissolution or winding up of American General, each whole American General Junior Preferred Share will be entitled to receive a preferential liquidation payment in an amount equal to the greater of (i) $1.50, or (ii) 100 times the aggregate amount to be distributed per share to holders of American General Common Stock, plus, in either case, an amount equal to all accrued and unpaid dividends thereon. In the event of any merger, consolidation or other transaction in which American General Common Stock is exchanged for or changed into other stock or securities, cash or other property, each whole American General Junior Preferred Share will be entitled to receive 100 times the amount received per each share of American General Common Stock. Each whole American General Junior Preferred Share will be entitled to 100 votes on all matters submitted to a vote of the shareholders of American General, and American General Junior Preferred Shares will generally vote together as one class with the American General Common Stock and any other voting capital stock of American General on all matters submitted to a vote of shareholders of American General.

     If such registration is then required by applicable law, American General will use its best efforts to cause the offer and sale of American General Junior Preferred Shares issuable upon exercise of the Rights to be registered pursuant to the Securities Act at any such time as the Rights become exercisable.

     The foregoing description of the Rights and the American General Junior Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended, which is an exhibit to the Registration Statement of which this Prospectus forms a part, and the Statement of Resolution Establishing Series of Shares of American General Junior Preferred Shares.

                              PLAN OF DISTRIBUTION

     The American General LLCs may sell Preferred Securities to or through underwriters or dealers; directly to other purchasers; through agents; or through a combination of any such methods of sale. Any such underwriter, dealer or agent involved in the offer and sale of the offered Preferred Securities will be named in an applicable Prospectus Supplement or Prospectus Supplements.

     The distribution of the Preferred Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Preferred Securities, underwriters may receive compensation from American General or the American General LLC issuing the Preferred Securities or from purchasers of Preferred Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Preferred Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents that participate in the distribution of Preferred Securities may be deemed to be underwriters, and any discounts or commissions received by them from American General or an American General LLC, and any profit on the resale of Preferred Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any compensation paid by American General or an American General LLC to underwriters, dealers or agents in connection with the offering of the Preferred Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in an applicable Prospectus Supplement.

     Under agreements which may be entered into by American General and an American General LLC, underwriters, dealers and agents who participate in the distribution of Preferred Securities may be entitled to indemnification by American General or such American General LLC against, and/or contribution by American General or such American General LLC toward, certain liabilities, including liabilities under the Securities Act, and to reimbursement for certain expenses.

     Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with and perform services for American General or one or more of its affiliates in the ordinary course of business.

     The specific terms and manner of sale, including the place and time of delivery, of the Preferred Securities in respect of which this Prospectus is being delivered will be set forth or summarized in the applicable Prospectus Supplement.

                                 LEGAL OPINIONS

     Unless otherwise indicated in a Prospectus Supplement, the validity of each series of Preferred Securities, the related Guarantee and the related series of Junior Subordinated Debentures, as well as the validity of any American General Common Stock and American General Preferred Stock issuable upon conversion or exchange of such Junior Subordinated Debentures, will be passed upon for American General by Vinson & Elkins L.L.P., Houston, Texas. Unless otherwise indicated in a Prospectus Supplement, certain legal matters relating to such securities will be passed upon for any underwriters, dealers or agents by Brown & Wood, New York, New York. Brown & Wood may rely as to matters of Texas law on the opinion of Vinson & Elkins L.L.P. J. Evans Attwell, a partner in the firm of Vinson & Elkins L.L.P., is a director of American General.

                                    EXPERTS

     The consolidated financial statements and schedules of American General and its subsidiaries appearing in or incorporated by reference in American General's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. See "Incorporation of Certain Documents by Reference." Such financial statements and schedules are, and audited financial statements and schedules to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of American Franklin Company and Subsidiaries as of December 31, 1993, and for the year then ended, appearing in American General's Current Report on Form 8-K dated February 14, 1995, and the consolidated financial statements of American Franklin Company and Subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994 and 1993, appearing in American General's Current Report on Form 8-K dated April 14, 1995, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon included therein and incorporated herein by reference. See "Incorporation of Certain Documents by Reference." Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses to be incurred by the registrants in connection with the offering described in this Registration Statement (other than underwriting discount and commissions).

    SEC registration fee....................................................  $   431,038
    NYSE Listing Fee........................................................      115,000
    Printing and engraving..................................................      250,000
    Legal fees and expenses.................................................      600,000
    Blue Sky qualification fees and expenses................................       80,000
    Accounting fees and expenses............................................      200,000
    Fees and expenses of Trustee............................................      150,000
    Rating agency fees......................................................      850,000
    Miscellaneous...........................................................       23,962
                                                                              -----------
           Total............................................................  $ 2,700,000
                                                                              ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02-1 of the Texas Business Corporation Act contains detailed provisions with respect to indemnification of directors and officers of a Texas corporation against reasonable expenses actually incurred in connection with certain legal proceedings.

     In addition, Article VI of American General's Bylaws sets forth certain rights of American General's officers and directors to indemnification. American General's Bylaws, as in effect on the date hereof, are incorporated by reference herein as Exhibit 4(f).

     The agreements which may be entered into by American General, the American General LLCs, underwriters, dealers and agents who participate in the distribution of securities registered hereunder may provide for the indemnification of American General, the American General LLCs, their respective controlling persons and directors and certain of their respective officers by any agents, dealers or underwriters, as the case may be, against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     American General has placed in effect insurance coverage which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned Bylaw provisions or otherwise, and (b) to insure the officers and directors of American General and of its specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance. See "Item 17. Undertakings" below for a description of the position of the Securities and Exchange Commission with respect to such indemnification provisions.

ITEM 16. EXHIBITS

     The following exhibits are filed as a part of this Registration Statement:


       EXHIBIT
       NUMBER                                      DESCRIPTION
            *1(a)    -- Form of Underwriting Agreement (Debt Securities and Warrants to
                        purchase Debt Securities), including forms of Pricing Agreement and
                        Delayed Delivery Contract.
            *1(b)    -- Form of Underwriting Agreement (Common Stock and Warrants to Purchase
                        Common Stock), including forms of Pricing Agreement and Delayed
                        Delivery Contract.
            *1(c)    -- Form of Underwriting Agreement (Preferred Stock and Warrants to
                        Purchase Preferred Stock), including forms of Pricing Agreement and
                        Delayed Delivery Contract.
             1(d)    -- Form of Underwriting Agreement (Convertible Preferred Securities).
             1(e)    -- Form of Underwriting Agreement (Non-Convertible Preferred
                        Securities).
            *4(a)    -- Form of Senior Indenture, dated as of May   , 1995, between the
                        Company and Chemical Bank, as Trustee. The form or forms of Senior
                        Securities with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
            *4(b)    -- Form of Senior Subordinated Indenture, dated as of May   , 1995,
                        between the Company and Chemical Bank, as Trustee. The form or forms of Senior Subordinated Securities with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
          ***4(c)    -- Form of Junior Subordinated Indenture, dated as of May   , 1995,
                        between the Company and Chemical Bank, as Trustee. Other than as set forth in Exhibits 4(r) and 4(t) below, the form or forms of Junior
                        Subordinated Debentures with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
             4(d)    -- Restated Articles of Incorporation of the Company (including
                        Statement of Resolution Establishing Series of Shares of Series A
                        Junior Participating Preferred Stock) (incorporated by reference to
                        Exhibit 4.1 to Registration Statement No. 33-33115 of the Company).
             4(e)    -- Rights Agreement dated as of July 27, 1989 between the Company and
                        Texas Commerce Bank National Association, as Rights Agent, and First
                        Amendment dated as of October 26, 1992 (incorporated by reference to
                        Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the
                        quarter ended June 30, 1989, and to Exhibit 19 to the Company's
                        Quarterly Report on Form 10-Q for the quarter ended September 30,
                        1992, respectively).
             4(f)    -- Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended
                        December 31, 1993).
           **4(g)    -- Form of Debt Warrant Agreement, including form of Debt Warrant
                        Certificates.
           **4(h)    -- Form of Preferred Stock Warrant Agreement, including form of
                        Preferred Stock Warrant Certificates.
           **4(i)    -- Form of Common Stock Warrant Agreement, including form of Common
                        Stock Warrant Certificates.
          ***4(j)    -- Certificate of Formation of American General Delaware, L.L.C.
          ***4(k)    -- Form of Amended and Restated Limited Liability Company Agreement of
                        American General Delaware, L.L.C.

       EXHIBIT
       NUMBER                                      DESCRIPTION
          ***4(l)    -- Form of the Terms of the Preferred Securities, Series A of American
                        General Delaware, L.L.C.
          ***4(m)    -- Certificate of Formation of American General Capital, L.L.C.
             4(n)    -- Form of Amended and Restated Limited Liability Company Agreement of
                        American General Capital, L.L.C.
             4(o)    -- Form of Statement of Resolution Establishing Series of Shares of
                        Series A Cumulative Convertible Preferred Stock of the Company.
          ***4(p)    -- Form of Guarantee with respect to Preferred Securities of American
                        General Delaware, L.L.C.
             4(q)    -- Form of Guarantee with respect to Preferred Securities of American
                        General Capital, L.L.C.
             4(r)    -- Form of Resolutions Establishing the Convertible Junior Subordinated
                        Debentures, Series A of the Company.
             4(s)    -- Form of the Terms of the Preferred Securities, Series A of American
                        General Capital, L.L.C.
             4(t)    -- Form of Resolutions Establishing the Subordinated Debentures, Series
                        A of the Company.
             4(u)    -- Form of Certificate Evidencing Preferred Securities, Series A of
                        American General Delaware, L.L.C.
             4(v)    -- Form of Certificate Evidencing Preferred Securities, Series A of
                        American General Capital, L.L.C.
            *5       -- Opinion and Consent of Vinson & Elkins L.L.P.
            *8       -- Opinion and Consent of Vinson & Elkins L.L.P. with respect to certain tax matters.
             12      -- Computation of Ratio of Earnings to Fixed Charges and Ratio of
                        Earnings to Combined Fixed Charges and Preferred Stock Dividends.
            *23(a)   -- Consent of Vinson & Elkins L.L.P. (contained in their opinions in
                        Exhibits 5 and 8).
             23(b)   -- Consent of Ernst & Young LLP, Independent Auditor.
             23(c)   -- Consent of Coopers & Lybrand L.L.P., Independent Accountants.
          ***24      -- Powers of Attorney.
            *25      -- Form T-1 Statement of Eligibility of Chemical Bank, as Trustee under the Senior Indenture, Senior Subordinated Indenture and Junior
                        Subordinated Indenture.


- ---------------

  * To be filed by Amendment.

 ** To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

*** Previously filed.

ITEM 17. UNDERTAKINGS

     The registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That, for purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth in Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AMERICAN GENERAL CORPORATION CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON MAY 5, 1995.


                                          AMERICAN GENERAL CORPORATION
                                          (Registrant)

                                          By:   /s/  AUSTIN P. YOUNG
                                                     Austin P. Young
                                                Senior Vice President and
                                                 Chief Financial Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AMERICAN GENERAL DELAWARE, L.L.C. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NASHVILLE, STATE OF TENNESSEE, ON MAY 5, 1995.


                                          AMERICAN GENERAL DELAWARE, L.L.C.
                                          (Registrant)

                                          By: American General Delaware
                                              Management Corporation, as Manager

                                          By:   /s/  KENT E. BARRETT
                                                     Kent E. Barrett
                                               Vice President and Treasurer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AMERICAN GENERAL CAPITAL, L.L.C. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NASHVILLE, STATE OF TENNESSEE, ON MAY 5, 1995.


                                          AMERICAN GENERAL CAPITAL, L.L.C.
                                          (Registrant)

                                          By: American General Delaware
                                              Management Corporation, as Manager

                                          By:   /s/  KENT E. BARRETT
                                                     Kent E. Barrett
                                               Vice President and Treasurer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES WITH AMERICAN GENERAL CORPORATION INDICATED ON MAY 5, 1995.


                  SIGNATURE                                      TITLE
                  ---------                                      -----

               HAROLD S. HOOK*                   Chairman of the Board, Chief Executive
- ------------------------------------------       Officer and Director (principal executive
              (Harold S. Hook)                   officer)

          /s/  AUSTIN P. YOUNG                   Senior Vice President and Chief Financial
- ------------------------------------------       Officer (principal financial officer)
              (Austin P. Young)

          /s/  PAMELA J. PENNY                   Vice President and Controller (principal
- ------------------------------------------       accounting officer)
              (Pamela J. Penny)

              J. EVANS ATTWELL*                                 Director
- ------------------------------------------
             (J. Evans Attwell)

              BRADY F. CARRUTH*                                 Director
- ------------------------------------------
             (Brady F. Carruth)

           W. LIPSCOMB DAVIS, JR.*                              Director
- ------------------------------------------
          (W. Lipscomb Davis, Jr.)

              ROBERT M. DEVLIN*                                 Director
- ------------------------------------------
             (Robert M. Devlin)

               LARRY D. HORNER*                                 Director
- ------------------------------------------
              (Larry D. Horner)

            RICHARD J.V. JOHNSON*                               Director
- ------------------------------------------
           (Richard J.V. Johnson)

             ROBERT E. SMITTCAMP*                               Director
- ------------------------------------------
            (Robert E. Smittcamp)

                  SIGNATURE                                          TITLE
                  ---------                                          -----

          /s/  JAMES R. TUERFF                                      Director
- ----------------------------------------------
              (James R. Tuerff)

*By:      /s/  JAMES R. TUERFF
- ----------------------------------------------
     (James R. Tuerff, Attorney-in-fact)


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES WITH AMERICAN GENERAL DELAWARE MANAGEMENT CORPORATION (AS THE MANAGER OF EACH OF AMERICAN GENERAL DELAWARE, L.L.C. AND AMERICAN GENERAL CAPITAL, L.L.C.) INDICATED ON MAY 5, 1995.


                  SIGNATURE                                      TITLE
                  ---------                                      -----

        /s/  JAMES S. D'AGOSTINO                 Chairman and Director (principal executive
- -------------------------------------------      officer)
            (James S. D'Agostino)

          /s/  LEO LEBOS, JR.                    President and Director
- -------------------------------------------
              (Leo Lebos, Jr.)

          /s/  KENT E. BARRETT                   Vice President, Treasurer and Director
- -------------------------------------------      (principal financial and accounting officer)
              (Kent E. Barrett)

                                 EXHIBIT INDEX


                                                                                    SEQUENTIALLY
       EXHIBIT                                                                       NUMBERED
       NUMBER                                DESCRIPTION                               PAGE
      ---------                              -----------                            ------------
            *1(a)    -- Form of Underwriting Agreement (Debt Securities and
                        Warrants to purchase Debt Securities), including forms of
                        Pricing Agreement and Delayed Delivery Contract.
            *1(b)    -- Form of Underwriting Agreement (Common Stock and Warrants
                        to Purchase Common Stock), including forms of Pricing
                        Agreement and Delayed Delivery Contract.
            *1(c)    -- Form of Underwriting Agreement (Preferred Stock and
                        Warrants to Purchase Preferred Stock), including forms of
                        Pricing Agreement and Delayed Delivery Contract.
             1(d)    -- Form of Underwriting Agreement (Convertible Preferred
                        Securities).
             1(e)    -- Form of Underwriting Agreement (Non-Convertible Preferred
                        Securities).
            *4(a)    -- Form of Senior Indenture, dated as of May   , 1995,
                        between the Company and Chemical Bank, as Trustee. The
                        form or forms of Senior Securities with respect to each
                        particular offering will be filed as an exhibit to a
                        Current Report on Form 8-K and incorporated herein by
                        reference.
            *4(b)    -- Form of Senior Subordinated Indenture, dated as of May
                          , 1995, between the Company and Chemical Bank, as
                        Trustee. The form or forms of Senior Subordinated
                        Securities with respect to each particular offering will
                        be filed as an exhibit to a Current Report on Form 8-K
                        and incorporated herein by reference.
          ***4(c)    -- Form of Junior Subordinated Indenture, dated as of May
                          , 1995, between the Company and Chemical Bank, as
                        Trustee. Other than as set forth in Exhibits 4(r) and
                        4(t) below, the form or forms of Junior Subordinated
                        Debentures with respect to each particular offering will
                        be filed as an exhibit to a Current Report on Form 8-K
                        and incorporated herein by reference.
             4(d)    -- Restated Articles of Incorporation of the Company
                        (including Statement of Resolution Establishing Series of
                        Shares of Series A Junior Participating Preferred Stock)
                        (incorporated by reference to Exhibit 4.1 to Registration
                        Statement No. 33-33115 of the Company).
             4(e)    -- Rights Agreement dated as of July 27, 1989 between the
                        Company and Texas Commerce Bank National Association, as
                        Rights Agent, and First Amendment dated as of October 26,
                        1992 (incorporated by reference to Exhibit 4 to the
                        Company's Quarterly Report on Form 10-Q for the quarter
                        ended June 30, 1989, and to Exhibit 19 to the Company's
                        Quarterly Report on Form 10-Q for the quarter ended
                        September 30, 1992, respectively).
             4(f)    -- Bylaws of the Company (incorporated by reference to
                        Exhibit 3.2 to the Company's Annual Report on Form 10-K
                        for the fiscal year ended December 31, 1993).
           **4(g)    -- Form of Debt Warrant Agreement, including form of Debt
                        Warrant Certificates.

                                                                                    SEQUENTIALLY
       EXHIBIT                                                                       NUMBERED
       NUMBER                                DESCRIPTION                               PAGE
       -------                               -----------                            -------------
           **4(h)    -- Form of Preferred Stock Warrant Agreement, including form of Preferred Stock Warrant Certificates.
           **4(i)    -- Form of Common Stock Warrant Agreement, including form of
                        Common Stock Warrant Certificates.
          ***4(j)    -- Certificate of Formation of American General Delaware,
                        L.L.C.
          ***4(k)    -- Form of Amended and Restated Limited Liability Company
                        Agreement of American General Delaware, L.L.C.
          ***4(l)    -- Form of the Terms of the Preferred Securities, Series A
                        of American General Delaware, L.L.C.
          ***4(m)    -- Certificate of Formation of American General Capital,
                        L.L.C.
             4(n)    -- Form of Amended and Restated Limited Liability Company
                        Agreement of American General Capital, L.L.C.
             4(o)    -- Form of Statement of Resolution Establishing Series of
                        Shares of Series A Cumulative Convertible Preferred Stock
                        of the Company.
          ***4(p)    -- Form of Guarantee with respect to Preferred Securities of
                        American General Delaware, L.L.C.
             4(q)    -- Form of Guarantee with respect to Preferred Securities of
                        American General Capital, L.L.C.
             4(r)    -- Form of Resolutions Establishing the Convertible Junior
                        Subordinated Debentures, Series A of the Company.
             4(s)    -- Form of the Terms of the Preferred Securities, Series A
                        of American General Capital, L.L.C.
             4(t)    -- Form of Resolutions Establishing the Subordinated
                        Debentures, Series A of the Company.
             4(u)    -- Form of Certificate Representing Preferred Securities,
                        Series A of American General Delaware, L.L.C.
             4(v)    -- Form of Certificate Representing Preferred Securities,
                        Series A of American General Capital, L.L.C.
            *5       -- Opinion and Consent of Vinson & Elkins L.L.P.
            *8       -- Opinion and Consent of Vinson & Elkins L.L.P. with
                        respect to certain tax matters.
             12      -- Computation of Ratio of Earnings to Fixed Charges and
                        Ratio of Earnings to Combined Fixed Charges and Preferred
                        Stock Dividends.
            *23(a)   -- Consent of Vinson & Elkins L.L.P. (contained in their
                        opinions in Exhibits 5 and 8).
             23(b)   -- Consent of Ernst & Young LLP, Independent Auditor.
             23(c)   -- Consent of Coopers & Lybrand L.L.P., Independent
                        Accountants.
          ***24      -- Powers of Attorney.
            *25      -- Form T-1 Statement of Eligibility of Chemical Bank, as
                        Trustee under the Senior Indenture, Senior Subordinated
                        Indenture and Junior Subordinated Indenture.


- ---------------

  * To be filed by Amendment.

 ** To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

*** Previously filed.